As filed with the Securities and Exchange Commission on August 7, 2008

Registration No. 333-152451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE J. M. SMUCKER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Ohio	2033	34-0538550
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

Strawberry Lane

Orrville, Ohio 44667-0280

(330) 682-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Ann Harlan, Esq.

Vice President, General Counsel and Corporate Secretary

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

(330) 682-3000

(Name, address, including zip Code, and telephone number, including area code, of agent for service)

Copies to:

John J. Jenkins, Esq. Michael F. Marhofer, Esq. Calfee, Halter & Griswold LLP 1400 KeyBank Center 800 Superior Avenue Cleveland, Ohio 44144 (216) 622-8200	E. J. Wunsch, Esq. The Procter & Gamble Company One Procter & Gamble Plaza Cincinnati, Ohio 45202 (513) 983-7695	Robert A. Profusek, Esq. J. Eric Maki, Esq. Jones Day 222 East 41st Street New York, New York 10017 (212) 326-3939

Approximate date of commencement of proposed sale of the securities to public: As soon as practicable following the effective date of this registration statement after all other conditions to the consummation of the exchange offer described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accredited filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The J. M. Smucker Company (“Smucker”) is filing this registration statement on Form S-4 to register the issuance of its common shares, without par value, in connection with the merger (the “Merger”) of Moon Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Smucker, with and into The Folgers Coffee Company (“Folgers”), with Folgers as the surviving corporation and becoming a wholly owned subsidiary of Smucker. Folgers currently is a wholly owned subsidiary of The Procter & Gamble Company (“P&G”). Immediately prior to the Merger, P&G expects to distribute the shares of Folgers common stock to the P&G shareholders pursuant to an exchange offer (and a subsequent pro rata dividend if the exchange offer is consummated but not fully subscribed), as described in the next paragraph. In addition, Folgers has filed a registration statement on Form S-4/Form S-1 (Reg. No. 333-152453) to register the issuance of its shares of common stock, par value $0.01 per share, to be distributed to P&G shareholders in the exchange offer (and a subsequent pro rata dividend if the exchange offer is consummated but not fully subscribed), which shares will then automatically convert into the right to receive fully paid and nonassessable Smucker common shares in connection with the Merger.

On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the shares of Folgers common stock it continues to own (the “Remaining Shares”) as a pro rata dividend to all P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The information in this prospectus is not complete and may be changed. The exchange offer may not be completed until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange securities, nor is it a solicitation of an offer to buy or exchange securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 7, 2008

THE PROCTER & GAMBLE COMPANY

Offer to Exchange All Shares of Common Stock of

THE FOLGERS COFFEE COMPANY

which are owned by The Procter & Gamble Company

and will be converted into Common Shares of

THE J. M. SMUCKER COMPANY

for Common Stock of The Procter & Gamble Company

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [—], 2008, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED IS REFERRED TO IN THIS PROSPECTUS AS THE “EXPIRATION DATE.” SHARES OF P&G COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

The Procter & Gamble Company (“P&G”) is offering to exchange all shares of common stock of The Folgers Coffee Company (“Folgers”) for shares of common stock of P&G that are validly tendered and not properly withdrawn. You should carefully read the terms of the exchange offer, which are described in this prospectus. None of P&G, Folgers, The J. M. Smucker Company (“Smucker”), the dealer manager, any of their respective directors or officers or any of their respective representatives makes any recommendation as to whether you should participate in the exchange offer. You must make your own decision after reading this prospectus and consulting with your advisors.

Immediately following consummation of the exchange offer, Folgers will merge with a wholly owned subsidiary of Smucker whereby Folgers will continue as the surviving company and become a wholly owned subsidiary of Smucker (the “Merger”). Pursuant to the Merger, each share of Folgers common stock will automatically convert into the right to receive one Smucker common share. No trading market currently exists or will ever exist for shares of Folgers common stock. You will not be able to trade the shares of Folgers common stock before they convert into Smucker common shares in the Merger. There can be no assurance that Smucker common shares when issued in connection with the Merger will trade at the same prices as Smucker common shares trade prior to the Merger.

For each $1.00 of P&G common stock accepted in the exchange offer, you will receive approximately $[—] of shares of Folgers common stock, based on the Average P&G Stock Price and the Average Smucker Stock Price determined by P&G as described in this prospectus and subject to an upper limit of [—] shares of Folgers common stock per share of P&G common stock. See “The Exchange Offer—Terms of the Exchange Offer.” IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $[—] OF SHARES OF FOLGERS COMMON STOCK FOR EACH $1.00 OF P&G COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The Average P&G Stock Price and the Average Smucker Stock Price will be determined by P&G by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of shares of P&G common stock and Smucker common shares, respectively, on the New York Stock Exchange (“NYSE”) during a period of three consecutive trading days (currently expected to be [—], 2008, [—], 2008, and [—], 2008) ending on and including the second trading day preceding the Expiration Date (the “Averaging Period”).

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [—], 2008 (the day before the date of this prospectus), based on the daily VWAPs of shares of P&G common stock and Smucker common shares on [—], 2008, [—], 2008 and [—], 2008 would have provided for [—] shares of Folgers common stock to be exchanged for every share of P&G common stock accepted. The value of Folgers common stock received, and following the Merger, the value of Smucker common shares received, may not remain above the value of shares of P&G common stock tendered for exchange following the expiration of this exchange offer.

See “Risk Factors” beginning on page 35 for a discussion of factors that you should consider in connection with the exchange offer and an investment in Folgers or Smucker.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

MORGAN STANLEY

The date of this prospectus is             , 2008.

The final exchange ratio used to determine the number of shares of Folgers common stock that you will receive for each share of P&G common stock accepted in the exchange offer (as well as whether the upper limit on the number of shares that can be received for each share of P&G common stock tendered will be in effect) will be announced by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date. This information will also be available from the information agent at [—] (toll-free in the United States) and [—] (elsewhere).

This prospectus provides information regarding P&G, Folgers, Smucker and the exchange offer in which shares of P&G common stock may be exchanged for shares of Folgers common stock, which will then be automatically converted in connection with the Merger into the right to receive Smucker common shares and distributed to participating P&G shareholders as described herein. Shares of P&G common stock are listed on the NYSE under the symbol “PG.” Smucker common shares are listed on the NYSE under the symbol “SJM.” On [—], 2008, the last reported sale price of shares of P&G common stock on the NYSE was $[—] and the last reported sale price of Smucker common shares on the NYSE was $[—]. No trading market currently exists for shares of Folgers common stock and no such market will exist in the future.

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the shares of Folgers common stock it continues to own (the “Remaining Shares”) as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer in the exchange offer. This prospectus covers all shares of Folgers common stock offered by P&G in the exchange offer and all shares of Folgers common stock that may be distributed by P&G as a pro rata dividend.

Subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger.

P&G’s obligation to exchange shares of Folgers common stock for shares of P&G common stock is subject to the conditions listed under “The Exchange Offer—Conditions for Consummation of the Exchange Offer,” including the “minimum amount condition,” the satisfaction of conditions to the Merger and other conditions.

i

INFORMATION REGARDING CONTENT OF THIS PROSPECTUS

Securities and Exchange Commission Filings

This prospectus incorporates by reference important business and financial information about P&G and Smucker from documents filed with the U.S. Securities and Exchange Commission (“SEC”) that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation by Reference.” In addition, you may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus, without charge, upon written or oral request to the information agent, [—], located at [—], at [—] (toll-free in the United States) or at [—] (elsewhere). In order to receive timely delivery of those materials, you must make your requests no later than five business days before the expiration of the exchange offer.

Information Authorship

All information contained or incorporated by reference in this prospectus with respect to P&G, Folgers and their subsidiaries (up to the closing date of the Transactions) and the terms and conditions of the exchange offer have been provided by P&G. All other information contained or incorporated by reference in this prospectus, including information with respect to Smucker and its subsidiaries, has been provided by Smucker. All descriptions of Dunkin’ Donuts® and the exclusive licensing agreement with Dunkin’ Donuts LLC included in this prospectus have been prepared by P&G and not by Dunkin’ Donuts LLC or any of its affiliates.

Folgers Trademarks and Market and Industry Data

This prospectus contains references to some of Folgers’ owned or licensed trademarks, trade names and service marks, including Folgers®, Folgers Gourmet Selections® and, in connection with its exclusive licensing agreement with Dunkin’ Donuts LLC to sell packaged coffee in the grocery stores, drug stores, mass merchandisers and club stores retail channels (excluding Dunkin’ Donuts® locations), Dunkin’ Donuts®. All of the marks and names of Folgers included in this prospectus are either Folgers’ registered trademarks or those of its licensors.

Unless otherwise specified in this prospectus, all industry and market share data relating to Folgers and the coffee industry included in this prospectus is based on P&G’s market research and internally developed, proprietary analytical modeling system as well as statistical data obtained or derived from independent market research firms. Some of these third-party firms, such as ACNielsen, Information Resources, Inc. (“IRI”) and Datamonitor plc (“Datamonitor”), categorize data differently than Folgers. Market share data is used by P&G in order to standardize market share information across different products and retail channels and is regularly used by P&G in the analysis of its Coffee Business. Folgers’ market share data is not publicly available industry information and is not used by Folgers’ competitors in analyzing their businesses. While P&G has no reason to believe any third-party information is not reliable, P&G has not independently verified this information. Unless otherwise stated in this prospectus, all market share data for Folgers in this prospectus refers to “market share” as defined under “Helpful Information.”

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of P&G common stock, shares of Folgers common stock or Smucker common shares in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Folgers common stock that may apply in their home countries. P&G, Folgers, Smucker and the dealer manager cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

HELPFUL INFORMATION

In this document:

•	“Average P&G Stock Price” means the price determined by P&G by reference to the simple arithmetic average of the daily VWAPs of shares of P&G common stock on the NYSE during the Averaging Period.

•	“Average Smucker Stock Price” means the price determined by P&G by reference to the simple arithmetic average of the daily VWAPs of Smucker common shares on the NYSE during the Averaging Period.

•

“Averaging Period” means the period of three consecutive trading days (currently expected to be [—], 2008, [—], 2008 and [—], 2008) ending on and including the second trading day preceding the Expiration Date.

•	“Code” means the Internal Revenue Code of 1986, as amended;

•

“Coffee Business” means the business of P&G and its subsidiaries, including the Folgers and Millstone brands, relating to the sourcing, producing, marketing, selling, distributing and developing products related to coffee, tea and related products and services, in a variety of different packages and formats, including roast and ground coffee beans, instant coffee, tea, caffeine, decaffeination services and coffee equipment service and maintenance that will be transferred by P&G and its subsidiaries to Folgers as part of the Contribution;

•	“Contribution” means the transfer by P&G of certain of the assets and liabilities related to the Coffee Business, including certain subsidiaries of P&G, to Folgers;

•

“Distribution” means the distribution by P&G of its shares of Folgers common stock to P&G shareholders by way of an exchange offer and, if the exchange offer is completed but is not fully subscribed, the distribution of the Remaining Shares as a pro rata dividend to P&G shareholders described herein;

•	“Expiration Date” means the last day tenders will be accepted, whether on [—], 2008 or any later date to which the exchange offer is extended.

•	“Folgers” means The Folgers Coffee Company, a Delaware corporation and wholly owned subsidiary of P&G;

•

“Folgers Debt” means up to $350 million in new indebtedness to be incurred by Folgers and which will be guaranteed by Smucker following the completion of the Transactions, subject to the requirements of the Separation Agreement;

•

“immediately after the completion of the Distribution” means immediately after notice of acceptance of the shares of P&G common stock tendered for exchange is given by P&G to the exchange agent appointed by P&G and irrevocable delivery by P&G of its right and title to all shares of Folgers common stock to the exchange agent for distribution to eligible P&G shareholders in the exchange offer and pursuant to a pro rata dividend, if any;

•

“Market disruption event” with respect to either shares of P&G common stock or Smucker common shares means a suspension, absence or material limitation of trading of shares of P&G common stock or Smucker common shares on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for shares of P&G common stock or Smucker common shares on the NYSE during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by P&G in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE or (2) limitations pursuant to any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of similar scope as determined by P&G shall constitute a suspension, absence or material limitation of trading;

•	“Merger” means the merger of Merger Sub with and into Folgers, with Folgers as the surviving corporation, as contemplated by the Transaction Agreement;

•	“Merger Sub” means Moon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Smucker;

•	“NYSE” means the New York Stock Exchange;

•	“P&G” means The Procter & Gamble Company, an Ohio corporation and, unless the context otherwise requires, its consolidated subsidiaries;

•	“P&G shareholders” means the holders of shares of P&G common stock;

•	“Remaining Shares” means any remaining shares of Folgers common stock held by P&G after completion of the exchange offer;

•	“Smucker” means The J. M. Smucker Company, an Ohio corporation and, unless the context otherwise requires, its consolidated subsidiaries;

•	“Smucker Group” means Smucker and its consolidated subsidiaries and, for periods after the Merger, Folgers and its consolidated subsidiaries;

•	“Smucker Special Dividend” means the special cash dividend of $5.00 per share to each record holder of Smucker common shares as of [—], 2008 to be paid on [—], 2008, in connection with the Merger;

•	“Smucker Special Dividend Financing” means up to approximately $274 million of new debt that may be incurred by Smucker to finance the payment of the Smucker Special Dividend;

•	“Separation Agreement” means the Separation Agreement, dated as of June 4, 2008, among P&G, Folgers and Smucker;

•	“Transaction Agreement” means the Transaction Agreement, dated as of June 4, 2008, among P&G, Folgers, Smucker and Merger Sub;

•

“Transactions” means the transactions contemplated by the Transaction Agreement and the Separation Agreement, which provides, among other things, for the Contribution, the Folgers Debt, the Distribution and the Merger; and

•	“VWAP” means the volume-weighted average price.

In addition, the following information is helpful with respect to descriptions of Folgers and the Coffee Business in this document:

•	“at-home” means packaged coffee products purchased for consumption at home or to be carried away from home;

•	“away-from-home” means coffee products purchased outside of the home;

•	“brick packaging” means a form of packaged roast and ground coffee in which the coffee is vacuum packed in the form and consistency of a brick to retain freshness for extended periods of time;

•	“consumer” means a coffee drinker, including an at-home consumer;

•

“customer” means Folgers’ direct customers, including grocery stores, drug stores, mass merchandisers, club stores and dollar stores as well as commercial businesses, such as foodservice, offices, convenience stores and quick service and casual dining restaurants;

•	“foodservice” means institutional foodservice outlets such as sporting arenas, hotels, hospitals, universities, nursing homes and cafés located within places of work;

•	“gourmet” means premium roast and ground or whole bean coffee sold in bag or bulk format as opposed to canister format;

•	“green coffee beans” means raw coffee beans that have not been roasted;

•

“market share” means the share of the U.S. retail packaged coffee market estimated by P&G based on the retail distribution channels in which Folgers competes using P&G’s internally developed, proprietary analytical modeling system. Market share data is determined by combining U.S. market share data from ACNielsen and/or IRI with additional sales data purchased from a representative group of retailers, household panel data and P&G internal analytical models to create P&G’s best estimate of the total U.S. retail packaged coffee market. In calculating market share, P&G defines the U.S. retail packaged coffee market as packaged coffee sold in grocery stores, drug stores, mass merchandisers, club stores and dollar stores, but not packaged coffee sold in coffee shops or other foodservice establishments, health/natural food stores, gourmet stores, convenience stores and various other channels;

•	“market share on a volume basis” means market share as measured by P&G based on servings of coffee that can be made from various forms of coffee products;

•	“market share on a sales basis” means market share as measured by P&G based on sales in dollars to the customer;

•

“retail” or “retail market” means packaged coffee sold in grocery stores (e.g., Kroger, Supervalu, Albertsons), drug stores (e.g., CVS, Walgreens), mass merchandisers (e.g., Wal-Mart), club stores (e.g., Costco, Sam’s Club) and dollar stores (e.g., Family Dollar) and does not include prepared or ready-to-drink products or other packaged coffee sold in coffee shops or other foodservice establishments, health/natural food stores, gourmet stores, convenience stores and various other channels;

•	“single serve” means coffee products for single cup use, as opposed to multi-cup use, such as Folgers Instant®, Folgers Singles®, Folgers Cappuccino® and Folgers Pods®; and

•	“volume” means servings of coffee that can be made from various forms of coffee products.

v

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND THE TRANSACTIONS

The following are some of the questions that P&G shareholders may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. You are urged to read this prospectus in its entirety prior to making any decision.

Questions and Answers About This Exchange Offer

1.	Do I have to participate in the exchange offer?

No. You are not required to participate in the exchange offer. You may tender all, some or none of your shares of P&G common stock. If you want to retain your shares of P&G common stock, you do not need to take any action in connection with the exchange offer.

2.	How do I decide whether to participate in the exchange offer?

Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in Smucker (with the Coffee Business) and P&G (without the Coffee Business).

In addition, you should consider all of the factors described in “Risk Factors” beginning on page 35, including the risks relating to an investment in Smucker common shares that have been incorporated by reference into this prospectus. None of P&G, Folgers or any of their respective directors or officers or the dealer manager makes any recommendation as to whether you should tender your shares of P&G common stock. You must make your own decision after carefully reading this prospectus and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this prospectus very carefully.

3.	How do I participate in the exchange offer?

The procedures you must follow to participate in the exchange offer will depend on whether you hold your shares of P&G common stock in certificated form, in uncertificated form registered directly in your name in P&G’s share register (“Direct Registration Shares”), in uncertificated form through the P&G Shareholder Investment Program (a direct stock purchase/dividend reinvestment plan), through a broker, dealer, commercial bank, trust company or similar institution or through a P&G benefit plan. For specific instructions about how to participate, see “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

4.	Who may participate in the exchange offer and will it be extended outside the United States?

Any U.S. holder of shares of P&G common stock during the exchange offer period, which will be at least 20 business days, may participate in the exchange offer. The decision whether to allow plan participants to exchange shares of P&G common stock held in P&G benefit plans will be made by the appropriate independent fiduciary appointed under each of those plans at a later date.

Although P&G has mailed the prospectus dated [•], 2008 to its shareholders to the extent required by U.S. law, including shareholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of P&G common stock or shares of Folgers common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. P&G has not taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Folgers common stock outside the United States. Therefore, the ability of any non-U.S. person to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for P&G to take any action to facilitate a public offering in that country. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Folgers common stock (or Smucker common shares) that may apply in their home countries. P&G, Smucker, Folgers and the dealer manager cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

5.	Can holders of P&G preferred stock participate in the exchange offer?

Only holders of shares of P&G common stock will be entitled to tender their shares of P&G common stock in the exchange offer. However, subject to the determination of the trustees of the P&G profit sharing plan to allow plan participants to participate in the exchange offer, if a holder of P&G preferred stock which is convertible into shares of P&G common stock desires to participate in the exchange offer, that person would need to convert his or her shares of P&G preferred stock into shares of P&G common stock in order to become a holder of shares of P&G common stock prior to the expiration of the exchange offer in order to be able to participate in the exchange offer.

6.	Will holders of P&G stock options have the opportunity to exchange their P&G stock options for Folgers stock options in the exchange offer?

No. However, holders of vested and unexercised P&G stock options can exercise their vested stock options in accordance with the terms of the plans under which the options were issued and tender the shares of P&G common stock received upon exercise in the exchange offer. An exercise of a P&G stock option can not be revoked for any reason, including if shares of P&G common stock received upon exercise are tendered and not accepted for exchange in the exchange offer.

7.	How many shares of Folgers common stock will I receive for each share of P&G common stock that I tender?

The exchange offer is designed to permit you to exchange your shares of P&G common stock for shares of Folgers common stock at a discount of approximately [•]%. Stated another way, for each $1.00 of your shares of P&G common stock accepted in the exchange offer, you will receive approximately $[•] of shares of Folgers common stock whereby the value of the shares of P&G common stock will be based on the Average P&G Stock Price and the value of the shares of Folgers common stock will be based on the Average Smucker Stock Price. Please note, however, that:

•

The number of shares you can receive is subject to an upper limit of an aggregate of [•] shares of Folgers common stock for each share of P&G common stock accepted for exchange in the exchange offer. The next question and answer below describes how this limit may impact the value of shares of Folgers common stock you receive.

•	Because the exchange offer is subject to proration, P&G may accept for exchange only a portion of the shares of P&G common stock tendered by you.

8.	Is there a limit on the number of shares of Folgers common stock I can receive for each share of P&G common stock that I tender?

The number of shares you can receive is subject to an upper limit of [•] shares of Folgers common stock for each share of P&G common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $[•] of shares of Folgers common stock for each $1.00 of shares of P&G common stock that you tender, and you could receive much less. For example, if the Average P&G Stock Price was $ [•] (the highest closing price for shares of P&G common stock on the NYSE during the three-month period prior to commencement of the exchange offer) and the Average Smucker Stock Price was $[•] (the lowest closing price for Smucker common shares on the NYSE during that three-month period), the value of shares of Folgers common stock, based on the Average Smucker Stock Price, received for shares of P&G common stock accepted for exchange would be approximately $[•] for each $1.00 of shares of P&G common stock accepted for exchange.

The upper limit represents a [•]% discount for shares of Folgers common stock based on the closing prices of shares of P&G common stock and Smucker common shares on the NYSE on [•], 2008 (the day before the commencement of the exchange offer). P&G set this upper limit to ensure that there would not be an unduly high number of shares of Folgers common stock being exchanged for each share of P&G common stock accepted in the exchange offer.

9.	How and when will I know the final exchange ratio and whether the upper limit is in effect?

The final exchange ratio showing the number of shares of Folgers common stock, and effectively the number of Smucker common shares, that you will receive for each share of P&G common stock accepted for exchange in the exchange offer will be announced by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date. P&G will also announce at that time whether the upper limit on the number of shares that can be received for each share of P&G common stock tendered is in effect. After that time, you may also contact the information agent to obtain this information at its toll-free number provided on the back cover of this prospectus.

10.	How are the Average P&G Stock Price and the Average Smucker Stock Price determined for purposes of calculating the number of shares of Folgers common stock to be received in the exchange offer?

The Average P&G Stock Price and the Average Smucker Stock Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of P&G common stock and Smucker common shares, respectively, on the NYSE during a period of three consecutive trading days (currently expected to be [•], 2008, [•], 2008 and [•], 2008) ending on and including the second trading day preceding the Expiration Date.

11.	What is the “daily volume-weighted average price” or “daily VWAP?”

The “daily volume-weighted average price” for shares of P&G common stock and Smucker common shares will be the volume-weighted average price of shares of P&G common stock and Smucker common shares, respectively, on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE) as determined by P&G, which determination will be definitive and may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

12.	Why is the value for shares of Folgers common stock based on the trading prices for Smucker common shares?

There currently is no trading market for shares of Folgers common stock and no such trading market will be established in the future. P&G believes, however, that the trading prices for Smucker common shares are an appropriate proxy for the trading prices of shares of Folgers common stock because, among other factors, (1) in the Merger each holder of shares of Folgers common stock will receive the right to receive one Smucker common share for each share of Folgers common stock and (2) at the start of the Averaging Period, it is expected that all the major conditions to the consummation of the Merger will have been satisfied (or will be expected to be satisfied) and the Merger will be expected to be consummated shortly, such that investors should be expected to be valuing Smucker common shares based on the expected value of such Smucker common shares after the Merger. There can be no assurance, however, that Smucker common shares after the Merger will trade on the same basis as Smucker common shares trade prior to the Merger. See “Risk Factors—Risks Relating to the Transactions—The trading prices of Smucker common shares may not be an appropriate proxy for the prices of shares of Folgers common stock.”

13.	What if the trading market in either shares of P&G common stock or Smucker common shares is disrupted on one or more days during the Averaging Period?

If a market disruption event occurs with respect to shares of P&G common stock and/or Smucker common shares on any day during the Averaging Period, both the Average P&G Stock Price and the Average Smucker Stock Price will be determined using the daily VWAP of shares of P&G common stock and Smucker common shares on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, P&G decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs as specified above, P&G may terminate the exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the exchange offer for P&G. For specific information as to what would constitute a market disruption event, see “The Exchange Offer—Conditions for Consummation of the Exchange Offer.”

14.	Are there circumstances under which I would receive fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, than I would have received if the exchange ratio were determined using the closing prices of shares of P&G common stock and Smucker common shares on the Expiration Date?

Yes. For example, if the trading price of shares of P&G common stock were to increase during the last two trading days of the exchange offer period, the Average P&G Stock Price would likely be lower than the closing price of shares of P&G common stock on the Expiration Date. As a result, you may receive fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, for each $1.00 of shares of P&G common stock than you would have if the Average P&G Stock Price were calculated on the basis of the closing price of shares of P&G common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price of Smucker common shares were to decrease during the last two trading days of the exchange offer period, the Average Smucker Stock Price would likely be higher than the closing price of Smucker common shares on the Expiration Date. This could also result in your receiving fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, for each $1.00 of shares of P&G common stock than you would otherwise receive if the Average Smucker Stock Price were calculated on the basis of the closing price of Smucker common shares on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. See “The Exchange Offer—Terms of the Exchange Offer.”

15.	Will fractional shares of Folgers common stock and fractional Smucker common shares be distributed?

Fractional shares of Folgers common stock will be issued in the Distribution but the shares of Folgers common stock (including the fractional shares) will be held by the exchange agent in trust for P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding and are not exchanged in the exchange offer. Upon completion of the Merger, each whole share of Folgers common stock will automatically convert into the right to receive one Smucker common share. No fractional Smucker common shares will be issued in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of fractional shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the exchange agent’s sale in the open market, no later than twenty business days after the completion of the Merger, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

16.	What is the aggregate number of shares of Folgers common stock, and therefore effectively the aggregate number of Smucker common shares, being offered in the exchange offer?

P&G is offering approximately 63,077,885 shares of Folgers common stock in the exchange offer, which will automatically convert into the right to receive Smucker common shares upon completion of the Merger. The aggregate number of shares of Folgers common stock offered in the exchange offer is subject to increase if Folgers is not able to fully finance the $350 million cash dividend to P&G (see “The Transactions— Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders”). In the exchange offer, P&G is offering all the shares of Folgers common stock.

17.	What happens if more than the minimum amount of shares are tendered, but not enough shares of P&G common stock are tendered to allow P&G to exchange all of the shares of Folgers common stock it holds?

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed as a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. See “The Exchange Offer—Dividend and Distribution of Any Shares of Folgers Common Stock Remaining after the Exchange Offer.”

18.	What happens if the exchange offer is oversubscribed and P&G is unable to fulfill all tenders of shares of P&G common stock at the exchange ratio?

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered more shares of P&G common stock than P&G is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Folgers common stock owned by P&G), P&G will have to limit the number of shares of P&G common stock that it accepts for exchange in the exchange offer through a proration process. Proration for each tendering P&G shareholder will be based on (1) the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not withdrawn and (2) the number of shares of P&G common stock validly tendered and not withdrawn by that shareholder (rounded to the nearest whole number of shares of P&G common stock and subject to any adjustment necessary to ensure the exchange of all shares of Folgers common stock owned by P&G), except for tenders of odd-lots. Beneficial holders of less than 100 shares of P&G common stock who validly tender all of their shares may elect not to be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares P&G common stock are not eligible for this preference. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock.”

19.	Will I be able to sell my shares of Folgers common stock after the exchange offer is completed?

No. There currently is no trading market for shares of Folgers common stock and no such trading market will be established in the future. Immediately following the consummation of the exchange offer, a wholly owned subsidiary of Smucker will merge with and into Folgers and each share of Folgers common stock will automatically be converted into the right to receive one Smucker common share.

20.	How many shares of P&G common stock will P&G acquire if the exchange offer is completed?

The number of shares of P&G common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio, the number of shares of Folgers common stock offered and the number of shares of P&G common stock validly tendered and not withdrawn. P&G is offering approximately 63,077,886 shares of Folgers common stock in the exchange offer (subject to possible adjustment in the limited circumstance described above). Accordingly, the largest possible number of shares of P&G common stock that will be accepted would equal [—] divided by the final exchange ratio. For example, assuming that the final exchange ratio is [—] (the maximum number of shares of Folgers common stock that could be exchanged for one share of P&G common stock), then P&G would accept up to a total of approximately [—] shares of P&G common stock.

21.	Are there any conditions to P&G’s obligation to complete the exchange offer?

Yes. P&G’s obligation to complete the exchange offer will be subject to the satisfaction of certain conditions, including the satisfaction or waiver of other specified conditions precedent to the consummation of the Transactions as provided in the Transaction Agreement and certain other conditions, and P&G may elect not to consummate the exchange offer prior to the time all such conditions are satisfied or if any of those conditions are not satisfied. For example, P&G is not required to complete the exchange offer unless at least 59% of the outstanding shares of Folgers common stock would be distributed in exchange for shares of P&G common stock validly tendered in the exchange offer and not withdrawn. The conditions also include the approval of Smucker’s shareholders of the issuance of Smucker common shares in connection with the Merger and the authorization of the Transactions, P&G’s receipt of certain opinions from tax counsel regarding certain aspects of the Transactions, and certain other conditions. P&G may waive any or all of the conditions to the exchange offer prior to the expiration of the exchange offer. Neither Folgers nor Smucker has any right to waive any of the conditions to the exchange offer. See “The Exchange Offer—Conditions for Consummation of the Exchange Offer” and “The Transaction Agreement—Conditions to the Merger.”

22.	Will I be able to withdraw the shares of P&G common stock that I tender?

You have a right to withdraw all, some or none of your shares of P&G common stock you have tendered at any time before 12:00 midnight, New York City time, on the Expiration Date. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.” Given that the final exchange ratio used to determine the number of shares of Folgers common stock that you will receive for each share of P&G common stock accepted for exchange in the exchange offer will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date, you will be able to withdraw shares of P&G common stock tendered for two trading days after the final exchange ratio has been established. If you change your mind again before the expiration of the exchange offer, you can re-tender shares of P&G common stock by following the exchange procedures again prior to expiration of the exchange offer.

If you are a registered holder of P&G common stock (which includes persons holding certificated shares and Direct Registration Shares), you must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult with that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, on the Expiration Date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

23.	How long will the exchange offer be open?

The period during which you are permitted to tender your shares of P&G common stock in the exchange offer will expire at 12:00 midnight, New York City time, on [—], 2008, unless the exchange offer is extended or terminated.

24.	Under what circumstances can the exchange offer be extended by P&G?

P&G can extend the exchange offer at in its sole discretion, at any time and from time to time. For instance, the exchange offer may be extended if any of the conditions for consummation of the exchange offer are not satisfied or waived prior to the expiration of the exchange offer. If P&G extends the exchange offer, it must publicly announce the extension by press release at any time prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. An extension will result in the resetting of the Averaging Period.

25.	Will I receive delivery of shares of Folgers common stock?

No. Shares of Folgers common stock will not be transferred to you if you exchange any of your shares of P&G common stock for shares of Folgers common stock or if you are eligible to receive any Remaining Shares in a pro rata dividend, if any. The exchange agent will hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. See the “The Exchange Offer—Terms of the Exchange Offer—Book-Entry Accounts” and “The Exchange Offer—Dividend and Distribution of Any Shares of Folgers Common Stock Remaining after the Exchange Offer.” Pursuant to the Merger, each share of Folgers common stock will automatically convert into the right to receive one Smucker common share. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Smucker’s transfer agent will credit the Smucker common shares, into which the shares of Folgers common have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received Folgers common shares in the exchange offer or as a pro rata dividend, if any, and will send these holders a statement evidencing their holdings of Smucker common shares.

26.	What are the material U.S. federal income tax consequences to P&G and P&G shareholders resulting from the Distribution, the Merger and Related Transactions?

P&G will receive an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the Distribution, together with certain related transactions, should qualify for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code, and that the Merger should not cause section 355(e) of the Code to apply to the Distribution. Accordingly, P&G and P&G shareholders generally should recognize no gain or loss with respect to the Distribution. It is a condition to the Distribution that such opinion not be withdrawn. The opinion will be based on, among other things, certain assumptions and representations as to factual matters made by P&G, Folgers, Smucker and Merger Sub which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in its opinion. The opinion will not be binding on the Internal Revenue Service (“IRS”) or any court, and the IRS or a court may not agree with the opinion. Neither P&G nor Folgers is currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by special tax counsel in its opinion. You should note that P&G does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Distribution.

If, notwithstanding the receipt of an opinion of special tax counsel, the Distribution was determined to be a taxable transaction, each P&G shareholder who receives shares of Folgers common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Folgers common stock received by the shareholder and its tax basis in the shares of P&G common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of

Folgers common stock received by the shareholder. P&G would generally recognize taxable gain equal to the excess of the fair market value of the shares of Folgers common stock distributed by P&G in the Distribution over P&G’s tax basis in such stock.

The completion of the Merger is conditioned on the receipt by Smucker and P&G of tax opinions from their respective special tax counsel, Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code. Accordingly, P&G shareholders who exchange their shares of Folgers common stock received in the Distribution for Smucker common shares generally will, for U.S. federal income tax purposes, recognize no gain or loss in the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Smucker common stock. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by Smucker and P&G, including those contained in representation letters of officers of Smucker and P&G. If any of those representations, covenants or assumptions is inaccurate, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ from those discussed here. In addition, these opinions are not binding on the IRS or a court, and none of Smucker, Folgers or P&G intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

For further information concerning the U.S. federal income tax consequences of the Transactions, see “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

27.	Are there any appraisal rights for holders of shares of P&G common stock?

There are no appraisal rights available to P&G shareholders in connection with the exchange offer.

28.	What will P&G do with the shares of P&G common stock it acquires and what is the impact of the exchange offer on P&G’s share count?

The shares of P&G common stock acquired by P&G in the exchange offer will be held as treasury stock. Any shares of P&G common stock acquired by P&G in the exchange offer will reduce P&G shares outstanding, although P&G’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

Questions and Answers About the Transactions

29.	Why has P&G decided to separate Folgers from P&G?

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. On January 31, 2008, P&G announced that it intended to pursue a tax-free spin- or split-off of Folgers. In March 2008, P&G filed documents with the SEC relating to the proposed separation. For a discussion of the background of the Transactions, see “The Transactions—Background of the Transactions.”

The principal factors considered by P&G in making the determination to effect the Folgers’ separation by a spin- or split-off were:

•	the relative sales, earnings and cash flow growth rates of Folgers and P&G’s other businesses;

•	the dilutive effect of the separation on P&G’s future earnings per share;

•	the tax effects of the separation on P&G and its shareholders; and

•

the ability of P&G and Folgers to concentrate on the expansion and growth of their respective businesses following the separation, allowing each to pursue the development strategies most appropriate to its respective operations.

30.	Why did P&G decide not to separate Folgers into a standalone public company and instead engage in the Transactions with Smucker?

P&G decided to pursue the Transactions with Smucker rather than a standalone spin- or split-off transaction because it determined that the expected value to P&G and its shareholders from pursuing the Transactions was greater than the value to P&G and its shareholders of a standalone spin- or split-off of Folgers. The principal factors considered by P&G in reaching this decision, in addition to the factors noted above, were:

•	Smucker’s business and prospects, both on a standalone basis and giving effect to the proposed acquisition of Folgers;

•

that because the merger consideration is payable in the form of Smucker common stock, P&G shareholders will have the opportunity to participate in Smucker’s and Folgers’ businesses in the Transactions; and

•	the expected timing and ability to effectively execute the Transactions.

In addition, P&G considered the proposed treatment of Folgers’ employees in the Transaction and their prospects in a combined Smucker-Folgers company.

The principal countervailing factors considered by P&G in its deliberations concerning the Transactions were:

•	the fact that the Smucker transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a spin- or split-off;

•	the potential adverse effect on the senior management of Folgers resulting from the change in expectation that they would be managing a free-standing public company;

•

the Transaction Agreement includes a number of conditions to the closing of the Transactions, including the absence of a material adverse change in Smucker’s and Folgers’ businesses, that would not have been applicable to a spin- or split-off; and

•	risks relating to integrating the Folgers business with Smucker’s current operations and the potential effects on the value of the Smucker’s common stock to be received in the Merger

After consideration of the above factors and based on information furnished by Smucker to P&G, particularly in respect of Smucker’s results of operations and prospects on a standalone basis and synergies Smucker expected to realize in the Transactions, and the terms of the Transaction Agreement as finally negotiated by P&G, P&G concluded that the expected value to P&G and its shareholders from pursuing the Transactions was greater than the value to P&G and its shareholders of a standalone spin- or split-off of Folgers. See “The Transactions.”

31.	What will happen in the Transactions?

Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•	In connection with the Contribution, the following events will take place:

•	P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers.

•

Folgers will issue a number of shares of Folgers common stock to P&G so that the total number of shares of Folgers common stock issued and outstanding after the issuance will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.”

•	Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement.

•

P&G will distribute all of the outstanding shares of Folgers common stock to P&G shareholders participating in this exchange offer, and, if the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

•

Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of [•], 2008 a special cash dividend of $5.00 per share (the “Smucker Special Dividend”) to be paid on [•], 2008, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

•

Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers as the surviving corporation, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. It is contemplated that the Merger will be effective immediately after the completion of the Distribution.

•

Subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger.

In connection with the Transactions, P&G and Smucker have entered into various agreements, and will enter into additional agreements, establishing the terms of the separation. These agreements include a transition services agreement in which P&G will agree to provide certain services to Folgers for a limited period of time following the Transactions in order to facilitate Folgers’ transition to becoming a wholly owned subsidiary of Smucker. See “Additional Agreements.”

32.	What are the main ways that the relationship between Folgers and P&G will change after the Transactions are completed?

Following the Transactions, Folgers will no longer be a subsidiary of P&G and will instead be a wholly owned subsidiary of Smucker. In connection with the Transactions, Smucker, Folgers and P&G have entered into agreements that provide for the acquisition of the Coffee Business by Smucker. In addition, Folgers and P&G will enter into a transition services agreement governing the provision of various services by P&G to Folgers and several ancillary agreements in connection with the separation. See “Additional Agreements.”

33.	What is the current relationship between Folgers and Smucker?

Folgers is currently a wholly owned subsidiary of P&G and was incorporated as a Delaware corporation in order to effect the separation of Folgers from P&G. Other than in connection with the Transactions, there is currently no relationship between Folgers and Smucker.

34.	What will Smucker shareholders receive in connection with the Merger?

Smucker shareholders will not directly receive any consideration in the Merger. All Smucker common shares issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. Immediately after the Merger, Smucker shareholders will continue to own shares in Smucker, which will include the Coffee Business, the $350 million in Folgers Debt that will be guaranteed by Smucker, subject to the requirements of the Separation Agreement, and up to approximately $274 million of debt that will be incurred by Smucker in the Smucker Special Dividend Financing.

However, Smucker will distribute to each record holder of Smucker common shares as of [•], 2008 the Smucker Special Dividend to be paid on [•], 2008, the payment of which may be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in this exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares). Smucker will distribute the Smucker Special Dividend primarily for the purpose of facilitating the tax-free nature of the Transactions, as well as for the purpose of providing a return on investment to Smucker’s pre-Merger shareholders.

35.	How will the Transactions impact the future liquidity and capital resources of Smucker?

Upon consummation of the Transactions, the $350 million in Folgers Debt will be guaranteed by Smucker, subject to the requirements of the Separation Agreement. In connection with the Transactions, Smucker expects to incur up to approximately $274 million of indebtedness to finance the payment of the Smucker Special Dividend. Smucker anticipates that its primary sources of liquidity after the Transactions will be cash provided by operations and supplemented by borrowings against Smucker’s third-party borrowings.

36.	Are there any conditions to the consummation of the Transactions?

Yes. The completion of the Merger is subject to a number of conditions, including:

•	the completion of the Contribution and Distribution;

•	the approval of Smucker’s shareholders of the issuance of Smucker common shares in connection with the Merger and authorization of the Transactions;

•	the receipt of tax opinions from special tax counsel to P&G and special tax counsel to Smucker;

•	enough shares of P&G common stock have been exchanged such that at least 59% of the shares of Folgers common stock issued to P&G are distributed in the exchange offer; and

•	other customary conditions.

This prospectus describes these conditions in more detail under “The Transaction Agreement—Conditions to the Merger.”

The Contribution and Distribution, in turn, are conditioned on the satisfaction of all of the conditions to the Merger (other than the completion of the Contribution and the Distribution) and Folgers’ receipt of the $350 million in financing contemplated by the Folgers Debt. This prospectus describes these conditions in more detail under “The Separation Agreement—Conditions to Contribution and Distribution.”

37.	When will the Transactions be completed?

The Transactions are expected to be completed in the fourth quarter of calendar 2008. However, it is possible that factors outside Smucker’s and P&G’s control could require the parties to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see “The Transaction Agreement—Conditions to the Merger.”

38.	Are there risks associated with the Transactions?

Yes. You should consider all of the information included or incorporated by reference in this prospectus, including the factors described under the heading “Risk Factors.” You are strongly encouraged to read this entire prospectus very carefully. The risks include, among others, the possibility that Smucker may fail to realize the anticipated benefits of the acquisition, the uncertainty that Smucker will be able to integrate the Coffee Business successfully and the possibility that Smucker may be unable to provide benefits and services or access to equivalent financial strength and resources to the Coffee Business that historically have been provided by P&G.

39.	What shareholder approvals are needed in connection with the Transactions?

Smucker cannot complete the Transactions unless the proposal relating to the issuance of Smucker common shares in connection with the Merger and authorization of the Transactions is approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Smucker, giving effect to Smucker’s ten-vote common shares. Smucker has scheduled a special meeting of its shareholders to be held on [•], 2008, in order to obtain shareholder approval of the issuance of Smucker common shares in connection with the Merger and to authorize the Transactions. No vote of P&G shareholders is required or being sought in connection with the Transactions.

40.	Where will the Smucker shares issued in connection with the Merger be listed?

Smucker common shares are, and the Smucker common shares issued in connection with the Merger will be, listed on the NYSE under Smucker symbol “SJM.”

41.	Where can I find more information about P&G, Folgers, Smucker and the Transactions?

You can find out more information about P&G, Folgers, Smucker and the Transactions by reading this prospectus and, with respect to P&G and Smucker, from various sources described in “Where You Can Find More Information; Incorporation by Reference.”

42.	Whom should I call if I have questions about the Transactions or the exchange offer?

To find out more information about the Transactions or the exchange offer, or to request additional copies of this prospectus or other documents relating to the Transactions or the exchange offer without charge, please call [•], information agent, at [•] (toll-free in the U.S.) and [—] (elsewhere). You can also write to [•].

SUMMARY

Unless otherwise stated in this prospectus or the context otherwise provides, the description of Folgers and the Coffee Business contained in this prospectus is based on the assumption that the transferred assets and liabilities of the Coffee Business had been held by Folgers for all of the periods discussed. The following summary contains certain information from this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

Smucker’s fiscal year begins on May 1 and ends on the following April 30. Folgers’ fiscal year begins on July 1 and ends on the following June 30. For example, Smucker’s “fiscal 2008” began on May 1, 2007 and ended on April 30, 2008 and Folgers’ “fiscal 2008” began on July 1, 2007 and ended on June 30, 2008.

The Companies

The J. M. Smucker Company

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Telephone: (330) 682-3000

Smucker, an Ohio corporation, is a leading North American producer of branded food products with a strong portfolio of trusted, iconic market leading brands. Smucker primarily engages in the production and packaging of branded food products with leadership positions and the sale of these products to consumers through retail outlets in North America.

Smucker has strong packaging and distribution capabilities and a proven history of acquiring and growing leading household consumer food brands and products. Smucker’s principal products are peanut butter, shortening and oils, flour and baking ingredients, fruit spreads, baking mixes and ready-to-spread frostings, fruit and vegetable juices, beverages, dessert toppings, syrups, frozen sandwiches, pickles and condiments, potato side dishes and canned milk. Smucker manufactures and packages these products at its 18 North American production and food processing facilities and sells them through its own sales force and third-party broker networks. For the fiscal year ended April 30, 2008, Smucker had $2.5 billion of net sales and generated operating income of $284.2 million.

Moon Merger Sub, Inc.

Moon Merger Sub, Inc.

c/o The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Telephone: (330) 682-3000

Merger Sub is a newly formed, wholly owned subsidiary of Smucker and was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Procter & Gamble Company

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-1100

P&G was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. P&G manufactures and markets a broad range of consumer products in approximately 180 countries throughout the world. P&G has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella® , Gillette® and Braun®. As of December 31, 2007, P&G owned and operated 39 manufacturing facilities in the United States located in 23 different states. In addition, as of December 31, 2007, P&G owned and operated 102 manufacturing facilities in 42 other countries. Many of the domestic and international facilities produce products for multiple P&G business units.

The Folgers Coffee Company

The Folgers Coffee Company

6210 Center Hill Road

Cincinnati, Ohio 45202

Telephone: (513) 782-9000

Folgers is a wholly owned subsidiary of P&G organized in December 2007 for the purpose of effecting the separation of the Coffee Business from P&G and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

Folgers is the leading producer of retail packaged coffee products in the United States with a broad portfolio of products sold primarily under its flagship Folgers brand. Folgers, through its 158 year history, has developed an in-depth understanding of coffee consumers, strong brand loyalty, blending and roasting expertise, a legacy of innovation and a commitment to operational excellence. Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold in a variety of different packaging and coffee product formats, including roast and ground, whole bean and single serve coffee products. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, Folgers generated combined net sales of $1,643.8 million and $1,374.3 million, respectively, and operating income of $318.7 million and $284.2 million, respectively.

The Transactions

On June 4, 2008, Smucker and P&G announced that they had entered into the Transaction Agreement, which provides for a business combination involving Smucker and the Coffee Business. In the Transactions, P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers. Prior to the Distribution, Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. In connection with the Merger, Smucker will distribute to each record holder of Smucker common shares as of [—], 2008 the Smucker Special Dividend to be paid on [—], 2008, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer or receiving shares of Folgers common stock as a pro rata dividend, if any, will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger. On the closing date of the Transactions, P&G will distribute all of the outstanding shares of Folgers common stock to P&G shareholders participating in the exchange offer, and if the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers surviving as a wholly owned subsidiary of Smucker, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in connection with the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. See the sections of this document entitled “The Transactions,” “The Transaction Agreement” and “The Separation Agreement.”

Smucker expects to issue approximately 63,077,885 Smucker common shares in the Merger. Based upon the reported closing sales price of $[—] per share for Smucker common shares on the NYSE on [—], 2008, the last NYSE trading day prior to the date of this prospectus, the total value of the consideration to be paid by Smucker in the Transactions, including the $350 million of Folgers Debt to be guaranteed by Smucker, subject to the requirements of the Separation Agreement, would have been $[—] billion (prior to any adjustment for payment of the $274 million aggregate amount of the, or $5.00 per share, Smucker Special Dividend). The value of the consideration to be paid by Smucker will depend on the market price of Smucker common shares at the time of determination.

After the Merger, Smucker will operate the Coffee Business under its current brand names, including Folgers, and will also continue its current businesses. Smucker will continue to use the name “The J. M. Smucker Company” after the Merger. All Smucker common shares issued in the Merger will be listed on the NYSE under Smucker’s current trading symbol “SJM.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Contribution; Issuance of Shares of Folgers Common Stock

P&G will transfer to Folgers, a wholly owned subsidiary of P&G, certain assets relating to the Coffee Business, including certain subsidiaries of P&G. Folgers will also assume certain liabilities associated with the Coffee Business.

Folgers will issue a number of Folgers shares to P&G so that the total number of shares of Folgers common stock issued and outstanding after the issuance will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” For these purposes, the term “fully diluted basis” means Smucker’s and P&G’s estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any then-outstanding options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

Step 2	Folgers Debt; Cash Dividend; Smucker Special Dividend

Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. Also, Smucker will distribute to each record holder of Smucker common shares as of [—], 2008 the Smucker Special Dividend to be paid on [—], 2008, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger.

Step 3	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Folgers common stock in this exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of the Folgers common stock, pending the completion of the Merger. Shares of Folgers common stock will not be traded during this period.

Step 4	Merger

Immediately after the completion of the Distribution, on the closing date of the Transactions, Merger Sub will merge with and into Folgers, with Folgers as the surviving entity.

Each share of Folgers common stock will be automatically converted into the right to receive one fully paid and nonassessable Smucker common share.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Distribution but prior to the Merger, and the corporate structure immediately following the consummation of the Transaction.

Following the Transactions, subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger.

If Folgers is unable to obtain all of the $350 million in financing that is contemplated in connection with the Folgers Debt, P&G may, in its discretion, proceed with the transactions and instead elect to receive additional shares of Folgers common stock (which would similarly be distributed to P&G shareholders in connection with the exchange offer and any subsequent pro rata distribution of Remaining Shares) to account for any shortage, calculated based on the amount of Folgers Debt, if any, that is incurred by Folgers and the trading price of Smucker common shares. See “The Transactions—Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders.”

Business Strategies After the Transactions

Smucker is a leading North American manufacturer and marketer of branded food products with a strong portfolio of leading, iconic brands. For the 52 weeks ended July 13, 2008, Smucker’s brands ranked first in dollar share in eight of the 13 product categories in which it participated in the U.S. market and in eight of the 11 product categories in which it participated in the Canadian market. On a pro forma basis after giving effect to the Transactions, approximately 75% of Smucker’s sales for fiscal 2009 are projected to come from sales of number one brands.

Smucker has established long-term objectives of 6% compounded annual net sales growth and 8% compounded growth in operating income and earnings per share. Smucker has executed on, and expects to continue to execute on, its strategy of balanced sales growth through increases in market share, introductions of new and innovative products and acquisitions. Smucker expects to pursue these profitability objectives through a combination of sales growth, improved operating efficiencies and, over the longer term, repurchases of common shares. In implementing its strategy, Smucker focuses on products sold in the “center of the store”—an area of importance in driving retailer sales growth and profitability.

Smucker has been able to execute on its strategy of increasing its market share through consistent investment in its brands including advertising, consumer promotions and cross-marketing initiatives across its product lines. This strategy has also enabled Smucker to significantly diversify its portfolio of products over the last five years with introductions of over 100 new and innovative products and to extend acquired brands into new categories providing additional opportunities for growth.

Strategically, Smucker targets three types of acquisitions: enabling, bolt-on and transformational. Enabling acquisitions, which are typically smaller in size, generally provide new capabilities. Transformational acquisitions, which provide access to new markets and categories, and “bolt-on” acquisitions, which provide increased presence in categories Smucker currently participates in, have also played an important role in Smucker’s growth and market strength. Since Smucker’s transformational acquisition of the Jif and Crisco brands from P&G in fiscal 2003, Smucker has increased net sales of its Jif brand by over 40% and has also increased margin and market share. Smucker has completed 10 additional acquisitions since its acquisition of Jif and Crisco, all in the United States and Canada.

The addition of Folgers adds a large, iconic #1 brand to the Smucker portfolio of brands and fits within its strategy of owning and marketing leading North American food brands located in the center of the store. Folgers will be Smucker’s largest selling brand and its first $1 billion brand. Folgers will also increase the size of the categories in which Smucker currently participates to approximately $15 billion as compared to $8 billion currently and $1 billion in 2002. The combined company will have annual sales approaching $5 billion and significantly enhanced cash flow and margins driven by the underlying strength of the Folgers and Smucker businesses, as well as an estimated synergy opportunity of approximately $80 million primarily in administrative, supply chain, warehousing and distribution costs.

Smucker has substantial experience in marketing to Folgers’ consumer demographic and believes that its broad portfolio of leading brands will allow it to leverage Folgers to enhance Smucker’s ability to reach out to consumers at retail through complementary, multi-brand, consumer-themed promotional activities. Folgers’ strategy to move towards a go-to-market model that incorporates both an in-house sales force and third-party brokers is aligned with Smucker’s current sales model. The merger of Folgers and Smucker will also bring together innovation capabilities in formulation, processes, packaging design and related research and development functions.

Amended Articles of Incorporation

After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved, the rights of holders of Smucker common shares will be governed by the amended articles of incorporation, rather than Smucker’s current articles of incorporation. The proposed amended articles of incorporation differ from Smucker’s current articles of incorporation in that the amended articles of incorporation will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. Under Smucker’s current articles of incorporation, no holder of common shares is entitled to exercise more than one vote on any matter submitted to a vote of the shareholders in respect of any common share for which there has been a change in beneficial ownership during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. Under Smucker’s amended articles of incorporation, all Smucker shareholders, including P&G shareholders who receive Smucker common shares in the Merger, will be entitled to exercise ten votes per share on the matters specified in the articles of incorporation and described in this prospectus under “Description of Smucker Capital Stock—Smucker Common Shares—Voting Rights” until such time as there is a change in beneficial ownership following the effective time of the Merger. Upon any change of beneficial ownership, the shareholder will be entitled to exercise only one vote per share on matters submitted to a vote of the shareholders until a period of four years has passed from the date of the change in beneficial ownership. See “The Transactions—Amended Articles of Incorporation.”

Additional Agreements

In connection with the Transactions, P&G, Folgers and Smucker will also enter into other agreements at the time of the Contribution relating to, among other things, tax matters, insurance matters, the license of certain intellectual property, the provision of certain transition services during a transition period following the completion of the Transactions, a building lease agreement and a warehousing agreement. See “Additional Agreements.”

Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders

As part of the Contribution, Folgers will issue to P&G additional shares of Folgers common stock so that the total number of shares of Folgers common stock issued and outstanding will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” This will result in the shares of Folgers common stock, when converted into Smucker common shares and combined with the existing Smucker common shares, being equal to approximately 53.5% of the combined total immediately upon completion of the Merger.

The term “fully diluted basis” means Smucker’s and P&G’s best estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

If Folgers is unable to obtain all of the $350 million in financing that is contemplated in connection with the Folgers Debt, P&G may instead elect to receive additional shares of Folgers common stock, in which case the number of shares of Folgers common stock issuable to P&G as described above will be increased by an amount equal to (1) $350 million less the principal amount of indebtedness, if any, that is financable and received by Folgers pursuant to the Folgers Debt and distributed to P&G, divided by (2) the volume weighted average trading price of Smucker common shares on the NYSE for the five trading day period ending on the date on which Smucker and P&G make their binding estimate of the outstanding number of Smucker common shares on a “fully diluted basis.”

Terms of the Exchange Offer

P&G is offering holders of shares of P&G common stock the opportunity to exchange their shares of P&G common stock for shares of Folgers common stock, which will be automatically converted into Smucker common shares in connection with the Merger. You may tender all, some or none of your shares of P&G common stock. This prospectus and related documents are being sent to persons who directly held shares of P&G common stock on [•], 2008 and brokers, banks and similar persons whose names or the names of whose nominees appear on P&G’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of P&G’s common stock.

Shares of P&G common stock properly tendered and not withdrawn will be accepted for exchange at the exchange ratio determined as described under “The Exchange Offer—Terms of the Exchange Offer,” on the terms and conditions of the exchange offer and subject to the limitations described below, including the proration provisions. P&G will promptly return any shares of P&G common stock that have not been accepted for exchange following the expiration of the exchange offer and the determination of the final proration factor, if any, described below.

Extension; Termination

The exchange offer, and your withdrawal rights, will expire at 12:00 midnight, New York City time, on [•], 2008, unless the exchange offer is extended. You must tender your shares of P&G common stock prior to this time if you want to participate in the exchange offer. P&G may extend or terminate the exchange offer as described in this prospectus.

Conditions for Consummation of the Exchange Offer

P&G’s obligation to exchange shares of Folgers common stock for shares of P&G common stock is subject to the conditions listed under “The Exchange Offer—Conditions for Consummation of the Exchange Offer,” including the satisfaction or waiver of specified conditions precedent to the consummation of Transactions as provided in the Transaction Agreement and certain other conditions. These conditions include that at least 59% of the outstanding shares of Folgers common stock would be distributed in exchange for shares of P&G common stock tendered in the exchange offer and not properly withdrawn, the approval of Smucker’s shareholders of the issuance of Smucker common shares in connection with the Merger and the authorization of the Transactions, P&G’s receipt of an opinion from tax counsel regarding certain aspects of the Transactions, and certain other conditions. For a description of the material conditions precedent to the Transactions, see “The Transaction Agreement—Conditions to the Merger.”

P&G may waive any or all of the conditions to the exchange offer prior to the expiration of the exchange offer. Neither Folgers nor Smucker has any right to waive any of the conditions to the exchange offer, other than waivers of conditions to their obligation to consummate the Transactions as provided in the Transaction Agreement.

Proration; Odd-Lots

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered more shares of P&G common stock than P&G is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Folgers common stock owned by P&G), P&G will have to limit the number of shares of P&G common stock that it accepts for exchange in the exchange offer through a proration process. Proration for each tendering P&G shareholder will be based on (i) the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not withdrawn and (ii) the number of shares of P&G common stock validly tendered and not withdrawn by that shareholder (rounded to the nearest whole number of shares of P&G common stock and subject to any adjustment necessary to ensure the exchange of all shares of Folgers common stock owned by P&G), except for tenders of odd-lots. Beneficial holders of less than 100 shares of P&G common stock who validly tender all of their shares may elect not to be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares P&G common stock are not eligible for this preference. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock.”

Fractional Shares

Fractional shares of Folgers common stock will be issued in the Distribution but the shares of Folgers common stock (including the fractional shares) will be held by the exchange agent in trust for P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. Immediately following the Distribution, a wholly owned subsidiary of Smucker will be merged with and into Folgers, with Folgers as the surviving corporation. Each whole share of Folgers common stock will automatically be converted into the right to receive one Smucker common share. No fractional Smucker common shares will be delivered in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of fractional shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the exchange agent’s sale in the open market, no later than twenty business days after the completion of the Merger, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

Procedures for Tendering

The procedures you must follow to participate in the exchange offer will depend on how you hold your shares of P&G common stock. For you to validly tender your shares of P&G common stock pursuant to the exchange offer, before the expiration of the exchange offer, you will need to take the following steps:

•

If you hold certificates for shares of P&G common stock, you must deliver to the exchange agent at the address listed on the back cover of this prospectus a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), together with any required signature guarantees and any other required documents, and the certificates representing the shares of P&G common stock tendered;

•

If you hold shares of P&G common stock in book-entry via the Direct Registration System or in the P&G Direct Purchase Plan, which will be referred to as “Direct Registration Shares,” you must deliver to the exchange agent at the address listed on the back cover of this prospectus a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), together with any required signature guarantees and any other required documents. Since certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent;

•

If you hold shares of P&G common stock though a broker, dealer, commercial bank, trust company or similar institution, you should receive instructions from that institution on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through The Depository Trust Company. If you do not hold any certificates for these shares, you need not deliver any certificates representing those shares to the exchange agent;

•

If you hold shares of P&G common stock through a P&G benefit plan, you must contact the appropriate independent fiduciary under your plan. The decision whether to allow plan participants to exchange shares of P&G common stock held in P&G benefit plans will be made by the appropriate independent fiduciary appointed under each of those plans at a later date; and

•

If you wish to tender your shares of P&G common stock but share certificates are not immediately available, time will not permit shares or other required documentation to reach the exchange agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Delivery of Shares of Folgers Common Stock

On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after the consummation of the exchange offer. Smucker will deposit with its transfer agent global certificates representing Smucker common shares, with irrevocable instructions to hold the Smucker common shares in trust for the holders of shares of Folgers common stock. Pursuant to the Merger, each share of Folgers common stock will automatically convert into the right to receive one Smucker common share. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Smucker’s transfer agent will credit the Smucker common shares, into which the shares of Folgers common have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received Folgers common shares in the exchange offer or as a pro rata dividend, if any, and will send these holders a statement evidencing their holdings of Smucker common stock. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of P&G Common Stock.”

Withdrawal Rights

You may withdraw all, some or none of your tendered shares of P&G common stock at any time before the expiration of the exchange offer. If you change your mind again before the expiration of the exchange offer, you may re-tender your shares of P&G common stock by again following the exchange offer procedures.

In order to withdraw your shares, you (or, in lieu thereof, if you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, that institution on your behalf) must provide a written notice or facsimile transmission notice of withdrawal to the exchange agent. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

No Appraisal Rights

No appraisal rights are available to holders of shares of P&G common stock in connection with the exchange offer or any pro rata dividend of shares of Folgers common stock.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of P&G, Folgers or Smucker in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of P&G, Folgers, Smucker or the dealer manager has taken any action under those non-U.S. regulations to facilitate a public offer to exchange the Folgers or Smucker common shares outside the United States. Therefore, the ability of any non-U.S. person to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for P&G to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Folgers common stock that may apply in their home countries. P&G, Folgers, Smucker and the dealer manager cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Dividend and Distribution of Any Shares of Folgers Common Stock Remaining after the Exchange Offer

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the Folgers common shares in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. See “The Exchange Offer—Dividend and Distribution of Any Shares of Folgers Common Stock Remaining after the Exchange Offer.”

Risk Factors

In deciding whether to tender your shares of P&G common stock in the exchange offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this prospectus and the other documents to which you have been referred.

Folgers Debt

Effective June 4, 2008, Folgers, Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal entered into a commitment letter and fee letter (collectively, the “financing letters”) with respect to the provision of $350 million of financing as contemplated by the Transactions. The financing provided for in the commitment letter is subject to execution of loan documentation by March 31, 2009 and other customary conditions. Folgers has agreed to pay certain fees to Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal in connection with the commitment letter and has agreed to indemnify such parties against certain liabilities.

Board of Directors and Management of Smucker following the Transactions

In connection with the Merger, Merger Sub will merge with and into Folgers, the separate corporate existence of Merger Sub will cease and Folgers will become a wholly owned subsidiary of Smucker. Holders of shares of Folgers will receive one Smucker common share for each share of Folgers common stock held by them. The directors and executive officers of Smucker immediately following the closing of the Transactions are expected to be the same as the directors and executive officers of Smucker immediately prior to the closing of the Transactions, and the existing board of directors and executive officers of Folgers will resign.

Smucker Shareholder Vote

The board of directors of Smucker has approved the Transaction Agreement, the Merger and the other Transactions and has recommended that Smucker shareholders approve the issuance of Smucker common shares in connection with the Merger, which is a condition to the Merger and the other Transactions, and, if necessary or appropriate, vote for the adjournment of the special meeting to solicit additional proxies for the proposal.

Smucker has scheduled a special meeting of its shareholders to be held on [•], 2008 in order to obtain shareholder approval of the issuance of Smucker common shares in connection with the Merger and to authorize the Transactions. The issuance of Smucker common shares in connection with the Merger and authorization of the Transactions must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Smucker, giving effect to Smucker’s ten-vote common shares.

Accounting Treatment and Considerations

SFAS No. 141 Business Combinations requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Smucker in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Smucker after the Transactions. In this case, P&G shareholders participating in the exchange offer (and pro rata dividend, if any) are expected to receive approximately 53.5% of the equity ownership and associated voting rights in Smucker after the Transactions.

•

The composition of the governing body of Smucker after the Transactions. In this case, the composition of the board of directors of Smucker following the Merger will be comprised of the members of the board of directors of Smucker immediately prior to the completion of the Merger. Smucker has a classified board of directors, consisting of ten directors each of whom are elected for a three-year term. One class of directors is elected at each Smucker annual shareholder meeting. The election of directors is a matter on which each common share is entitled to only one vote regardless of the period of time such share is owned. Therefore, any significant shift in the compilation of the board could only occur over a period of several years.

•	The composition of the senior management of Smucker after the Transactions. In this case, Smucker’s senior management following the Merger will be the same as Smucker’s current management team.

After considering all pertinent facts, reviewing the criteria outlined in SFAS 141 and conducting the relevant analysis, Smucker has concluded that it is the accounting acquirer in the Transactions. The amendment to the articles of incorporation, whether or not approved by the Smucker shareholders, will not impact this conclusion. Although majority voting rights may be retained by former P&G shareholders, SFAS 141 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which is weighed more heavily than another. Smucker’s conclusion is based primarily upon the following facts: (1) there will be no immediate change in the composition of Smucker’s board of directors after the Transactions, (2) Smucker’s senior management prior to the Transactions will continue to be the senior management of the combined business after the Transactions, (3) Smucker is issuing its equity interests as consideration for the Transactions and it will be the largest contributor to the combined entity subsequent to the Transaction, and (4) the Smucker shareholders who hold the largest minority interest in Smucker prior to the Transactions will continue to hold the largest minority interest in Smucker after the Transactions.  Accordingly, Smucker will apply purchase accounting to the assets and liabilities of Folgers upon completion of the Transactions.

Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions

P&G will receive an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the Distribution, together with certain related transactions, should qualify for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code, and that the Merger should not cause section 355(e) of the Code to apply to the Distribution. Accordingly, P&G and P&G shareholders generally should recognize no gain or loss with respect to the Distribution. It is a condition to the Distribution that such opinion not be withdrawn. The opinion will be based on, among other things, certain assumptions and representations as to factual matters made by P&G, Folgers, Smucker and Merger Sub which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in its opinion. The opinion will not be binding on the IRS or any court, and the IRS or a court may not agree with the opinion. Neither P&G nor Folgers is currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by special tax counsel in its opinion. You should note that P&G does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Distribution.

If, notwithstanding the receipt of an opinion of special tax counsel, the Distribution was determined to be a taxable transaction, each P&G shareholder who receives shares of Folgers common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Folgers common stock received by the shareholder and its tax basis in the shares of P&G common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of Folgers common stock received by the shareholder. P&G would generally recognize taxable gain equal to the excess of the fair market value of the shares of Folgers common stock distributed by P&G in the Distribution over P&G’s tax basis in such stock.

The completion of the Merger is conditioned on the receipt by Smucker and P&G of tax opinions from their respective special tax counsel, Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code. Accordingly, P&G shareholders who exchange their shares of Folgers common stock received in the Distribution for Smucker common shares generally will, for U.S. federal income tax purposes, recognize no gain or loss in the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Smucker common stock. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by Smucker and P&G, including those contained in representation letters of officers of Smucker and P&G. If any of those representations, covenants or assumptions is inaccurate, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ from those discussed here. In addition, these opinions are not binding on the IRS or a court, and none of Smucker, Folgers or P&G intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

For further information concerning the U.S. federal income tax consequences of the Transactions, see “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of Folgers, summary historical consolidated financial data of P&G, summary historical consolidated financial data of Smucker, summary unaudited condensed combined pro forma financial data of Smucker, comparative historical and pro forma per share data of Smucker and historical per share data of P&G are being provided to help you in your analysis of the financial aspects of the Transactions. The summary unaudited condensed combined pro forma financial data of Smucker and comparative historical and pro forma per share data of Smucker have been prepared by Smucker for illustrative purposes only and are not necessarily indicative of the operating results or financial position of Smucker or Folgers had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Information on Folgers,” “Information on P&G,” “Information on Smucker” and “Selected Historical and Pro Forma Financial Data.”

Summary Historical Combined Financial Data of Folgers

Folgers’ combined balance sheet data presented below as of June 30, 2007 and 2006 and statement of income data for the three fiscal years ended June 30, 2007, 2006 and 2005 have been derived from Folgers’ audited combined financial statements, included elsewhere in this document. Folgers’ selected combined financial data presented below as of June 30, 2005 have been derived from Folgers’ historical accounting records, which are unaudited. Folgers’ selected combined financial data presented below as of March 31, 2008 and for the nine month periods ended March 31, 2008 and 2007 have been derived from Folgers’ unaudited combined financial statements included elsewhere in this document, which have been prepared on a basis consistent with Folgers’ audited combined financial statements. In the opinion of P&G’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The summary combined financial data below is not necessarily indicative of the results that may be expected for a full year or any future period. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers” and the financial statements of Folgers and the notes thereto included elsewhere in this document.

The financial information of Folgers included in this document has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Folgers presented may be different from those that would have resulted had Folgers been operated as a standalone company or been a subsidiary of Smucker. As a result, the historical financial information of Folgers is not a reliable indicator of future results. See “Risk Factors.”

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
Dollars in millions	2008	2007	2007	2006	2005
Statement of Income Data:
Net sales	$1,374.3	$1,246.7	$1,643.8	$1,497.3	$1,446.6
Cost of products sold	920.5	787.9	1,025.5	951.4	813.8

Gross margin	453.8	458.8	618.3	545.9	632.8
Selling, general and administrative expense	169.6	178.5	241.7	288.4	270.2
Goodwill impairment	—	57.9	57.9	—	—

Operating income	284.2	222.4	318.7	257.5	362.6
Interest expense	0.7	1.3	1.7	1.8	2.0

Earnings before income taxes	283.5	221.1	317.0	255.7	360.6
Income taxes	103.4	93.9	134.3	94.9	134.1

Net income	$180.1	$127.2	$182.7	$160.8	$226.5

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
Dollars in millions	2008	2007	2007	2006	2005
Balance Sheet Data (at period end):
Total assets	$650.9		$618.1	$655.9	$667.4
Debt due within one year (1)	0.8		8.1	9.5	9.9
Long-term debt	6.7		6.7	7.7	10.1
Noncurrent deferred income tax liabilities	44.7		40.6	38.8	44.5
Total equity	440.9		453.8	471.6	473.9

Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$205.2	$197.3	$248.5	$182.7	$232.8
Investing activities	(8.1)	(38.5)	(44.7)	(39.3)	(26.6)
Financing activities	(197.1)	(158.8)	(203.8)	(143.4)	(206.2)
Depreciation and amortization expense (2)	23.6	23.3	31.5	42.0	30.7
Capital expenditures	(13.6)	(35.7)	(42.4)	(42.7)	(36.0)
Other Financial Data:
EBITDA (3)	$307.8	$245.7	$350.2	$299.5	$393.3

(1)	Represents capital lease obligations.
(2)	Represents Folgers’ total depreciation and amortization expense as reflected on its combined statements of cash flow. Depreciation and amortization expense in Folgers combined statements of income are reflected in various line items including cost of products sold and selling, general and administrative expense.
(3)	EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and is defined as income before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is used by Folgers to evaluate operating performance. EBITDA is not, and should not, be used as a substitute for net income as determined in accordance with GAAP. Folgers considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the branded food and beverage industry. However, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Folgers results as reported under GAAP. Other companies may calculate EBITDA differently than Folgers limiting its usefulness as a comparative measure. A reconciliation of EBITDA to net income appears below.

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2008	2007	2007	2006	2005
Net income	$180.1	$127.2	$182.7	$160.8	$226.5
Interest expense	0.7	1.3	1.7	1.8	2.0
Income taxes	103.4	93.9	134.3	94.9	134.1
Depreciation and amortization expense	23.6	23.3	31.5	42.0	30.7

EBITDA	$307.8	$245.7	$350.2	$299.5	$393.3

The comparability of Folgers’ results of operations in the periods presented above is affected by the impact of Hurricane Katrina, which resulted in a substantial decline in Folgers’ combined net sales for fiscal 2006 and resulted in certain one-time expenses in fiscal 2006. Folgers’ results of operations also reflect booked insurance receipts with respect to property damage and related business interruption aggregating $93.3 million ($27.3 million in the first nine months of fiscal 2008; $32.8 million in the first nine months of fiscal 2007; $33.2 million in fiscal 2006). These insurance receipts were recorded in SG&A. The comparability of Folgers’ results of operations in these periods is also impacted by a $57.9 million goodwill impairment charge recorded in the first nine months of fiscal 2007 with respect to its Millstone business. As a result, Folgers’ combined historical financial data is not necessarily comparable on a period-to-period basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers.”

Summary Historical Financial Data of P&G

The selected consolidated financial data presented below have been derived from, and should be read together with, P&G’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, P&G’s Current Report on Form 8-K dated October 31, 2007 which retrospectively adjusts the consolidated financial statements for the year ended June 30, 2007 for changes in segment reporting structure, and P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, each of which are incorporated by reference into this prospectus. The selected consolidated financial data as of June 30, 2007 and 2006 and for the fiscal years ended June 30, 2007, 2006 and 2005 have been derived from audited financial statements incorporated by reference into this document. The selected consolidated balance sheet data as of June 30, 2005 has been derived from audited financial statements not incorporated by reference into this prospectus. The selected consolidated financial data as of March 31, 2008 and for the nine months ended March 31, 2008 and 2007 have been derived from unaudited consolidated financial statements incorporated by reference into this prospectus. The selected consolidated balance sheet data as of March 31, 2007 has been derived from unaudited consolidated financial statements which are not incorporated by reference into this prospectus. The unaudited consolidated financial statement data of P&G as of and for the nine month periods ended March 31, 2008 and 2007, in the opinion of P&G’s management, include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of interim periods. The data shown below are not necessarily indicative of results to be expected for any future period. To find out where you can obtain copies of P&G’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation by Reference.”

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
Dollars in millions	2008	2007	2007	2006	2005
Consolidated Statement of Earnings Data:
Net sales	$62,237	$57,204	$76,476	$68,222	$56,741
Cost of products sold	29,887	27,210	36,686	33,125	27,872
SG&A	19,107	17,945	24,340	21,848	18,400
Operating income	13,243	12,049	15,450	13,249	10,469
Interest expense	1,112	976	1,304	1,119	834
Other non-operating income, net	395	429	564	283	346

Earnings before income taxes	12,526	11,502	14,710	12,413	9,981
Income taxes	3,467	3,430	4,370	3,729	3,058

Net earnings	9,059	8,072	10,340	8,684	6,923
Net earnings margin	14.6%	14.1%	13.5%	12.7%	12.2%

Consolidated Balance Sheet Data (at period end):
Total assets	$145,405	$135,695	$138,014	$135,695	$61,527
Debt due within one year	13,287	12,168	12,039	2,128	11,441
Long term debt	23,673	21,257	23,375	35,976	12,887
Noncurrent deferred income taxes	11,629	12,272	12,015	12,354	1,896
Total shareholders’ equity	$69,589	$66,466	$66,760	$62,908	$18,475

Summary Historical Consolidated Financial Data of Smucker

The following table sets forth summary historical consolidated financial data of Smucker for the three fiscal years ended April 30, 2008, 2007 and 2006, which was derived from Smucker’s audited consolidated financial statements as of and for each of the fiscal years in the three-year period ended April 30, 2008. This information is only a summary and should be read in conjunction with the financial statements of Smucker and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in Smucker’s annual report on Form 10-K for the fiscal year ended April 30, 2008, which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

	Fiscal Year Ended April 30,
Dollars in millions, except per share data	2008	2007	2006
Statements of Income:
Net sales	$2,524.8	$2,148.0	$2,154.7
Net income	170.4	157.2	143.4
Financial Position:
Cash and cash equivalents	$184.2	$200.1	$72.0
Total assets	3,129.9	2,693.8	2,649.7
Long-term debt	789.7	392.6	428.6
Shareholders equity	1,799.9	1,795.7	1,728.1
Other Data:
Capital expenditures	$76.4	$57.0	$63.6
Common shares repurchased	2.9	1.1	1.9
Weighted-average shares outstanding	56.2	56.4	57.9
Weighted-average shares outstanding—assuming dilution	56.7	57.1	58.4
Earnings per common share:
Net income	$3.03	$2.79	$2.48
Net income—assuming dilution	$3.00	$2.76	$2.45
Dividends declared per common share	$1.22	$1.14	$1.09

Summary Unaudited Condensed Combined Pro Forma Financial Data of Smucker

This summary unaudited condensed combined pro forma financial data has been prepared by Smucker and is being provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Smucker or Folgers would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Smucker and Folgers may have performed differently had they been combined during the periods presented.

Dollars in millions, except per share data	As of and for the Year Ended April 30, 2008
Statement of Income:
Net sales	$4,296.2
Gross profit	1,510.5
Net income	371.9
Financial Position:
Cash and cash equivalents	$210.5
Total assets	7,921.8
Long-term debt	1,446.4
Other noncurrent liabilities	1,268.2
Total equity	4,888.6
Other Data:
Net income per common share	$3.12
Net income per common share—assuming dilution	$3.10
Weighted-average shares outstanding	119.3
Weighted-average shares outstanding—assuming dilution	119.8

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Smucker and certain historical per share data for P&G. The Smucker historical data has been derived from and should be read together with the audited consolidated financial statements of Smucker and related notes thereto contained in Smucker’s Form 10-K for the fiscal year ended April 30, 2008, which are incorporated by reference into this prospectus. The Smucker pro forma data has been derived from the unaudited condensed combined pro forma financial data of Smucker included elsewhere in this prospectus. The P&G historical per share data has been derived from and should be read together with the audited consolidated financial statements of P&G and the related notes thereto contained in P&G’s Form 10-K for the year ended June 30, 2007, P&G’s Current Report on Form 8-K dated October 31, 2007, which retrospectively adjusts the consolidated financial statements for the fiscal year ended June 30, 2007 for changes in segment reporting structure, and the unaudited condensed consolidated financial statements of P&G and related notes thereto contained in P&G’s Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the period presented, nor are they necessarily indicative of any future results. Smucker and Folgers may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Smucker and Folgers been combined during the period presented or of the future results of Smucker following the Transactions.

The following table presents certain historical and pro forma per share data for Smucker:

	As of and for the Fiscal Year Ended April 30, 2008
	Historical	Pro Forma
Smucker:
Earnings per share—basic	$3.03	$3.12
Earnings per share—diluted	3.00	3.10
Dividends declared per share	1.22	1.22
Book value per share	32.95	41.53

The following table presents certain historical per share data for P&G:

	As of and for the Nine Months Ended March 31, 2008	As of and for the Fiscal Year Ended June 30, 2007
P&G:
Historical Per Share Data:
Net Earnings:
Basic	$2.89	$3.22
Diluted	$2.72	$3.04
Weighted average common stock outstanding (in millions):
Basic	3,093.5	3,159.0
Diluted	3,332.5	3,398.6
Book value per share of common stock	$22.79	$21.32
Cash dividends declared per share of common stock	$1.05	$1.28

Historical Market Price and Dividend Data

Historical Market Price

Historical market price data for Folgers does not exist as Folgers currently is a wholly owned subsidiary of P&G. As such, shares of Folgers common stock are not currently listed on a public stock exchange or publicly traded. Therefore, no market data is available for Folgers.

Shares of P&G common stock are currently traded on the NYSE under the symbol “PG.” On June 3, 2008, the last trading day before the announcement of the Transactions, the last sale price of shares of P&G common stock reported by the NYSE was $65.41. On August 6, 2008, the last sale price of shares of P&G common stock reported by the NYSE was $67.77. The following table sets forth the high and low sale prices of shares of P&G common stock and the dividends declared for the periods indicated. For current price information, P&G shareholders are urged to consult publicly available sources.

	P&G Common Stock
	High	Low	Dividends
Fiscal Year Ended June 30, 2006
First Quarter	$59.46	$51.91	$0.28
Second Quarter	59.70	54.62	0.28
Third Quarter	62.50	57.00	0.31
Fourth Quarter	58.73	52.75	0.31

Fiscal Year Ended June 30, 2007
First Quarter	$62.85	$55.25	$0.31
Second Quarter	64.73	61.50	0.31
Third Quarter	66.30	60.42	0.35
Fourth Quarter	64.75	60.76	0.35

Fiscal Year Ended June 30, 2008
First Quarter	$70.73	$60.89	$0.35
Second Quarter	75.18	68.59	0.35
Third Quarter	73.81	62.74	0.40
Fourth Quarter	71.20	60.44	0.40

Fiscal Year Ending June 30, 2009
First Quarter (through August 6, 2008)	$68.12	$60.05	—

Smucker common shares are currently traded on the NYSE under the symbol “SJM.” On June 3, 2008, the last trading day before the announcement of the Transactions, the last sale price of Smucker common shares reported by the NYSE was $53.75. On August 6, 2008, the last sale price of Smucker common shares reported by the NYSE was $50.59. The following table sets forth the high and low sale prices of Smucker common shares and the dividends declared for the periods indicated. For current price information, Smucker shareholders are urged to consult publicly available sources.

	Smucker Common Shares
	High	Low	Dividends
Fiscal Year Ended April 30, 2007
First Quarter	$47.25	$39.11	$0.28
Second Quarter	$49.14	$43.00	$0.28
Third Quarter	$49.98	$45.00	$0.28
Fourth Quarter	$57.43	$46.97	$0.30

Fiscal Year Ended April 30, 2008
First Quarter	$64.32	$55.60	$0.30
Second Quarter	$58.09	$50.79	$0.30
Third Quarter	$53.70	$42.75	$0.30
Fourth Quarter	$52.59	$46.84	$0.32

Fiscal Year Ending April 30, 2009
First Quarter	$55.58	$40.18	$0.32
Second Quarter (through August 6, 2008)	$50.76	$48.03	—

Dividend Policies

P&G has paid dividends without interruption since its incorporation in 1890 and has increased dividends each year for the past 52 years. Historically, P&G has distributed between 40% and 45% of its earnings to shareholders in the form of dividends. Nevertheless, as in the past, further dividends will be considered after reviewing dividend yields, profitability expectations and financing needs and will be declared at the discretion of P&G’s board of directors.

Historically, Smucker has distributed approximately 40% of its earnings to shareholders in the form of dividends. Smucker currently expects to continue this practice following the Transactions, except that in connection with the Transactions, Smucker intends to declare the Smucker Special Dividend to each record holder of Smucker common shares as of [—], 2008 to be paid on [—], 2008. P&G shareholders will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained or incorporated by reference in this prospectus, including the risks related to an investment in Smucker common shares set forth in Part I, Item 1A of Smucker’s annual report on Form 10-K for the fiscal year ended April 30, 2008. The occurrence of one or more of the events described in such risk factors could have a material adverse effect on the Transactions as well as the business, prospects, financial condition, results of operations and/or cash flow, as well as the investment profile, of Folgers and/or Smucker. In such a case, the market price of Smucker common shares may decline and you could lose all or part of your investment in Smucker. Furthermore, other unknown or unexpected economic, business, competitive, regulatory, geopolitical or other factors could also have a material adverse effect on Folgers and/or Smucker.

Risks Relating to the Transactions

If the IRS successfully challenges the tax-free treatment of the Transactions, P&G and possibly its shareholders may incur substantial U.S. federal income tax liability, and Smucker may have substantial indemnification obligations to P&G under the Tax Matters Agreement.

P&G will receive an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the Distribution, together with certain related transactions, should qualify for federal income tax purposes as a reorganization under sections 355 and 368 of the Code and that the Merger should not cause section 355(e) of the Code to apply to the Distribution. In addition, Smucker and P&G will receive opinions from their respective special tax counsel, Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The delivery of these opinions by special tax counsel is a condition to the closing of the Merger. The opinions will be based on, among other things, certain assumptions and representations as to factual matters made by Smucker, Folgers, Merger Sub and P&G, which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in their opinions. Neither P&G nor Folgers is currently aware of any facts or circumstances that would cause the assumptions or representations to be relied upon in the opinions of special tax counsel to be untrue or incomplete in any material respect. The opinions will not be binding on the IRS or a court, and the IRS or a court may not agree with the opinions. Notwithstanding receipt of the opinions of special tax counsel, the IRS could determine that the Transactions should be treated as taxable transactions. If, notwithstanding the receipt of opinions of special tax counsel, the Distribution was determined to be a taxable transaction, each P&G shareholder who receives shares of Folgers common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Folgers common stock received by the shareholder and its tax basis in the shares of P&G common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of Folgers common stock received by the shareholder. P&G would generally recognize taxable gain, which likely would be equal to the entire fair market value of the shares of Folgers common stock distributed to P&G shareholders, and thus would be substantial.

Even if the Distribution generally qualified for tax-free treatment as a reorganization under sections 368 and 355 of the Code, the Distribution would become taxable to P&G under section 355(e) of the Code if a 50% or greater interest (by vote or value) of P&G stock, Folgers stock or Smucker stock were treated as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% of Smucker common shares following the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Smucker shares after the Distribution were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of gain by P&G under section 355(e) of the Code. In such case, the gain recognized by P&G likely would be equal to the entire fair market value of the shares of Folgers common stock distributed to P&G shareholders, and thus would be substantial.

Under the Tax Matters Agreement among P&G, Folgers and Smucker, the Smucker Group would be required to indemnify P&G against tax-related losses if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Smucker as part of a plan or series of related transactions that included the Distribution, except to the extent that the tax-related losses are attributable to P&G’s breach of certain representations and covenants in the Tax Matters Agreement. In addition, the Smucker Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or a similar provision of state or local law, including any impact of such failure on the Distribution’s qualification for tax-free treatment, except to the extent that such failure results from a breach by P&G of its representations and covenants in the agreements related to the Transactions or its representations made to special tax counsel in connection with tax counsels’ rendering their tax opinions or a breach by Folgers, prior to the Distribution, of its representations and covenants in the agreements related to the Transactions. Finally, the Smucker Group generally would be required to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or a breach of representation or covenant by Smucker. If the Smucker Group is required to indemnify P&G in the event of a taxable Distribution, this indemnification obligation would be substantial and could have a material adverse effect on Smucker.

If P&G recognizes gain on the Distribution attributable to its breach of the representations and covenants described in the Tax Matters Agreement, P&G generally would not be entitled to indemnification under the agreement. Additionally, while the Smucker Group generally would be required, subject to the limitations described above, to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or, under certain circumstances, a breach of representation or covenant by Smucker or if the Distribution is taxable under section 355(e) of the Code or certain failures of the Merger to qualify as a reorganization, P&G would not otherwise be entitled to indemnification under the Tax Matters Agreement with respect to any gain recognized in the Distribution.

If the operating results for Folgers following the Merger are poor, Smucker may not achieve the significant increases in revenues and net earnings that Smucker expects to achieve as a result of the Merger.

Smucker has projected that it will derive a significant portion of its revenues and net earnings from the operations of Folgers following the Merger. Therefore, any negative impact on those business operations after the Merger could materially impact Smucker’s operating results. Some of the more significant factors that could negatively impact the business operations of Folgers, and therefore negatively impact the future combined operating results of Smucker following the Merger, include:

•	increases in raw materials, energy and packing costs for Folgers, including the cost of green coffee beans;

•	increases in advertising costs associated with the support of the Coffee Business;

•	increased competition; and

•	a decline in the coffee markets served by the Coffee Business.

See “—Risks Relating to Folgers and the Coffee Industry” for a fuller description of the additional risks to which Smucker will be subject as a result of the Merger. In addition, the success of the Transactions will depend, in part, on Smucker’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the Coffee Business with the Smucker business, as described in the following risk factor.

The integration of Smucker and Folgers may not be successful or anticipated benefits from the Transactions may not be realized.

After completion of the Transactions, Smucker will have significantly more sales, assets and employees than it did prior to the Transactions. The integration process will require Smucker to expand the scope of its operations and financial systems. Smucker’s management will be required to devote a substantial amount of time and attention to the process of integrating the operations of Smucker’s business and the Coffee Business. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of Folgers while carrying on the ongoing operations of each business;

•	managing a significantly larger company than before completion of the Transactions;

•	coordinating businesses located in different geographic regions;

•	integrating two distinct business cultures, which may prove to be incompatible;

•

attracting and retaining the personnel associated with the Coffee Business following the Transactions, particularly in light of the fact that Smucker did not have any substantive contact or discussions with such personnel or management prior to entering into the Transaction Agreement;

•

implementing the distribution and sale of coffee products through third-party brokers and integration of their efforts with Smucker’s sales organization, in light of the fact that Folgers has historically sold its products solely through an internal P&G sales force;

•	creating uniform standards, controls, procedures, policies and information systems and minimizing the costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

Smucker may not be able to successfully or cost-effectively integrate the Coffee Business. The process of integrating the Coffee Business into Smucker’s operations may cause an interruption of, or loss of momentum in, the activities of Smucker’s business. If Smucker management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Smucker’s business could suffer and its results of operations and financial condition may be harmed.

Even if Smucker is able to successfully combine the two business operations, it may not be possible to realize the full benefits of the increased sales volume and other benefits that are currently expected to result from the Transactions, or realize these benefits within the time frame that is currently expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the benefits of the Transactions may be offset by increased operating costs relating to changes in commodity or energy prices, or in increased competition, or by other risks and uncertainties. If Smucker fails to realize the benefits it anticipates from the business combination, Smucker’s results of operations may be adversely affected.

Sales of Smucker common shares after the Transactions may negatively affect the market price of Smucker common shares.

The Smucker common shares issued in the Transactions to holders of shares of Folgers common stock will generally be eligible for immediate resale. Currently, P&G shareholders include index funds that have performance tied to the Standard & Poor’s 500 Index, the Dow Jones Industrial Average or other stock indices, and institutional investors subject to various investing guidelines. Because Smucker may not be included in these indices following completion of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide not to participate in the exchange offer or may decide to or may be required to sell the Smucker common shares that they receive in any subsequent pro rata distribution of the Remaining Shares. These sales, or the possibility that these sales may occur, could negatively affect the market price of Smucker common shares.

The historical financial information of Folgers may not be representative of its results if it had been operated independently of P&G and, as a result, may not be a reliable indicator of its future results.

The financial information of Folgers included in this prospectus has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Folgers presented may be different from those that would have resulted had Folgers been operated as a standalone company. For example, in preparing Folgers’ financial statements, P&G made an appropriate allocation of costs and expenses that are attributable to the Coffee Business. However, these costs and expenses reflect the costs and expenses attributable to the Coffee Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by Folgers had it been operated independently and may not reflect costs and expenses that would have been incurred had Folgers been supported as a subsidiary of Smucker. As a result, the historical financial information of Folgers may not be a reliable indicator of future results.

Smucker may be unable to provide benefits and services or access to equivalent financial strength and resources to the Coffee Business that historically have been provided by P&G.

Folgers has been able to receive benefits and services from P&G and has been able to benefit from P&G’s financial strength and extensive business relationships. After the Transactions, the Coffee Business will be owned by a subsidiary of Smucker and will no longer benefit from P&G’s resources. While Smucker has entered into separation related agreements and P&G has agreed to provide certain transition services for at least six months and up to one year following the Transactions, it cannot be assured that Smucker will be able to adequately replace those resources or replace them at the same cost. If Smucker is not able to replace the resources provided by P&G or is unable to replace them at the same cost or is delayed in replacing the resources provided by P&G, Smucker’s results of operations may be negatively impacted.

Smucker may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

Even if the Distribution otherwise qualifies for tax-free treatment under section 355 of the Code, the Distribution generally would not qualify as a transaction that is tax-free to P&G if a 50% or greater interest (by vote or value) of P&G stock, Folgers stock or Smucker stock were treated as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution.

The Tax Matters Agreement will require that the Smucker Group, for a two-year period following the date of the Distribution, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated as part of a plan under which a 50% or greater interest (by vote or value) in Smucker is acquired or could otherwise cause the Distribution to become taxable to P&G. Unless Smucker delivers certain unqualified opinions of tax counsel or rulings from the IRS reasonably acceptable to P&G, in each case, confirming that a proposed action would not cause the Transactions to become taxable, Smucker and Folgers are each prohibited during the two-year period following the date of the Distribution from:

•	issuing, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating;

•	discontinuing, selling, transferring or ceasing to maintain its active business; or

•	engaging in other actions or transactions that could jeopardize the reorganization status of the Distribution and certain related transactions.

If Smucker or Folgers takes any of the actions above and such actions result in tax-related losses to P&G, then the Smucker Group generally would be required to indemnify P&G for such losses. See “Additional Agreements—Tax Matters Agreement.”

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Smucker may be limited, during the two-year period following the Distribution, in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may maximize the value of the business. Also, Smucker’s potential indemnity obligation to P&G might discourage, delay or prevent a change of control transaction during this two-year period that Smucker shareholders may consider favorable.

Tendering P&G shareholders may receive a reduced discount or may not receive any discount in the exchange offer.

The exchange offer is designed to permit you to exchange your shares of P&G common stock for shares of Folgers common stock at a discount of approximately [—]%. Stated another way, for each $1.00 of your shares of P&G common stock accepted in the exchange offer, you will receive approximately $[—] of shares of Folgers common stock whereby the value of the shares of P&G common stock will be based on the Average P&G Stock Price and the value of the Folgers common stock will be based on the Average Smucker Stock Price calculated as described in this prospectus. The number of shares you can receive is, however, subject to an upper limit of [—] shares of Folgers common stock for each share of P&G common stock accepted in the exchange offer. As a result, you may receive less than $[—] of shares of Folgers common stock for each $1.00 of shares of P&G common stock, depending on the Average P&G Stock Price and the Average Smucker Stock Price. Because of the limit on the number of shares of Folgers common stock you may receive in the exchange offer, if there is a drop of sufficient magnitude in the trading price of Smucker common shares relative to the trading price of shares of P&G common stock, or if there is an increase of sufficient magnitude in the trading price of shares of P&G common stock relative to the trading price of Smucker common shares, you may not receive $[—] of shares of Folgers common stock for each $1.00 of shares of P&G common stock, and could receive much less.

For example, if the Average P&G Stock Price was $[—] (the highest closing price for shares of P&G common stock on the NYSE during the three-month period prior to commencement of the exchange offer) and the Average Smucker Stock Price was $[—] (the lowest closing price for Smucker common shares on the NYSE during that three-month period), the value of shares of Folgers common stock, based on the Smucker common shares price, received for shares of P&G common stock accepted for exchange would be approximately $[—] for each $1.00 of shares of P&G common stock accepted for exchange.

In addition, there is no assurance that holders of shares of P&G common stock that are exchanged for shares of Folgers common stock in the exchange offer will be able to sell the Smucker common shares after receipt in the Merger at prices comparable to the Average Smucker Stock Price.

There may also be circumstances under which you would receive fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, than you would have received if the exchange ratio were determined using the closing prices of shares of P&G common stock and Smucker common shares on the Expiration Date.

For example, if the trading price of shares of P&G common stock were to increase during the last two trading days of the exchange offer period, the Average P&G Stock Price would likely be lower than the closing price of shares of P&G common stock on the Expiration Date. As a result, you may receive fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, for each $1.00 of shares of P&G common stock than you would have if the Average P&G Stock Price were calculated on the basis of the closing price of shares of P&G common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price of Smucker common shares were to decrease during the last two trading days of the exchange offer period, the Average Smucker Stock Price would likely be higher than the closing price of Smucker common shares on the Expiration Date. This could also result in your receiving fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, for each $1.00 of shares of P&G common stock than you would otherwise receive if the Average Smucker Stock Price were calculated on the basis of the closing price of Smucker common shares on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period.

The trading prices of Smucker common shares may not be an appropriate proxy for the prices of shares of Folgers common stock.

The value of the Folgers common stock for purposes of the exchange offer is based on the trading prices for Smucker common shares, which may not be an appropriate proxy for the prices of shares of Folgers common stock. There is currently no trading market for shares of Folgers common stock and no such market will be established in the future. Immediately following the consummation of the exchange offer, Folgers will be merged with Merger Sub, and Folgers will continue as the surviving company and a wholly owned subsidiary of Smucker. Each outstanding share of Folgers common stock will automatically be converted into the right to receive one Smucker common share. There can be no assurance, however, that Smucker common shares after the issuance of shares of Folgers common stock and the Merger will trade on the same basis as Smucker common shares trade prior to the Transactions. In addition, it is possible that the trading prices of Smucker common shares prior to consummation of the Merger will not fully reflect the anticipated value of Smucker common shares after the Merger; for example, trading prices of Smucker common shares during the Averaging Period could reflect some uncertainty as to the timing or consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.

Following the exchange of Smucker common shares for shares of Folgers common stock in connection with the Merger the former holders of shares of Folgers common stock may experience a delay prior to receiving their Smucker common shares or their cash in lieu of fractional shares, if any.

Following the exchange of Smucker common shares for shares of Folgers common stock, the former holders of shares of Folgers common stock will receive their Smucker common shares or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the transfer agent. Until the distribution of the Smucker common shares to the individual shareholder has been completed, the relevant holder of Smucker common shares will not be able to sell the Smucker common shares. Consequently, in case the market price for Smucker common shares should decrease during that period, the relevant shareholder would not be able to stop any losses by selling the Smucker common shares. Similarly, the former holders of shares of Folgers common stock who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant shareholder has been completed, and they will not receive interest payments for this time period.

P&G shareholders’ investment will be subject to different risks after the exchange offer regardless of whether they elect to participate in the exchange offer.

•

If P&G shareholders exchange all of their shares of P&G common stock and the exchange offer is not oversubscribed, then they will no longer have an interest in P&G, but instead they will directly own an interest in Smucker. As a result, their investment will be subject exclusively to risks associated with Smucker and not risks associated solely with P&G. Smucker’s business is less diversified than that of P&G and Smucker’s market capitalization is not as large as that of P&G. Accordingly, Smucker’s business may be more susceptible to the risks associated with the production and packaging of branded food products. Smucker’s smaller market capitalization may also subject its shareholders to greater stock price volatility as compared to the volatility generally experienced by P&G shareholders.

•

If P&G shareholders exchange all of their shares of P&G common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described below and, unless their odd-lot tender is not subject to proration, P&G shareholders will own an interest in both P&G and Smucker. As a result, their investment will continue to be subject to risks associated with both P&G and Smucker.

•

If P&G shareholders exchange some, but not all, of their shares of P&G common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of P&G common stock they own will decrease (unless they otherwise acquire shares of P&G common stock), while the number of shares of Folgers common stock, and therefore effectively Smucker common shares, they own will increase. As a result, their investment will continue to be subject to risks associated with both P&G and Smucker.

•

If P&G shareholders do not exchange any of their shares of P&G common stock and the exchange offer is fully subscribed, then their interest in P&G will increase on a percentage basis, while their indirect ownership in Folgers will be eliminated. As a result, their investment will be subject exclusively to risks associated with P&G and not risks associated solely with Folgers because P&G will no longer have an investment in Folgers.

•

If P&G shareholders remain stockholders of P&G following the completion of the exchange offer and P&G completes the spin-off described under “The Transactions,” then they may receive Smucker common shares (although they may instead receive only cash in lieu of a fractional share). As a result, their investment may be subject to risks associated with both P&G and Smucker.

Whether or not P&G shareholders tender their shares of P&G common stock, the shares they then hold after the completion of the exchange offer will reflect a different investment from the investment they previously held.

Smucker expects to incur significant one-time costs associated with the Transactions that could affect the period to period operating results of Smucker following the completion of the Transactions.

Smucker anticipates that it will incur one-time charges of approximately $100 million as a result of costs associated with the Transactions. Smucker will not be able to quantify the exact amount of this charge or the period in which it will be incurred until after the Transactions are completed. Some of the factors affecting the costs associated with the Transactions include the timing of the completion of the Transactions, the resources required in integrating the Coffee Business with Smucker’s existing businesses and the length of time during which transition services are provided to Smucker by P&G. The amount and timing of this charge could adversely affect the period to period operating results of Smucker, which could result in a reduction in the market price of Smucker common shares.

Risks Relating to Folgers and the Coffee Industry

Upon the completion of the Transactions, a wholly owned subsidiary of Smucker will own the Coffee Business. The Coffee Business will represent a significant portion of the combined operations of Smucker. On a pro forma basis, the Coffee Business would have represented approximately 41 percent of the total net sales and approximately 56 percent of the total operating income of Smucker for the fiscal year ended April 30, 2008. See “Selected Historical and Pro Forma Financial Data—Unaudited Condensed Combined Pro Forma Financial Data of Smucker” for more information.

Because Folgers’ business is highly dependent upon coffee products, any change in demand or consumer preferences related to coffee products in the United States could materially adversely affect Folgers’ revenues and profitability.

Folgers’ business is focused on one product category: coffee products. Folgers’ operations consist of sourcing, blending and roasting green coffee beans and packaging, marketing and distributing various coffee products, including roast and ground coffee and instant coffee.

Demand for Folgers’ products in the United States is affected by various factors, including:

•	consumer tastes and preferences, including the trend to away-from-home coffee products;

•	competing retail coffee and other beverage products;

•	perceived or actual health risks;

•	brand loyalty;

•	demographic trends; and

•	national, regional and local economic conditions.

Because of Folgers’ reliance on coffee products, any decrease in demand for the sale of coffee products, and in particular packaged coffee, in the United States would harm Folgers’ business and could materially adversely affect Folgers’ revenues and operating results. Folgers’ results of operations substantially depend upon its ability to continue to conceive, design, source and market new products and upon continuing market acceptance of its existing and future products, including the new products in the roast and ground and gourmet markets. If Folgers’ new products do not receive market acceptance, the value of Folgers’ brands and its sales and profitability could be impaired.

Consumer preferences often change, moving from one trend to another among many product or retail concepts. Continuing shifts in consumer preferences away from coffee generally or to other coffee products, such as ready-to-drink and prepared products in the away-from-home market, would have a material adverse effect on Folgers’ financial condition and results of operations. Folgers’ continued success will depend in part on its ability to anticipate, identify and respond quickly to changing consumer preferences.

Increases in cost and decreases in availability of green coffee beans could impact Folgers’ profitability and growth.

The cost of green coffee beans is subject to significant volatility. In the last three fiscal years, the cost of green coffee beans represented between 50% and 60% of Folgers’ cost of products sold. Changes in the price or availability of green coffee beans could have a material adverse effect on Folgers’ financial condition and results of operations and cash flow.

Coffee is a traded commodity, and coffee prices and supply are subject to significant volatility beyond Folgers’ control and can be affected by a number of factors including:

•	weather patterns in coffee producing countries;

•	domestic and worldwide economic and political conditions, including the relative strength or weakness of the U.S. dollar;

•	general economic conditions that make commodities more or less attractive investment options; and

•

attempts to establish commodity price controls through quotas or supply restrictions by coffee-producing countries and certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries.

Similarly, decreased production of high quality green coffee beans could adversely affect Folgers’ business. A supply shortage of green coffee beans may result in beans becoming unavailable or more expensive. Folgers may not be able to pass through cost increases to its customers because of the competitive nature of the coffee industry. If Folgers is unable to pass increased coffee costs to its customers, its profitability will suffer accordingly. Even if Folgers is able to pass through increased costs to its customers, its operating margin could decrease. In addition, sudden decreases in the costs of green coffee beans could force Folgers to reduce sales prices before realizing cost savings in its inventory, which also negatively affects profitability. Additionally, as a result of price increases, consumers could move from the purchase of higher-priced branded products to lower-priced store brands or other products, thereby negatively affecting Folgers’ financial condition and profitability.

If Folgers’ hedging policy is not effective, Folgers may not be able to manage its coffee costs and could be forced to pay more for green coffee beans, reducing its profitability.

Historically, Folgers has used short-term coffee futures and options contracts to hedge the effects of volatile green coffee bean prices. Folgers has typically entered into hedging arrangements for periods of less than one year. These hedging arrangements do not afford Folgers full protection against the volatility of changes in the price of green coffee beans. No hedging strategy can completely eliminate pricing risks for green coffee beans. Folgers generally remains exposed to loss when prices change significantly in a short period of time. Folgers’ hedging strategy and practices may not adequately offset the risks of coffee bean price volatility and could result in losses.

The loss of any of Folgers’ key customers or a material change in customer relationships could negatively affect its revenues and decrease Folgers’ earnings.

Folgers sells a significant portion of its products to a relatively limited number of customers. Sales to Wal-Mart Stores, Inc. in fiscal 2007 represented 29% of Folgers’ combined net sales. Folgers’ top ten customers represented 61% of Folgers’ combined net sales in the same period. Folgers does not typically enter into long-term contracts with its customers. Instead, Folgers’ customers make purchase decisions based on a combination of price, product quality, consumer demand, customer service performance and trade promotions. Maintaining key customer relationships is dependent upon many factors and the loss of, or reduction in sales to, these customers could negatively affect Folgers’ revenues and decrease Folgers’ earnings.

Higher energy costs and other factors affecting the cost of producing and distributing Folgers’ products could adversely affect Folgers’ financial results.

Folgers relies on natural gas, diesel and plastic resins for the production, packaging and distribution of its coffee products and Folgers cannot always pass cost increases of these resources through to its customers. Substantial future increases in prices for, or shortages of, these resources would have a material adverse effect on Folgers’ results of operations and financial condition. Additionally, as a result of increases of Folgers’ product prices to offset higher input costs, consumers could move from the purchase of higher priced branded products to lower priced store brands or other products, thereby negatively affecting Folgers’ financial condition and profitability.

Folgers’ continued success depends substantially on consumer perceptions of the Folgers brand.

Sales of Folgers brand products generally represent a significant portion of Folgers’ combined net sales. P&G believes that maintaining and continually enhancing the value of the Folgers brand is critical to Folgers’ continued success. Brand value is based in large part on consumer perceptions and Folgers’ success in promoting and enhancing its brand value depends in large part on its ability to provide high quality products. Folgers’ brand value could diminish significantly as a result of a number of factors, such as if Folgers fails to preserve the quality of its products, if Folgers is perceived to act in an irresponsible manner, if Folgers otherwise receives negative publicity, if Folgers fails to deliver a consistently positive consumer experience or if Folgers products become unavailable to consumers. If Folgers’ brand value is diminished, Folgers’ revenues and operating results could be materially adversely affected. In addition, anything that adversely affects the Dunkin’ Donuts® brand could adversely affect the success of Folgers’ exclusive licensing agreement with Dunkin’ Donuts LLC.

Folgers’ growth strategy for its gourmet products may not perform as expected.

Folgers’ growth strategy for its gourmet products includes increasing sales of Folgers Gourmet Selections products and Dunkin’ Donuts® licensed retail packaged coffee products, expanding the scope of its gourmet products offerings and increasing its sales and marketing efforts. This growth strategy for Folgers’ gourmet products exposes Folgers to a number of risks, including the following:

•	increased marketing efforts require additional expense to generate business;

•	new product offerings may compete with existing products;

•	expanding the scope of the gourmet product offerings requires additional expense and may require Folgers to enter into new markets and compete with additional competitors;

•	Folgers’ ability to address the challenges in the Millstone business; and

•	increased strain on Folgers’ managerial, operational, financial and other resources.

Folgers’ ability to innovate and execute in these areas will determine the extent to which it can achieve its growth strategy in the gourmet market. If there is any failure by Folgers to properly execute upon its strategy, Folgers may not realize additional revenue or profitability from its efforts and it may incur additional expenses. Similarly, if Folgers’ relationship with Dunkin’ Donuts LLC is no longer successful or if the licensing agreement is terminated, Folgers’ revenues and profitability could be adversely affected. In addition, Folgers may lose market share if consumers purchase gourmet coffee products from Folgers’ competitors.

If there is a significant interruption in the operation of any of Folgers’ facilities, Folgers may not have the capacity to service its customers in a timely manner, thereby reducing its revenues and earnings.

A significant interruption in the operation of any of Folgers’ roasting, warehouse or distribution facilities, particularly the facilities in New Orleans where approximately 80% of Folgers’ production capacity is located, whether as a result of a natural disaster or other causes, could significantly impair Folgers’ ability to operate its business. For example, in August 2005, Hurricane Katrina caused catastrophic damage to the New Orleans area. Following the hurricane, production at Folgers’ New Orleans facility was interrupted for approximately two months, resulting in a significant decline in Folgers’ revenues for the first half of fiscal 2006. If there were another significant interruption in the operation of one of Folgers’ facilities, Folgers may not be able to quickly or successfully repair or adequately staff the facility or attract and retain employees. If that were to happen, Folgers may not have the capacity to service all of its customers from its other operating facilities and may lose business to its competitors. As a result, Folgers’ revenues and earnings could be materially adversely affected.

Consolidation in the retail industry could adversely affect Folgers’ sales and profitability.

As the consolidation trend among Folgers’ retail customers continues and its customers, including mass merchandisers, consolidate, grow larger and become more sophisticated, they may have greater leverage to demand lower pricing, increased promotional programs or special packaging. Meeting these demands could adversely affect Folgers’ profitability. If Folgers fails to effectively respond to customer demands, Folgers’ sales and profitability could be adversely affected.

Folgers’ proprietary brands, packaging designs and roasting methods are essential to the value of its business and the inability to protect these could harm the value of its brands and adversely affect its sales and profitability.

The success of Folgers’ business depends significantly on its brands, know-how and other intellectual property. Folgers relies on a combination of trademarks, service marks, trade secrets, patents, copyrights and similar rights to protect its intellectual property. The success of Folgers’ growth strategy depends on its continued ability to use its existing trademarks and service marks in order to maintain and increase brand awareness and further develop its brand. If Folgers’ efforts to protect its intellectual property are not adequate, or if any third party misappropriates or infringes on its intellectual property, the value of Folgers’ brand may be harmed, which could have a material adverse effect on its business. From time to time, Folgers is engaged in litigation to protect its intellectual property, which could result in substantial costs to Folgers as well as diversion of management attention. See also “Information on Folgers—Intellectual Property.”

Additionally, Folgers considers its proprietary roasting methods essential to the consistent flavor and richness of its coffee products and, therefore, essential to its brands. Because many of the roasting methods used by Folgers are not protected by patents, it may be difficult for Folgers to prevent competitors from copying its roasting methods if such methods become known. P&G also believes that Folgers’ packaging innovations, such as brick packaging technology and its AromaSeal canisters, are important to Folgers’ marketing and operational efforts. If Folgers’ competitors copy its roasting or packaging methods or develop more advanced roasting or packaging methods, the value of Folgers’ coffee brand may be diminished, and Folgers could lose customers to its competitors.

The retail coffee industry is highly competitive and if Folgers cannot compete successfully, it may experience reduced sales and profitability.

The coffee industry is highly competitive and is particularly sensitive to price, as well as competition associated with quality, reputation and brand loyalty. To the extent that one or more of Folgers’ competitors becomes more successful with respect to any key competitive factor, Folgers’ ability to attract and retain customers and grow its business could be materially adversely affected. Folgers’ branded coffee products compete with private label coffee and other branded coffees. Some competitors, such as Kraft Foods Global, Inc., have greater financial, marketing, distribution, management and other resources than Folgers. Folgers also competes with away-from-home coffee companies, such as Starbucks Corp. and quick service and casual dining restaurants, and increasing consumer preference for an away-from-home coffee experience could decrease sales in the at-home market. If Folgers is unable to compete successfully against existing and new competitors, Folgers would lose customers or experience reduced sales and profitability.

Additionally, there are relatively low barriers to entry in the coffee industry, which may encourage new competitors to enter the market, such as regional coffee companies. Folgers competes with other roasted coffee producers for shelf and merchandising space at many of Folgers’ customers’ retail locations, especially during the key merchandising periods leading up to the Thanksgiving/Christmas and Easter holiday seasons.

Folgers could be subject to adverse publicity or claims from consumers.

Folgers’ products contain caffeine and other active compounds, the health effects of which are the subject of increasing public scrutiny, including the suggestion that consumption of coffee, caffeine and other active compounds can have adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in Folgers’ products, product recalls or negative publicity or litigation arising from other health risks could significantly reduce the demand for Folgers’ products.

Folgers may also be subject to complaints from or litigation by consumers who allege beverage-related illness, or other quality, health or operational concerns. Adverse publicity resulting from such allegations could materially adversely affect Folgers, regardless of whether such allegations are true or whether Folgers is ultimately held liable. A lawsuit or claim could result in an adverse decision against Folgers, which could have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with health, environmental, safety and other government regulations applicable to Folgers could affect profitability.

As a producer and marketer of food items, Folgers is subject to regulation by various governmental agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission, the Environmental Protection Agency, the Department of Labor and the Department of Commerce, as well as various state agencies, with respect to production processes, product quality, packaging, labeling, storage and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for quality, purity and labeling. Other agencies and bodies outside of the United States where Folgers sells its products, as well as states and municipalities also regulate Folgers’ activities. Folgers’ failure to fully comply with these laws and regulations or changes in any of these laws or regulations could have a material adverse affect on Folgers’ operations, sales and profitability.

Folgers may be subject to work stoppages, which could increase Folgers’ operating costs and disrupt its operations.

A substantial portion of Folgers’ workforce is currently represented by various labor unions. If Folgers’ unionized workers were to engage in a strike, work stoppage or other slowdown in the future, Folgers could experience a significant disruption of its operations and an increase in its operating costs, which could have a material adverse effect on Folgers.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.

You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this prospectus, including the following important factors and assumptions, could affect the future results of Smucker following the Transactions and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly corn, wheat, soybean oil, milk and green coffee beans, are procured and the related impact on costs;

•

the successful integration of the Coffee Business with Smucker’s business, operations and culture and the ability to realize synergies and other potential benefits of the Transactions within the time frames currently contemplated;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;

•	the ability to successfully implement price changes;

•	the success and cost of introducing new products and the competitive response;

•	the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses, which will include the Coffee Business after the completion of the Transactions;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•

the concentration of certain of Smucker’s businesses, which will include the Coffee Business after the completion of the Transactions, with key customers and the ability to manage and maintain key customer relationships;

•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;

•	changes in consumer coffee preferences, and other factors affecting the Coffee Business, which will represent a substantial portion of Smucker’s business after the completion of the Transactions;

•	the ability of Smucker and Folgers to obtain any required financing;

•	the timing and amount of Smucker’s capital expenditures, restructuring, and merger and integration costs;

•	the outcome of current and future tax examinations and other tax matters, and their related impact on Smucker’s tax positions;

•	foreign currency and interest rate fluctuations;

•	other factors affecting share prices and capital markets generally; and

•	the other factors described under “Risk Factors.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this prospectus. None of P&G, Folgers, Smucker or the dealer manager assumes any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

P&G is offering to exchange all shares of Folgers common stock, which are owned by P&G, for shares of P&G common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto), by 12:00 midnight, New York City time, on [•], 2008, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on [•], 2008 or any later date to which the exchange offer is extended, is referred to in this prospectus as the “Expiration Date.” You may tender all, some or none of your shares of P&G common stock.

P&G is offering approximately 63,077,885 shares of Folgers common stock in the exchange offer. The aggregate number of shares of Folgers common stock offered in the exchange offer is subject to increase if Folgers is not able to fully finance the $350 million cash dividend to P&G (see “The Transactions—Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders”). In the exchange offer, P&G is offering all the shares of Folgers common stock it holds on the date of consummation of the exchange offer. The number of shares of P&G common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio, the number of shares of Folgers common stock offered and the number of shares of P&G common stock validly tendered and not withdrawn.

P&G’s obligation to complete the exchange offer is subject to important conditions that are described in the section entitled “—Conditions for Consummation of the Exchange Offer.”

For each share of P&G common stock that you tender in the exchange offer and do not withdraw, you will receive a number of shares of Folgers common stock at a discount of approximately [•]%, subject to an upper limit of [•] shares of Folgers common stock per share of P&G common stock. Stated another way, subject to the upper limit described below, for each $1.00 of shares of P&G common stock accepted in the exchange offer, you will receive approximately $[•] of shares of Folgers common stock based on the Average P&G Stock Price and the Average Smucker Stock Price as determined by P&G.

The Average P&G Stock Price and the Average Smucker Stock Price will be equal to: (1) with respect to shares of P&G common stock, the simple arithmetic average of the daily VWAP of shares of P&G common stock on the NYSE during the Averaging Period as determined by P&G; and (2) with respect to shares of Folgers common stock, the simple arithmetic average of the daily VWAP of Smucker common shares on the NYSE during the Averaging Period as determined by P&G.

The daily VWAP as determined by P&G will be definitive and may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

Upper Limit

The number of shares of Folgers common stock that you can receive is subject to an upper limit of [•] shares of Folgers common stock for each share of P&G common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $[•] of shares of Folgers common stock for each $1.00 of shares of P&G common stock that you tender, and you could receive much less. This limit was calculated based on a [•]% discount for shares of Folgers common stock based on the closing prices of shares of P&G common stock and Smucker common shares on [•], 2008 (the trading day before the date of this prospectus). P&G set this limit to ensure that there would not be an unduly high number of shares of Folgers common stock being exchanged for each share of P&G common stock accepted in the exchange offer.

Pricing Mechanism

The terms of the exchange offer are designed to result in you receiving $[•] of shares of Folgers common stock for each $1.00 of shares of P&G common stock tendered, based on the Average P&G Stock Price and the Average Smucker Stock Price determined as described above and subject to the upper limit. Regardless of the final exchange ratio, the terms of the exchange offer would always result in you receiving approximately $[•] of shares of Folgers common stock for each $1.00 of shares of P&G common stock, based on the Average P&G Stock Price and the Average Smucker Stock Price, so long as the limit is not in effect.

In other words, the following formula will be used to calculate the number of shares of Folgers common stock you will receive for shares of P&G common stock accepted in the exchange offer:

Number of shares of Folgers common stock	=	Number of shares of P&G common stock tendered and accepted, multiplied by the lesser of:	(a) [•] and	(b) the Average P&G Stock Price divided by [•]% of the Average Smucker Stock Price

The Average P&G Stock Price for purposes of the exchange offer will equal the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of shares of P&G common stock on the NYSE during a period of three consecutive trading days (currently expected to be [•], 2008, [•], 2008, and [•], 2008) ending on and including the second trading day immediately preceding the Expiration Date (the “Averaging Period”). The value of a share of Folgers common stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of Smucker common shares on the NYSE during the Averaging Period.

The final exchange ratio and the daily VWAPs used to calculate the final exchange ratio will each be rounded to four decimals.

To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAPs during the Averaging Period is $[•] per share of P&G common stock and $[•] per share of Smucker common shares, you would receive [•] shares ($[•] divided by [•]% of $[•]) of Folgers common stock for each share of P&G common stock accepted in the exchange offer. In this example, the limit of [•] shares of Folgers common stock for each share of P&G common stock would not apply.

Example 2: Assuming that the average of the daily VWAPs during the Averaging Period is $[•] per share of P&G common stock and $[•] per share of Smucker common shares, the limit would apply and you would only receive [•] shares of Folgers common stock for each share of P&G common stock accepted in the exchange offer because the limit is less than [•] shares ($[•] divided by [•]% of $[•]) of Folgers common stock for each share of P&G common stock.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of Folgers common stock that you will receive for each share of P&G common stock accepted in the exchange offer will be announced by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date. After that time, you may also contact the information agent to obtain the final exchange ratio at its toll-free number provided on the back cover of this prospectus.

If a market disruption event occurs with respect to shares of P&G common stock or Smucker common shares on any day during the Averaging Period, both the Average P&G Stock Price and the Average Smucker

Stock Price will be determined using the daily VWAPs of shares of P&G common stock and Smucker common shares on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both shares of P&G common stock and Smucker common shares. If, however, P&G decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. See “—Conditions for Consummation of the Exchange Offer.”

Since the exchange offer is scheduled to expire at 12:00 midnight, New York City time, on the Expiration Date and the final exchange ratio will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date, you will be able to tender or withdraw your shares of P&G common stock after the final exchange ratio is determined. For more information on tendering and withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

If the trading price of shares of P&G common stock were to increase during the last two trading days of the exchange offer period, the Average P&G Stock Price would likely be lower than the closing price of shares of P&G common stock on the Expiration Date. As a result, you may receive fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, for each $1.00 of shares of P&G common stock than you would have if the Average P&G Stock Price were calculated on the basis of the closing price of shares of P&G common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price of Smucker common shares were to decrease during the last two trading days of the exchange offer period, the Average Smucker Stock Price would likely be higher than the closing price of Smucker common shares on the Expiration Date. This could also result in your receiving fewer shares of Folgers common stock, and therefore effectively fewer Smucker common shares, for each $1.00 of shares of P&G common stock than you would otherwise receive if the Average Smucker Stock Price were calculated on the basis of the closing price of Smucker common shares on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period.

The number of shares of P&G common stock that may be accepted in the exchange offer may be subject to proration. Depending on the number of shares of P&G common stock validly tendered in the exchange offer, and not properly withdrawn, and the final exchange ratio, determined as described above, P&G may have to limit the number of shares of P&G common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 shares of P&G Common Stock.”

This prospectus and related documents are being sent to:

•	persons who directly held shares of P&G common stock on [•], 2008. On that date, there were [•] shares of P&G common stock outstanding, which were held of record by approximately [•] shareholders; and

•

brokers, banks and similar persons whose names or the names of whose nominees appear on P&G’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of P&G common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered more shares of P&G common stock than P&G is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Folgers common stock owned by P&G), P&G will accept for exchange the shares of P&G common stock validly tendered and not withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not withdrawn (rounded to the nearest whole number of shares of P&G common stock, and subject to any adjustment necessary to ensure the exchange of all shares of Folgers common stock owned by P&G), except for tenders of odd-lots, as described below.

Except as otherwise provided in this section, beneficial holders of less than 100 shares of P&G common stock who validly tender all of their shares may elect not to be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares P&G common stock are not eligible for this preference.

Any beneficial holder of less than 100 shares of P&G common stock who wishes to tender all of the shares must complete the box entitled “Odd-Lot Shares” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

P&G will announce the preliminary proration factor by press release as promptly as practicable after the Expiration Date. Upon determining the number of shares of P&G common stock validly tendered for exchange, P&G will announce the final results, including the final proration factor.

Any shares of P&G common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering shareholder promptly after the final proration factor is determined.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Fractional shares of Folgers common stock will be issued in the Distribution but the shares of Folgers common stock (including the fractional shares) will be held by the exchange agent in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. Upon completion of the Merger, each whole share of Folgers common stock issued in the Distribution will automatically convert into the right to receive one Smucker common share. No fractional Smucker common shares will be issued in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of fractional shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the exchange agent’s sale in the open market, no later than twenty business days after the completion of the Transactions, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

Exchange of Shares of P&G Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), P&G will accept for exchange, and will exchange, for shares of Folgers common stock owned by P&G, the shares of P&G common stock validly tendered, and not properly withdrawn, prior to the expiration of the exchange offer, promptly after the Expiration Date.

The exchange of shares of P&G common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of P&G common stock (other than Direct Registration Shares) or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (b) the letter of transmittal for shares of P&G common stock, properly completed and duly executed (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

For purposes of the exchange offer, P&G will be deemed to have accepted for exchange, and thereby exchanged, shares of P&G common stock validly tendered and not properly withdrawn if and when P&G notifies the exchange agent of its acceptance of the tenders of those shares of P&G common stock pursuant to the exchange offer.

On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. Pursuant to the Merger, each share of Folgers common stock issued to P&G shareholders in the Distribution will automatically convert into the right to receive one Smucker common share. Upon the consummation of the exchange offer, Smucker will deposit with its transfer agent global certificates representing Smucker common shares, with irrevocable instructions to hold the Smucker common shares in trust for the holders of shares of Folgers common stock. Smucker common shares and/or cash in lieu of fractional shares, will be transferred to the holders of shares of Folgers common stock as promptly as practicable after the Merger and P&G’s notice and determination of the final proration factor. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If P&G does not accept for exchange any tendered shares of P&G common stock for any reason pursuant to the terms and conditions of the exchange offer, the exchange agent (a) in the case of shares of P&G common stock held in certificated form, will return certificates representing such shares without expense to the tendering shareholder and (b) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering,” will credit such shares to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Procedures for Tendering

Shares Held in Certificated Form

If you hold certificates representing shares of P&G common stock, you must deliver to the exchange agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees and any other required documents, and the certificates representing the shares of P&G common stock tendered.

Shares Held in Book-Entry Direct Registration System and/or Direct Purchase Plan

If you hold your shares of P&G common stock in book-entry via the Direct Registration System or in the P&G Direct Purchase Plan, which shares are referred to as Direct Registration Shares, you must deliver to the exchange agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees and any other required documents. Since certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of P&G common stock. If that institution holds shares of P&G common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of P&G common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of P&G common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that P&G may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of P&G common stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of P&G common stock by causing The Depository Trust Company to transfer such shares into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

If you hold shares of P&G common stock through a P&G benefit plan, you must contact the appropriate independent fiduciary under your plan. The decision whether to allow plan participants to exchange shares of P&G common stock held in P&G benefit plans will be made by the appropriate independent fiduciary appointed under each of those plans at a later date.

General Instructions

Do not send letters of transmittal and certificates representing shares of P&G common stock to P&G, Smucker, Folgers, the dealer manager or the information agent. Letters of transmittal for shares of P&G common stock and certificates representing shares of P&G common stock should be sent to the exchange agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by P&G.

Whether you tender your shares of P&G common stock by delivery of certificates or through your broker, the exchange agent must receive the letter of transmittal for shares of P&G common stock and the certificates representing your shares of P&G common stock at the address set forth on the back cover of this prospectus prior to the expiration of the exchange offer. Alternatively, in case of a book-entry transfer of shares of P&G common stock through The Depository Trust Company, the exchange agent must receive the agent’s message and a book-entry confirmation.

Letters of transmittal for shares of P&G common stock and certificates representing shares of P&G common stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your shares of P&G common stock.

Signature Guarantees

Signatures on all letters of transmittal for shares of P&G common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of P&G common stock are tendered either (1) by a registered shareholder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the shares of P&G common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of P&G common stock pursuant to the exchange offer but (1) your certificates are not immediately available; (2) you cannot deliver the shares or other required documents to the exchange agent on or before the Expiration Date; or (3) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your shares of P&G common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the Expiration Date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by P&G, in the manner provided below; and

•

within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (1)(A) certificates representing all physically tendered shares of P&G common stock and (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the exchange agent’s account at The Depository Trust Company; (2) a letter of transmittal for shares of P&G common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (3) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of shares of P&G common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Effect of Tenders

A tender of shares of P&G common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to P&G that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of P&G common stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, P&G will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of P&G common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of P&G common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of P&G common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of shares of P&G common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of P&G common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the exchange agent’s account at The Depository Trust Company; (b) the letter of transmittal for P&G common stock, properly completed and duly executed (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message; and (c) any other required documents.

Appointment of Attorneys-in-Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint P&G’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of P&G common stock tendered and accepted for exchange by P&G and with respect to any and all other shares of P&G common stock and other securities issued or issuable in respect of the shares of P&G common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that P&G deposits the shares of Folgers common stock for the shares of P&G common stock that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered shares of P&G common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). P&G’s designees will, with respect to the shares of P&G common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. P&G reserves the right to require that, in order for shares of P&G common stock to be deemed validly tendered, immediately upon P&G’s acceptance for exchange of those shares of P&G common stock, P&G must be able to exercise full voting rights with respect to such shares.

Determination of Validity

P&G will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of P&G common stock, in P&G’s sole discretion, and its determination shall be final and binding. P&G reserves the absolute right to reject any and all tenders of shares of P&G common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. P&G also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any shares of P&G common stock. No tender of shares of P&G common stock is valid until all defects and irregularities in tenders of shares of P&G common stock have been cured or waived. Neither P&G nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of P&G common stock or will incur any liability for failure to give any such notification. P&G’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement

The tender of shares of P&G common stock pursuant to any of the procedures described above will constitute a binding agreement between P&G and you upon the terms of and subject to the conditions to the exchange offer.

The method of delivery of share certificates of shares of P&G common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of P&G common stock evidenced by any share certificate you deliver to the exchange agent, then you will need to fill in the number of shares that you are tendering in the box entitled “Number of Shares Tendered” under the heading “Certificated Shares” in the table on the first page of the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. In those cases, as soon as practicable after the Expiration Date, the exchange agent will credit the remainder of the common stock that were evidenced by the certificate(s) but not tendered to a Direct Registration Share account in the name of the registered holder maintained by P&G’s transfer agent, unless otherwise provided in “Special Issuance and Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. Unless you indicate otherwise in your letter of transmittal, all of the common stock represented by share certificates you deliver to the exchange agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Lost or Destroyed Certificates

If your certificate(s) representing shares of P&G common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, please contact P&G Shareholder Services at [—] regarding the requirements for replacement of the certificate(s). You may be asked to post a surety bond for your lost shares of P&G common stock. Your shares of P&G common stock will not be included in the exchange offer unless you satisfy the requirements for replacement for your lost or destroyed certificate(s). You are urged to call P&G Shareholder Services immediately to ensure timely processing of the documentation.

Withdrawal Rights

Shares of P&G common stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date and, unless P&G has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once P&G accepts shares of P&G common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of P&G common stock to be effective, the exchange agent must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal at one of its addresses or fax numbers, respectively, set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of P&G common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of P&G common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of P&G common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

P&G will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision shall be final and binding. None of P&G, the dealer manager, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of P&G common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of P&G common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Book-Entry Accounts

Certificates representing shares of Folgers common stock will not be issued to holders of shares of P&G common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Folgers common stock to tendering holders of shares of P&G common stock, the exchange agent will hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. Immediately following the consummation of the exchange offer, Folgers will merge with Merger Sub, with Folgers surviving as a wholly owned subsidiary of Smucker, and each share of Folgers common stock will be converted into a Smucker common share and/or cash in lieu of fractional shares. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Smucker’s transfer agent will credit the Smucker common shares, into which the shares of Folgers common stock have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received Folgers common shares in the exchange offer or as a pro rata dividend, if any, and will send these holders a statement evidencing their holdings of Smucker common shares.

Extension; Termination; Amendment

Extension; Termination or Amendment by P&G

P&G expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of P&G common stock validly tendered and not withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions for consummation of the exchange offer described in the next section entitled “—Conditions for Consummation of the Exchange Offer” are not satisfied or waived prior to the expiration of the exchange offer.

P&G expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the Expiration Date, except that P&G does not intend to extend the exchange offer other than in the circumstances described above.

If P&G materially changes the terms of or information concerning the exchange offer, it will extend the exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances.

As required by law, the exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	P&G changes the method for calculating the number of shares of Folgers common stock offered in exchange for each share of P&G common stock; and

•	the exchange offer is scheduled to expire within ten business days of announcing any such change.

If P&G extends the exchange offer, is delayed in accepting for exchange any shares of P&G common stock or is unable to accept for exchange any shares of P&G common stock under the exchange offer for any reason, then, without affecting P&G’s rights under the exchange offer, the exchange agent may retain all shares of P&G common stock tendered on P&G’s behalf. These shares of P&G common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

P&G’s reservation of the right to delay acceptance of any shares of P&G common stock is subject to applicable law, which requires that P&G pay the consideration offered or return the shares of P&G common stock deposited promptly after the termination or withdrawal of the exchange offer.

P&G will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled Expiration Date.

Method of Public Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which P&G may choose to make any public announcement, P&G assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or the Public Relations Newswire.

Conditions for Consummation of the Exchange Offer

P&G will not be required to complete the exchange offer, and may extend or terminate the exchange offer, if at the scheduled expiration date:

•

P&G shareholders have validly tendered and not properly withdrawn shares of P&G common stock such that less than 59% of the shares of Folgers common stock issued to P&G in the Contribution are to be distributed in the exchange offer;

•

the Folgers’ registration statements on Forms S-4/S-l and/or the Smucker registration statement on Form S-4 shall not have become effective under the Securities Act of 1933 or any stop order suspending the effectiveness of any such registration statement shall have been issued and be in effect;

•	the Smucker common shares to be issued in the Merger shall not have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•

any condition or event occurs, or P&G reasonably expects any condition or event to occur, which P&G determines would or would be reasonably likely to cause the exchange offer and any pro rata dividend of Folgers common stock distributed to P&G shareholders if the exchange offer is undersubscribed to be taxable to P&G or its shareholders under U.S. federal income tax laws;

•

any condition precedent to the consummation of the Transactions (other than this exchange offer) pursuant to the Transaction Agreement shall not have been fulfilled or waived (except for the conditions precedent that will be fulfilled at the time of the consummation of the Transactions) or for any reason the Transactions (other than the exchange offer) cannot be consummated promptly after consummation of the exchange offer (see “The Transaction Agreement—Conditions to the Merger”);

•	either P&G or Smucker shall have given notice of termination of either the Transaction Agreement or the Separation Agreement; or

•	any of the following conditions or events has occurred, or P&G shall have reasonably determined that any of the following conditions or events is reasonably likely to occur:

—	any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over P&G, Folgers or Smucker and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain or prohibit consummation of the exchange offer;

—	any proceeding for the purpose of suspending the effectiveness of the registration statements has been initiated by the SEC and not concluded or withdrawn;

—	an “RMT Partner MAE,” as such term is defined in the Transaction Agreement;

—	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

—	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after [•], 2008;

—	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

—	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the consummation of the exchange offer;

—	if any of the situations above exists as of the commencement of the exchange offer, any material deterioration of the situation;

—	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain or make illegal consummation of the exchange offer; or

—	a “market disruption event” (as defined below) occurs with respect to shares of P&G common stock or Smucker common shares on any date in the exchange offer period and such market disruption event has impaired the benefits of the exchange offer to P&G.

Each of the foregoing conditions to the consummation of the exchange offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition.

For a summary of what constitutes a “RMT Partner MAE,” see the description of the definition of the term “material adverse effect” with respect to Smucker beginning on page 135 of this prospectus. Such summary is qualified in its entirety by the Transaction Agreement.

A “market disruption event” with respect to either shares of P&G common stock or Smucker common shares means a suspension, absence or material limitation of trading of shares of P&G common stock or Smucker common shares on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for shares of P&G common stock or Smucker common shares on the NYSE during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by P&G in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE or (2) limitations pursuant to any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of similar scope as determined by P&G shall constitute a suspension, absence or material limitation of trading.

If any of the above events occurs, P&G may:

•	terminate the exchange offer and promptly return all tendered shares of P&G common stock to tendering shareholders;

•

extend the exchange offer and, subject to the withdrawal rights described in the section entitled “—Withdrawal Rights,” retain all tendered shares of P&G common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•

waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the Folgers common stock to be distributed in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of P&G. P&G may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. P&G expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time. P&G’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. However, all conditions for consummation of the exchange offer must be satisfied or waived by P&G prior to the expiration of the exchange offer.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Folgers or Smucker common shares in any jurisdiction in which the offer, sale or exchange is not permitted.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Folgers or Smucker common shares in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of P&G, Folgers or Smucker has taken any action under those non-U.S. regulations to facilitate a public offer to exchange the shares of Folgers common stock outside the United States. Therefore, the ability of any non-U.S. person to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for P&G to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Folgers common stock that may apply in their home countries. P&G, Folgers, Smucker and the dealer manager cannot provide any assurance about whether such limitations may exist.

Fees and Expenses

P&G has retained Morgan Stanley & Co. Incorporated to act as dealer manager, [•] to act as the information agent and Wells Fargo & Co. to act as the exchange agent in connection with the exchange offer.

The dealer manager, the information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

Morgan Stanley & Co. Incorporated and its affiliates have in the past provided investment banking services to P&G and its affiliates, for which they have received customary compensation. In the ordinary course of business, Morgan Stanley & Co. Incorporated is engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley & Co. Incorporated and certain of its affiliates may from time to time hold positions of P&G common stock and Smucker common shares in their proprietary accounts or those of their customers, and to the extent they hold shares of P&G common stock in these accounts at the time of the exchange offer, Morgan Stanley & Co. Incorporated or certain of its affiliates may tender these shares.

Dividend and Distribution of Any Shares of Folgers Common Stock Remaining after the Exchange Offer

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed as a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions

The following discussion summarizes the material U.S. federal income tax consequences of the Distribution, the Merger and related transactions to certain beneficial owners of P&G common stock that hold their P&G common stock as a capital asset for tax purposes. This discussion is based on the Code, the Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS, and all other applicable authorities as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect.

For purposes of this summary, a “U.S. holder” means any beneficial owner of P&G common stock that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust that (1) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (2) was in existence on August 20, 1996 and has properly elected under applicable Treasury regulations to be treated as a U.S. person; and any person or entity otherwise subject to U.S. federal income tax on a net income basis in respect of P&G common stock. For the avoidance of doubt, non-U.S. individuals and non-U.S. corporations that are subject to U.S. federal income tax on a net income basis in respect of P&G common stock, including by virtue of holding their common stock in connection with, as applicable, a U.S. trade or business or a U.S. permanent establishment, are treated as U.S. holders for purposes of this summary.

This discussion does not address the U.S. federal income tax consequences of the Distribution, the Merger and related transactions to a beneficial owner of P&G common stock that is not a U.S. holder. In addition, this discussion does not address the tax consequences of these transactions under applicable U.S. federal estate, gift or alternative minimum tax laws, or any state, local, foreign or other laws.

This summary is of a general nature and does not purport to deal with all tax considerations that may be relevant to persons in special tax situations, including but not limited to:

•	partnerships or other pass-through entities for U.S. federal income tax purposes, and investors in such entities;

•	U.S. holders that are non-U.S. corporations and subject to the potential application of the “branch profits” tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	tax exempt entities;

•	foreign entities;

•	foreign trusts and estates and beneficiaries thereof;

•	holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	financial institutions;

•	dealers in securities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders who hold their shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated transaction,” “constructive sale” or other risk-reduction transaction; or

•	mutual funds.

P&G shareholders should consult their own tax advisors concerning the tax consequences of the Distribution, the Merger and related transactions to them, including the application of U.S. federal, state, local, foreign and other tax laws in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

The Distribution

P&G shareholders who have blocks of P&G common stock with different per share tax bases should consult their own tax advisors regarding the possible tax basis consequences to them of the Distribution.

P&G will receive an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the Distribution, together with certain related transactions, should qualify for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code, and that the Merger should not cause section 355(e) of the Code to apply to the Distribution. It is a condition to the Distribution that this opinion not be withdrawn. The opinion will be based on, among other things, certain assumptions and representations as to factual matters made by P&G, Folgers, Smucker and Merger Sub which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in its opinion. The opinion will not be binding on the IRS or any court, and the IRS or a court may not agree with the opinion. Neither P&G nor Folgers is currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by special tax counsel in its opinion. You should note that P&G does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Distribution.

Principal Federal Income Tax Consequences to P&G

Assuming the Distribution, together with certain related transactions, qualifies for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code and section 355(e) of the Code does not apply to the Distribution, no gain or loss will be recognized by, and no amount will be includible in the income of, P&G as a result of the Distribution, other than as a result of certain intercompany transactions or certain differences between federal and foreign tax rules.

Principal Federal Income Tax Consequences to P&G Shareholders

Assuming the Distribution, together with certain related transactions, qualifies for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code, the Distribution generally will have the following tax consequences to P&G shareholders who receive shares of Folgers common stock:

•

no gain or loss will be recognized by, and no amount will be included in the income of, P&G shareholders upon the receipt of shares of Folgers common stock in this exchange offer or in any pro rata dividend distributed to P&G shareholders if this exchange offer is undersubscribed;

•	the tax basis of the shares of Folgers common stock issued to a P&G shareholder in this exchange offer will equal the tax basis of the shares of P&G common stock exchanged therefor;

•

the tax basis of the shares of Folgers common stock issued to a P&G shareholder as a pro rata dividend distributed to P&G shareholders if this exchange offer is undersubscribed will be determined by allocating the tax basis of such shareholder in the shares of P&G common stock with respect to which the pro rata dividend is made between such shares of P&G common stock and the shares of Folgers common stock in proportion to the relative fair market value of each on the Distribution date; and

•

the holding period of the shares of Folgers common stock received by a P&G shareholder will include the holding period on the Distribution date of the shares of P&G common stock with respect to which the shares of Folgers common stock was received.

Principal Federal Income Tax Consequences to P&G and P&G Shareholders if the Distribution Was Taxable

The Distribution would be taxable to P&G pursuant to section 355(e) of the Code if 50% or more (by vote or value) of P&G stock, Folgers stock or Smucker stock were treated as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% of Smucker’s stock following the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. In connection with the opinion of P&G’s special tax counsel, P&G and Folgers have represented that the Distribution is not part of any plan or series of related transactions pursuant to which one or more persons will acquire, directly or indirectly, a 50% or greater interest in P&G, Folgers or Smucker. However, if the IRS were to determine that other acquisitions of P&G stock, Folgers stock or Smucker stock, as the case may be, either before or after the Distribution and the Merger, were part of a plan or series of related transactions that included the Distribution, P&G could be required to recognize gain under section 355(e) of the Code, although the Distribution should generally remain tax-free to P&G shareholders (assuming the other requirements in sections 355 and 368 of the Code were satisfied). In such case, the gain recognized by P&G likely would be equal to the entire fair market value of the shares of Folgers common stock distributed to P&G shareholders, and thus would be substantial. The process for determining whether a change in control prohibited under the foregoing rules has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case.

Under the Tax Matters Agreement among P&G, Folgers and Smucker, the Smucker Group would be required to indemnify P&G against tax-related losses if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Smucker as part of a plan or series of related transactions that included the Distribution, except to the extent that the tax-related losses are attributable to P&G’s breach of certain representations and covenants in the Tax Matters Agreement. In addition, the Smucker Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or a similar provision of state or local law, including any impact of such failure on the Distribution’s qualification for tax-free treatment, except to the extent that such failure results from a breach by P&G of its representations and covenants in the agreements related to the Transactions or its representations made to tax counsel in connection with tax counsels’ rendering their tax opinions or a breach by Folgers, prior to the Distribution, of its representations and covenants in the agreements related to the Transactions. Finally, the Smucker Group generally would be required to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or a breach of representation or covenant by Smucker. If the Smucker Group is required to indemnify P&G in the event of a taxable Distribution, this indemnification obligation would be substantial and could have a material adverse effect on Smucker.

If the Distribution, together with certain related transactions, were to fail to qualify for U.S. federal income tax purposes as a reorganization, then:

•

the consolidated group of which P&G is the common parent would recognize gain equal to the excess of the fair market value of the Folgers common stock distributed by P&G in the Distribution over P&G’s tax basis in such stock;

•

the exchange of shares of P&G common stock in the exchange offer would be a taxable exchange, and each holder that participated in the exchange offer would recognize either (1) capital gain or loss equal to the difference between the fair market value of the shares of Folgers common stock received and the holder’s tax basis in the shares of P&G common stock exchanged therefor or (2) in certain circumstances (including where a holder, directly or indirectly, increases its percentage of shares of P&G common stock as a result of the exchange offer), a taxable distribution equal to the fair market value of the shares of Folgers common stock received which would be taxed as discussed in the immediately following bullet point;

•

each holder that received shares of Folgers common stock as a pro rata dividend distribution if this exchange offer is undersubscribed would be treated as if the holder received a taxable distribution equal to the fair market value of the shares of Folgers common stock received, which would be taxed (1) as a dividend to the extent of the holder’s pro rata share of P&G’s current and accumulated earnings and profits as determined under U.S. federal income tax principles (including earnings and profits attributable to the gain to P&G described in the first bullet point), then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of P&G common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of P&G common stock), and finally (3) as capital gain with respect to the remaining value; and

•

an individual holder would generally be subject to U.S. federal income tax at a maximum rate of 15% (assuming holding period and other requirements are met) with respect to the portion of the distribution that was treated as a capital gain or dividend, subject to exceptions for certain short-term positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates.

The Merger

Smucker and P&G will receive tax opinions from their respective special tax counsel, Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code. It is a condition to the Merger that these opinions not be withdrawn. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by Smucker and P&G, including those contained in representation letters of officers of Smucker and P&G. If any of those representations, covenants or assumptions is inaccurate, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ from those discussed here. In addition, these opinions are not binding on the IRS or any court, and none of Smucker, Folgers or P&G intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming that the Merger is treated as a “reorganization” within the meaning of section 368(a) of the Code, the Merger will have the following U.S. federal income tax consequences:

•	none of P&G, Folgers, Smucker or Merger Sub will recognize gain or loss in the Merger;

•

no gain or loss will be recognized by, and no amount will be included in the income of, P&G shareholders who exchange their shares of Folgers common stock for Smucker common shares in the Merger, except with respect to cash received in lieu of fractional shares of Smucker common stock (as described below);

•

the tax basis of Smucker common shares received in the Merger (including fractional shares for which cash is received) by P&G shareholders who receive shares of Folgers common stock in the Distribution will be the same as the tax basis of the shares of Folgers common stock exchanged therefor (which is as described above);

•

the holding period for the Smucker common shares received in the Merger by P&G shareholders who exchange their shares of Folgers common stock received in the Distribution (including fractional shares for which cash is received) will include the holding period of the shares of Folgers common stock exchanged therefor (which is as described above); and

•

gain or loss will be recognized by P&G shareholders who receive cash instead of fractional shares of Smucker common stock equal to the difference between the amount of cash received and their tax basis in their fractional Smucker common shares. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional Smucker common shares are treated as having been held for more than one year when the fractional shares are sold by the exchange agent. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

P&G shareholders who own at least 5% (by vote or value) of P&G’s total outstanding stock and receive shares of Folgers common stock in the Distribution, and P&G shareholders who receive at least 1% (by vote or value) of the total outstanding stock of Folgers in the Distribution and then receive Smucker common shares in the Merger, must attach to their U.S. federal income tax return for the year in which the Transactions occur a detailed statement setting forth the data appropriate to show the applicability of section 355 of the Code to the Distribution and section 368 of the Code to the Merger. P&G and/or Smucker will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non-corporate holders of shares of P&G common stock that receive shares of Folgers common stock in the Distribution may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of Smucker common stock in the Merger. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holder following the completion of the Merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

INFORMATION ON SMUCKER

Overview

Smucker was established in 1897 and was incorporated in Ohio in 1921. Smucker operates principally in one industry, the manufacturing and marketing of branded food products, with the majority of Smucker’s sales in the United States. Smucker’s operations outside the United States are principally in Canada although products are exported to other countries as well. Sales outside the United States represent approximately 13 percent of Smucker’s total consolidated sales for fiscal 2008. Smucker’s branded food products include a strong portfolio of trusted, iconic market leading brands that are sold to consumers through retail outlets in North America. For the fiscal year ended April 30, 2008, Smucker had $2.5 billion of net sales and generated operating income of $284.2 million.

Smucker has two reportable segments: U.S. retail market and special markets. The U.S. retail market segment includes the consumer and consumer oils and baking strategic business areas. This segment primarily represents the domestic sales of Smucker’s, Jif, Crisco, Pillsbury, Eagle Brand, Hungry Jack, White Lily, and Martha White branded products to retail customers. The special markets segment is comprised of the international, foodservice, beverage, and Canada strategic business areas. Special markets segment products are distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (i.e., restaurants, schools and universities, health care operations), and health and natural foods stores and distributors. Smucker’s U.S. retail market segment, comprising over 74 percent of Smucker’s net sales, includes the consumer and consumer oils and baking businesses and represents a large portion of Smucker’s strategic focus area—the sale of branded food products with leadership positions to consumers through retail outlets in North America. The special markets segment represents the aggregation of the foodservice, beverage, Canada. and international businesses.

Smucker’s fiscal year begins on May 1 and ends on the following April 30. For example, Smucker’s “fiscal 2008” began on May 1, 2007 and ended on April 30, 2008.

Smucker’s Business

Principal Products

Smucker’s principal products, which are sold in both Smucker’s U.S. retail market segment and special markets segment, are peanut butter, shortening and oils, fruit spreads, canned milk, baking mixes and ready-to-spread frostings, flour and baking ingredients, juices and beverages, frozen sandwiches, dessert toppings, syrups, pickles and condiments and potato side dishes.

In the U.S. retail market segment, Smucker’s products are primarily sold through brokers to food retailers, food wholesalers, club stores, mass merchandisers, discount stores, and military commissaries. In the special markets segment, Smucker’s products are distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (i.e., restaurants, schools and universities, healthcare operators), other food manufacturers, health and natural foods stores and distributors.

Sources and Availability of Raw Materials

The raw materials used by Smucker in each of its segments are primarily commodities and agricultural-based products. Glass, plastic, caps, carton board, and corrugate are the principal packaging materials used by Smucker. The fruit and vegetable raw materials used by Smucker in the production of its food products are purchased from independent growers and suppliers. Sweeteners, peanuts, oils, milk, wheat and flour, corn and other ingredients are obtained from various suppliers. The cost and availability of many of these commodities have fluctuated, and may continue to fluctuate, over time. Smucker also uses commodity futures and options to manage some of its costs. Raw materials are available from numerous sources, and Smucker believes that it will continue to be able to obtain adequate supplies. Smucker has not historically encountered shortages of key raw materials. Smucker considers its relationship with key raw material suppliers to be good.

Trademarks and Patents

Smucker’s products are produced under certain patents and marketed under numerous trademarks owned by Smucker or one of its subsidiaries. Major trademarks, utilized primarily in the U.S. retail market segment, include: Smucker’s, Jif, Crisco, Eagle Brand, Mary Ellen, Dutch Girl, Martha White, LaPina, White Lily, Hungry Jack, Uncrustables, Simply Jif, Golden Temple, Softasilk, Dickinson’s, Crosse & Blackwell, Funfetti, Adams, Laura Scudder’s, Goober, Pet, Magic Shell, and Simple Measures. Major trademarks primarily utilized in the special markets segment include: Smucker’s, Jif, Crisco, Plate Scapers, Bick’s, Five Roses, Robin Hood, Carnation, Europe’s Best, R. W. Knudsen Family, Santa Cruz Organic, Knott’s Berry Farm, Double Fruit, Simply Nutritious, Recharge, and Red River. Pillsbury, the Pillsbury Barrelhead logo and Pillsbury Doughboy are trademarks of The Pillsbury Company, used by Smucker under a 20-year perpetually renewable royalty-free license. The BORDEN and Elsie designs are trademarks used by Smucker on certain products under a perpetual, exclusive, and royalty-free license. Carnation is a trademark of Societe des Produits Nestle S.A. used by Smucker’s Canadian subsidiary on certain canned milk products in certain territories under a perpetual, exclusive and royalty-free license. In addition, Smucker or one of its subsidiaries licenses the use of several other trademarks, none of which individually is material to Smucker’s business.

Slogans or designs considered to be important trademarks include (without limitation) the slogan, “With A Name Like Smucker’s, It Has To Be Good,” “Choosy Moms Choose Jif,” “Purely The Finest,” “Kids Bake It Fun,” “Start Something Good with Crisco,” “We’ve Got Ice Cream Covered,” “Everybody’s Happy When It’s Hungry Jack,” “Goodness Gracious, It’s Good,” the Smucker’s banner, the Crock Jar shape, the Gingham design and the Strawberry logo.

Smucker considers all of these trademarks and the Pillsbury, BORDEN, Elsie and Carnation license to be essential to its business.

Seasonality

Smucker’s consumer oils and baking business is moderately seasonal around the “fall bake” period, which generally impacts sales and profits in Smucker’s second and third quarters. Smucker does not consider the overall impact of seasonal trends, however, to be significant.

Working Capital

Working capital requirements are greatest during the first half of Smucker’s fiscal year mainly due to the timing of fruit and vegetable procurement and the buildup of inventories necessary to support the “fall bake” season.

Customers

Sales to Wal-Mart Stores, Inc., and its subsidiaries amounted to approximately 20 percent, 20 percent and 18 percent of net sales in fiscal 2008, 2007 and 2006, respectively. These sales are primarily included in the U.S. retail market segment. No other customer exceeded 10 percent of net sales during fiscal 2008, 2007 and 2006.

Orders

Generally, orders are filled within a few days of receipt, and the backlog of unfilled orders at any particular time has not been material on a historical basis.

Government Business

No material portion of Smucker’s business is subject to negotiation of profits or termination of contracts at the election of the government.

Competition

Smucker is the branded market leader in the peanut butter, shortening and oils, sweetened condensed milk, fruit spreads, dessert toppings, and health and natural foods beverages categories. Smucker’s business is highly competitive as all of its brands compete for retail shelf space with other advertised and branded products as well as unadvertised and private label products.

The Jif brand has been a leader in the peanut butter category for over 20 years, while Smucker’s natural peanut butter business, sold under the Smucker’s, Adam’s and Laura Scudder’s brands, maintains a strong leadership position in the natural peanut butter category. Crisco has been a leader in the shortening and cooking oils categories for over 50 years. Crisco holds a leading position among branded competitors in both the oils and shortening categories. The oils category in which Crisco competes is a more competitive category due to a larger private label presence and volatile commodity pricing. Smucker’s fruit spread brands, including Smucker’s, Dickinson’s and Knott’s Berry Farm, hold the leading position in the category and compete with one major branded line of fruit spreads and many private label brands. The competing brands exist on both a national and a regional level.

Smucker competes in the dessert and baking mixes (“DBM”) market that includes mixes for cakes, cookies, brownies, muffins, and quick breads, as well as ready-to-spread frostings and ingredients used in scratch baking such as flour. Within the DBM category, Smucker competes primarily with two major national and many private label brands. Smucker’s Hungry Jack brand competes in three primary market categories: pancake mix, potato side dishes, and table syrup. Smucker competes with several major national as well private label brands in these categories.

Smucker competes in the canned milk category with both branded and nonbranded products. Smucker is the branded market leader in the sweetened condensed category with over 50 percent market share with its Eagle Brand and Magnolia brands. In the evaporated milk category, Smucker has a significant presence with its production of private label brands where it competes primarily with one major national brand.

The continued growth of alternative store formats, product and packaging innovations, technological advances, and new industry techniques have all added additional variables for companies in the food industry to consider in order to remain competitive. The primary ways in which products are distinguished are product quality, price, packaging, new product introductions, nutritional value, convenience, customer service, advertising, and promotion. Positive factors pertaining to Smucker’s competitive position include well-recognized brands, superior product quality, experienced brand management, a single national grocery broker in the U.S. retail market, varied product offerings, product innovation and a strong distribution network.

Research and Development

Smucker predominantly utilizes in-house resources to both develop new products and improve existing products in each of its business areas. Amounts expensed for product development were approximately $9.5 million, $9.7 million and $10.8 million in fiscal 2008, 2007 and 2006, respectively.

Environmental Matters

Compliance with the provisions of federal, state, and local environmental regulations regarding either the discharge of materials into the environment or the protection of the environment is not expected to have a material effect upon Smucker’s capital expenditures, earnings, or competitive position.

Employees

As of April 30, 2008, Smucker had approximately 3,250 full-time employees, worldwide. Approximately 31 percent of these employees, located at nine facilities, are covered by union contracts. These contracts vary in term depending on the location. Smucker believes its relations with its current employees are generally good.

Properties

The table below lists all of Smucker’s manufacturing and processing facilities as of April 30, 2008. All of Smucker’s properties are maintained and updated on a regular basis, and Smucker continues to make investments for expansion and technological improvements. Smucker believes that existing capacity at these facilities is sufficient to sustain current operations and anticipated near-term growth.

The properties listed below are owned, except for the West Fargo, North Dakota, facility that is leased. Other than customary lease terms and rental payment obligations, there are no material performance obligations associated with the properties listed below. Smucker’s corporate headquarters are located in Orrville, Ohio, and Smucker’s Canadian headquarters are leased and located in Markham, Ontario.

Domestic Locations	Products Produced/Processed
Chico, California	Fruit and vegetable juices, beverages
Cincinnati, Ohio	Shortening and oils
El Paso, Texas	Canned milk
Grandview, Washington	Grapes, red tart cherries, strawberries, cranberries, apples, boysenberries, blackberries, red raspberries, black raspberries, blueberries, red currants
Havre de Grace, Maryland	Fruit and vegetable juices, beverages
Lexington, Kentucky	Peanut butter
Memphis, Tennessee	Fruit spreads, toppings, syrups
New Bethlehem, Pennsylvania	Peanut butter and Goober products
Orrville, Ohio	Fruit spreads, toppings, syrups
Oxnard, California	Strawberries
Ripon, Wisconsin	Fruit spreads, toppings, syrups, condiments
Scottsville, Kentucky	Uncrustables sandwiches
Seneca, Missouri	Canned milk
Toledo, Ohio	Bakery mixes and frostings
West Fargo, North Dakota	Uncrustables sandwiches and Snack’n Waffles ready-to-eat waffles

International Locations	Products Produced/Processed
Delhi Township, Ontario, Canada	Pickles
Dunnville, Ontario, Canada	Pickles and relish condiments
Sherbrooke, Quebec, Canada	Canned milk
Ste. Marie, Quebec, Canada	Fruit spreads, sweet spreads, industrial products

Legal Proceedings

Smucker is not a party to any material pending legal proceeding.

Directors and Officers of Smucker Before and After the Transactions

Board of Directors

The directors of Smucker immediately following the closing of the Transactions are expected to be the directors of Smucker immediately prior to the closing of the Transactions. The members of Smucker’s board of directors are classified into three classes pursuant to Smucker’s code of regulations.

Listed below is the biographical information for each person who is currently a member of the board of directors of Smucker.

Paul J. Dolan. Mr. Dolan, 49, has been a Smucker Director since April 2006. He has been president of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio, since January 2004, after having served as vice president and general counsel of the Indians, since February 2000. Prior to joining the Indians, Mr. Dolan had been a partner at the law firm of Thrasher, Dinsmore & Dolan, since 1992. He also serves as chairman and chief executive officer of Fast Ball Sports Productions, a sports media company. Mr. Dolan is a member of Smucker’s Executive Compensation Committee. Smucker sponsors several advertising and promotional activities with the Cleveland Indians’ organization.

Nancy Lopez Knight. Ms. Lopez, 51, has been a Smucker Director since August 2006. In 2000, Ms. Lopez founded the Nancy Lopez Golf Company, which focuses on the design and manufacture of top-quality golf equipment for women. Ms. Lopez is also an accomplished professional golfer, having won 48 career titles, including three majors, on the Ladies Professional Golf Association (LPGA) Tour. She is a member of the LPGA Hall of Fame and captained the 2005 U.S. Solheim Cup Team to victory. In 2003, Ms. Lopez was named to the Hispanic Business magazine’s list of 80 Elite Hispanic Women. Ms. Lopez is a member of Smucker’s Nominating and Corporate Governance Committee.

Gary A. Oatey. Mr. Oatey, 59, has been a Smucker Director since January 2003. He is the chairman and chief executive officer of Oatey Co., a privately owned manufacturer of plumbing products, since January 1995. Mr. Oatey also is a director of Shiloh Industries, Inc., a manufacturer of engineered metal products for the automotive and heavy truck industries. Mr. Oatey is chair of Smucker’s Nominating and Corporate Governance Committee.

Timothy P. Smucker. Mr. Smucker, 64, has been a Smucker Director since October 1973. He has been Smucker’s chairman since 1987 and co-chief executive officer since February 2001. Mr. Smucker also is a director of Hallmark Cards, Incorporated, a marketer of greeting cards and other personal expression products. Mr. Smucker is the brother of Richard K. Smucker, the father of Mark T. Smucker and the uncle of Paul Smucker Wagstaff, the latter two being vice presidents of Smucker.

Kathryn W. Dindo. Ms. Dindo, 59, has been a Smucker Director since February 1996. She retired as vice president and chief risk officer of FirstEnergy Corp., a utility holding company, a position she had held since November 2001. Prior to that time, she was vice president and controller of Caliber System, Inc., a subsidiary of FDX Corporation, a transportation services company, since January 1996. Ms. Dindo also is a director of Bush Brothers and Company, a food processing and manufacturing company. Ms. Dindo is chair of Smucker’s Audit Committee and a member of Smucker’s Executive Compensation Committee. Smucker purchases utility services and electricity from FirstEnergy and its affiliates.

Richard K. Smucker. Mr. Smucker, 60, has been a Smucker Director since October 1975. He has been Smucker’s president since 1987, co-chief executive officer since February 2001 and chief financial officer from June 2003 until January 2005. Mr. Smucker also is a director of Wm. Wrigley Jr. Company, a manufacturer of confectionery products, primarily chewing gum, and The Sherwin-Williams Company, a manufacturer of coatings and related products. In addition, he has been on the board of trustees of Miami University (Ohio) since May 2003. Mr. Smucker is the brother of Tim Smucker and the uncle of both Mark T. Smucker and Paul Smucker Wagstaff, the latter two being vice presidents of Smucker.

William H. Steinbrink. Mr. Steinbrink, 65, has been a Smucker Director since October 1994. He served as interim president of Wittenberg University (Ohio) from June 1, 2004 through June 30, 2005. Prior to that time, he had been associated with the law firm of Jones Day, since September 2001. Mr. Steinbrink is the former president and chief executive officer of CSM Industries, Inc., a manufacturer of specialty metals, a position he held between November 1996 and November 2000. Mr. Steinbrink is the principal of Unstuk, established in June 2008, through which he assists leaders in developing new paths forward. Mr. Steinbrink is a member of Smucker’s Nominating and Corporate Governance Committee.

Vincent C. Byrd. Mr. Byrd, 53, has been a Smucker Director since April 1999. He has been Smucker’s senior vice president, consumer market since February 2004. From January 1995 to February 2004, he was vice president and general manager, consumer market of Smucker. Mr. Byrd also is a director of Myers Industries, Inc., an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets, and a former director of Spangler Candy Company, a manufacturer of confectionery products.

R. Douglas Cowan. Mr. Cowan, 67, has been a Smucker Director since January 2003. He has been the chairman of The Davey Tree Expert Company, an employee-owned company providing horticultural services throughout the United States and Canada, since January 2007, after having served as chairman and chief executive officer of The Davey Tree Expert Company since May 1997. Mr. Cowan also serves as a trustee of the board of trustees of Northeastern Ohio Universities College of Medicine and served as past chairman of the board of trustees of Kent State University. Mr. Cowan is a member of Smucker’s Audit Committee. Smucker purchases tree maintenance related services from The Davey Tree Expert Company.

Elizabeth Valk Long. Ms. Long, 58, has been a Smucker Director since May 1997. She retired as executive vice president of Time Inc., the magazine publishing subsidiary of Time Warner Inc., a position she held since May 1995. She also is a director of Steelcase Inc., a furniture and office systems manufacturer; and Belk, Inc., a large, privately owned department store chain in the United States. Ms. Long is chair of Smucker’s Executive Compensation Committee and a member of Smucker’s Audit Committee.

Smucker Executive Officers

The executive officers of Smucker immediately following the closing of the Transactions are expected to be the officers of Smucker immediately prior to the closing of the Transactions. Set forth below is information concerning the background of each of Smucker’s executive officers.

Name	Age	Years with Smucker	Position	Served as a Smucker Officer since
Timothy P. Smucker	64	39	Chairman and Co-Chief Executive Officer	1973
Richard K. Smucker	60	35	President and Co-Chief Executive Officer	1974
Dennis J. Armstrong	53	29	Vice President, Logistics and Operations Support (1)	2007
Mark R. Belgya	47	23	Vice President, Chief Financial Officer and Treasurer (2)	1997
Vincent C. Byrd	53	31	Senior Vice President, Consumer Market (3)	1988
John W. Denman	51	29	Vice President and Controller (4)	2005
Barry C. Dunaway	45	21	Vice President, Corporate Development	2001
M. Ann Harlan	48	9	Vice President, General Counsel and Secretary (5)	2002
Donald D. Hurrle, Sr.	59	31	Vice President, Sales, Grocery Market	2001
John F. Mayer	52	28	Vice President, Customer Development (6)	2004
Kenneth A. Miller	59	28	Vice President, Alternate Channels (7)	2007
Steven Oakland	47	25	Vice President and General Manager, Consumer Oils and Baking	1999
Andrew G. Platt	52	25	Vice President, Information Services and Chief Information Officer (8)	2004
Christopher P. Resweber	46	20	Vice President, Marketing Services (9)	2004
Julia L. Sabin	48	24	Vice President and General Manager, Smucker Quality Beverages, Inc. (10)	2007
Mark T. Smucker	38	10	Vice President, International (11)	2001
Paul Smucker Wagstaff	38	12	Vice President, Foodservice and Beverage Markets (12)	2001
Albert W. Yeagley	60	34	Vice President, Quality Assurance (13)	2007

(1)	Mr. Armstrong was elected to his present position in February 2007, having served as Director, Corporate Operations since April 2006. Prior to that time he served as Director, Scottsville Operations since December 2004, and Director, Supply Chain Initiatives since July 2002.
(2)	Mr. Belgya was elected to his present position in January 2005, having served as Vice President and Treasurer from February 2004 to December 2004, and as Treasurer since June 2001.
(3)	Mr. Byrd was elected to his present position in February 2004, having served as Vice President and General Manager, Consumer Market since January 1995.
(4)	Mr. Denman was elected to his present position in August 2005, having served as Assistant Controller since May 2005. Prior to that time, he served as Chief Financial Officer, Canada since May 2004, and Assistant Controller since June 2001.
(5)	Ms. Harlan was elected Vice President in February 2004. She was elected Secretary in June 2003, having served as Assistant Secretary since August 2000. She was elected General Counsel in April 2002.
(6)	Mr. Mayer was elected to his present position in August 2004, having served as Director, Customer Development since September 1993.
(7)	Mr. Miller was elected to his present position in February 2007, having served as General Manager, Alternate Channels since September 2005. Prior to that time, he served as Director, Marketing/Sales Alternate Channels since November 2001.
(8)	Mr. Platt was elected to his present position in February 2004, having served as Director, Business Technology from August 2002 to January 2004. Prior to that time, he served as Director, Customer Service since February 1997.
(9)	Mr. Resweber was elected to his present position in August 2004, having served as Director, Marketing Services and Consumer Direct since April 2001.

(10)	Ms. Sabin was elected to her present position in February 2007, having served as General Manager, Smucker Quality Beverages, Inc. since February 1998.
(11)	Mr. Mark Smucker was elected to his present position in July 2007, having served as Vice President, International and Managing Director, Canada since May 2006. Prior to that time, he served as Vice President and Managing Director, Canada since June 2004 and as Vice President and General Manager, International Market since November 2001.
(12	Mr. Wagstaff was elected to his present position in May 2006, having served as Vice President and General Manager, Foodservice Market, since November 2001.
(13)	Mr. Yeagley was elected to his present position in February 2007, having served as Director, Corporate Quality Assurance since July 2001.

Compensation of Smucker’s Directors and Officers; Certain Relationships

Information on the compensation of Smucker’s directors and officers is described on pages 19 through 47, information regarding certain relationships and related transactions is reported on pages 49 through 50, and information regarding compensation committee interlocks and insider participation, if any, is reported on page 49, of Smucker’s definitive proxy statement with respect to its 2008 annual meeting of shareholders, which Smucker filed on Schedule 14A with the SEC on July 14, 2008, which information is incorporated into this prospectus by reference. For more information regarding how to obtain a copy of such documents, see “Where You Can Find More Information; Incorporation by Reference.”

INFORMATION ON P&G

The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, P&G manufactures and markets a broad range of consumer products in many countries throughout the world. P&G’s principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and its telephone number is (513) 983-1100.

P&G’s business is organized into three product-based, reportable segments called Global Business Units (“GBUs”). These units are: Beauty, Health and Well-Being, and Household Care. These global business units contain a total of six reportable segments: Beauty; Grooming; Health Care; Snacks, Coffee and Pet Care; Fabric Care and Home Care; and Baby Care and Family Care.

•

The Beauty GBU includes the Beauty and Grooming segments and includes hair care, hair colorants, skin care, cosmetics, fine fragrances, deodorants and blades and razors. Representative brands include Head & Shoulders, Olay, Wella, Cover Girl, Dolce & Gabbana, Hugo Boss, Pantene, Nice ’n Easy, Prestige, Old Spice, Herbal Essences, Venus, Mach3, Fusion and Braun.

•

The Health and Well-Being GBU includes the Health Care and Snacks, Coffee and Pet Care segments and includes oral care, personal health care, feminine care, pharmaceuticals, pet care and food, coffee and snacks. Representative brands include Always, Naturella, Tampax, Whisper, Actonel, Crest, Oral-B, Vicks, Prilosec OTC, Folgers, Millstone, Iams and Pringles.

•

The Household Care GBU includes the Fabric and Home Care and Baby Care and Family Care segments and includes fabric care, dish care, air care, surface care, batteries, diapers, baby wipes, bath tissue, facial tissue and paper towels. Representative brands include Ariel, Dawn, Lenor, Downy, Gain, Tide, Febreze, Swiffer, Duracell, Bounty, Charmin and Pampers.

In the most recent nine months ended March 31, 2008, the Beauty GBU accounted for 33% of total sales, the Health and Well-Being GBU accounted for 23% of total sales and the Household Care GBU accounted for 44% of total sales.

As of December 31, 2007, P&G owned and operated 39 manufacturing facilities in the United States located in 23 different states. In addition, as of December 31, 2007, P&G owned and operated 102 manufacturing facilities in 42 other countries. Many of the domestic and international facilities produce products for multiple P&G business units.

For a more detailed description of the business of P&G, see P&G’s Annual Report for the fiscal year ended June 30, 2007 filed with the SEC on Form 10-K and P&G’s Current Report on Form 8-K dated October 31, 2007, which retrospectively adjusts the consolidated financial statements for the fiscal year ended June 30, 2007 for changes in segment reporting structure, both of which are incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

THE COFFEE INDUSTRY

The U.S. Coffee Market

Coffee is the most popular hot drink in the United States. According to the National Coffee Association of U.S.A., Inc. (the “NCA”), in 2007 approximately 57% of the U.S. population over the age of 18 drank coffee daily, up from approximately 49% in 2004. The NCA also reported that the percentage of the U.S. adult population that consumed gourmet coffee beverages weekly (defined as premium whole bean or roast and ground varieties, espresso-based beverages and iced coffee) increased to 37% in 2007 from 27% in 2003. A 2007 NCA study found that adults ages 40 to 59 in the United States consume the highest average share of coffee.

The coffee industry information and data (including forecast information) included in this section “—The U.S. Coffee Market” has been derived from information prepared by Datamonitor. Datamonitor’s definition of “Retail” and “Foodservice” differ from P&G’s definition of such terms. See “Helpful Information” and “—The Coffee Market in which Folgers Competes.” Datamonitor divides the coffee market into two sales channels: retail and foodservice. Datamonitor defines the retail and foodservice channels as follows:

•

Retail—includes supermarkets (e.g., Kroger), convenience stores (e.g., 7-Eleven), mass merchandisers (e.g., Wal-Mart), warehouse clubs (e.g., Costco), drug stores (e.g., CVS), health/natural food stores (e.g., Wild Oats), gourmet stores (e.g., Dean & Deluca), internet purchases, mail order and other (e.g., kiosks, vending machines and airport retailing).

•

Foodservice—includes coffee shops (e.g. Starbucks), full service restaurants, institutional foodservice outlets (e.g. sporting arenas, hotels, hospitals, universities, nursing homes and cafés located within places of work) and quick service restaurants (e.g., McDonald’s).

Overall sales in the U.S. coffee market increased to $30.7 billion in 2007 from $20.1 billion in 2002, reflecting a 8.8% compound annual growth rate. The driver of this growth was foodservice channel sales, which grew at a compound annual growth rate of 14.4% to $20.6 billion in 2007. Coffee sales in the retail channels increased at a 1.1% compound annual growth rate since 2002, reaching $10.1 billion in 2007. Overall coffee sales are forecasted to increase to $39.1 billion in 2012, reflecting a 5.0% compound annual growth rate, with foodservice coffee sales expected to grow at an 6.7% compound annual growth rate to $28.5 billion and retail coffee sales expected to grow at a 1.1% compound annual growth rate to $10.6 billion.

Retail

Packaged coffee sales represented approximately 69% of retail coffee sales in 2007 with prepared products constituting the remaining 31% of retail coffee sales. Roast and ground products (including pre-ground coffee that is roasted, ground and either vacuum packed or sold in containers, as well as whole beans that have been roasted but not ground) represents the largest category of packaged products. Sales of roast and ground products were approximately $5.5 billion in 2007 and are expected to remain relatively flat through 2012. Other packaged products include:

•	instant coffee (freeze-dried products, granules and mixes/powders), with sales of $822 million in 2007, which are forecasted to decrease slightly through 2012; and

•

ready-to-drink products (prepackaged, pre-flavored, sweetened coffee drinks that typically come in single serve containers), with sales of $547 million in 2007, which are forecasted to increase modestly through 2012.

Sales of prepared coffee in the retail channels were $3.1 billion in 2007 with sales forecasted to increase to $3.5 billion by 2012. Of the $10.1 billion total retail coffee sales in 2007, supermarkets represented approximately 40%, while convenience store sales were approximately 30%.

Foodservice

Prepared coffee sales represented approximately $18.1 billion, or 88%, of total foodservice coffee sales in 2007. Foodservice sales of prepared coffee are expected to grow at an 7.0% compound annual growth rate through 2012. In 2007, foodservice sales of packaged coffee were approximately $2.5 billion, or 12%, of total foodservice coffee sales. Foodservice sales of packaged coffee are expected to grow at a 4.1% compound annual growth rate through 2012. Of the $20.6 billion in total foodservice coffee sales in 2007, coffee shop sales were approximately 54%, while quick service restaurant sales were approximately 27%.

Overall coffee sales in the 2002 to 2007 period increased at a rate higher than volume sales growth, reflecting the willingness of consumers to pay more for coffee. Overall per capita coffee expenditures in the U.S. grew at a compound annual growth rate of 7.6% between 2002 and 2007. The relative size of the away-from-home segment of the coffee market (defined by Datamonitor to include all prepared coffee as well as ready-to-drink products) increased from 60% of the total coffee market in 2002 to 71% in 2007. The away-from-home segment is forecasted to increase to 76% in 2012 (reflecting a 6.3% compound annual growth rate in away-from-home sales in the 2007 to 2012 period). The at-home (i.e. coffee purchased for brewing and consumption at home) segment has decreased from 40% of the total coffee market in 2002 to 29% in 2007 and is forecasted to decrease to 24% in 2012 (reflecting a 1.4% compound annual growth rate in at-home sales in the 2007 to 2012 period).

While coffee sales through retail channels declined as a percentage of total coffee sales between 2002 and 2007, various sectors within the retail channels experienced growth, including flavored coffees, specialty whole bean coffee, private label coffee, ready-to-drink products and coffee pods. Specialty coffees sold through retail channels have experienced substantial growth over the past five years as specialty coffee in the whole bean segment has grown from 51% of overall whole bean sales in 2002 to 62% in 2007. By 2012, this specialty coffee segment is expected to increase to 71% of the forecasted $805 million overall whole bean segment with most of the expected sales growth from flavored whole beans. Roast and ground sales of flavored coffee are expected to grow at a 3.4% compound annual growth rate in the 2007-2012 period to $697 million.

The Coffee Market in which Folgers Competes

The U.S. Retail Packaged Coffee Market

P&G defines the U.S. retail packaged coffee market as packaged coffee sold in grocery stores, drug stores, mass merchandisers, club stores and dollar stores but not including packaged coffee sold in coffee shops or other foodservice establishments, health/natural food stores, gourmet stores, convenience stores and various other channels. Folgers’ Retail and Millstone reporting segments operate in this market. Sales to the retail packaged coffee market represented over 90% of Folgers’ combined net sales in fiscal 2007. Market data is available from vendors such as ACNielsen and IRI, but P&G believes that these sources only capture about two-thirds of the relevant market data and do not measure sales to some customers (such as Wal-Mart) that represent a significant portion of Folgers’ net sales. Because of this, P&G calculates a market share measure which P&G believes is the best gauge of its share of the total market. Folgers’ market share data, as determined by P&G, combines U.S. market data from ACNielsen and/or IRI with additional sales data purchased from a representative group of retailers, household panel data, and internal analytical models to create P&G’s best estimate of the total U.S. retail packaged coffee market. The market share data provided below is based on calendar year 2007. Market share data is used by P&G in order to standardize market share information across different products and retail channels and is regularly used by P&G in the analysis of the Coffee Business. Folgers’ market share data is not publicly available industry information and is not used by any of Folgers’ competitors in analyzing their businesses.

Overall U.S. Retail Coffee Market. The U.S. retail packaged coffee market includes all of the product categories discussed below. Based on Folgers’ market share data, P&G estimates the size of the U.S. retail packaged coffee market in 2007 was approximately $5.2 billion, an increase of approximately $250 million, or

5%, compared to 2006. P&G estimates that Folgers’ market share of the total retail packaged coffee market on a sales basis in 2007 was over 36%. P&G believes that no other brand in the U.S. retail packaged coffee market had a market share of the total retail market on a sales basis greater than 15% in 2007.

P&G divides the U.S. retail packaged coffee market into three categories: mainstream roast and ground coffee, gourmet coffee and single serve coffee which represented 53%, 29%, and 18%, respectively, of the U.S. retail packaged coffee market on a sales basis in 2007. The primary channels in which Folgers competes in the U.S. retail packaged coffee market are grocery stores, drug stores, mass merchandisers, club stores and dollar stores.

Mainstream roast and ground coffee. The mainstream roast and ground coffee category consists of coffee for use with multi-cup coffee makers. Mainstream roast and ground coffee, which is less expensive per pound than gourmet coffee, is available in plastic canisters, metal cans, vacuum packed bags or brick packaging. Mainstream roast and ground coffee is available in caffeinated and decaffeinated forms and a small portion of the market is comprised of flavored coffee. Folgers’ key competitors in this market are Maxwell House and Yuban (Kraft), Chock full o’ Nuts, Hills Brothers and Chase & Sanborn (Massimo Zanetti Beverages) and private label brands.

Based on Folgers’ market share data, P&G estimates retail sales of mainstream roast and ground coffee in 2007 were $2.8 billion, an increase of approximately $130 million, or 5%, compared to 2006. P&G estimates that Folgers’ market share of this category on a sales basis in 2007 was 48%. P&G estimates that Kraft had the next leading combined market share for its Maxwell House and Yuban brands in the main stream roast and ground category with a 24% market share on a sales basis in 2007.

Gourmet coffee. Gourmet coffee is coffee that typically carries a premium image or a premium price, is either whole bean or ground and is packaged in soft bags or available in bulk whole bean dispensers. Folgers’ primary brands in this category are Folgers Gourmet Selections, Dunkin’ Donuts® licensed retail packaged coffee products and Millstone. The key competitors in this market are Starbucks and Seattle’s Best (Kraft under license from Starbucks), Eight O’Clock Coffee, Green Mountain, Peet’s and private label brands.

Based on Folgers’ market share data, P&G estimates retail sales of gourmet coffee in 2007 were $1.5 billion, an increase of $101 million, or 7%, compared to 2006. P&G estimates that Starbucks had the leading combined market share for its Starbucks and Seattle’s Best brands in this category with a 33% market share on a sales basis in 2007. P&G estimates that Folgers’ combined market share of the gourmet category, which includes Millstone, Folgers Gourmet Selections, Dunkin’ Donuts® licensed retail packaged coffee products and Brothers coffee, on a sales basis in 2007 was over 19%.

Single serve coffee. Single serve coffee is prepared for single cup use, as opposed to multi-cup use, and is categorized into the following three types: instant coffee, powdered creamy instant coffee and coffee pods. Instant coffee is prepared by heating water and adding coffee to the hot water. Powdered creamy instant coffee is prepared similarly to regular instant coffee, but contains ingredients that add additional flavor and creaminess to the coffee. Finally, coffee pods are individual pods, disks or K-Cups and are used in a single cup brewer system. The key competitors in this category are Maxwell House, General Foods International Coffee and Tassimo (Kraft), Taster’s Choice and Nescafé (Nestlé), Senseo (Sara Lee), Green Mountain (Green Mountain Coffee Roasters) and private label brands.

•

Instant coffee. Based on Folgers’ market share data, P&G estimates retail sales of instant coffee in 2007 were approximately $650 million, an increase of approximately $30 million, or 5%, compared to 2006. P&G estimates that Folgers’ market share of this sub-category on a sales basis in 2007 was 38%. P&G estimates that Nestlé had the next leading combined market share for its Taster’s Choice and Nescafé brands in the instant coffee sub-category with a 34% market share on a sales basis in 2007.

•

Powdered creamy instant coffee. Based on Folgers’ market share data, P&G estimates retail sales of powdered creamy instant coffee in 2007 were approximately $200 million, a decrease of approximately $10 million, or 5%, compared to 2006. P&G estimates that General Foods International had the leading market share on a sales basis in 2007 in this sub-category at 52%, while Folgers had an 11% market share on a sales basis in this sub-category in 2007.

•

Coffee pods. Based on Folgers’ market share data, P&G estimates retail sales of coffee pods in 2007 to be $70 million, an increase of $7 million, or 12%, compared to 2006. P&G believes that Senseo had the leading market share on a sales basis in 2007 at 49% in this sub-category, while Folgers had an 18% market share on a sales basis in this sub-category in 2007.

The U.S. Commercial Coffee Market

Folgers’ Commercial reporting segment operates in the commercial market, selling its commercial packaged roast and ground coffee products to foodservice, offices, convenience stores and quick service and casual dining restaurants, the primary channels in which Folgers competes. Sales to this market represented less than 10% of Folgers combined net sales in fiscal 2007. P&G estimates 2007 sales in the commercial coffee market channels in which Folgers competes were approximately $4.1 billion and that its market share was approximately 3% on a sales basis. Key competitors in this market include Sara Lee, Kraft, Starbucks Office Coffee and Foodservice, S&D Coffee and Green Mountain Coffee Roasters.

INFORMATION ON FOLGERS

The Coffee Business is currently operated by P&G. The Coffee Business will be transferred to Folgers prior to the Distribution, which will become a wholly owned subsidiary of Smucker in connection with the Merger.

Folgers’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2007” began on July 1, 2006 and ended on June 30, 2007. For an explanation of the term “market share” as used in this document, please see “Helpful Information” and “The Coffee Industry—The Coffee Market in which Folgers Competes.”

General

Folgers is the leading producer of retail packaged coffee products in the United States with a broad portfolio of products sold primarily under its flagship Folgers brand. Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold in a variety of different packaging and coffee product formats, including roast and ground, whole bean and single serve coffee products. In 2007, Folgers’ packaged products had an approximate 40% market share on a volume basis and an approximate 36% market share on a sales basis in the United States. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, Folgers generated combined net sales of $1,643.8 million and $1,374.3 million, respectively, and operating income of $318.7 million and $284.2 million, respectively.

Folgers, through its 158 year history, has developed an in-depth understanding of coffee consumers, strong brand loyalty, blending and roasting expertise, a legacy of innovation and a commitment to operational excellence. Folgers is the leading supplier of packaged coffee in each of the primary retail channels in which it competes: grocery stores (e.g., Kroger, Supervalu, Albertsons), drug stores (e.g., CVS, Walgreens), mass merchandisers (e.g., Wal-Mart), club stores (e.g., Costco, Sam’s Club) and dollar stores (e.g., Family Dollar).

The following is a summary of various facts about Folgers’ key retail product offerings:

Folgers:

•	#1 U.S. retail packaged coffee brand by sales and volume in 2007

•	#1 U.S. retail packaged coffee item by units sold in 2007 (the 39 oz. Folgers Classic Roast)

•	#1 U.S. retail instant packaged coffee brand by sales and volume in 2007

•	#1 U.S. retail decaffeinated packaged coffee brand by sales and volume in 2007

Folgers Gourmet Selections:

•	Launched in August 2006, marking Folgers brand’s first significant entry into the gourmet category, with nine different café-inspired flavors

Dunkin’ Donuts® licensed retail packaged coffee products:

•

Launched in August 2007 under an exclusive licensing agreement for retail sales in the grocery stores, drug stores, mass merchandisers and club stores retail channels (excluding Dunkin’ Donuts® locations)

•	Over $100 million in net sales from August 2007 through March 2008

•	#1 U.S. retail packaged gourmet coffee item (12 oz. Dunkin’ Original Blend) by sales and volume for the six months ended May 17, 2008

Folgers roasts approximately 600 million pounds of coffee per year at its state-of-the-art production facilities. Folgers’ principal facilities are in New Orleans, Louisiana, with additional production and packaging facilities in Kansas City, Missouri and Sherman, Texas. All of its coffee products are produced from high quality Arabica and Robusta coffee beans that are roasted for maximum flavor using proprietary roasting technology.

Folgers’ business consists of three segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast® and Folgers Coffee House Series®, and single serve coffee products, such as Folgers Instant, Folgers Singles, Folgers Cappuccino and Folgers Pods. The Retail segment also includes gourmet roast and ground coffee products, such as Folgers Gourmet Selections, which was introduced in August 2006, and Dunkin’ Donuts® licensed retail packaged coffee products, which Folgers began producing and distributing through certain retail outlets in August 2007, under an exclusive licensing agreement with Dunkin’ Donuts LLC. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, the Retail segment generated net sales of $1,368.5 million and $1,201.0 million, respectively, and operating income of $359.4 million and $267.5 million, respectively.

The Commercial segment includes packaged roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, the Commercial segment generated net sales of $113.7 million and $88.2 million, respectively, and operating income of $13.6 million and $13.0 million, respectively.

The Millstone segment includes Millstone® gourmet roast and ground and whole bean coffee products. Millstone’s products are primarily sold in packaged and bulk whole bean form through its direct store delivery system. Millstone also produces private label brands sold in packaged and bulk whole bean form by various retailers, such as Brothers (sold by Publix and King Soopers) and Veneto’s (sold by Wal-Mart). For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, the Millstone segment generated net sales of $161.6 million and $85.1 million, respectively, and operating loss of $54.3 million and operating income of $3.7 million, respectively. The operating loss of $54.3 million for the fiscal year ended June 30, 2007 included an impairment charge of $57.9 million.

History

The Folgers coffee business began in 1850 when William H. Bovee hired James A. Folger to build a mill in San Francisco, California, which Bovee named The Pioneer Steam Coffee and Spice Mills. James A. Folger became a full partner of the Pioneer Steam Coffee and Spice Mills in 1865, and in 1872 he bought out the other partners, renaming the company J. A. Folger & Co. In 1963, P&G acquired the Folgers coffee business.

Competitive Strengths

Superior Brand Equity

Folgers is among the most iconic consumer products brands and one of the most well-known names in coffee in the United States, having the highest levels of unaided consumer awareness of the leading national retail coffee brands. Folgers targets its advertising and marketing campaigns to create emotional ties between Folgers consumers and Folgers coffee products. For example, P&G believes that the “Best Part of Wakin’ Up is Folgers in Your Cup” advertising campaign is among the most memorable consumer brand marketing campaigns in the United States, creating powerful emotional connections with consumers since 1984. The licensed Dunkin’ Donuts® brand is also highly recognized by consumers and tailored to the rapidly growing gourmet coffee market. Folgers devotes significant resources to research and understand its consumers, customers and the retail coffee market to guide its investment strategies for new coffee innovations and branding, advertising and pricing decisions.

Strong Market Leader

Folgers is the largest retail coffee roaster in the United States. Folgers is the number one retail coffee brand based on volume and sales in the United States with market shares of 40% and 36%, respectively, in 2007. Folgers is also the number one retail instant packaged coffee brand based on sales and volume and the number one retail decaffeinated packaged coffee brand based on sales and volume in the United States in 2007. Folgers’ market leadership is attributable to the strength of the Folgers brand, the loyalty of its consumers and Folgers’ superior roasting and blending capabilities.

History of Market Leading Product Innovation

Over Folgers’ long history of innovation in the retail coffee industry, Folgers has repeatedly developed new coffee products and technologies that have transformed the retail coffee product portfolio across the industry. For example:

•	In 1968, Folgers introduced Folgers Crystals instant coffee, improving the quality of instant coffee products then available.

•	In 1977, Folgers led the first major yield improvement of at-home coffee products, resulting in the ability to brew the same number of consistent quality cups from fewer green coffee beans.

•	In 1984, Folgers introduced Folgers decaffeinated coffee, quickly becoming the market leader in the retail decaffeinated coffee category.

•

In 2003, Folgers introduced the AromaSeal™ plastic canister, replacing the metal can that had been used for years for roast and ground coffee products. This patented first-in-the-industry plastic canister provides more freshness and ease of handling and storage for consumers and was awarded the DuPont Diamond Award for innovation in packaging in 2004.

•	In 2006, Folgers introduced Simply Smooth™, a less acidic coffee product for sensitive stomachs.

Industry Leading Production Capability, Operational Scale and Excellence

P&G believes Folgers’ production facilities, operational efficiencies and scale provide Folgers with state-of-the-art sourcing and production capabilities. Folgers also has proprietary core competencies in formulation, blending and roasting techniques, as well as a broad range of highly integrated production and distribution processes, which management believes have enabled Folgers to enhance product quality while achieving lower costs. This technology and production expertise in formulation, blending and roasting allows Folgers to maintain a consistent quality product while utilizing green coffee beans from various source countries, resulting in production flexibility to optimize the quality and production costs of Folgers’ products. In addition to generating new revenue opportunities, the focus on enhancing operating efficiency has generated significant savings for Folgers in recent years.

Significant, Stable Cash Flow

Folgers generated an operating margin of 19.4% in fiscal 2007, compared to 9.6% for the S&P Mid-Cap Food Products Index in the twelve months ended June 30, 2007. The profitability of Folgers’ business combined with its modest capital expenditure requirements have historically enabled it to generate strong and stable cash flow. In fiscal 2005, 2006 and 2007 and for the nine months ended March 31, 2008, Folgers generated $232.8 million, $182.7 million, $248.5 million and $205.2 million, respectively, of cash flow from operating activities.

Products

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold throughout the United States in a variety of different packaging and coffee product formats, including roast and ground, whole bean and single serve coffee products. Folgers also sells coffee products in limited amounts in Canada. Folgers consists of three business segments: Retail, Commercial and Millstone.

Retail

The Retail segment, which represented approximately 83% of combined net sales in fiscal 2007, includes mainstream roast and ground coffee products (such as Folgers Classic Roast and Folgers Coffee House Series), gourmet roast and ground coffee products (such as Folgers Gourmet Selections and Dunkin’ Donuts®, under an exclusive licensing agreement as described below) and single serve coffee products (such as Folgers Instant, Folgers Singles, Folgers Cappuccino and Folgers Pods). Folgers’ mainstream roast and ground coffee is available in plastic canisters, vacuum packed bags or brick packaging, and is less expensive than gourmet coffee. Mainstream roast and ground coffee is available in caffeinated and decaffeinated forms. The key competitor brands are Maxwell House and Yuban (Kraft), Chock full o’ Nuts, Hills Brothers and Chase & Sanborn (Massimo Zanetti Beverages) and private label brands.

Gourmet coffee is coffee that typically carries a premium image or a premium price, is either whole bean or ground and is packaged in soft bags or available in bulk whole bean dispensers. Folgers’ gourmet brands in the Retail segment are Folgers Gourmet Selections (introduced in August 2006) and Dunkin’ Donuts® licensed retail packaged coffee products. The key competitor brands are Starbucks and Seattle’s Best (Kraft under license from Starbucks), Eight O’Clock Coffee, Green Mountain, Peet’s and private label brands.

Folgers has an exclusive licensing agreement with Dunkin’ Donuts LLC to produce, sell, advertise and distribute a variety of roast and ground packaged coffee products under the Dunkin’ Donuts® brand name. The products may be sold throughout the United States and Canada in numerous distribution channels, including grocery stores, drug stores, mass merchandisers and club stores (excluding Dunkin’ Donuts® locations). Pursuant to the licensing agreement, Folgers has commitments to support the Dunkin’ Donuts® licensed retail packaged coffee products through advertising and consumer marketing programs. The agreement will remain in effect until January 1, 2027, unless Dunkin’ Donuts LLC terminates the agreement, which it is entitled to do under certain circumstances, including if Folgers commits a material breach of the agreement, undergoes a change in control after the Transactions without Dunkin’ Donuts’ LLC consent (not to be unreasonably withheld), or fails to meet certain sales, volume or distribution thresholds. Folgers may terminate the agreement under certain circumstances, including in the case of a material breach by Dunkin’ Donuts LLC. Folgers began selling Dunkin’ Donuts® licensed retail packaged coffee products in August 2007.

Single serve coffee is prepared for single cup use, as opposed to multi-cup use, and is categorized into the following three types: instant coffee, powdered creamy instant coffee, and coffee pods. Instant coffee is prepared by heating water and adding coffee to the hot water. Powdered creamy instant coffee is prepared similarly to regular instant coffee but contains ingredients that add additional flavor and creaminess to the coffee. Finally, coffee pods are individual pods, disks or K-Cups that are used in a single cup brewer system. The key competitor brands in this sub-category are Maxwell House, General Foods International Coffee and Tassimo (Kraft), Taster’s Choice and Nescafé (Nestlé), Senseo (Sara Lee), Green Mountain (Green Mountain Coffee Roasters) and private label brands.

Commercial

Folgers’ Commercial segment, which represented 7% of net sales in fiscal 2007, includes packaged roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. The Commercial segment also includes sales of ancillary product offerings such as caffeine, teas and coffee equipment for use in professional settings. Key competitors in this market include Sara Lee, Kraft, Starbucks Office Coffee and Foodservice, S&D Coffee and Green Mountain Coffee Roasters.

Millstone

Folgers’ Millstone segment, which represented 10% of net sales in fiscal 2007, consists of Millstone coffee, which was Folgers’ first gourmet coffee brand. Millstone coffee products are distributed primarily through a direct store delivery system to nearly 8,000 retail outlets and sold in packaged and bulk form. Within the Millstone segment Folgers also produces private label brands sold in packaged and bulk whole bean form by various retailers, such as Brothers (sold by Publix and King Soopers) and Veneto’s (sold by Wal-Mart). The key competitor brands are Starbucks and Seattle’s Best (Kraft under license from Starbucks), Eight O’Clock Coffee, Green Mountain, Peet’s and private label brands.

Raw Materials

Green coffee beans are an agricultural product grown in over 50 tropical countries. Coffee beans primarily come in two types: Arabica and Robusta. Most of Folgers’ products are a blend of Arabica and Robusta beans. Folgers Gourmet Selections, Millstone and the Dunkin’ Donuts® licensed retail packaged coffee products are made from 100% premium Arabica beans. Folgers purchases most of its raw or unroasted green coffee beans from the three largest green coffee bean producing and exporting countries: Brazil, Vietnam and Colombia. All of Folgers’ green coffee bean orders are placed through exporters and dealers. The beans are grown, harvested and processed in the source country and then transported to Folgers’ facilities in New Orleans, Louisiana to be cleaned and stored.

In the last three fiscal years, the cost of green coffee beans represented between 50% and 60% of Folgers’ cost of products sold. The supply and price of coffee beans are influenced by numerous factors which are beyond Folgers’ control. For example, green coffee bean crops in Brazil, which produces one-third of the world’s green coffee beans, are susceptible to frost in June and July and drought in September, October and November. However, because Folgers has the ability to purchase coffee from a number of countries and has developed techniques designed to permit the substitution of one country’s coffee beans for those of another in producing its products without significantly affecting product consistency, supply limitations in one country generally have not had a material impact on the price Folgers pays for green coffee beans.

Historically, Folgers has used short-term coffee futures and options contracts for the purpose of hedging the variability of coffee prices in unpriced purchase commitments. Although this has generally enabled Folgers to partially mitigate the effect of changing prices, no strategy can entirely eliminate pricing risks and Folgers generally remains exposed to loss when prices change significantly in a short period of time.

Folgers relies on natural gas, diesel and plastic resins for the production, packaging and distribution of its coffee products and Folgers cannot always pass increases of these costs through to its customers. In recent years, the prices of natural gas and other energy sources have risen significantly.

Production

Folgers uses different roasting processes based on the variety, quality, origin and physical characteristics of the coffee beans being roasted. The beans are pre-dried, roasted and blended in plants owned by Folgers, where coffee is also packaged for distribution to customers. Over Folgers’ long history, its roasting techniques have been developed with the goal that consumers always brew a consistent cup of coffee. Folgers uses trade secrets and patented technologies to ensure that its coffee roasts uniformly and delivers consistent flavor. Folgers uses additional technologies to produce instant coffee crystals, which P&G believes have enhanced appearance and solubility compared to powdered instant coffee sold by competitors.

After roasting, Folgers’ coffee is conveyed to the packaging areas of its plants where it is packaged in ground or whole bean form. The packaging for Folgers’ products is developed by Folgers’ research and development teams to preserve the freshness of the coffee. Folgers has made technological advances, including innovative cost saving preparation techniques and unique consumer packaging, which have won numerous awards. In addition, the patented Folgers AromaSeal canister is an award winning package design that P&G believes increased consumer loyalty.

Sales and Distribution

Historically, Folgers coffee products have been sold by an internal P&G sales team that generally sells multiple products from different product units together, such as coffee, snack foods and pet care products. In contemplation of a separation from P&G, Folgers has recently begun to optimize its sales strategy with the announcement that it is moving to a third party sales broker for its retail grocery business and has appointed Advantage Sales and Marketing (“Advantage”) as its exclusive broker. Following the completion of the

Transactions, the Coffee Business’ sales and distribution will be transitioned into the existing Smucker sales and distribution network, which includes Advantage as retail broker for all of the Smucker family of brands, including the brands of the Coffee Business. The Coffee Business will be integrated into the Smucker go-to-market strategy of maintaining an internal sales team to service its largest national accounts, including Wal-Mart, Sam’s Club, Target, Costco, Safeway, Kroger, FoodLion and Supervalu. This go-to-market strategy and move to a broker system will allow Folgers to increase its focus on certain key retail channels important to its coffee business, including the grocery channel, which accounted for 42% of Folgers’ net sales in fiscal 2007.

Folgers and Dunkin’ Donuts® licensed retail packaged coffee products are currently distributed through two primary distribution facilities in Lacombe, Louisiana (for retail products) and Kansas City, Missouri (for foodservice products). Additionally, Folgers and Dunkin’ Donuts® licensed retail packaged coffee products are stocked in four regional distribution centers in Chino, California, Kansas City, Missouri, Florence, Kentucky, and Atlanta, Georgia. P&G and Folgers’ distribution facilities are managed by third parties. Customers receive their Folgers and Dunkin’ Donuts® products in one of three ways, either by customer pick-up at one of the distribution centers, by third-party carriers arranged by the customer, or by third-party carriers arranged by P&G to the customer’s store or warehouse facility. Following the completion of the Transactions, the distribution network is expected to be transitioned and integrated within the existing Smucker distribution network of six third-party distribution facilities and Smucker will continue to operate and utilize the distribution facilities in Lacombe, Louisiana and Kansas City, Missouri. For more information on the transition services to be provided in connection with the Transactions, see “Additional Agreements—Transition Services Agreement.”

Millstone gourmet coffee is available to retailers in packaged and bulk whole bean form. Millstone coffee products are typically delivered to customers through Millstone’s direct store delivery system as many as three times per week, depending on store volume. The beans are roasted and packaged for delivery at the plant and transported to one of five Millstone distribution centers. The coffee is then delivered primarily by Millstone employees to the customers’ locations, with the remainder delivered to customers’ warehouses. Following the completion of the Transactions, the Millstone coffee products will continue to be delivered through the direct store delivery system.

Marketing

Folgers’ marketing and advertising campaigns directed at consumers are conducted through targeted television and radio advertising, interactive, print media, public relations and in-store displays. Marketing and publicity is primarily directed towards Folgers branded products. Folgers also promotes its brands through marketing efforts directly with customers, including incentive programs and business development agreements based on the amount of coffee products purchased. Folgers has also launched a joint marketing initiative with Dunkin’ Donuts LLC, including radio and television advertising, to support the marketing of Dunkin’ Donuts® licensed retail packaged coffee products. Smucker also expects to increase marketing efficiencies, including improving Folgers brand promotion to retail customers, particularly in the grocery channel.

Customers

Folgers’ primary customers are grocery stores, drug stores, mass merchandisers, club stores, dollar stores and foodservice businesses. Folgers historically sold to these customers for resale to consumers primarily through P&G’s direct sales force and distribution agreements. Sales to Wal-Mart in fiscal 2007 represented 29% of Folgers’ combined net sales. Folgers’ top ten customers represented 61% of Folgers’ combined net sales in the same period. Folgers does not typically enter into long-term contracts with its customers. Instead, Folgers’ customers make purchase decisions based on a combination of price, product quality, consumer demand, customer service performance and trade promotions.

Retail

For fiscal 2007, the Retail segment’s top five customers were Wal-Mart, Kroger, Supervalu, Costco and Dollar General. Sales to these customers represented approximately 50% of Retail net sales in fiscal 2007. Consolidation in the retail industry has increased the importance of Retail’s significant customers.

Commercial

Folgers’ Commercial customers are divided into the following four categories: foodservice, offices, convenience stores and quick service and casual dining restaurants. The top five customers of the Commercial segment for fiscal 2007 were Sysco, Vistar, Dot Foods, Sam’s Club and MBM. Sales to these customers represented approximately 58% of Commercial net sales in fiscal 2007.

Millstone

Folgers’ primary customers in the Millstone segment for fiscal 2007 were Wal-Mart, Kroger, Safeway, Publix and Defense Commissary Agency U.S., which collectively accounted for approximately 71% of Millstone net sales in fiscal 2007.

Seasonality

Demand for certain of Folgers’ products may be influenced by holidays, changes in seasons or other annual events. Coffee consumption by consumers is influenced by the seasons of the year as well as by customer promotion activities. For example, Folgers’ customers typically plan increased coffee promotions from Thanksgiving through Christmas and New Year’s and again for the Easter holiday season. Folgers competes with other coffee producers to participate in its customers’ promotions. To meet increased seasonal demand, Folgers buys more green coffee beans, adds additional production shifts and increases finished product inventory during certain periods of the year. This may mean that Folgers has short-term cash needs driven by increased working capital impacting cash flow. The importance of the Easter holiday to the business and the fact that Easter can occur in different calendar quarters year to year may make comparisons to the prior quarterly period difficult.

Backlog

Orders are generally filled within a few days of receipt and are subject to cancellation at any time prior to shipment. The backlog of unfilled orders at any given time is not material.

Competition

The vast majority of Folgers’ sales are derived from selling packaged coffee to the U.S. retail packaged coffee market. Folgers defines the U.S. retail packaged coffee market as packaged coffee sold in grocery stores, drug stores, mass merchandisers, club stores and dollar stores, but not including packaged coffee sold in coffee shops or other foodservice establishments. Sales to the retail packaged coffee market represented over 90% of Folgers combined net sales in fiscal 2007. The U.S. retail packaged coffee market is comprised of three categories: mainstream roast and ground coffee, gourmet coffee and single serve coffee. Folgers also sells commercial packaged roast and ground coffee products to foodservice, offices, convenience stores and quick service and casual dining restaurants. Sales to the U.S. commercial coffee market represented less than 10% of Folgers’ combined net sales in fiscal 2007.

Folgers is subject to competitive conditions in both the U.S. retail coffee market and the U.S. commercial coffee market. Competitors include large national and international companies and numerous local and regional companies. Folgers coffee products also compete with retailer brands, wholesalers and cooperatives, as well as specialty or premium brands. Competition is primarily on the basis of product quality, brand recognition, brand loyalty, price, service, marketing and advertising. Some of these competitors, such as Kraft and Starbucks, have greater financial, marketing, distribution, management and other resources than Folgers. Substantial advertising and promotional expenditures are required to maintain or improve a brand’s market position or to introduce a new product.

The U.S. retail coffee market is highly competitive because it offers the customer a variety of choices without requiring a separate trip to a specialty coffee retailer. Folgers competes with other retail coffee roasters such as Maxwell House, Yuban and General Foods International Coffee (Kraft), Starbucks and Seattle’s Best (Kraft under license from Starbucks), Taster’s Choice and Nescafé (Nestlé), Chock full o’ Nuts, Hills Brothers and Chase & Sanborn (Massimo Zanetti Beverages), Eight O’Clock Coffee and private label brands. Folgers’ principal strategies for competing in the U.S. retail coffee market are superior product quality, innovative advertising, product promotion, product innovation and price. Folgers is also able to compete with other premium licensed coffee brands by offering a variety of gourmet roasts, available in packaged and bulk whole bean form, or roast and ground packaged form, through its Millstone and Folgers Gourmet Selections brands, as well as through sales of Dunkin’ Donuts® licensed retail packaged coffee products.

In addition to the competition generated from grocery store sales, Folgers faces competition for sales of packaged roast and ground coffee to commercial and noncommercial foodservice distributors and operators, and convenience stores. Folgers currently sells packaged roast and ground coffee to quick service establishments, and competes for business with other coffee retailers who are also seeking markets in quick service. Current competitors include Sara Lee, Kraft, Starbucks Office Coffee and Foodservice, S&D Coffee and Green Mountain Coffee Roasters.

Folgers also faces competition from the away-from-home gourmet coffee market, a growing market in the coffee industry and a market in which Folgers does not participate. The away-from-home gourmet coffee market consists of prepared premium whole bean or roast and ground varieties, espresso-based beverages and iced coffee sold at special retailers and a growing number of specialty coffee stores, including coffeehouse chains. These retailers draw business away from the U.S. retail coffee market, whose consumers brew their coffee at home. Competitors include Starbucks, Dunkin’ Donuts®, Caribou Coffee, Peet’s, The Coffee Bean & Tea Leaf, and numerous convenience stores, restaurants, coffee shops and street vendors.

Research and Development

Since the beginning of the Folgers coffee business, Folgers has exhibited a history of product innovation, industry leadership and consumer understanding. Folgers’ innovations can be broken down into two primary categories: product innovations and packaging innovations. Throughout the years, Folgers’ deep understanding of the coffee consumer and commitment to continuously improving its blending and roasting technology has driven industry-leading product innovation. In 1968, Folgers introduced Folgers Crystals, which brought consumers a richer instant coffee taste than competing brands. In 1977, Folgers led the first major yield improvement of at-home coffee products, resulting in the ability to brew the same number of consistent quality cups from fewer coffee beans. In 1984, Folgers introduced Folgers decaffeinated coffee, which quickly became the market leader for retail decaffeinated packaged coffee. In 2006, Folgers introduced Simply Smooth, a less acidic coffee product made from specially selected green coffee beans that are roasted to reduce certain irritants that may affect sensitive stomachs. Also in 2006, Folgers introduced Folgers Gourmet Selections, marking Folgers brand’s first significant entry into the gourmet roast and ground coffee market. Folgers Gourmet Selections appeals to consumers who want accessible, affordable gourmet coffee, and Folgers Gourmet Selections continues to grow behind the positioning and strength of the Folgers brand name.

Folgers is an industry leader in packaging innovation. In 1984, Folgers introduced vacuum packed brick packaging technology that subsequently became an important additional packaging option for consumers. In 2003, Folgers introduced the AromaSeal canister, replacing the metal can that had been used for decades in roast and ground coffee. This patented first-in-the-industry plastic canister provides more freshness and ease of handling and storage for consumers, and has received a number of awards, including the DuPont Diamond Award for innovation in packaging in 2004, selected from over 100 other contestants in one of the packaging industry’s most prestigious competitions.

Folgers’ principal research and development facilities are located in Cincinnati, Ohio. Research and development resources are focused on the production and preparation of coffee, packaging and presentation of products and personal and professional brewing techniques. Research and development expenditures were $13.7 million in fiscal 2007, $16.6 million in fiscal 2006 and $15.6 million in fiscal 2005.

In addition to Folgers’ track record of product and packaging innovation, Folgers has a history of devoting significant resources to consumer market research. Folgers’ approach has traditionally been to develop a comprehensive understanding of its consumers, customers and the retail coffee market and incorporate that knowledge into its decision making processes. This internally developed consumer research drives Folgers’ investment strategies regarding the introduction of new coffee innovations and branding, advertising and pricing decisions, which P&G believes generates improved returns on marketing and trade spending.

Intellectual Property

Folgers owns a number of trademarks and trade names, which are material to its business and protected by registration or otherwise in the United States and most other markets where its products are sold. Folgers’ trademarks are important because their marks develop brand awareness and maintain consumer loyalty. Folgers’ trademarks include “Folgers,” “Wake Up Special Every Day,” “Mountain Grown,” “The Best Part of Wakin’ Up Is Folgers In Your Cup,” “Custom Café,” “Home Café,” “The One Cup Café,” “Millstone,” “Millstone Café and Bakery” and “AromaSeal.” Depending on the jurisdiction, trademarks are generally valid as long as the marks are in use and/or their registrations are properly maintained and they have not been found to have become generic. Registrations of trademarks can also generally be renewed indefinitely as long as the trademarks are in use.

Folgers owns several hundred patents worldwide in addition to proprietary trade secrets, technology, know-how processes and other intellectual property rights that are not registered.

P&G and Kraft are currently engaged in patent litigation in Federal District Court. P&G is asserting two patent infringement claims against Kraft covering proprietary plastic canister technology related to its coffee business. See “—Legal Proceedings.”

Government Regulation

As a producer and marketer of food items, Folgers is subject to regulation by various governmental agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission, the Environmental Protection Agency, the Department of Labor and the Department of Commerce, as well as various state agencies, with respect to production processes, product quality, packaging, labeling, storage and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for quality, purity and labeling. Other agencies and bodies outside of the United States where Folgers sells its products, as well as states and municipalities also regulate Folgers’ activities. Failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines or compulsory withdrawal of products from store shelves.

Folgers’ advertising is subject to regulation by the Federal Trade Commission. Folgers is also subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act.

Folgers’ coffee roasting operations are subject to various federal, state and local laws and regulations, which require Folgers to obtain licenses relating to customs, health and safety, building and land use, and environmental protection. Folgers’ roasting facilities are subject to state and local air quality and emissions regulation. If Folgers encounters difficulties in obtaining any necessary licenses or if it has difficulty complying with these laws and regulations, it could be subject to fines and penalties.

P&G believes that Folgers is in compliance in all material respects with all such laws and regulations and that it has obtained all material licenses and permits that are required for the operation of its business. P&G is not aware of any environmental regulations that have or that it believes will have a material adverse effect on Folgers’ operations.

Legal Proceedings

P&G and Kraft are currently engaged in patent litigation in Federal District Court. P&G is asserting two U.S. patents against Kraft in the Northern District of California, alleging in each suit infringement by Kraft for marketing Maxwell House coffee in plastic canisters. P&G is seeking an injunction and damages.

Kraft filed for inter partes reexamination of P&G’s U.S. patent in the U.S. Patent and Trademark Office (“USPTO”) in January, 2007. The Patent Examiner confirmed all of the claims of P&G’s patent in a decision mailed June 7, 2007. Kraft appealed the Patent Examiner’s opinion to the Board of Patent Appeals, filing its appeal brief on April 14, 2008. Kraft filed a second, ex parte reexamination request against P&G’s patent on January 18, 2008, and the USPTO granted the request March 18, 2008. Both the inter partes and ex partes reexamination proceedings remain pending. Under the Separation Agreement, P&G will be entitled to a specified share of the settlement amounts, if any, paid by Kraft in connection with this litigation.

In addition, Folgers is the subject of various other pending or threatened legal actions in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. In P&G’s opinion, there are no claims or litigation pending that are reasonably likely to have a material adverse effect on Folgers’ combined financial position or results of operations or cash flow.

Employees

Folgers had approximately 1,200 employees as of December 31, 2007. There are two unionized groups within Folgers’ workforce, the UAW Local 1805 in New Orleans and the Local Lodge No. 778 of the International Association of Machinists & Aerospace Workers, or IAM, in Kansas City, which together P&G expects to cover approximately 45% of Folgers’ workforce. Neither the Kansas City nor the New Orleans plants have had any labor-related work stoppages in the last five years. The agreement with the UAW runs through September 20, 2009. The agreement with IAM runs through September 26, 2010, renewing on an annual basis thereafter until notice of intent not to renew is delivered by either party. P&G believes that Folgers’ relations with its employees and union representative organizations are good.

Property

Folgers currently operates four production plants and two warehouse and distribution centers, which P&G believes are in good condition, well maintained and sufficient for its present operations. The following table shows properties used by Folgers in connection with its roasting, production and distribution operations:

Location	Own or Lease	Purpose	Approximate Square Footage
Cincinnati, OH	Leased	Corporate Headquarters	120,000
New Orleans, LA	Owned	Roasting and Production	396,000
New Orleans, LA	Owned	Roasting and Production	182,000
Kansas City, MO	Owned	Roasting and Production	247,000
Sherman, TX	Owned	Roasting and Production	321,000
New Orleans, LA	Leased	Warehouse and Distribution	100,000
Lacombe, LA	Owned	Warehouse and Distribution	614,000

Folgers also leases approximately 203,000 additional square feet of office space for product distribution. Almost all office and warehouse space is leased by Folgers and managed and operated by third parties.

BUSINESS STRATEGIES AFTER THE TRANSACTIONS

Smucker is a leading North American manufacturer and marketer of branded food products with a strong portfolio of leading, iconic brands. Smucker markets and manufactures leading branded fruit spreads, peanut butter, shortening and oils, ice cream toppings, baking mixes and ready-to-spread frostings, sweetened condensed and evaporated milk and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada.

For the 52 weeks ended July 13, 2008, Smucker’s brands ranked first in dollar share in eight of the 13 product categories in which it participated in the U.S. market and in eight of the 11 product categories in which it participated in the Canadian market. On a pro forma basis after giving effect to the Transactions, approximately 75% of Smucker’s sales for fiscal 2009 are projected to come from sales of number one brands.

Smucker distributes its products through multiple channels, and has a significant presence in the grocery, club store, military, dollar and mass retail store channels, as well as in the foodservice sector. Smucker sells its products to the grocery retail channel primarily through a national broker as well as an in-house dedicated sales force servicing key national accounts.

Smucker has established long-term objectives of 6% compounded annual net sales growth and 8% compounded growth in operating income and earnings per share. Smucker has executed on, and expects to continue to execute on, its strategy of balanced sales growth through increases in market share, introductions of new and innovative products and acquisitions. Smucker expects to pursue these profitability objectives through a combination of sales growth, improved operating efficiencies and, over the longer term, repurchases of common shares. In implementing its strategy, Smucker focuses on products sold in the “center of the store”—an area of importance in driving retailer sales growth and profitability.

Smucker has been able to execute on its strategy of increasing its market share through consistent investment in its brands including advertising, consumer promotions and cross-marketing initiatives across its product lines. This strategy has also enabled Smucker to significantly diversify its portfolio of products over the last five years with introductions of over 100 new and innovative products, including Crisco® Olive Oil, Pillsbury® Reduced Sugar cake mixes, frostings and brownies, Jif®-to-Go, and Smucker’s® Organic fruit spreads. In addition, Smucker has extended acquired brands into new categories providing additional opportunities for growth. Examples include extending the Jif® Brand into the snack nut category.

Strategically, Smucker targets three types of acquisitions: enabling, bolt-on and transformational. Enabling acquisitions, which are typically smaller in size, generally provide new capabilities. Smucker’s Uncrustables® frozen sandwiches are an example of an enabling acquisition. Smucker’s expertise in brand management and commitment of financial resources to the brand has resulted in an increase in sales from approximately $2 million at the time of acquisition to over $100 million over a period of approximately ten years.

Transformational acquisitions which provide access to new markets and categories, and “bolt-on” acquisitions, which provide increased presence in categories Smucker currently participates in, have also played an important role in Smucker’s growth and market strength.

Since acquiring the Jif and Crisco brands from P&G in fiscal 2003, Smucker has increased net sales of its Jif brand by over 40% and has also increased margin and market share. Smucker has also extended the Crisco brand into other segments within the oil category, such as olive and peanut oils, and has introduced innovative packaging. Since Smucker’s transformational acquisition of Jif and Crisco, Smucker has completed 10 additional acquisitions, all in the United States and Canada. The most significant acquisitions include:

•

The June 2004 transformational purchase of International Multifoods Corporation (“IMC”), with annual net sales at the time of acquisition of approximately $900 million. This transaction was a platform for Smuckers entry into several categories, including the key baking mix category. The acquisition added a variety of iconic brands to Smucker’s portfolio, including Pillsbury® baking mixes, flour and ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; and Pet® evaporated milk. In Canada, Smucker added the leading brands of Robin Hood® flour and Bick’s® pickles and condiments. With the addition of these brands, together with the combination of Crisco, Smucker has established a leadership position in the baking aisle. Since acquiring these brands, Smucker has improved product quality, grown its Pillsbury frostings brand to number two in the category, introduced reduced sugar cake mixes and frostings, expanded its “Funfetti” products and enhanced packaging.

•

The May 2007 acquisition of Eagle Family Foods Holdings, Inc., with annual net sales at the time of the acquisition of approximately $200 million, added Eagle Brand® sweetened condensed and evaporated milk. This acquisition provided an expanded presence in the baking aisle and added another #1 brand to Smucker’s portfolio. The October 2007 acquisition of the Carnation® milk products in Canada, with annual sales of approximately $50 million at the time of acquisition, further enhanced Smucker’s canned milk product offerings and provided Smucker the number one position in the Canadian canned milk category.

•

In March 2008, Smucker completed the acquisition of Europe’s Best®, Canada’s leading branded provider of frozen fruit, in the fast growing frozen fruit category. In May 2008, Smucker also completed the acquisition of the Knott’s Berry Farm® food brand, providing access to expanded distribution opportunities in the retail and foodservice channels. Together, these two businesses had aggregate annual sales of approximately $110 million at the time of acquisition.

Smucker through its successful acquisition history has demonstrated the ability to effectively integrate acquired businesses on a timely basis, achieve anticipated synergies, effectively blend corporate cultures and continue to invest in the growth of all of its brands.

The addition of Folgers adds a large, iconic #1 brand to the Smucker portfolio of brands and fits within its strategy of owning and marketing leading North American food brands located in the center of the store. Smucker has substantial experience in marketing to Folgers’ consumer demographic, and believes that its broad portfolio of leading brands will allow it to leverage Folgers to enhance Smucker’s ability to reach out to consumers at retail through complementary, multi-brand, consumer-themed promotional activities.

Smucker believes that Folgers’ coffee products will create significant cross marketing opportunities with its existing strong brands in the breakfast and dessert categories. The merger of Folgers and Smucker will also bring together innovation capabilities in formulation, processes, packaging design and related research and development functions.

Additionally, Folgers’ strategy to move towards a go-to-market model that incorporates both an in-house sales force and third-party brokers is aligned with Smucker’s current sales model. Folgers’ appointment of Advantage, which currently serves as Smucker’s grocery retail broker, will provide significant opportunities in executing its go-to-market strategies. After completion of the transaction, Folgers will be one of the largest brands in the Advantage portfolio, and together with Smucker’s experience in the grocery retail segment, will provide increased focus and opportunity in the U.S. retail channel. The strong presence of Folgers in the mass retail, drug, dollar and club channels will also provide continued growth opportunities for the Smucker brands. Similarly, Smucker’s strength in Canada and the U.S. grocery and foodservice channels is expected to provide expanded distribution opportunities for Folgers.

The combination of the proven leadership at Smucker and the experienced line operations personnel at Folgers provides depth of talent at all levels at the combined company. The commitment to the Folgers’ values of integrity, ownership, passion, transparency and agility, together with Smucker’s Basic Beliefs of quality, people, ethics, growth and independence, are expected to assist in successfully integrating the cultures of both companies.

Following the completion of the Transactions, Folgers will be Smucker’s largest selling brand and its first $1 billion brand. Folgers will also increase the size of the categories in which Smucker currently participates to approximately $15 billion as compared to $8 billion currently and $1 billion in 2002. The combined company will have annual sales approaching $5 billion and significantly enhanced cash flow and margins driven by the underlying strength of the Folgers and Smucker businesses, as well as an estimated synergy opportunity of approximately $80 million primarily in administrative, supply chain, warehousing and distribution costs. The enhanced cash flow should allow Smucker to continue its proven strategy of investing in its brands to increase market share, the introduction of new and innovative products and acquisitions, allowing Smucker to continue to serve its constituents: consumers, customers, employees, suppliers, communities and shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF FOLGERS

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Folgers and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Folgers during the nine-month periods ended March 31, 2008 and 2007 and the fiscal years ended June 30, 2007, 2006 and 2005.

The financial statements of Folgers have been derived from P&G’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of P&G believes are reasonable. However, the financial statements do not necessarily represent the financial position of Folgers had it been operated as a separate independent entity.

You should read this discussion in conjunction with the historical combined financial statements of Folgers and the notes to those statements and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of Smucker included elsewhere in this document.

The following discussion and analysis contains forward-looking statements. See “Cautionary Statement on Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold in a variety of different packaging and coffee product formats, which include roast and ground, whole bean and single serve packaged and bulk coffee products in the retail and commercial channels, primarily in the United States.

Folgers’ business consists of three reporting segments:

•

Retail. The Retail segment generated 83% of Folgers’ combined net sales in fiscal 2007. Its packaged products include roast and ground coffee (such as Folgers Classic Roast and Folgers Coffee House Series), single serve coffee (such as Folgers Instant and Folgers Singles) and gourmet roast and ground coffee (such as Folgers Gourmet Selections and Dunkin’ Donuts® licensed retail packaged coffee products).

•

Commercial. The Commercial segment generated 7% of Folgers’ combined net sales in fiscal 2007. Its products include packaged roast and ground coffee products sold to foodservice businesses, offices, convenience stores and quick service and casual dining restaurants.

•

Millstone. The Millstone segment generated 10% of Folgers’ combined net sales in fiscal 2007. Its products include Millstone branded gourmet coffee, which is primarily sold in packaged and bulk whole bean form through its direct store system network to nearly 8,000 retail outlets in the United States. The Millstone segment also includes smaller private label brands.

Folgers’ net sales in its Retail and Millstone segments are derived from sales to retail outlets such as grocery stores, drug stores, mass merchandisers, club stores and dollar stores.

Historically, Folgers has experienced variations in sales from quarter-to-quarter due to the Thanksgiving/Christmas and Easter holiday seasons, which are typically periods of higher coffee sales. Quarterly sales are also affected by a variety of other factors, including the cost of green coffee beans, competition, marketing programs and weather. Therefore, the results for any quarter are not indicative of the results that may be achieved for the fiscal year.

In the following discussion, references to volume of products sold by Folgers refer to volume as measured by the servings of coffee that can be made from various forms of coffee products.

Impact of the Distribution from P&G on Folgers’ Financial Statements

Folgers’ combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G. P&G did not account for Folgers as, and Folgers was not operated as, a standalone company for the periods presented. Folgers’ financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position and results of operations would have been had Folgers been a standalone company during the periods presented. Folgers has not made adjustments to reflect significant changes that will occur in Folgers as a result of Folgers’ separation from P&G and the completion of the Transactions. As a result, this historical combined financial information is not necessarily indicative of what Smucker’s operating results or financial position would have been had the Transactions been completed during the periods presented or will be after the completion of the Transactions.

Folgers’ combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Coffee Business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to Folgers. Certain expenses reflected in the combined financial statements, as more fully described in Note 4 to Folgers’ audited combined financial statements included elsewhere in this document, include allocations of corporate expenses from P&G, which in the opinion of P&G are reasonable. All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes receivable or payable are deemed to have been remitted, in cash, by or to P&G in the period in which the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

Until the Distribution, P&G performed and will continue to perform significant corporate and operational functions for Folgers, as well as for its other businesses. Folgers’ combined financial statements reflect an allocation of these costs. Expenses allocated to Folgers include costs related to human resources, legal, treasury, insurance, accounting, internal audit and other similar services. Following the Distribution, expenses incurred by Smucker to replace some of these functions may differ from Folgers’ historically allocated levels.

In addition, following the Distribution and completion of the Transactions, P&G has agreed to provide transition services to Folgers, as it is integrated into Smucker, including relating to: supply network solutions (i.e., orders fulfillment, shipment and billing), purchasing, North America product supply operations (i.e., order management and distribution), global data management, information technology services, market development organization, decision support services and reporting, customer and consumer solutions, consumer relations, service provider professional sales (i.e., payment processing, maintenance and operation support for customer management system and data warehouse), certain limited financial services and accounting, and market measurements. These services will be provided under the Transition Services Agreement described in “Additional Agreements—Transition Services Agreement.” Because these services will only be provided for a limited period of time after the completion of the Transactions, Smucker intends to develop the capabilities to perform these services or make alternative arrangements for these services.

Certain Trends and Other Factors Affecting Folgers

Green Coffee Bean Commodity Costs

In the last three fiscal years, the cost of green coffee beans represented between 50% and 60% of Folgers’ cost of products sold. Folgers imports green coffee beans from a number of countries, primarily from Brazil, Colombia and Vietnam. The price of green coffee beans is highly volatile and is influenced by numerous factors beyond Folgers’ control. For example, green coffee bean crops in Brazil, which produces one-third of the world’s green coffee beans, are susceptible to frost in June and July and drought in September, October and November.

To mitigate this risk, Folgers purchases green coffee beans from a number of countries and has developed roasting and blending techniques designed to permit the substitution of one country’s coffee beans for those of another without significantly affecting product consistency. As a result, supply limitations relating to any single country generally have not had a material impact on the availability of green coffee beans for use in Folgers’ products.

Folgers generally has been able to raise the selling prices of its products to mitigate price increases of green coffee beans. Accordingly, increased prices of green coffee beans generally result in higher selling prices and generate increased net sales. For example, green coffee bean prices have increased significantly since 2005. From July 2005 to May 2008, the monthly average price of Arabica coffee beans traded on the New York Board of Trade increased from $0.98 per pound to $1.37 per pound. Over the same period, Folgers increased the prices of coffee products to mitigate the impact on Folgers of increased prices of green coffee beans. While selling price increases typically offset the absolute dollar increase of cost of green coffee beans, cost of products sold and operating income, each as a percent of sales, are adversely affected in a market of increasing green coffee bean costs.

Historically, Folgers has used short-term coffee futures and options contracts to hedge and partially mitigate the effects of changes in green coffee bean prices and to reduce fluctuations in Folgers’ cost of products sold. Although this has generally enabled Folgers to partially limit the effect of changing prices, no strategy can entirely eliminate pricing risks and Folgers generally remains exposed to loss when prices change significantly in a short period of time. If the hedges that Folgers enters into do not adequately offset the impact of coffee bean price volatility or Folgers’ hedges result in losses, Folgers cost of products sold may increase, resulting in a decrease in profitability and lower operating margins. In addition, sudden decreases in the cost of green coffee beans could require Folgers to reduce sales prices of its products before realizing cost savings in its inventory, also negatively affecting profitability and operating margin. See Note 9 to Folgers’ combined financial statements for further discussion.

Hurricane Katrina

Folgers produces most of its Retail and Millstone products at its facilities in New Orleans, Louisiana, which were adversely affected for about two months by the impact of Hurricane Katrina, resulting in a substantial decline in Folgers’ net sales for fiscal 2006 compared to fiscal 2005. Folgers’ production capacity was restored at the New Orleans facilities in November 2005 and full shipments to customers resumed in December 2005.

In addition, Folgers incurred certain one-time expenses in fiscal 2006 related to Hurricane Katrina, which were proportionally allocated between the Retail and Millstone segments. Following Hurricane Katrina, Folgers’ combined cost of products sold increased. Specifically, Folgers’ production and freight costs increased because of the addition of temporary third-party production for roast and ground coffee during the supply disruption. Folgers also experienced increased cost of temporary labor in New Orleans and increased cost of freight for green coffee beans to the production site. In addition, freight costs to customers increased due to higher fuel costs and reduced availability of freight suppliers in the affected areas. Folgers also had increased selling, general and administrative expense (“SG&A”) in fiscal 2006 related to Hurricane Katrina. These expenses included the cost to assess site damage, restore utility operations, establish temporary water supply, clean up and repair wind and water damage and establish on-site housing and meal service for employees and contractors working on the repair and clean up.

P&G filed an insurance claim for property damage and business interruption and recorded insurance receipts aggregating $93.3 million ($33.2 million in fiscal 2006; $32.8 million in fiscal 2007; $27.3 million in the first nine months of fiscal 2008). The insurance receipts were recorded by Folgers within SG&A expense and were proportionally allocated between the Retail and Millstone segments. Although the Commercial segment has minor operations in New Orleans, its primary facilities are located in Kansas City; therefore, the Commercial segment was not allocated any of the insurance receipts. All filed claims relating to Hurricane Katrina have been closed and no further claims are expected to be filed by P&G or Folgers.

Even after returning to normal operations following Hurricane Katrina, Folgers’ production costs continue to be higher than historical levels. The on-going higher costs are primarily due to increases in local transportation costs in New Orleans, higher energy costs and higher depreciation expense. Additionally, Folgers established roast and ground packaging operations at the production facility in Kansas City to mitigate any future disruptions to the New Orleans facilities. These actions have resulted in incremental on-going operating costs.

Millstone Goodwill Impairment

In December 2006, Millstone’s contract with Safeway, a grocery retailer, for Safeway Select private label packaged coffee was not renewed. Coffee shipments under this contract ended in July 2007. The Safeway Select brand represented 15% and 12% of Millstone volume and net sales, respectively, in fiscal 2007. The loss of these sales, combined with continued competitive pressures in the gourmet coffee market and on-going increased operating costs resulting from Hurricane Katrina, resulted in negative cash flow for the Millstone segment for the foreseeable future. Therefore, Millstone’s goodwill was determined to be fully impaired and Folgers recognized a goodwill impairment charge of $57.9 million during fiscal 2007 in the Millstone segment.

Significant Accounting Policies and Estimates

In preparing Folgers’ combined financial statements in accordance with generally accepted accounting principles, certain accounting policies are particularly important. These include policies relating to revenue recognition, inventory valuation, goodwill and other intangibles and hedging activity. These significant accounting policies, and others set forth in Note 3 to Folgers’ combined financial statements, should be reviewed as they are integral to understanding the results of operations and financial condition of Folgers. Due to the nature of Folgers’ business, estimates generally are not considered highly uncertain at the time of estimation, as they are not expected to result in changes that would materially affect Folgers’ results of operations or financial condition in any given year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded includes shipping and handling costs, which generally are included in the invoice price to the customer. Folgers’ policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of related trade promotion spending. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued expenses and other liabilities line item in Folgers’ balance sheet.

Inventory Valuation

Inventory is stated at the lower of cost or market price. The carrying values of certain coffee bean inventory are determined based on the last in, first out (LIFO) method while all other inventory is valued using the first in, first out (FIFO) method.

Goodwill and Other Intangibles

Goodwill balances, resulting from business combinations accounted for under the purchase method, are allocated to reporting units expected to derive the benefits of the acquisition. Goodwill is not amortized, but is evaluated annually for impairment or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate internal projections of expected future cash flow and operating plans.

Hedging Activity

Hedging activities consist primarily of financial instruments utilized for hedging the price of certain commodities, including green coffee beans. A portion of Folgers’ hedging activity qualifies for hedge accounting treatment. For qualifying hedges, the effective portion of realized gains or losses is accounted for in cost of products sold at the same time the underlying hedged purchases are accounted for in cost of products sold. Realized gains on futures, options and swap contracts reduce cost of products sold and realized losses on these contracts increase cost of products sold. See Note 9 to Folgers’ combined financial statements for further discussion.

Results of Operations

Folgers’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2007” began on July 1, 2006 and ended on June 30, 2007.

The following table presents information about Folgers’ results of operations, in dollar amounts and expressed as a percentage of net sales, for the nine months ended March 31, 2008 and 2007 and for fiscal 2007, 2006 and 2005.

	Nine Months Ended March 31,				Fiscal Year Ended June 30,
Dollars in millions	2008		2007		2007		2006		2005
Net sales	$1,374.3	100%	$1,246.7	100%	$1,643.8	100%	$1,497.3	100%	$1,446.6	100%
Costs and expenses:
Cost of products sold	920.5	67%	787.9	63%	1,025.5	62%	951.4	64%	813.8	56%

Gross margin	453.8	33%	458.8	37%	618.3	38%	545.9	36%	632.8	44%
Selling, general and administrative expense	169.6	12%	178.5	14%	241.7	15%	288.4	19%	270.2	19%
Goodwill impairment	—		57.9		57.9		—		—

Operating income	284.2	21%	222.4	18%	318.7	19%	257.5	17%	362.6	25%
Interest expense	0.7		1.3		1.7		1.8		2.0

Earnings before income taxes	283.5	21%	221.1	18%	317.0	19%	255.7	17%	360.6	25%
Income taxes	103.4		93.9		134.3		94.9		134.1

Net income	$180.1	13%	$127.2	10%	$182.7	11%	$160.8	11%	$226.5	16%

Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007

Net Sales

	Nine Months Ended March 31,
Dollars in millions	2008	2007	Percent Change
Retail	$1,201.0	$1,036.4	16%
Commercial	88.2	88.4	0%
Millstone	85.1	121.9	(30)%

Combined	$1,374.3	$1,246.7	10%

Combined. Combined net sales increased 10% to $1,374.3 million in the first nine months of fiscal 2008 behind higher pricing, volume growth and positive product mix. Volume increased 2%, with retail volume up

4%, partially offset by a 7% decline in Commercial volume and a 34% decline in Millstone volume. Higher selling prices added 6% to net sales behind price increases in January 2007, October 2007, February 2008 and March 2008. These price increases to recover higher commodity costs were partially offset by higher trade spending versus the prior period to secure planned merchandising during the important holiday season due to strong competitive activity. Combined net sales in the first nine months in fiscal 2008 reflected disproportionate volume growth of Dunkin’ Donuts® licensed retail packaged coffee products and Folgers Gourmet Selections products, both of which are priced at a premium relative to the average selling price of Folgers’ products. This product mix impact drove a positive 2% increase in net sales during the first nine months of fiscal 2008.

Retail. Retail net sales increased 16% to $1,201.0 million in the first nine months of fiscal 2008. Retail net sales growth resulted from a 4% increase in volume driven by the launch of licensed Dunkin’ Donuts® branded retail packaged products in August 2007 and volume growth of Folgers branded products. Retail net sales increased at a faster rate than volume as a result of a 7% impact from price increases implemented in January 2007, October 2007, February 2008 and March 2008. The increase in selling prices was partially offset by higher trade spending compared to the prior period to ensure sufficient merchandising by customers during the holiday season and due to strong competitive activity. The addition of licensed Dunkin’ Donuts® retail packaged coffee products and disproportionate growth of premium Folgers Gourmet Selections products, which are both priced at a premium relative to the average price of Retail products, drove a positive 5% product mix impact during the first nine months of 2008.

Commercial. Commercial net sales were essentially flat in the first nine months of fiscal 2008. Volume declined 7% primarily from the expiration of contracts with two of Folgers’ customers in April 2007 and June 2007. This volume decline was largely offset by the benefit of price increases implemented in January 2007, October 2007 and January 2008, which contributed 3% to Commercial net sales. Product mix added 4% to net sales due to disproportionate decline in volume of lower priced products.

Millstone. Millstone net sales decreased 30% to $85.1 million in the first nine months of fiscal 2008 as a result of a 34% decrease in volume. The volume decrease was related to the loss of the Safeway Select private label contract effective in July 2007, which represented 15% and 12%, respectively, of Millstone volume and net sales in fiscal 2007, and strong competitive activity. The impact of the volume decrease to net sales in the fiscal 2008 period was partially offset by a positive 4% product mix impact due to a disproportionate decline in volume of lower priced products, including Safeway Select private label products.

Operating Income

Combined. Gross profit was down 1% as an increase in Retail gross profit in the first nine months of fiscal 2008 was more than offset by lower gross profit in Millstone. Combined cost of products sold was $920.5 million in the first nine months of fiscal 2008 compared to $787.9 million in the same period in fiscal 2007. Combined cost of products sold as a percentage of combined net sales increased to 67% in the fiscal 2008 period from 63% in the fiscal 2007 period. The percentage increase was driven primarily by higher green coffee bean costs (partially offset by higher selling prices), a more profitable product mix and scale benefits of volume growth. The benefits of supply chain and production savings projects principally generated by packaging material savings, blend reformulation and Millstone direct store delivery system structure changes were largely offset by higher costs for natural gas, diesel and plastic resins compared to the comparable prior year period.

Combined SG&A was $169.6 million in the first nine months of fiscal 2008 versus $178.5 million in the comparable prior year period primarily due to lower direct overhead costs from a focus on cost control and lower marketing spending. These factors, together with higher net sales, reduced SG&A as a percentage of combined net sales to 12% in the fiscal 2008 period from 14% in the fiscal 2007 period. Combined SG&A included insurance claim receipts related to Hurricane Katrina of $27.3 million and $32.8 million in the nine months ended March 31, 2008 and March 31, 2007, respectively.

As a result of the foregoing factors, as well as the $57.9 million charge in December 2006 related to the impairment of Millstone goodwill, combined operating income increased 28% to $284.2 million in the first nine months of fiscal 2008, and combined operating margin was 21% for the first nine months of fiscal 2008, compared to 18% in the comparable prior period.

	Operating Income			Operating Margin
	Nine Months Ended March 31,			Nine Months Ended March 31,
Dollars in millions	2008	2007	Percent Change	2008	2007
Retail	$267.5	$266.7	0%	22%	26%
Commercial	13.0	11.4	14%	15%	13%
Millstone	3.7	(55.7)	n/a	4%	(46)%

Combined	$284.2	$222.4	28%	21%	18%

Retail. Retail operating income was essentially flat at $267.5 million for the first nine months of fiscal 2008 compared to the first nine months of fiscal 2007. Higher gross profit behind volume growth was mostly offset by increases in SG&A and lower insurance claim receipts. Retail gross margin decreased in the first nine months of fiscal 2008 as a result of higher green coffee bean costs partially offset by higher selling prices, more profitable product mix and scale benefits of volume growth. Retail SG&A for the first nine months of fiscal 2008 increased compared to the prior year period due to marketing spending to support both the Dunkin Donuts launch and Folgers display programs with retailers. Retail SG&A included insurance claim receipts related to Hurricane Katrina of $23.2 million and $27.9 million in the nine months ended March 31, 2008 and March 31, 2007 respectively.

Commercial. Commercial operating income increased 14% to $13.0 million for the first nine months of fiscal 2008 compared to the first nine months of fiscal 2007. Commercial operating margin increased 2 percentage points as lower SG&A offset a reduction in gross profit. Commercial gross margin decreased in the first nine months of 2008 as higher green coffee bean costs and lower volume were only partially offset by higher selling prices and cost savings projects principally generated by packaging material savings and blend reformulation. Commercial SG&A in the first nine months of fiscal 2008 decreased compared to the first nine months of the prior year period due to reductions in overhead costs. Commercial SG&A as a percentage of Commercial net sales is higher than the combined SG&A as a percentage of net sales due to higher spending for in-store equipment and service expenses to the foodservice and convenience store channels.

Millstone. Millstone operating income for the first nine months of fiscal 2008 was $3.7 million compared to an operating loss of $55.7 million in the first nine months of fiscal 2007, which included a $57.9 million charge for the impairment of Millstone goodwill. Millstone gross profit decreased versus the comparable prior year period primarily due to lower volume and higher green coffee bean costs. These impacts were partially offset by cost savings related to the direct store delivery network and the supply chain. Millstone SG&A in the first nine months of fiscal 2008 decreased due to lower marketing spending and lower direct store delivery costs. Millstone SG&A included insurance claim receipts related to Hurricane Katrina of $4.1 million and $4.9 million in the nine months ended March 31, 2008 and March 31, 2007 respectively. Despite a significant reduction in the Millstone direct store delivery system costs in the first nine months of fiscal 2008, direct store delivery system costs as a percentage of Millstone net sales increased compared to the prior year period because the direct store delivery system has a significant fixed cost component that was spread across lower net sales.

Income Taxes

Folgers’ income tax rate decreased to 36% for the nine months ended March 31, 2008 from 42% for the nine months ended March 31, 2007. The tax rate was higher in the comparable prior year period because the Millstone goodwill impairment charge incurred in December 2006 was not tax deductible.

Fiscal 2007 Compared to Fiscal 2006

Net Sales

Dollars in millions	Fiscal 2007	Fiscal 2006	Percent Change
Retail	$1,368.5	$1,203.6	14%
Commercial	113.7	115.5	(2)%
Millstone	161.6	178.2	(9)%

Combined	$1,643.8	$1,497.3	10%

Combined. Combined net sales increased 10% to $1,643.8 million in fiscal 2007, which reflected a full year of uninterrupted operations following Hurricane Katrina. Volume was up 7% due to the growth in Retail volume, which more than offset declines in Commercial and Millstone volumes. Pricing added 4% to combined net sales, due to price increases implemented in October 2006 and again in January 2007 to mitigate higher green coffee bean costs. This was partially offset by a negative 1% product mix impact resulting from a volume decline in premium-priced Millstone products.

Retail. Retail net sales increased 14% to $1,368.5 million in fiscal 2007 resulting primarily from an 8% increase in volume, which reflected a full year of uninterrupted operations in fiscal 2007 following Hurricane Katrina, as well as the introduction of Folgers Gourmet Selections products in August 2006. Selling price increases implemented in October 2006 and again in January 2007 to mitigate higher green coffee bean costs added 5% to Retail net sales in fiscal 2007. Product mix had a positive 1% impact driven by the introduction of Folgers Gourmet Selections.

Commercial. Commercial net sales decreased 2% to $113.7 million in fiscal 2007 due to a 3% volume decline resulting from the expiration of contracts with two customers in the fourth quarter of fiscal 2007. Price increases to mitigate higher green coffee bean costs added 2% to Commercial net sales in fiscal 2007, but were partially offset by a negative 1% product mix impact.

Millstone. Millstone net sales decreased 9% to $161.6 million in fiscal 2007. Volume was down 12% primarily due to competitive activity from other gourmet brands. Lower customer trade promotion spending in fiscal 2007 drove a positive 1% pricing impact. In addition, favorable product mix contributed 2% to net sales due to a disproportionate volume decline of lower priced products.

Operating Income

Combined. Combined cost of products sold was $1,025.5 million in fiscal 2007 compared to $951.4 million in fiscal 2006. Combined cost of products sold declined to 62% of combined net sales in fiscal 2007 from 64% of net sales in fiscal 2006, as higher green coffee bean costs were more than offset by selling price increases taken in fiscal 2007 and scale benefits due to higher volume. The benefit of fiscal 2007 cost savings principally resulting from blend reformulation, and efficiencies related to manufacturing packaging materials and transportation as well as the impact of base period Katrina costs more than offset increased on-going post-Katrina costs incurred in fiscal 2007 to operate in New Orleans and Kansas City.

Combined SG&A was $241.7 million in fiscal 2007 compared to $288.4 million in fiscal 2006. Combined SG&A as a percentage of net sales was 15% in fiscal 2007 compared to 19% in fiscal 2006. The improvement as a percentage of combined net sales was a result of a one-time expense of approximately $50 million in fiscal 2006 related to damages caused by Hurricane Katrina and higher net sales in fiscal 2007. Marketing spending as a percentage of combined net sales in fiscal 2007 was roughly in-line with the fiscal 2006 levels. Insurance receipts related to Hurricane Katrina were $32.8 million and $33.2 million in fiscal 2007 and fiscal 2006, respectively.

As a result of the foregoing factors, as well as the $57.9 million charge in fiscal 2007 related to the impairment of Millstone goodwill, combined operating income increased 24% to $318.7 million in fiscal 2007 and combined operating margin was 19% in fiscal 2007, compared to 17% in fiscal 2006.

	Operating Income			Operating Margin
Dollars in millions	Fiscal 2007	Fiscal 2006	Percent Change	Fiscal 2007	Fiscal 2006
Retail	$359.4	$231.5	55%	26%	19%
Commercial	13.6	20.9	(35)%	12%	18%
Millstone	(54.3)	5.1	n/a	(34)%	3%

Combined	$318.7	$257.5	24%	19%	17%

Retail. Retail operating income increased 55% to $359.4 million in fiscal 2007 compared to fiscal 2006 due to the impact of a full year of uninterrupted operations in fiscal 2007 following Hurricane Katrina and one-time expenses related to Hurricane Katrina in fiscal 2006. Retail operating margin increased 7 percentage points in fiscal 2007 due to higher gross margins and lower Retail SG&A as a percentage of net sales. Retail gross margins increased as a result of scale benefits due to higher volume and price increases taken during fiscal 2007, partially offset by higher green coffee bean costs. Additionally, Retail gross margins were also impacted by one-time fiscal 2006 costs related to Hurricane Katrina and fiscal 2007 cost savings principally resulting from blend reformulation, and efficiencies related to manufacturing, packaging materials and transportation, which were partially offset by higher on-going costs incurred in fiscal 2007 to operate in New Orleans and Kansas City. Retail SG&A in fiscal 2007 decreased versus fiscal 2006 as a result of one-time fiscal 2006 expenses of approximately $42 million related to Hurricane Katrina. Insurance receipts related to Hurricane Katrina were $27.9 million and $28.2 million in fiscal 2007 and fiscal 2006, respectively.

Commercial. Commercial operating income decreased 35% to $13.6 million in fiscal 2007 compared to fiscal 2006. Commercial operating margin decreased 6 percentage points in fiscal 2007 due to lower Commercial gross margins and higher Commercial SG&A as a percentage of net sales. Commercial gross margin decreased due to higher green coffee costs and lower volume, partially offset by higher selling prices. Commercial SG&A as a percentage of net sales increased in fiscal 2007 due to higher Commercial overhead costs resulting from expanded sales coverage and increased marketing expenses.

Millstone. Millstone operating loss was $54.3 million in fiscal 2007 compared to operating income of $5.1 million in fiscal 2006 primarily due to the $57.9 million impairment of Millstone goodwill and lower net sales. Millstone gross margin improved due to supply chain improvements, savings from more efficient buying and blending of green coffee beans and improved product mix, which more than offset a reduction in volume. Millstone SG&A as a percentage of net sales in fiscal 2007 increased due to lower net sales and higher marketing spending compared to fiscal 2006, which more than offset a one-time expense in fiscal 2006 of approximately $8 million related to damages caused by Hurricane Katrina. Insurance receipts related to Hurricane Katrina were $4.9 million and $5.0 million in fiscal 2007 and fiscal 2006, respectively.

Income Taxes

Folgers’ income tax rate increased from 37% for fiscal 2006 to 42% for fiscal 2007. The tax rate was higher in fiscal 2007 due to the non-deductibility of the Millstone goodwill impairment charge incurred in fiscal 2007.

Fiscal 2006 Compared to Fiscal 2005

Net Sales

Dollars in millions	Fiscal 2006	Fiscal 2005	Percent Change
Retail	$1,203.6	$1,155.2	4%
Commercial	115.5	105.4	10%
Millstone	178.2	186.0	(4)%

Combined	$1,497.3	$1,446.6	4%

Combined. Combined net sales increased 4% to $1,497.3 million in fiscal 2006. The full year effect of price increases implemented in December 2004 and again in March 2005 contributed 13% to combined net sales growth and more than offset an 8% volume decline resulting primarily from the impact of Hurricane Katrina. In August 2005, Hurricane Katrina caused significant damage to Folgers’ production facilities in New Orleans. This caused a temporary disruption in Folgers’ ability to ship Retail and Millstone products at full capacity and resulted in volume declines in both Retail and Millstone. In addition, the disproportionate volume decline in premium-priced Millstone products had a negative 1% product mix impact.

Retail. Retail net sales increased 4% to $1,203.6 million in fiscal 2006. Volume decreased 8% in fiscal 2006 due to temporary disruptions related to Hurricane Katrina, which prevented Folgers from producing at full capacity in September and October 2005. Lower volume was more than offset by the full year effect of price increases implemented in December 2004 and again in March 2005, which added 13% to Retail net sales. Additionally, product mix had a negative 1% impact.

Commercial. Commercial net sales increased 10% to $115.5 million in fiscal 2006. The full year effect of price increases implemented in December 2004 and again in March 2005 added 9% while Commercial volume increased 1% in fiscal 2006 compared to fiscal 2005.

Millstone. Millstone net sales decreased 4% to $178.2 million in fiscal 2006. Volume in fiscal 2006 declined 15% due to temporary disruptions relating to Hurricane Katrina and strong competitive activity in the gourmet coffee market. Price increases, taken to mitigate higher green coffee bean costs, contributed 12% to Millstone net sales in fiscal 2006. Additionally, product mix had a negative 1% impact.

Operating Income

Combined. Combined cost of products sold was $951.4 million in fiscal 2006 compared to $813.8 million in fiscal 2005. Combined cost of products sold as a percentage of combined net sales increased to 64% in fiscal 2006 from 56% in fiscal 2005. Combined cost of products sold as a percentage of net sales was higher in fiscal 2006 due to higher green coffee bean costs, lower volume, costs related to Hurricane Katrina and higher energy costs, partially offset by selling price increases and a $17.9 million gain due to hedging activity in fiscal 2005.

Combined SG&A was $288.4 million in fiscal 2006 compared to $270.2 million in fiscal 2005. Combined SG&A as a percentage of net sales in fiscal 2006 was roughly equal to combined SG&A as a percentage of net sales in fiscal 2005 at 19%. In fiscal 2006, Folgers incurred approximately $50 million in one-time expenses related to Hurricane Katrina. These costs were partially offset by a $33.2 million insurance receipt related to Hurricane Katrina, lower marketing spending as a percentage of net sales, and the impact of higher net sales.

As a result of the foregoing factors, operating income decreased by 29% to $257.5 million in fiscal 2006 and operating margin was 17% in fiscal 2006, compared to 25% in fiscal 2005 as follows:

	Operating Income			Operating Margin
Dollars in millions	Fiscal 2006	Fiscal 2005	Percent Change	Fiscal 2006	Fiscal 2005
Retail	$231.5	$314.4	(26)%	19%	27%
Commercial	20.9	17.7	18%	18%	17%
Millstone	5.1	30.5	(83)%	3%	16%

Combined	$257.5	$362.6	(29)%	17%	25%

Retail. Retail operating income decreased 26% to $231.5 million in fiscal 2006 compared to fiscal 2005 primarily due to temporary disruptions related to Hurricane Katrina which prevented Folgers from producing at full capacity in September and October 2005. Retail gross margin decreased in fiscal 2006 compared to fiscal 2005 due to lower volume, costs related to Hurricane Katrina, and higher energy costs. The impact of higher green coffee bean costs was offset by higher selling prices. Retail SG&A as a percentage of net sales in fiscal 2006 increased slightly due to one-time expenses related to Hurricane Katrina totaling approximately $42 million in fiscal 2006, which were partially offset by a $28.2 million insurance receipt relating to Hurricane Katrina and the impact of higher net sales.

Commercial. Commercial operating income increased 18% to $20.9 million in fiscal 2006 compared to fiscal 2005 primarily driven by higher net sales. Operating margin increased 1 percentage point in fiscal 2006 versus the prior year period. Commercial gross margin decreased in fiscal 2006 due to higher green coffee costs and higher energy costs, partially offset by higher selling prices. Commercial SG&A expenses as a percentage of net sales in fiscal 2006 decreased due to a reduction in marketing spending and the impact of higher net sales.

Millstone. Millstone operating income decreased 83% to $5.1 million in fiscal 2006 compared to fiscal 2005 primarily due to lower volume and Hurricane Katrina impacts. Millstone gross margin in fiscal 2006 decreased due to the impact of lower volume, costs related to Hurricane Katrina and higher energy costs. The impact of higher green coffee bean costs in fiscal 2006 was offset by higher selling prices. Millstone SG&A as a percentage of net sales increased in fiscal 2006 due to the one-time costs to Millstone of approximately $8 million related to Hurricane Katrina and the impact of lower net sales, partially offset by a $5.0 million insurance receipt related to Hurricane Katrina and lower marketing spending.

Income Taxes

Folgers’ income tax rate was 37% in both fiscal 2006 and fiscal 2005.

Liquidity and Capital Resources

Historical

Folgers historically generated, and prior to the Distribution will continue to generate, significant cash flow from operations, the majority of which is distributed to P&G (cash will not be included among the assets to be transferred to Folgers in connection with the Contribution, subject to limited exceptions for restricted cash in brokers’ accounts). In addition, prior to the Distribution, Folgers has participated in P&G’s cash management system.

Cash Flow

Cash flow from operating activities. Operating cash flow for the nine months ended March 31, 2008 was $205.2 million. Net earnings after adjustments for non-cash items (mainly depreciation) and an increase in accrued liabilities related to holiday merchandising expenses were the primary source of operating cash flow. This was partially offset by cash used for working capital to support business growth and seasonality.

Operating cash flow for the nine months ended March 31, 2007 was $197.3 million. Net earnings after adjustments for non-cash items (mainly depreciation and the one-time Millstone impairment charge) and an increase in accrued liabilities related to holiday merchandising expenses were the primary source of operating cash flow. This was partially offset by cash used for working capital to support business growth and seasonality.

Operating cash flow in fiscal 2007 was $248.5 million. Net earnings, after adjustments for non-cash items (mainly depreciation and the one-time Millstone impairment charge) was the primary driver of operating cash flow.

Operating cash flow in fiscal 2006 and fiscal 2005 was $182.7 million and $232.8 million, respectively. Net income, after adjustments for non-cash items (mainly depreciation) was the primary source of operating cash flow in both fiscal years.

Cash flow from investing activities. Investing activities have historically been primarily related to capital expenditures. Capital expenditures were $13.6 million and $35.7 million in each of the nine months ended March 31, 2008 and March 31, 2007, respectively and were $42.4 million, $42.7 million and $36.0 million in each of fiscal 2007, fiscal 2006 and fiscal 2005, respectively. P&G expects Folgers’ capital expenditures for fiscal 2008 to be approximately $28 million, of which $13.6 million was incurred in the first nine months of fiscal 2008.

Cash flow from financing activities. Folgers distributed excess cash to P&G of $197.1 million in the nine months ended March 31, 2008, $203.8 million in fiscal 2007, $143.4 million for fiscal 2006 and $206.2 million in fiscal 2005.

Contractual Obligations

The following table presents Folgers’ contractual obligations as of June 30, 2007 on a historical basis:

	Amounts due by period
Dollars in millions	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating lease obligations (1)	$1.8	$1.1	$0.5	$0.2	$—
Capital lease obligations (2)	14.8	8.1	1.3	1.5	3.9
Purchase obligations (3)	1.3	1.3	—	—	—

Total	$17.9	$10.5	$1.8	$1.7	$3.9

(1)	Folgers leases certain property, plant and equipment for varying periods which are accounted for as operating leases.
(2)	Folgers also periodically enters into service and supply arrangements with certain vendors, pursuant to which vendors procure specialized machinery and equipment dedicated to satisfying minimum production levels which Folgers is obligated to purchase. Folgers accounts for such arrangements as capital leases.
(3)	Folgers has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business.
(4)	Folgers expects to enter into a term loan credit facility that will provide for the $350 million of Folgers Debt as contemplated by the Transactions, which debt will mature one year and one day from the date the debt is incurred by Folgers. See “Debt Financing—Folgers Debt.”

Recent Accounting Pronouncements

Other than as discussed below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on Folgers’ combined financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Folgers adopted FIN 48 as of July 1, 2007. The impact of the adoption was not material to the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measures,” (SFAS 157) which establishes a framework for measuring fair value and expands disclosures about fair value measurements. Pursuant to FASB Financial Staff Position 157-2, the FASB issued a partial deferral of the implementation of SFAS 157, as it relates to all non-financial assets and liabilities where fair value is not already the required measurement attribute by other accounting standards. The remainder of SFAS 157 will be effective for Folgers on July 1, 2008. Folgers does not expect SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 gives the option to carry most financial assets and liabilities at fair value, with changes recognized in earnings. SFAS 159 will be effective for Folgers beginning July 1, 2008, although early adoption is permitted. Folgers is currently assessing the potential effect of SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS 141 (Revised), “Business Combinations (SFAS 141R)” and SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements (SFAS 160).” SFAS 141R and SFAS 160 revise the method of accounting for a number of aspects of business combinations, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impact of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post-acquisition exit activities of acquired businesses. SFAS 141R and SFAS 160 will be effective for Folgers on July 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for Folgers beginning July 1, 2009. Folgers is currently evaluating the provisions of SFAS 161 to determine the impact on its combined financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Folgers is exposed to market risks, such as changes in commodity prices and, following the Distribution, interest rates. To manage the volatility related to these exposures, Folgers enters into various financial transactions, which it accounts for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by Folgers’ policies covering acceptable counterparty exposure, instrument types and other hedging practices. Folgers does not hold or issue derivative financial instruments for speculative or trading purposes.

Commodity Price Risk

Green coffee bean price fluctuations represent Folgers’ most significant market risk. In addition to fixed price purchase contracts, Folgers uses futures and options contracts to manage the volatility related to the above exposures. Folgers’ operating margin can be significantly impacted by changes in the price of green coffee beans. Folgers enters into fixed quantity unpriced coffee purchase commitments in an attempt to secure an adequate supply of coffee. These unpriced purchase agreements are indexed to a specific market price. In order to hedge the volatility in the unpriced purchase agreements, Folgers uses futures and options which are indexed to the same specific market price as the unpriced purchase commitment. In certain instances, Folgers has flexibility in selecting the date to settle its futures contract and fix the price of the hedged purchase contract. Folgers generally agrees to a final price of its unpriced coffee purchase agreements several months prior to delivery, so that it can adjust its product selling prices, if necessary. Futures and options utilized to hedge volatility of the unpriced purchase agreements generally are designated as cash flow hedges under SFAS 133. In addition, Folgers uses futures, options and swap contracts to manage volatility related to fluctuations in packaging materials and other commodities. Changes in prices for these materials impact Folgers’ cost of products sold, but to a much lesser extent than coffee bean prices. The effective portion of the changes in fair value for futures and options designated as hedges is reported in accumulated other comprehensive income and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged purchase transactions affect earnings. Note 9 to Folgers’ combined financial statements includes a detailed discussion of Folgers’ accounting policies relating to its hedging activities.

A sensitivity analysis technique has been performed to evaluate the effect that changes in the price of green coffee beans, packaging materials and other commodities will have on Folgers’ financial derivative instruments. At the end of fiscal 2007, the potential change in fair value of these instruments, assuming a 10% increase or decrease in underlying commodity prices, was a $2 million increase and a $3 million decrease, respectively.

HISTORICAL PER SHARE, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Smucker and certain historical per share data for P&G. The Smucker historical data has been derived from and should be read together with the audited consolidated financial statements of Smucker and related notes thereto contained in Smucker’s Form 10-K for the fiscal year ended April 30, 2008, which are incorporated by reference into this prospectus. The Smucker pro forma data has been prepared by Smucker and derived from the unaudited condensed combined pro forma financial data of Smucker included elsewhere in this prospectus. The P&G historical data has been derived from and should be read together with the audited consolidated financial statements of P&G and the related notes thereto contained in P&G’s Form 10-K for the year ended June 30, 2007, P&G’s Current Report on Form 8-K dated October 31, 2007 which retrospectively adjusts the consolidated financial statements for the fiscal year ended June 30, 2007 for changes in segment reporting structure, and the unaudited condensed consolidated financial statements of P&G and related notes thereto contained in P&G’s Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the period presented, nor are they necessarily indicative of any future results. Smucker and Folgers may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Smucker and Folgers been combined during the period presented or of the future results of Smucker following the Transactions.

The following table presents certain historical and pro forma per share data for Smucker:

	As of and for the Fiscal Year Ended April 30, 2008
	Historical	Pro Forma
Smucker:

Earnings per share—basic	$3.03	$3.12
Earnings per share—diluted	3.00	3.10
Dividends declared per share	1.22	1.22
Book value per share	32.95	41.53

The following table presents certain historical per share data for P&G:

	As of and for the Nine Months Ended March 31, 2008	As of and for the Fiscal Year Ended June 30, 2007
P&G:

Historical Per Share Data:
Net Earnings:
Basic	$2.89	$3.22
Diluted	$2.72	$3.04
Weighted average common stock outstanding (in millions):
Basic	3,093.5	3,159.0
Diluted	3,332.5	3,398.6
Book value per share of common stock	$22.79	$21.32
Cash dividends declared per share of common stock	$1.05	$1.28

Historical Market Price Data

Historical market price data for Folgers does not exist as Folgers currently is a wholly owned subsidiary of P&G. As such, shares of Folgers common stock are not currently listed on a public stock exchange or publicly traded. Therefore, no market data is available for Folgers.

Shares of P&G common stock are currently traded on the NYSE under the symbol “PG.” On June 3, 2008, the last trading day before the announcement of the Transactions, the last sale price of shares of P&G common stock reported by the NYSE was $65.41. On August 6, 2008, the last sale price of P&G common stock reported by the NYSE was $67.77. The following table sets forth the high and low sale prices of shares of P&G common stock and the dividends declared for the periods indicated. For current price information, P&G shareholders are urged to consult publicly available sources.

	P&G Common Stock
	High	Low	Dividends
Fiscal Year Ended June 30, 2006
First Quarter	$59.46	$51.91	$0.28
Second Quarter	59.70	54.62	0.28
Third Quarter	62.50	57.00	0.31
Fourth Quarter	58.73	52.75	0.31

Fiscal Year Ended June 30, 2007
First Quarter	$62.85	$55.25	$0.31
Second Quarter	64.73	61.50	0.31
Third Quarter	66.30	60.42	0.35
Fourth Quarter	64.75	60.76	0.35

Fiscal Year Ended June 30, 2008
First Quarter	$70.73	$60.89	$0.35
Second Quarter	75.18	68.59	0.35
Third Quarter	73.81	62.74	0.40
Fourth Quarter	71.20	60.44	0.40

Fiscal Year Ending June 30, 2009
First Quarter (through August 6, 2008)	$68.12	$60.05	—

Smucker’s common shares are currently traded on the NYSE under the symbol “SJM.” On June 3, 2008, the last trading day before the announcement of the Transactions, the last sale price of Smucker common shares reported by the NYSE was $53.75. On August 6, 2008, the last sale price of Smucker common shares reported by the NYSE was $50.59. The following table sets forth the high and low sale prices of Smucker common shares and the dividends declared for the periods indicated. For current price information, Smucker shareholders are urged to consult publicly available sources.

	Smucker Common Shares
	High	Low	Dividends
Fiscal Year Ended April 30, 2007
First Quarter	$47.25	$39.11	$0.28
Second Quarter	$49.14	$43.00	$0.28
Third Quarter	$49.98	$45.00	$0.28
Fourth Quarter	$57.43	$46.97	$0.30

Fiscal Year Ended April 30, 2008
First Quarter	$64.32	$55.60	$0.30
Second Quarter	$58.09	$50.79	$0.30
Third Quarter	$53.70	$42.75	$0.30
Fourth Quarter	$52.59	$46.84	$0.32

Fiscal Year Ending April 30, 2009
First Quarter	$55.58	$40.18	$0.32
Second Quarter (through August 6, 2008)	$50.76	$48.03	—

P&G Dividend Policy

P&G has paid dividends without interruption since its incorporation in 1890 and has increased dividends each year for the past 52 years. Historically, P&G has distributed between 40% and 45% of its earnings to shareholders in the form of dividends. Nevertheless, as in the past, further dividends will be considered after reviewing dividend yields, profitability expectations and financing needs and will be declared at the discretion of P&G’s board of directors.

Smucker Dividend Policy

Historically, Smucker has distributed approximately 40% of its earnings to shareholders in the form of dividends. Smucker currently expects to continue this practice following the Transactions, except that in connection with the Transactions, Smucker intends to declare the Smucker Special Dividend to each record holder of Smucker common shares as of [—], 2008 to be paid on [—], 2008. P&G shareholders will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following selected historical combined financial data of Folgers, selected historical consolidated financial data of P&G, selected historical consolidated financial data of Smucker and unaudited condensed combined pro forma financial data of Smucker are being provided to help you in your analysis of the financial aspects of the Transactions. The unaudited condensed combined pro forma financial data of Smucker has been prepared by Smucker for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Smucker or Folgers would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Information on Folgers,” “Information on P&G” and “Information on Smucker.”

Selected Historical Combined Financial Data of Folgers

Folgers’ selected combined balance sheet data presented below as of June 30, 2007 and 2006 and statement of income data for the three fiscal years ended June 30, 2007, 2006 and 2005 have been derived from Folgers’ audited combined financial statements, included elsewhere in this document. Folgers’ selected combined balance sheet data presented below as of June 30, 2005, 2004 and 2003 and its selected statements of income data for the fiscal years ended June 30, 2004 and 2003 have been derived from Folgers’ historical accounting records, which are unaudited. Folgers’ selected combined financial data presented below as of March 31, 2008 and for the nine month periods ended March 31, 2008 and 2007 have been derived from Folgers’ unaudited combined financial statements included elsewhere in this document, which have been prepared on a basis consistent with Folgers’ audited combined financial statements. In the opinion of P&G’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The data shown below is not necessarily indicative of the results that may be expected for a full year or any future period. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers” and the financial statements of Folgers and the notes thereto included elsewhere in this document.

The financial information of Folgers included in this document has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Folgers presented may be different from those that would have resulted had Folgers been operated as a standalone company or been supported as a subsidiary of Smucker. As a result, the historical financial information of Folgers is not a reliable indicator of future results. See “Risk Factors.”

Dollars in millions	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2008	2007	2007	2006	2005	2004	2003
Statement of Income Data:
Net sales	$1,374.3	$1,246.7	$1,643.8	$1,497.3	$1,446.6	$1,278.4	$1,242.4
Cost of products sold	920.5	787.9	1,025.5	951.4	813.8	746.9	683.2

Gross margin	453.8	458.8	618.3	545.9	632.8	531.5	559.2
Selling, general and administrative expense	169.6	178.5	241.7	288.4	270.2	253.2	266.5
Goodwill impairment	—	57.9	57.9	—	—	—	—

Operating income	284.2	222.4	318.7	257.5	362.6	278.3	292.7
Interest expense	0.7	1.3	1.7	1.8	2.0	0.3	0.4

Earning before income taxes	283.5	221.1	317.0	255.7	360.6	278.0	292.3
Income taxes	103.4	93.9	134.3	94.9	134.1	103.3	109.3

Net income	$180.1	$127.2	$182.7	$160.8	$226.5	$174.7	$183.0

Balance Sheet Data (at period end):
Total assets	$650.9		$618.1	$655.9	$667.4	$603.2	$665.7
Debt due within one year (1)	0.8		8.1	9.5	9.9	1.5	1.4
Long-term debt	6.7		6.7	7.7	10.1	1.6	3.2
Noncurrent deferred income tax liabilities	44.7		40.6	38.8	44.5	46.4	39.7
Total equity	$440.9		$453.8	$471.6	$473.9	$439.0	$522.4

(1)	Represents capital lease obligations.

The comparability of Folgers’ results of operations in the periods presented above is affected by the impact of Hurricane Katrina, which resulted in a substantial decline in Folgers’ combined net sales for fiscal 2006 and certain one-time expenses in fiscal 2006. Folgers’ results of operations also reflect booked insurance receipts with respect to property damage and related business interruption aggregating $93.3 million ($27.3 million in the first nine months of fiscal 2008; $32.8 million in the first nine months of fiscal 2007; $33.2 million in fiscal 2006). These insurance receipts were recorded in SG&A. The comparability of Folgers’ results of operations in these periods is also impacted by a $57.9 million goodwill impairment charge recorded in the first nine months of fiscal 2007 with respect to Millstone. As a result, Folgers’ combined historical financial data is not necessarily comparable on a period-to-period basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers.”

Selected Historical Financial Data of P&G

The selected consolidated financial data presented below have been derived from, and should be read together with, P&G’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in P&G’s Annual Report on Form 10-K for the fiscal years ended June 30, 2007, P&G’s Current Report on Form 8-K dated October 31, 2007 which retrospectively adjusts the consolidated financial statements for the year ended June 30, 2007 for changes in segment reporting structure, and P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, each of which are incorporated by reference into this prospectus, and P&G’s Annual Report on Form 10-K for the fiscal years ended June 30, 2006 and 2005, which are not incorporated by reference into this document. The selected consolidated financial data as of June 30, 2007 and 2006 and for the fiscal years ended June 30, 2007, 2006 and 2005 have been derived from audited financial statements incorporated by reference into this prospectus. The selected consolidated balance sheet data as of June 30, 2005 has been derived from audited financial statements not incorporated by reference in this prospectus. The selected consolidated financial data as of March 31, 2008 and for the nine months ended March 31, 2008 and 2007 have been derived from unaudited consolidated financial statements incorporated by reference into this prospectus. The selected consolidated balance sheet data as of March 31, 2007 has been derived from unaudited consolidated financial statements which are not incorporated by reference into this prospectus. The unaudited consolidated financial statement data of P&G as of and for the nine month periods ended March 31, 2008 and 2007, in the opinion of P&G’s management, include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of interim periods. The selected consolidated statement of earnings data for the fiscal years ended June 30, 2004 and 2003 have been derived from audited financial statements not included in this document. The data shown below are not necessarily indicative of results to be expected for any future period. To find out where you can obtain copies of P&G’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation by Reference.”

Dollars in Millions	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2008	2007	2007	2006	2005	2004	2003
Consolidated Statement of Earnings Data:
Net sales	$62,237	$57,204	$76,476	$68,222	$56,741	$51,407	$43,377
Cost of products sold	29,887	27,210	36,686	33,125	27,872	25,143	22,222
SG&A	19,107	17,945	24,340	21,848	18,400	16,882	13,843
Operating income	13,243	12,049	15,450	13,249	10,469	9,382	7,312
Interest expense	1,112	976	1,304	1,119	834	629	561
Other non-operating income, net	395	429	564	283	346	152	238

Earnings before income taxes	12,526	11,502	14,710	12,413	9,981	8,905	6,989
Income taxes	3,467	3,430	4,370	3,729	3,058	2,749	2,201

Net earnings	9,059	8,072	10,340	8,684	6,923	6,156	4,788
Net earnings margin	14.6%	14.1%	13.5%	12.7%	12.2%	12.0%	11.0%

Consolidated Balance Sheet Data (at period end):
Total assets	$145,405	$135,695	$138,014	$135,695	$61,527	$57,048	$43,706
Debt due within one year	13,287	12,168	12,039	2,128	11,441	8,287	2,172
Long term debt	23,673	21,257	23,375	35,976	12,887	12,554	11,475
Noncurrent deferred income taxes	11,629	12,272	12,015	12,354	1,896	1,349	1,396
Total shareholders’ equity	$69,589	$66,466	$66,760	$62,908	$18,475	$18,190	$17,025

Selected Historical Consolidated Financial Data of Smucker

The following table sets forth selected historical consolidated financial data of Smucker. The statement of income data for the fiscal years ended April 30, 2008, 2007 and 2006 and balance sheet data as of April 30, 2008 and 2007 are derived from the audited consolidated financial statements incorporated by reference in this document. The statement of income data for the fiscal years ended April 30, 2005 and 2004 and the balance sheet data as of April 30, 2006, 2005 and 2004 are derived from the audited consolidated financial statements contained in Smucker annual reports on Form 10-K filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.” You should read the following data in conjunction with those consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Smucker’s annual report on Form 10-K for the fiscal year ended April 30, 2008. The historical results are not necessarily indicative of results to be expected in any future period. See “—Unaudited Condensed Combined Pro Forma Financial Data of Smucker.”

Dollars in millions, except per share data	Fiscal Year Ended April 30,
	2008	2007	2006	2005	2004
Statements of Income:
Net sales	$2,524.8	$2,148.0	$2,154.7	$2,043.9	$1,369.6
Income from continuing operations	170.4	157.2	143.4	130.5	111.3
Discontinued operations	—	—	—	(1.4)	0.1

Net income	$170.4	$157.2	$143.4	$129.1	$111.4

Financial Position:
Cash and cash equivalents	$184.2	$200.1	$72.0	$58.1	$104.6
Total assets	3,129.9	2,693.8	2,649.7	2,635.9	1,684.1
Long-term debt	789.7	392.6	428.6	431.6	135.0
Shareholders equity	1,799.9	1,795.7	1,728.1	1,690.8	1,210.7

Other Data:
Capital expenditures	$76.4	$57.0	$63.6	$87.6	$97.7
Common shares repurchased	2.9	1.1	1.9	368.7	—
Weighted-average shares	56.2	56.4	57.9	57.1	49.8
Weighted-average shares—assuming dilution	56.7	57.1	58.4	57.7	50.4

Earnings per common share:
Income from continuing operations	$3.03	$2.79	$2.48	$2.29	$2.23
Discontinued operations	—	—	—	(0.03)	0.01

Net income	$3.03	$2.79	$2.48	$2.26	$2.24

Income from continuing operations—assuming dilution	$3.00	$2.76	$2.45	$2.26	$2.21
Discontinued operations—assuming dilution	—	—	—	(0.02)	—

Net income—assuming dilution	$3.00	$2.76	$2.45	$2.24	$2.21

Dividends declared per common share	$1.22	$1.14	$1.09	$1.02	$0.94

Unaudited Condensed Combined Pro Forma Financial Data of Smucker

The following unaudited condensed combined pro forma financial data and notes thereto have been prepared by Smucker to give effect to the proposed Merger and the consummation of Smucker’s currently contemplated financing transactions related to the proposed Merger. At the effective time of the Merger, Folgers will be merged with a wholly owned acquisition subsidiary of Smucker with Folgers becoming a wholly owned subsidiary of Smucker. The transaction is being accounted for as a purchase business combination with Smucker as the accounting acquirer in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations. Under this method of accounting the purchase price will be allocated to Folgers’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger.

The process of valuing Folgers’ tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined pro forma financial information. Material revisions to Smucker’s current estimates could be necessary as the valuation process and accounting policy review are finalized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented. Smucker currently expects that the process of determining fair value of the tangible and intangible assets acquired (including independent appraisals) and liabilities assumed will be completed within one year of consummation of the Merger.

The Unaudited Condensed Combined Pro Forma Statement of Income combines the Folgers’ unaudited historical Combined Statement of Income for the twelve months ended March 31, 2008, with Smucker’s historical Statement of Consolidated Income for the fiscal year ended April 30, 2008, to reflect the proposed Merger as if it had occurred as of May 1, 2007. The Unaudited Condensed Combined Pro Forma Balance Sheet combines the historical unaudited Combined Balance Sheet of Folgers as of March 31, 2008, with Smucker’s Consolidated Balance Sheet as of April 30, 2008. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are:

•	directly attributable to the Merger;

•	reclassifications made to conform Folgers’ presentations to those of Smucker;

•	reflective of Smucker’s currently contemplated financing transactions related to the proposed Merger; and

•	factually supportable.

The unaudited condensed combined pro forma financial data should be read in conjunction with:

•	accompanying notes to the unaudited condensed combined pro forma financial data;

•	Smucker’s historical audited consolidated financial statements for the fiscal year ended April 30, 2008; and

•	Folgers’ historical audited combined financial statements for the fiscal year ended June 30, 2007, and its unaudited combined financial statements as of and for the nine months ended March 31, 2008.

The unaudited condensed combined pro forma financial data has been prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of any future operating results or financial position.

The Merger has not been consummated as of the date of the preparation of these unaudited condensed combined pro forma financial data and there can be no assurances that the Merger transaction will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial data.

Items Not Reflected in the Unaudited Condensed Combined Pro Forma Financial Data

The unaudited condensed combined pro forma financial data does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings, or charges related to the Transition Services Agreement described in this document under “Additional Agreements,” which may result from the Merger, or the result of final valuations of tangible and intangible assets and liabilities, which will not be determined until after the consummation of the Merger. The Transition Services Agreement consists of services which were performed by P&G for the Coffee Business prior to the Merger on a historical basis, and the costs of which were contemplated in cost allocations included within Folgers’ historical combined financial data. Accordingly, no additional adjustments with respect to costs were required to be reflected in the unaudited condensed combined pro forma income statement. Smucker is currently developing plans to integrate the operations of Smucker and Folgers, which may involve costs that may be material. Smucker expects that the anticipated profit improvements generated from these actions, as well as other potential synergies of approximately $80 million, are expected to be fully realized by fiscal 2010. The synergies are expected to come from efficiencies of combining Smucker and Folgers, and leveraging the current administrative, selling and marketing functions, along with Smucker’s supply-chain and distribution network. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not been determined.

Folgers’ historical combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position and results of operations would have been had Folgers been a standalone company during the periods presented.

Folgers’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Coffee Business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Coffee Business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G.

Unaudited Condensed Combined Pro Forma Balance Sheet

As of April 30, 2008 for Smucker

	Historical		Pro Forma
	Smucker as of April 30, 2008	Folgers as of March 31, 2008	Excluded Assets and Liabilities (A)	Adjustments		Combined
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$184.2	$—	$—	$300.0	(H)	$210.5
				(273.7	)(L)
Restricted cash	—	15.8	—	—		15.8
Trade receivables, less allowance for doubtful accounts	162.4	115.9	(115.9)	—		162.4
Inventories	379.6	167.4		83.5	(B)	630.5
Other current assets	50.0	13.6	(1.5)	—		62.1

Total Current Assets	776.2	312.7	(117.4)	109.8		1,081.3
Property, plant, and equipment, net	496.3	311.4	—	62.3	(C)	870.0

Other Noncurrent Assets:
Goodwill	1,132.5	4.2	—	1,768.5	(D)	2,901.0
				(4.2	)(E)	—
Other intangible assets, net	614.0	—	—	2,322.0	(F)	2,936.0
Marketable securities	16.0	—	—	—		16.0
Other noncurrent assets	94.9	22.6	—	—		117.5

Total Other Noncurrent Assets	1,857.4	26.8	—	4,086.3		5,970.5

TOTAL ASSETS	$3,129.9	$650.9	$(117.4)	$4,258.4		$7,921.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$119.8	$44.7	$(4.2)	$—		$160.3
Other current liabilities	119.6	86.6	(74.4)	26.5	(G)	158.3

Total Current Liabilities	239.4	131.3	(78.6)	26.5		318.6

Noncurrent Liabilities:
Long-term debt	789.7	6.7	—	650.0	(H)	1,446.4
Other noncurrent liabilities	300.9	72.0	(17.8)	913.1	(I)	1,268.2

Total Noncurrent Liabilities	1,090.6	78.7	(17.8)	1,563.1		2,714.6
Total Equity	1,799.9	440.9	(21.0)	(419.9	)(J)	4,888.6
				3,362.4	(K)
				(273.7	)(L)

TOTAL LIABILITIES AND EQUITY	$3,129.9	$650.9	$(117.4)	$4,258.4		$7,921.8

Unaudited Condensed Combined Pro Forma Statement of Income

For the Fiscal Year Ended April 30, 2008 for Smucker

	Historical		Pro Forma
	Smucker year ended April 30, 2008	Folgers twelve months ended March 31, 2008	Reclassification (M)	Adjustments		Combined
	(in millions, except per share data)
Net sales	$2,524.8	$1,771.4	$—	$—		$4,296.2
Cost of products sold	1,741.1	1,158.1	(108.3)	6.2	(N)	2,784.2
				(12.9	)(O)
Cost of products sold—restructuring	1.5	—	—	—		1.5

Gross Profit	782.2	613.3	108.3	6.7		1,510.5
Selling, distribution, and administrative expenses	490.7	232.8	135.6	27.8	(P)	886.9
Merger and integration costs	8.0	—	—	—		8.0
Other restructuring costs	3.2	—	—	—		3.2
Other operating income—net	(3.9)	—	(27.3)	—		(31.2)

Operating Income	284.2	380.5	—	(21.1)		643.6
Interest income	13.2	—	—	—		13.2
Interest expense	(42.1)	(1.1)	—	(33.0	)(Q)	(76.2)
Other expense—net	(0.5)	—	—	—		(0.5)

Income Before Incomes Taxes	254.8	379.4	—	(54.1)		580.1
Income taxes	84.4	143.8	—	(20.0	)(R)	208.2

Net Income	$170.4	$235.6	$—	$(34.1)		$371.9

Net income per common share	$3.03					$3.12

Net income per common share—assuming dilution	$3.00					$3.10

Weighted-average shares outstanding	56.2				(S)	119.3

Weighted-average shares outstanding—assuming dilution	56.7				(S)	119.8

THE J. M. SMUCKER COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL DATA

(dollars in millions, except per share data)

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma financial data related to the Merger is included for the fiscal year ended April 30, 2008. At the effective time of the proposed merger, Folgers will be merged with a wholly owned acquisition subsidiary of Smucker with Folgers surviving as a wholly owned subsidiary of Smucker. In the Merger, Folgers’ shareholders will receive one Smucker common share for each share of Folgers common stock they own. Upon completion of the Merger, Folgers shareholders will own Smucker common shares representing approximately 53.5 percent of the outstanding Smucker common shares.

The transaction is being accounted for as a purchase business combination with Smucker as the accounting acquirer. Accordingly, Smucker’s cost to purchase Folgers will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger is completed. The estimated total purchase price of the Merger based upon the estimated 63.1 million shares to be issued and the guarantee of approximately $350 of debt is as follows:

Estimated total value of Smucker common shares to be issued (K)	$3,362.4
Folgers debt issued prior to the Merger	350.0
Estimated Smucker transaction costs (G)	15.0

Total estimated purchase price	$3,727.4

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Folgers’ net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the Merger. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of Folgers’ tangible assets, identifiable intangible assets, and liabilities as of the date of consummation of the Merger. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Condensed Combined Pro Forma Statement of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated purchase price is allocated as follows:

Tangible assets	$675.1
Identifiable indefinite-lived intangible assets	1,767.0
Identifiable finite-lived intangible assets	555.0
Goodwill	1,768.5
Liabilities assumed	(70.9)
Deferred taxes	(967.3)

Total preliminary estimated purchase price allocation	$3,727.4

Certain amounts in the historical combined financial statements of Folgers have been reclassified to conform with Smucker’s historical financial presentation. The unaudited condensed combined pro forma financial data presented in this document do not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

The pro forma and reclassifications adjustments included in the unaudited condensed combined pro forma financial data are as follows:

(A)	Pursuant to the Transaction Agreement, certain assets and liabilities will not be included in the Distribution and Folgers’ subsequent Merger. Adjustments have been made to remove these allocated items.

(B)	Historical inventory of Folgers has been adjusted by Smucker to estimated fair values including the elimination of last-in, first-out, (“LIFO”) reserves. Smucker accounts for inventory on a first-in, first-out (“FIFO”) basis.

(C)	Net book value of property, plant and equipment of Folgers has been adjusted by Smucker to estimated fair value based on a preliminary assessment of the acquired assets. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the fair value adjustment is being depreciated over an estimated weighted-average useful life of 10 years.

(D)	Goodwill, representing the excess of the purchase price paid over Smucker’s preliminary estimates of the fair value of the assets and liabilities assumed, has been recorded.

(E)	Historical goodwill of Folgers has been eliminated in recording the Merger.

(F)	Intangible assets have been recorded related to Folgers based on Smucker’s preliminary estimate of the fair value of identifiable indefinite-lived and finite-lived intangible assets of Folgers of approximately $1,767 and $555 respectively. Indefinite-lived intangible assets are primarily brand-related trade names and include the portion of the customer relationship asset attributed to the five largest customers. Finite-lived intangible assets are primarily intellectual property or technology-based assets as well as the portion of customer relationships attributed to the portion of the customer base in which attrition, if any, is expected to be concentrated. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the finite-lived intangible assets are being amortized over an estimated weighted-average useful life of 20 years.

(G)	Historical other current liabilities of Smucker and Folgers have been adjusted to reflect the accrual of estimated costs expected to be paid as a result of the Merger including change in control payments, investment banking and other professional fees.

(H)	Smucker will guarantee the issuance of approximately $350 of Folgers long-term debt and Smucker intends to incur additional debt of approximately $300 as part of the Merger transaction, of which up to $274 may be used to finance the Smucker Special Dividend Financing. The terms of the financing arrangements are not complete at this time. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income an estimated weighted-average borrowing rate of 5.1 percent was used based on borrowing rates applicable to issuances of companies with similar credit profiles.

(I)	Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction result in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a tax rate of 37 percent, representing Smucker’s best estimate of its statutory income tax rates for all tax jurisdictions.

(J)	Historical equity accounts of Folgers, consisting of an equity contribution from P&G and accumulated other comprehensive income, have been eliminated in recording the Merger.

(K)	Adjustment to reflect the impact of issuing approximately 63.1 million Smucker common shares at an estimated price of approximately $53.31 per share. This price represents an average estimated closing price of Smucker common shares for the period beginning two trading days before and concluding two trading days after the announcement of the Merger and has not been adjusted to reflect the impact of the Smucker Special Dividend payable in connection with the Merger.

(L)	Adjustment to reflect the Smucker Special Dividend payable in connection with the Merger to Smucker shareholders as of the record date.

(M)	Reclassifications have been made to the Folgers Unaudited Condensed Combined Statement of Income to conform to the presentation used by Smucker for:

a.	warehousing and distribution expenses included in cost of products sold by Folgers but included in selling, distribution and administrative expenses by Smucker, and

b.	net proceeds from insurance settlements included in selling, distribution and administrative expenses by Folgers but included in other operating income—net by Smucker.

(N)	Depreciation expense will increase as a result of the preliminary adjustment to record Folgers’ property, plant and equipment at estimated fair values. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the fair value adjustment is being depreciated using a straight-line method over an estimated weighted-average useful life of 10 years.

(O)	Adjustment to reflect change in Folgers’ inventory accounting method from LIFO to FIFO in order to conform with Smucker’s inventory accounting method.

(P)	Amortization expense will increase as a result of the preliminary adjustment to record identifiable finite-lived intangible assets of the Coffee Business. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the finite-lived intangible assets are being amortized using a straight-line method over an estimated weighted-average useful life of 20 years.

(Q)	Interest expense will increase as a result of the expected financing transactions described in (H). The terms of the financing arrangements are not complete at this time. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income an estimated weighted-average borrowing rate of 5.1 percent was used based on borrowing rates applicable to issuances of companies with similar credit profiles. An assumed interest rate increase of 12.5 basis points would increase annual interest expense by approximately $0.8 and reduce net income per common share by less than $0.01.

(R)	Estimated income tax expense impact of pro forma adjustments is calculated based on a rate of 37 percent. This rate represents Smucker’s best estimate of its statutory income tax rates for all tax jurisdictions.

(S)	Pro forma per share data is based on the weighted-average common shares of Smucker for the period presented and assumes the issuance of approximately 63.1 million Smucker common shares in the Merger. For the year ended April 30, 2008, all Smucker securities that could potentially dilute earnings per common share in the future were included in the computation of weighted-average shares outstanding – assuming dilution. No Smucker securities were excluded from the computation of weighted-average shares outstanding – assuming dilution.

THE TRANSACTIONS

On June 4, 2008, Smucker and P&G announced that they had entered into the Transaction Agreement, which provides for a business combination involving Smucker and the Coffee Business. In the Transactions, P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers. Prior to the Distribution, Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. In connection with the Merger, Smucker will distribute to each record holder of Smucker common shares as of [—], 2008 a special cash dividend of $5.00 per share to be paid on [—], 2008, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the shares of Folgers common stock that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares). On the closing date of the Transactions, P&G will distribute shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers commons stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers as the surviving corporation, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in connection with the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. See the sections of this document entitled “The Transactions,” “The Transaction Agreement” and “The Separation Agreement.”

Smucker expects to issue approximately 63,077,885 Smucker common shares in the Merger. Based upon the reported closing sales price of $[—] per share for Smucker common shares on the NYSE on [—], 2008, the last NYSE trading day prior to the date of this prospectus, the total value of the consideration to be paid by Smucker in the Transactions, including the $350 million of Folgers Debt to be guaranteed by Smucker, subject to the requirements of the Separation Agreement, would have been $[—] billion (prior to any adjustment for payment of the $274 million aggregate amount of the, or $5.00 per share, Smucker Special Dividend). The value of the consideration to be paid by Smucker will depend on the market price of Smucker common shares at the time of determination.

After the Merger, Smucker will operate the Coffee Business under its current brand names, including Folgers, and will also continue its current businesses. Smucker will continue to use the name “The J. M. Smucker Company” after the Merger. All Smucker common shares issued in the Merger will be listed on the NYSE under Smucker’s current trading symbol “SJM.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Contribution; Issuance of Shares of Folgers Common Stock

P&G will transfer to Folgers, a wholly owned subsidiary of P&G, certain assets relating to the Coffee Business, including certain subsidiaries of P&G. Folgers will also assume certain liabilities associated with the Coffee Business.

Folgers will issue a number of Folgers shares to P&G so that the total number of shares of Folgers common stock issued and outstanding after the issuance will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” For these purposes, the term “fully diluted basis” means Smucker’s and P&G’s estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any then-outstanding options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer, and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

Step 2	Folgers Debt; Cash Dividend; Smucker Special Dividend

Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. Also, Smucker will distribute to each record holder of Smucker common shares as of [—], 2008 the Smucker Special Dividend to be paid on [—], 2008, the payment of which may be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger.

Step 3	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Folgers common stock in an exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers commons stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent appointed by P&G will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of the Folgers common stock, pending the completion of the Merger. Shares of Folgers common stock will not be traded during this period.

Step 4	Merger

Immediately after the completion of the Distribution, on the closing date of the Transactions, Merger Sub will merge with and into Folgers, with Folgers as the surviving entity.

Each share of Folgers common stock will be automatically converted into the right to receive one fully paid and nonassessable Smucker common share.

After completion of all of the steps mentioned above, Folgers will be a wholly owned subsidiary of Smucker, it will hold certain of the assets and liabilities of the Coffee Business and be the obligor on the Folgers Debt, P&G will receive a dividend of up to $350 million in cash, Folgers will be the obligor of the Folgers Debt

(and Smucker will be a guarantor of this debt, subject to the terms of the Separation Agreement), Smucker will be the obligor on the Smucker Special Dividend Financing and pre-Merger Smucker shareholders will receive the Smucker Special Dividend of $5.00 per share. Following the Transactions, subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger, in each case on a “fully diluted basis.”

Folgers is a wholly owned subsidiary of P&G organized in December 2007 for the purpose of effecting the separation of the Coffee Business from P&G and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions. In connection with the Transactions, P&G, Folgers and Smucker will also enter into other agreements at the time of the Contribution relating to, among other things, tax matters, insurance matters, the license of certain intellectual property, the provision of certain transition services during a transition period following the completion of the Transactions, a building lease agreement and a warehousing agreement. See “Additional Agreements.”

Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders

As part of the Contribution, Folgers will issue to P&G additional shares of Folgers common stock so that the total number of shares of Folgers common stock issued and outstanding will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” This will result in the Folgers common stock, when combined with the Smucker common shares, being equal to approximately 53.5% of the then combined total.

The term “fully diluted basis” means Smucker’s and P&G’s best estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer, and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

If Folgers is unable to obtain all of the $350 million in financing that is contemplated in connection with the Folgers Debt, P&G may instead elect to receive additional shares of Folgers common stock, in which case the number of shares of Folgers common stock issuable to P&G as described above will be increased by an amount equal to (1) $350 million less the principal amount of indebtedness, if any, that is financable and received by Folgers pursuant to the Folgers Debt and distributed to P&G, divided by (2) the volume-weighted average trading price of Smucker common shares on the NYSE for the five trading day period ending on the date on which Smucker and P&G make their binding estimate of the outstanding number of Smucker common shares on a “fully diluted basis.”

No Fractional Shares; Exchange of Certificates

No fractional Smucker common shares will be issued in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the exchange agent’s sale in the open market, no later than twenty business days after the completion of the Transactions, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

Amended Articles of Incorporation

After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved, the rights of holders of Smucker common shares will be governed by the amended articles of incorporation, rather than Smucker’s current articles of incorporation. The proposed amended articles of incorporation differ from Smucker’s current articles of incorporation in that the amended articles of incorporation will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. Under Smucker’s current articles of incorporation, no holder of common shares is entitled to exercise more than one vote on any matter submitted to a vote of the shareholders in respect of any common share for which there has been a change in beneficial ownership during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. Under Smucker’s amended articles of incorporation, all Smucker shareholders, including P&G shareholders who receive Smucker common shares in the Merger, after giving effect to the Merger, will be entitled to exercise ten votes per share on the matters specified in the articles of incorporation and described in this prospectus under “Description of Smucker Capital Stock—Smucker Common Shares—Voting Rights” until such time as there is a change in beneficial ownership following the effective time of the Merger. Upon any change of beneficial ownership, the shareholder will be entitled to exercise only one vote per share on matters submitted to a vote of the shareholders until a period of four years has passed from the date of the change in beneficial ownership.

Background of the Transactions

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. In early 2007, P&G considered, among other things, the fit of the Coffee Business within P&G. At a regular meeting of P&G’s board of directors on June 12, 2007, P&G’s management discussed the potential attractiveness of a divestiture of the Coffee Business as part of management’s annual corporate strategy update to the board. The consensus of P&G’s board of directors was to explore the possible divestiture of the Coffee Business.

During the fall of 2007, P&G reviewed a number of possible business and transaction structures, focusing on, among other things, the tax effects and potential dilutive impact of the divestiture of the Coffee Business on P&G and its shareholders. P&G, together with its internal legal counsel and Jones Day, its external legal counsel, also conducted an extensive review of the Coffee Business to evaluate the steps that would be necessary to divest the Coffee Business. P&G also retained The Blackstone Group to provide advice regarding potential transaction structures and Morgan Stanley & Co. to provide financial advice and serve as a dealer manager in the event that P&G elected to pursue the standalone transaction by way of a split-off exchange offer.

P&G’s board of directors met in January 2008 to consider the separation of the Coffee Business from P&G. After discussing the matter with P&G’s management and advisors, and considering the tax effects of such a divestiture, the board authorized P&G to take the steps necessary to prepare for the divestiture of the Coffee Business from P&G into a standalone public company through either a spin-off or split-off transaction. On January 31, 2008, P&G publicly announced its intention to separate the Coffee Business into a separate standalone company.

Smucker’s management continuously explores the possibility of acquisitions of businesses that would fit within its strategy of owning leading, North American, iconic food brands sold in the center of the store. Since acquiring the Jif and Crisco businesses from P&G in 2002, Smucker has continued to execute this strategy through the completion of 10 acquisitions.

Tim Smucker and Richard Smucker, Smucker’s Co-Chief Executive Officers, have long viewed the Coffee Business as an attractive addition to the Smucker business and an excellent strategic fit within Smucker’s portfolio of brands. Over the past few years, Smucker’s management has discussed with the Smucker board of directors on several occasions management’s ongoing interest in the Coffee Business. Smucker’s management had, from time to time in past years, communicated its possible interest in the Folgers business to P&G, but did not propose a specific transaction, and those communications did not lead to any substantive discussions concerning a potential transaction. Following P&G’s January 31, 2008 announcement and after discussion among members of Smucker’s management and review with its board of directors, Smucker’s management determined to proceed with an evaluation of the Coffee Business and the possible combination of the business with Smucker through a so-called “reverse Morris Trust” transaction. A “reverse Morris Trust” transaction is a business combination involving the spin- or split-off of a business (here, Folgers) by a company (here, P&G) and its merger with another company (here, Smucker). Such a transaction can be structured on a tax-free basis if the shareholders of a company effecting the spin- or split-off (here, P&G) receive more of the equity in the combined company than the shareholders of the other company (here, Smucker).

On February 6, 2008, Smucker’s Co-Chief Executive Officers and Chief Development Officer met with representatives of The Blackstone Group, P&G’s financial advisor, to express Smucker’s possible interest in pursuing a transaction involving Folgers. At that meeting, Blackstone’s representatives discussed the proposed separation of the Folgers business and stated that P&G was focused on completing the steps necessary to prepare for a standalone transaction. Blackstone further advised Smucker that P&G would not consider a proposed alternative to that transaction at this time because P&G believed any such alternative had a low probability of delivering sufficiently higher value to P&G. Blackstone also informed Smucker that P&G would not entertain any discussions whatsoever until after a Form 10 had been filed by Folgers with the SEC to register the shares to be issued by Folgers in connection with the standalone transaction for purposes of the Exchange Act.

In late February 2008, Smucker engaged William Blair and Banc of America Securities as its financial advisors to assist in the evaluation of a potential transaction involving the Coffee Business. William Blair was chosen in part due to its extensive experience in mergers and acquisitions advisory services, its experience with consumer products companies and its familiarity with Smucker. Banc of America Securities was chosen based on its extensive experience in mergers and acquisition advisory services, its expertise in transactions involving complex financial structures as well as its experience in the consumer products industry.

P&G continued to pursue the separation of the Coffee Business as a standalone public company throughout the first quarter of 2008, including negotiating the form of separation and ancillary agreements with Folgers’ management and Folgers’ legal advisors, preparing the necessary securities filings and periodically updating the P&G board of directors on the status and progression of the proposed separation. In connection with these efforts, on March 20, 2008, Folgers filed a Form 10 with the SEC to register the shares to be issued by Folgers in connection with the standalone transaction for purposes of the Exchange Act.

Smucker management and its advisors then began to explore the various structuring alternatives of a transaction with Folgers, and to review the publicly available information relating to Folgers, in particular the Form 10 that had been filed by Folgers. In early April 2008, Smucker’s management communicated with representatives of P&G’s financial advisors to request clarification regarding certain of the information in the Form 10 and to confirm certain assumptions that Smucker management was using in evaluating the Coffee Business. The discussions among Smucker management and Smucker’s advisors addressed the potential benefits to each of Smucker’s and P&G’s shareholders that could result from a possible transaction with Folgers, the appropriate valuation range for the Coffee Business, the most desirable structure for such a transaction, financing alternatives and the development of an initial proposal for the transaction. Informal discussions were held by Smucker’s management with the Smucker board of directors during this same period to keep the board apprised of developments and to ensure that Smucker’s directors supported continuing exploration of a possible transaction involving the Coffee Business.

In a special meeting of Smucker’s board of directors on April 10, 2008, Smucker’s management further discussed with the Smucker board of directors the possibility of a transaction involving the Coffee Business. Smucker’s management relayed to the directors that it believed Folgers, a profitable business with a number one consumer brand, would be an excellent strategic fit for Smucker. Smucker’s management further discussed with Smucker’s directors its valuation range for the Coffee Business based on information reviewed to date, the initial proposal it intended to make to P&G’s management and details regarding the transaction structure, timing and process. Smucker’s board of directors indicated that it supported exploring the acquisition of the Coffee Business and agreed that management should take preliminary steps in connection with that process, including submitting a non-binding proposal to P&G.

On April 11, 2008, Smucker’s Co-Chief Executive Officers submitted an initial non-binding proposal to P&G. That proposal described Smucker’s initial valuation of the Coffee Business and outlined the key terms of the proposed transaction. Smucker’s proposal contemplated that the Coffee Business would be separated from P&G through a reverse Morris Trust transaction. Smucker’s original proposal contemplated that P&G shareholders would own 50.5% of the combined entity, and that Smucker’s shareholders would receive a dividend, prior to the closing of the transaction, in the amount of $280 million. In addition, the proposal contemplated that P&G would receive a cash distribution from the Folgers business of $300 million, which would be funded by additional debt to be incurred by Folgers and guaranteed by Smucker in the transaction. The transaction was designed to be tax-free to P&G and its shareholders.

At a regular meeting of Smucker’s board of directors on April 14, 2008, the directors further reviewed and discussed the possible transaction. Smucker’s management reviewed for the directors the background of the proposed transaction, information on the Coffee Business and a summary of the Coffee Business financial information reviewed to date. Smucker’s management and financial advisors also reviewed what they believed to be the strategic benefits of the combined business, summarized the proposed structure and key terms of the proposal that Smucker management submitted to P&G management, described what they believed would be the opportunities and challenges associated with the new business and outlined a proposed timeline for completion of the proposed transaction.

P&G’s management reviewed the Smucker proposal in comparison to its original plan of separating Folgers into a standalone public company. Although the proposed reverse Morris Trust structure would provide a tax efficient method of divesting the Coffee Business, if given the desired tax treatment, the economic terms proposed by Smucker were not sufficiently attractive to persuade P&G to divert from its standalone transaction. P&G’s senior management determined that the proposed transaction did, however, present an alternative worth investigation and, after consultation with P&G’s board of directors, agreed to further meetings with Smucker.

During mid-April, Smucker’s senior management met with P&G’s senior management to further discuss the key terms of the possible transaction, including Smucker’s valuation of the Coffee Business and the transaction structure. Following this meeting, in late April, P&G provided Smucker with access to certain Folgers’ financial information, at which time Smucker’s management and advisors commenced a more detailed due diligence review of the Coffee Business.

Over the next several weeks, William Blair and Banc of America Securities, at Smucker management’s direction and with the assistance of members of Smucker’s management performed financial due diligence with respect to the Coffee Business and the proposed transaction, Smucker’s current operating and financial position and the potential financial impact of the proposed transaction on Smucker. In addition, Smucker’s management and advisors had a series of discussions and meetings relating to the proposed transaction in which they discussed, among other things, the preliminary financial due diligence with respect to the Coffee Business and the transaction structure.

During this time, in addition to its efforts to assess a potential transaction with Smucker, P&G continued to implement its original separation plan. To this end, Folgers filed an amended Form 10 with the SEC on April 30, 2008, and P&G continued its preparations for the transition of Folgers into a standalone, publicly traded company.

On May 2, 2008, Smucker’s management communicated with representatives of P&G to discuss certain information provided by P&G, and to request additional information, in connection with Smucker’s due diligence review of the Coffee Business.

On May 6, 2008, Smucker’s senior management and financial and legal advisors attended a presentation regarding the Coffee Business conducted by P&G management. No members of the Folgers management team were present at this meeting. During these meetings, P&G representatives advised Smucker’s senior management that Smucker needed to enhance the value of its original proposal in order to cause P&G to divert from its planned split-off or spin-off of Folgers into a standalone entity. On that same day, Smucker’s internal and external legal advisors met with P&G’s internal and external legal advisors to discuss the structure of the various agreements that would be necessary in connection with the proposed transactions, and Smucker received from P&G’s legal advisors initial drafts of various agreements. P&G’s representatives requested that Smucker provide a revised proposal and comments on the draft transaction documents by May 15, 2008.

After the May 6th meetings, Smucker’s management and legal, tax and financial advisors communicated with P&G’s internal and external legal, tax and financial advisors to discuss the proposed transaction and to request additional information and materials to assist in Smucker’s due diligence review process. The subject of these conversations included follow-up questions by Smucker’s management and advisors related to Smucker’s due diligence review, the valuation of the Coffee Business, the structure of the proposed transaction, the legal and tax issues involved in the transaction and the nature of the assets to be acquired and liabilities to be assumed in the transaction.

In early May 2008, P&G initiated a due diligence review of Smucker based on publicly available information. Following the May 6th meetings, Smucker made additional information and materials available to P&G to further its due diligence and review of Smucker as the possible acquiring entity of the Coffee Business.

On May 13, 2008, Smucker’s Co-Chief Executive Officers submitted a revised proposal letter to P&G. Under the terms of the revised proposal, the ownership interest of P&G shareholders in the combined company would increase from 50.5% to 53.0%. After review with financial advisors and legal counsel, P&G’s Vice Chairman and Chief Financial Officer responded to Smucker’s revised proposal, indicating that while the increase in equity ownership for P&G shareholders was a critical element for P&G, the total value of the proposal was insufficient to deviate from the original plan of separating the Coffee Business as a standalone public company. Accordingly, P&G continued with its planned separation.

On May 15, 2008, Tim Smucker had a brief conversation with P&G’s Chief Executive Officer to discuss Smucker’s continuing interest in the transaction. On May 16, 2008, following further internal discussions and analyses and discussions with Smucker’s financial and legal advisors, Smucker’s management submitted a revised proposal to P&G. The proposal increased the P&G shareholders’ post-combination ownership of Smucker from 53.0% to 53.5%, and also increased the amount of the cash distribution to P&G from $300 million to $350 million. The proposal was conditioned upon certain legal and financial issues being resolved between the parties, including resolution of a number of issues in the documentation for the proposed transaction. Smucker’s proposal was also subject to final review and approval by its board of directors. Together with the delivery of the proposal, Smucker’s legal advisors submitted to P&G’s advisors revised drafts of the proposed transaction agreements.

On May 18, 2008, P&G’s financial advisors informed Smucker’s financial advisors that, while P&G was not willing to accept the revised proposal, it was willing to work with Smucker to understand the proposal and the synergies that Smucker expected the transaction to create, and to discuss potential improvements to the proposal. Meanwhile, given the uncertainty of whether Smucker would be able to deliver increased value to P&G shareholders, P&G continued to proceed with its separation plan for the Coffee Business as a standalone company.

On May 21, 2008, Smucker’s and P&G’s internal and external legal advisors met to negotiate the definitive documentation for the proposed transaction. Negotiations with respect to the financial, tax and legal terms of the transaction and finalization of the transaction documents continued through June 4, 2008. Meanwhile, P&G and its advisors conducted a legal and business due diligence review of Smucker.

On May 23, 2008, Smucker’s senior management and its advisors met with P&G’s senior management and its advisors. Smucker’s management team made an in-depth presentation regarding Smucker and its prospects on a standalone basis, as well as the synergies and cost savings that Smucker anticipated would result from the proposed transaction with Folgers.

On May 25, 2008, representatives from Smucker’s management team and P&G’s financial advisors reviewed and discussed by telephone expected synergies from the proposed Folgers transaction. Additionally, Smucker provided additional financial information to P&G, including Smucker’s expected results of operations for the fiscal year ended April 30, 2008.

On May 26, 2008, representatives of Smucker’s senior management discussed with representatives of P&G’s financial advisors by telephone the expected results of operations for the fiscal year ended April 30, 2008 sent to P&G on May 25, 2008. Smucker discussed fiscal 2008 performance and post-transaction net income and cash flow projections.

On May 27, 2008, Smucker’s management and P&G’s management discussed by telephone the primary outstanding issues and key elements to be resolved in connection with the proposed transaction. P&G continued to review the Smucker proposal, particularly in comparison to its original separation plans and resulting benefits to P&G shareholders, and continued to conduct due diligence.

On May 29, 2008, Smucker’s board of directors met with Smucker’s senior management and legal and financial advisors to discuss the status of the transaction process and the financial and legal implications of the proposed transaction. Smucker’s management updated the board of directors on the results of its due diligence investigation, its assessment of the risks and opportunities associated with the transaction, the proposed structure and terms of the transaction and the status of negotiations. William Blair and Banc of America Securities separately reviewed with the directors preliminary financial aspects of the transaction. Weil, Gotshal & Manges LLP, tax counsel to Smucker, reviewed with the directors the tax issues associated with the transaction and the status of negotiations concerning allocation of tax risks in the Tax Matters Agreement. Calfee, Halter & Griswold LLP, Smucker’s external legal counsel, reviewed with the directors their fiduciary responsibilities under Ohio law, and Smucker’s internal legal counsel reviewed the various documents that would be required in connection with the transaction. After discussing the outstanding issues, Smucker’s board of directors concluded the meeting by indicating that it was still interested in pursuing the proposed transaction with P&G and directed Smucker’s senior management to continue with the negotiation and transaction process.

On May 29, 2008, Smucker agreed to fix its dividend at $5.00 per share instead of the $280 million aggregate amount (or roughly $5.13 per share) originally proposed and to increase the proposed exchange ratio to the amount set forth in the final Transaction Agreement.

On May 30, 2008, Smucker provided additional financial information to P&G and responded to questions on this information from P&G and its financial advisors.

On June 2, 2008, Smucker’s board of directors met to review with Smucker’s management and legal and financial advisors the status of the negotiations and the proposed terms and conditions of the transaction. Smucker’s management and legal advisors reviewed the material terms and conditions of the transaction agreements and discussed with the board the differences between those terms and conditions and those outlined at the May 29th meeting. In addition, Calfee, Halter & Griswold LLP, Smucker’s external legal counsel, reviewed with the board the documentation to be executed in connection with the proposed transaction, and, together with Smucker’s internal legal counsel, responded to various questions from the directors concerning the transaction documents. At the conclusion of the meeting, William Blair and Banc of America Securities reviewed their respective analyses with respect to the financial aspects of the transaction. Smucker’s board of directors carefully considered the benefits and risks to Smucker and its shareholders of the proposed transaction. After discussing the transaction, Smucker’s board of directors unanimously determined that the transaction was in the best interests of the shareholders of Smucker and unanimously resolved to recommend that Smucker shareholders vote to approve the transactions. In addition, Smucker’s board authorized management to finalize the definitive documentation for the transaction to accurately reflect the discussions and to execute the Transaction Agreement and the Separation Agreement.

On June 2, 2008, the P&G board of directors met to review the proposed terms of the Smucker transaction. At the meeting, members of P&G’s senior management provided an update regarding the discussions between Smucker and P&G, including a description of the material terms of the transaction documents and a comparison of the relative value to P&G of the Smucker transaction as compared to the original plan of separating Folgers into a standalone public company. After discussion, P&G’s board of directors approved the possible transaction with Smucker.

From June 2 through the early morning of June 4, Smucker and P&G and their respective financial and legal advisors worked to complete due diligence reviews, finalize the transaction documentation and develop communications materials.

Early in the morning of June 4, 2008, the Transaction Agreement and the Separation Agreement were executed by all of the parties with no material changes being made from those reviewed and approved by Smucker’s board of directors at its meeting on June 2, 2008. In addition, several members of the Smucker family entered into a Voting Agreement with P&G that requires them to vote their Smucker common shares in favor of the transaction, the issuance of Smucker common shares pursuant to the merger, and grants to P&G a proxy to vote their shares in favor of those matters.

Prior to the opening of trading on the NYSE on June 4, 2008, Smucker and P&G issued a joint press release announcing the approval of the transaction and the execution of the Transaction Agreement, the Separation Agreement and related documentation.

Smucker’s Reasons for the Transactions

In reaching its decision to approve the Transactions, the Smucker board of directors consulted with its financial and legal advisors and considered a variety of factors, including the following:

•

the views of Smucker management regarding the proposed Transactions and the expectation that, after realization of anticipated operating income improvements, the Transactions would increase Smucker’s revenues and projected net earnings (excluding one-time costs associated with the Transactions) for fiscal 2009;

•

the expectation that the Transactions will further enhance Smucker’s ability to achieve its long-term strategic objectives of owning leading North American food brands and adding to its portfolio of number one brands and its position at the center of the store;

•	the compatibility of the Folgers brands with those of Smucker and the expectation that this compatibility will result in enhanced cross-promotional opportunities with respect to Smucker’s brands;

•	the enhanced strategic and market position of the combined company beyond that achievable by Smucker alone;

•	the financial strength of the combined company and the increased flexibility that this strength should provide, including an ongoing ability to pursue new acquisition opportunities;

•	the compatibility of Smucker’s distribution channels and customers with those of Folgers;

•	the expectation that the earnings power of the combined company will allow Smucker to continue its historic dividend payment practice;

•	the expectation that the compatibility of Smucker’s and P&G’s corporate values, basic beliefs and business ethics will facilitate a smooth integration of the businesses;

•	information concerning the business, assets, liabilities, capital structure, financial performance and condition and prospects of Smucker and Folgers;

•	the structure of the Merger as a tax-free reorganization for federal income tax purposes;

•	the credibility of P&G as a transaction partner and Smucker’s experience in completing a prior similarly-structured transaction with P&G;

•	the experience and prior success of Smucker’s management in integrating large acquisitions into Smucker’s existing business; and

•	certain financial advice and analyses of its financial advisors.

The Smucker board of directors also considered certain countervailing factors in its deliberations concerning the Transactions, including:

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the absence of a private letter ruling from the IRS concerning the tax-free nature of the Transactions, and the increased tax risks associated with the absence of such ruling;

•	the challenges of integrating Folgers into Smucker, given the size of that business, and the difficulty in separating the operations of that business from P&G;

•

the possible disruption of Smucker’s business that might result from the announcement of the Transactions and the diversion of management’s attention from the Smucker businesses because of the Transactions;

•	the dilution of Smucker shareholders’ voting power that would result from the issuance of Smucker common shares in the Merger;

•	the limited representations and warranties, the limited termination provisions and the required payment by Smucker in certain circumstances of termination fees under the Transaction Agreement;

•

the limited due diligence that Smucker had been able to conduct with respect to Folgers, including its inability to meet with the management team that had been put in place to run the business subsequent to the planned exchange offer or spin-off; and

•	the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed.

The Smucker board of directors did not view the restrictions imposed on Smucker’s ability to take corporate actions under applicable federal income tax laws and the terms of a Tax Matters Agreement to be entered into by Smucker and P&G as significant limitations on the ability of Smucker to conduct its business following the Transactions, and, therefore, did not give significant consideration to those restrictions. For a description of some of the restrictions imposed on Smucker’s ability to take various corporate actions following the Merger, see “Risk Factors,” and see “Additional Agreements—Tax Matters Agreement.”

The foregoing discussion of the information and factors discussed by the Smucker board of directors is not meant to be exhaustive but is believed to include all material factors considered by it. The Smucker board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the Merger are fair to, and in the best interests of, Smucker and its shareholders. Rather, the Smucker board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Smucker board of directors unanimously determined that the terms of the Transaction Agreement, including the issuance of Smucker common shares in the Merger, the amendment of Smucker’s articles of incorporation and the related Transactions, are advisable, fair to and in the best interests of Smucker and its shareholders.

P&G’s Reasons for the Transactions

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. On January 31, 2008, P&G announced that it intended to pursue a tax-free spin- or split-off of Folgers. In March 2008, P&G filed documents with the SEC relating to the proposed separation. In April 2008, Smucker submitted a proposal to combine Folgers and Smucker pursuant to a so-called “reverse Morris Trust” transaction. P&G, together with its in-house and external legal and financial advisors, conducted due diligence review and negotiations with respect to Smucker’s proposed transaction during the period from late April through early June 2008. For a discussion of the background of the Transactions, see “The Transactions—Background of the Transactions.”

The principal factors considered by P&G in making the determination to effect the Folgers’ separation by a spin- or split-off were:

•	the relative sales, earnings and cash flow growth rates of Folgers and P&G’s other businesses;

•	the dilutive effect of the separation on P&G’s future earnings per share;

•	the tax effects of the separation on P&G and its shareholders; and

•

the ability of each of P&G’s and Folgers’ management to concentrate on the expansion and growth of their respective businesses following the separation, allowing each to pursue the development strategies most appropriate to its respective operations.

P&G decided to pursue the Transactions rather than a standalone spin- or split-off transaction because it determined that the expected value to P&G and its shareholders from pursuing the Transactions was greater than the value to P&G and its shareholders of a standalone spin- or split-off of Folgers. The principal factors considered by P&G in reaching this decision, in addition to the factors noted above, were:

•	Smucker’s business and prospects, both on a standalone basis and giving effect to the proposed acquisition of Folgers;

•

that because the merger consideration is payable in the form of Smucker common stock, P&G shareholders will have the opportunity to participate in Smucker’s and Folgers’ businesses in the Transactions; and

•	the expected timing and ability to effectively execute the Transactions.

In addition, P&G considered the proposed treatment of Folgers’ employees in the Transaction and their prospects in a combined Smucker-Folgers company.

The principal countervailing factors considered by P&G in its deliberations concerning the Transactions were:

•	the fact that the Smucker transaction necessarily involved another party and thereafter presented execution risks that would not be present in a single party transaction like a spin- or split-off;

•	the potential adverse effect on the senior management of Folgers resulting from the change in expectation that they would be managing a free-standing public company;

•

the Transaction Agreement includes a number of conditions to the closing of the Transactions, including the absence of a material adverse change in Smucker’s and Folgers’ businesses, that would not have been applicable to a spin- or split-off; and

•	risks relating to integrating the Folgers business with Smucker’s current operations and the potential effects on the value of the Smucker’s common stock to be received in the Merger.

After consideration of the above factors and based on information furnished by Smucker to P&G, particularly in respect of Smucker’s results of operations and prospects on a standalone basis and synergies Smucker expected to realize in the Transactions, and the terms of the Transaction Agreement as finally negotiated by P&G, P&G concluded that the expected value to P&G and its shareholders from pursuing the Transactions was greater than the value to P&G and its shareholders of a standalone spin- or split-off of Folgers.

The foregoing discussion of the information and factors considered by P&G is not exhaustive, but summarizes the material factors considered. In view of the wide variety of factors that P&G considered, and the complexity of these matters, P&G did not consider it practicable to quantify or otherwise assign relative weights to the foregoing factors.

Interests of Certain Persons in the Transactions

Smucker’s directors and executive officers beneficially owned, as of [—], 2008, the record date for Smucker’s special meeting of shareholders, approximately [— ]% of the outstanding Smucker common shares, including those Smucker common shares underlying outstanding Smucker stock options. The directors and officers of P&G, Folgers and Smucker will receive no extra or special benefit that is not shared on a pro rata basis by all other P&G shareholders or holders of Smucker common shares in connection with the Transactions. As with all P&G shareholders, if a director or officer of P&G, Folgers or Smucker owns shares of P&G common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other P&G shareholders.

Accounting Treatment of the Merger

SFAS No. 141 Business Combinations requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Smucker in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Smucker after the Transactions. In this case, P&G shareholders participating in the exchange offer (and pro rata dividend, if any) are expected to receive approximately 53.5% of the equity ownership and associated voting rights in Smucker after the Transactions.

•

The composition of the governing body of Smucker after the Transactions. In this case, the composition of the board of directors of Smucker following the Merger will be comprised of the members of the board of directors of Smucker immediately prior to the completion of the Merger. Smucker has a classified board of directors, consisting of ten directors each of whom are elected for a three-year term. One class of directors is elected at each Smucker annual shareholder meeting. The election of directors is a matter on which each common share is entitled to only one vote regardless of the period of time such share is owned. Therefore, any significant shift in the compilation of the board could only occur over a period of several years.

•	The composition of the senior management of Smucker after the Transactions. In this case, Smucker’s senior management following the Merger will be the same as Smucker’s current management team.

Smucker’s management has determined that Smucker will be the accounting acquiror in this combination based on the facts and circumstances outlined above. Smucker will apply purchase accounting to the assets and liabilities of the Coffee Business and Folgers upon completion of the Merger. Upon completion of the Transactions, the historical financial statements will reflect only the assets and liabilities of Smucker.

Regulatory Approvals

HSR Act

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, Smucker and P&G were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before consummating the acquisition. Smucker and P&G each filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on June 20, 2008. In addition to the foregoing, the acquisition is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws. The parties have agreed to undertake efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation law, see “The Transaction Agreement—Covenants—Efforts to Close” for more information.

Federal Securities Law Consequences; Resale Restrictions

Smucker common shares issued in accordance with the Transaction Agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any P&G shareholder who may be deemed to be an “affiliate” of Smucker for purposes of Rule 145 under the Securities Act of 1933. The Transaction Agreement requires P&G to use its commercially reasonable efforts to obtain from those affiliates a letter pursuant to which such person agrees not to transfer any Smucker common shares received in accordance with the Transaction Agreement except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933.

THE TRANSACTION AGREEMENT

The following is a summary of the material provisions of the Transaction Agreement. This summary is qualified in its entirety by the Transaction Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Transaction Agreement and not by this summary or any other information included in this prospectus. You are urged to read the Transaction Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

In the Transactions, P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers. Prior to the Distribution, Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. In connection with the Merger, Smucker will distribute to each record holder of Smucker common shares as of [—], 2008 the Smucker Special Dividend to be paid on [—], 2008, the payment of which may be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer or receiving shares of Folgers common stock as a pro rata dividend, if any, will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger. On the closing date of the Transactions, P&G will distribute all of the outstanding shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed as a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers as the surviving corporation, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in connection with the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. See “The Transactions” and “The Separation Agreement.”

The Merger

Immediately following the Distribution, Merger Sub will merge with and into Folgers, with Folgers as the surviving company.

The Merger Consideration

The Transaction Agreement provides that each share of Folgers common stock issued and outstanding immediately before the effective time of the Merger will automatically convert into the right to receive one fully paid and nonassessable Smucker common share. No fractional Smucker common shares will be issued in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the exchange agent’s sale in the open market, no later than twenty business days after the completion of the Transactions, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

Conversion and Exchange of Shares

P&G will appoint Wells Fargo & Co. as exchange agent to facilitate the Distribution. The exchange agent may also act as the exchange agent in the Merger by facilitating the conversion of the shares of Folgers common stock for Smucker common shares. Prior to the Merger, Smucker will deposit with the exchange agent, evidence in book entry form representing Smucker common shares to be issued to holders of shares of Folgers common stock in the Merger.

As soon as reasonably practicable after the effective time of the Merger, to the extent not previously distributed in connection with the Distribution, the exchange agent will mail to each holder of record of shares of Folgers common stock a letter of transmittal and instructions for use in effecting the conversion of shares of Folgers common stock into Smucker common shares and cash in lieu of fractional shares. Upon delivery to the exchange agent of the letter of transmittal and any other documents the exchange agent may reasonably require, the holder of such Folgers common stock will be entitled to receive the Smucker common shares and cash for any fractional shares.

Effective Time

The effective time of the Merger, which will occur immediately following the completion of the Distribution, will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of Delaware or at such later time as Smucker and P&G may agree and provide for in the certificate of merger.

Representations and Warranties

The Transaction Agreement contains substantially reciprocal representations and warranties that P&G made to Smucker, on the one hand, and Smucker made to P&G, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and may be subject to important qualifications and limitations agreed by Smucker and P&G in connection with negotiating the terms of the Transaction Agreement or contained in disclosure letters. Those disclosure letters contain information that modify, qualify or create exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure letters, may be subject to a contractual standard of materiality different from those generally applicable to shareholder communications, or may have been used for the purpose of allocating risk among Smucker and P&G. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

The representations and warranties contained in the Transaction Agreement will not survive the closing of the Transactions or a termination of the Transaction Agreement. The representations relate to, among other topics, the following:

•	due organization, good standing and corporate power;

•	authority to enter into and perform the Transaction Agreement and the other agreements executed in connection therewith as well as the execution, delivery and enforceability of such agreements;

•

the absence of conflicts with or violations of governance documents, material agreements or laws as a result of the execution and delivery of the Transaction Agreement and other agreements or the completion of the Transactions;

•

accuracy of information supplied by the parties for inclusion in the proxy statement relating to the Smucker special meeting of shareholders, the registration statements of which this prospectus forms a part and other filings made with the SEC in connection with the Transactions;

•	capital structure;

•	intellectual property;

•	the absence of investigations, litigation and related proceedings;

•	compliance with applicable laws;

•	material contracts;

•	employee benefits and labor matters;

•	financial statements;

•	absence of certain changes or events;

•	title to tangible assets;

•	tax matters; and

•	the absence of undisclosed broker’s and financial advisor’s fees.

P&G has also made certain representations and warranties to Smucker relating to the sufficiency of the acquired assets. Smucker has also made representations and warranties to P&G relating to filings with the SEC, the inapplicability of the Transactions to Smucker’s rights agreement, the Board approval of, and the required vote of Smucker shareholders to approve, the issuance of Smucker common shares in the Merger and the Transactions, and the receipt of fairness opinions of its financial advisors in connection with the Transactions.

Many representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect), and the closing condition relating to the accuracy of representation and warranties is generally subject to a “material adverse effect” standard as described in greater detail under “—Conditions to the Merger.”

The term “material adverse effect,” when used with respect to the Coffee Business, is defined in the Transaction Agreement to mean: any circumstance, change, development, condition or event that, individually or in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Coffee Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2008. With respect to the Coffee Business, the term “material adverse effect” does not include the effect of any circumstance, change, development, condition or event:

(i)	arising from or relating to the industry in which the Coffee Business competes in general;

(ii)	arising from or relating to the U.S. general economy or the general economy in other geographic areas in which the Coffee Business operates;

(iii)	arising out of political conditions, including acts of war, armed hostilities and terrorism;

(iv)	resulting from natural disasters;

(v)	resulting from compliance by P&G and Folgers with their covenants in the Transaction Agreement;

(vi)	arising out of or resulting from the failure of the financial or operating performance of the Coffee Business to meet internal forecasts or budgets for any period prior to, on or after the date of the

Transaction Agreement (but the underlying reason for the failure to meet the forecasts or budgets may be considered);

(vii)	arising out of any action taken or not taken by P&G with the consent or agreement of, or at the direction of, Smucker;

(viii)	resulting from the announcement of the Transaction Agreement or the Transactions, including any employee departures;

(ix)	any deterioration in the business, financial condition or results of operations of the Coffee Business that does not arise out of:

•	any breach of the Transaction Agreement or the Separation Agreement by P&G or Folgers;

•

any extraordinary event of a nature described in the third or fourth bullets in this list (which will be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses in the same industry within the U.S.); or

•

a product recall required under applicable law of the Coffee Business’ products or out of a product tampering event that involves tampering with the Coffee Business’ products (which will be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses in the same industry within the U.S.); or

(x)	changes in laws or accounting principles.

except, with respect to the first four clauses and the tenth clause in the preceding list, to the extent that the Coffee Business is disproportionately affected as compared to similarly situated businesses in the same industry in the U.S.

The term “material adverse effect,” when used with respect to Smucker, is defined in the Transaction Agreement to mean: any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of Smucker and its subsidiaries taken as whole over a period of more than two full fiscal years beginning with the fiscal year commencing May 1, 2008. With respect to Smucker, the term “material adverse effect” does not include the effect of any circumstance, change, development, condition or event:

(i)	arising from or relating to the industry in which Smucker competes in general;

(ii)	arising from or relating to the U.S. general economy or the general economy in other geographic areas in which Smucker operates;

(iii)	arising out of political conditions, including acts of war, armed hostilities and terrorism;

(iv)	resulting from natural disasters;

(v)	resulting from compliance by Smucker and Merger Sub with their covenants in the Transaction Agreement;

(vi)	arising out of or resulting from the failure of the financial or operating performance of Smucker to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet the forecasts or budgets may be considered);

(vii)	arising out of any action taken or not taken by Smucker with the consent or agreement of, or at the direction of, P&G;

(viii)	resulting from the announcement of the Transaction Agreement or the Transactions, including any employee departures; or

(ix)	changes in laws or accounting principles.

except, with respect to the first four clauses and the ninth clause in the preceding list, to the extent that Smucker is disproportionately affected as compared to similarly situated businesses in the same industry and geographic areas.

Covenants

Each of Smucker and Merger Sub, on the one hand, and P&G and Folgers, on the other hand, have undertaken certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date the Transaction Agreement was signed and the completion of the Transactions. Shareholders are urged to read carefully the sections of the Transaction Agreement entitled “Conduct of the Coffee Business Pending the Effective Time” and “Conduct of RMT Partner Pending the Effective Time.”

Efforts to Close

Smucker, Merger Sub, P&G and Folgers have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary on its part under the Transaction Agreement and applicable laws and regulations to consummate the Transactions as promptly as reasonably practicable. These actions include complying with all applicable notification, reporting and other requirements, including filing all required notifications under the HSR Act. In addition, P&G and Smucker agree to use their respective commercially reasonable efforts to prepare, make and obtain any notices, reports or other filings to be made or consents registrations, permits or authorizations to be obtained from any governmental authority. Smucker and P&G also agreed to take all necessary steps to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Transactions so as to enable the closing to occur as soon as reasonably possible. Smucker has agreed to propose, negotiate, cooperate with P&G, and effect (or permit P&G to effect) prior to the completion of the Transactions, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Coffee Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Coffee Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any governmental order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the Transactions.

Shareholders Meeting

Smucker has agreed to call a special meeting of its shareholders for the purpose of voting upon the approval of the issuance of Smucker common shares pursuant to the Merger, and to authorize the Transactions and the approval of the amended articles of incorporation of Smucker in connection with the Merger. Smucker has also agreed to deliver a proxy statement to its shareholders in accordance with applicable law and its organizational documents.

In addition, subject to certain exceptions as described in “—Covenants—Non-Solicitation and Board Recommendation,” Smucker’s board of directors is obligated to recommend that Smucker shareholders approve of the issuance of Smucker common shares pursuant to the Merger and to authorize the Transactions and include that recommendation in its proxy statement.

Fees and Expenses

The Transaction Agreement provides that, generally, all fees and expenses incurred by P&G, Folgers, or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by P&G, whether or not the Transactions are completed, and all fees and expenses incurred by Smucker, Merger Sub or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by Smucker, whether or not the Transactions are completed, except that:

(a)	if the Transactions are completed, Smucker will reimburse P&G for up to $2 million in fees and expenses incurred by Folgers or by P&G or any of its subsidiaries on behalf of Folgers for Folgers’ legal counsel in connection with the Transactions;

(b)	regardless of whether the Transactions are completed, P&G and Smucker will share equally any required filing fee in respect of any notice submitted under the HSR Act and the fees and expenses of printers used by P&G and Smucker in connection with the preparation of certain required filings with the SEC including the registration statements of which this prospectus forms a part;

(c)	regardless of whether the Transactions are completed, Smucker will reimburse P&G for costs and expenses of Folgers or P&G on behalf of Folgers, including rating agency evaluation or maintenance fees, commitment fees, professional fees and expenses and other fees paid under fee letters and arrangements, incurred in connection with Folgers’ entry into arrangements relating to the Folgers Debt, unless Smucker terminates the Transaction Agreement because P&G or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach; and

(d)	regardless of whether the Transactions are completed, Smucker will reimburse P&G for $18.4 million of fees and expenses incurred in connection with the preparation of transitional services to be provided to Folgers as contemplated by the Transition Services Agreement, unless Smucker terminates the Transaction Agreement because P&G or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach.

In addition, Smucker will be responsible to pay P&G certain fees in the event the Transaction Agreement is terminated under certain circumstances, namely:

(a)	(x) $35 million if the Transaction Agreement is terminated because shareholder approval is not obtained upon a vote at the Smucker shareholders meeting and (y) an additional $65 million if prior to the termination, any person makes a Smucker Takeover Proposal (which for purposes of determining whether a Smucker Takeover Proposal exists under this clause, references to “15%” in the definition below will be deemed to be “50%”) that was publicly disclosed after the date of the Transaction Agreement and within 12 months following such termination Smucker enters into an agreement relating to a Smucker Takeover Proposal or consummates the transactions contemplated by any Smucker Takeover Proposal.

(b)	$100 million if (x) any person makes a Smucker Takeover Proposal (which for purposes of determining whether a Smucker Takeover Proposal exists under this clause, references to “15%” in the definition below will be deemed to be “50%”) that was publicly disclosed after the date of the Transaction Agreement and thereafter the Transaction Agreement is terminated because the closing of the Transactions does not occur prior to March 31, 2009 and (y) within 12 months following such termination Smucker enters into an agreement relating to a Smucker Takeover Proposal or consummates the transactions contemplated by any Smucker Takeover Proposal; or

(c)	$100 million if P&G terminates the Transaction Agreement because Smucker’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to P&G or Folgers or publicly proposes to withdraw or modify in a manner adverse to P&G or Folgers, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend to Smucker’s shareholders that they give their approval to the issuance of the Smucker common shares in connection with the Merger and to authorize the Transactions, or approves or recommends, or proposes publicly to approve or recommend, a “Smucker Takeover Proposal,” as defined below, or if Smucker breaches its non-solicitation covenant summarized below.

Smucker will reimburse P&G for all its out-of-pocket expenses actually incurred in connection with the Transaction Agreement, the ancillary agreements and the Transactions (not to exceed $10 million) if the Transaction Agreement is terminated in the circumstances specified in paragraphs (a) or (c) above, or if a fee becomes payable under paragraph (b) above.

A “Smucker Takeover Proposal” means:

•	any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Smucker;

•	any proposal or offer for the issuance by Smucker of over 15% of its equity securities as consideration for the assets or securities of another person; or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Smucker, or assets or business that constitute over 15% of the consolidated revenues or net income of Smucker, in each case other than the Transactions.

Conduct of The Coffee Business

In addition, pursuant to the Transaction Agreement, P&G and Folgers made certain covenants to Smucker and Merger Sub regarding the operation of the Coffee Business.

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, P&G and Folgers are required to conduct the Coffee Business in the ordinary and usual course consistent in all material respects with past practice. Notwithstanding the previous sentence, P&G will take actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of the Transaction Agreement and to preserve the Coffee Business and existing employee, customer and supplier relationships (including replacing certain employees of the Coffee Business who cease to be employed with the Coffee Business).

From the execution date of the Transaction Agreement to the closing of the Transactions, neither P&G nor any of its subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which could (i) cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code or (ii) cause gain or loss to be recognized by P&G, or by P&G shareholders, in the Distribution.

Except as provided in the Transaction Agreement, P&G and Folgers will not and will cause their subsidiaries not to, without the prior written consent of Smucker (generally not to be unreasonably withheld or delayed):

•

sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any of the acquired property or assets that are (or would otherwise be) Folgers assets pursuant to the Separation Agreement, other than (1) in the ordinary course of business and consistent with past practice or (2) not in the ordinary course of business and consistent with past practice but not in excess of $10,000,000 individually or in the aggregate;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any of the acquired assets, other than (1) in the ordinary course of business in a manner consistent in all material respects with past practice, or (2) not in the ordinary course of business and consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

other than liabilities that will not be liabilities of Folgers, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement or any ancillary agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities;

•

in the case of Folgers and its subsidiaries, issue or authorize any issuance of any shares of its common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its common stock or any capital stock equivalent or other nominal interest, other than the issuance of shares of Folgers common stock to P&G and the Distribution;

•

make any material change in accounting or tax reporting principles, methods or policies, except as required by law or GAAP, or make, change or revoke any material tax election, settle any material tax claim, enter into any material tax closing agreement, or amend any tax return, if any of these actions would materially increase Folgers’ tax obligations following the closing of the Transactions, in each case to the extent it relates solely to the Coffee Business; or

•	agree to take any of the foregoing actions.

Conduct of Smucker’s Business

Smucker and Merger Sub made certain covenants to P&G and Folgers regarding the operation of Smucker’s business.

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, Smucker and its subsidiaries are required to conduct their respective operations in all material respects in the ordinary and usual course consistent in all material respects with past practice.

From the execution date of the Transaction Agreement to the closing of the Transactions, neither Smucker nor any of its subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which could (i) cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code or (ii) cause gain or loss to be recognized by P&G, or by P&G shareholders, in the Distribution.

Except as provided in the Transaction Agreement, Smucker will not and will cause its subsidiaries not to, without the prior written consent of P&G (generally not to be unreasonably withheld or delayed):

•	amend or otherwise change its articles of incorporation or code of regulations, except for the amendment to Smucker’s articles of incorporation contemplated in connection with the Transactions;

•

sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any property or assets, other than (1) in the ordinary course of business and consistent in all material respects with past practice, or (2) not in the ordinary course of business and consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) regular quarterly cash dividends not in excess of $0.32 per share of Smucker common shares declared and paid in the ordinary course and consistent with past practice; (2) a special dividend payable prior to the effective time of the Merger to the current holders of Smucker common shares in an amount not to exceed $5.00 per share; and (3) dividends payable by a wholly owned subsidiary of Smucker to Smucker or another wholly owned subsidiary);

•

enter any agreement with respect to the voting of its capital stock, other than the Voting Agreement entered into in connection with the Transactions, or purchase or otherwise acquire, directly or indirectly, any Smucker equity interests;

•

reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any Smucker common shares or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Smucker common shares or any capital stock equivalent or other nominal interest in Smucker or any of its subsidiaries, except for the issuance of shares in the Merger (other than in connection with (a) the exercise of currently outstanding stock options and equity awards under existing Smucker compensation and benefit plans and (b) the issuance of up to an aggregate of 225,000 restricted common shares under existing Smucker compensation and benefit plans);

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than (1) in the ordinary course of business in a manner consistent in all material respects with past practice, or (2) otherwise not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement or any ancillary agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities, other than (a) in the ordinary course of business in a manner consistent in all material respects with past practice, or (b) otherwise not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

make any material change in accounting or tax reporting principles, methods or policies, except as required by law or GAAP, or make, change or revoke any material tax election, settle any material tax claim, enter into any material tax closing agreement, or amend any tax return, if any of these actions would materially increase the tax obligations of Smucker or any of its subsidiaries following the closing of the Transactions; or

•	agree to take any of the foregoing actions.

Employee Matters

Smucker, Merger Sub, P&G and Folgers agreed in the Transaction Agreement to the following:

•

A Coffee Business employee who is on disability leave or on approved leave of absence on the closing date of the Merger will continue as an employee of Smucker following the Transactions only if the employee returns to active employment prior to the first anniversary of the closing date of the Merger or such later date as may be guaranteed under applicable law.

•

For a period of two years after the closing date of the Merger, Smucker will provide each employee who will continue as an employee of Smucker following the completion of the Transactions, which this document refers to as a “continuing employee” with (1) compensation (including salary, wages and bonus opportunity) as in effect immediately prior to the Merger or as otherwise communicated to the applicable continuing employee in connection with P&G’s proposed divesture of the Coffee Business and (2) employee benefits that in all material respects are no less favorable in the aggregate than employee benefits that were communicated to the applicable continuing employee in connection with the P&G’s proposed divesture of the Coffee Business, or if more favorable, employee benefits provided by Smucker to similarly situated employees of Smucker.

•

Smucker will give each continuing employee full credit for purposes of eligibility, vesting and determination of level of benefits under the applicable Smucker compensation and benefit plans for such continuing employee’s service with P&G or its subsidiaries prior to the closing date of the Merger (or, if applicable, the date on which such continuing employee returns to active employment in accordance with the first clause in this list, which this document refers to as the “delayed date”) at least to the same extent such service was recognized by the corresponding Folgers compensation and benefit plan immediately prior to the closing date of the Merger (or, if applicable, the delayed date); except that such service will not be recognized (1) to the extent that such recognition would result in the duplication of benefits under a Smucker compensation and benefit plan and a Folgers compensation and benefit plan and (2) for purposes of any defined benefit pension plans or retiree medical plans.

•

Each continuing employee who is eligible to contribute to P&G’s 401(k) plan on the closing date of the Merger (or, if applicable, the delayed date) will be eligible to participate and contribute to a Smucker 401(k) plan as soon as reasonably practicable after the closing date of the Merger (or, if applicable, the delayed date), and Smucker will permit continuing employees to roll over, in cash, their account balances into the Smucker 401(k) plan subject to the regular procedures of the plan.

•

Smucker will cause each of its health and welfare benefit plans to (1) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to continuing employees, other than limitations that were in effect with respect to such employees as of the closing date of the Merger (or, if applicable, the delayed date) under the corresponding health and welfare plan maintained by P&G (2) honor any deductibles, out-of-pocket maximums and co-payments incurred by continuing employees under the corresponding P&G health and welfare plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a Smucker health and welfare plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made and (3) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a continuing employee following the closing date of the Merger (or, if applicable, the delayed date) to the extent such employee had satisfied any similar limitation under the corresponding P&G plan.

•

With respect to a continuing employee who is a party to an individual severance agreement, Smucker will assume such agreement and provide such employee with the severance payments and benefits such employee would be entitled under the terms of his or her severance agreement, or if more favorable, the severance payments provided by Smucker to similarly situated employees.

•

With respect to a continuing employee who is not a party to an individual severance agreement, Smucker will provide the employee with severance payments and benefits as provided under a formula specified in the disclosure letter to the Transaction Agreement, if, within two years after the closing of the Transactions, the employee’s employment is terminated (1) by Smucker other than for “cause” or (2) by the employee due to a reduction in his or her base pay from that in effect on the closing date of the Transactions or a relocation of the employee’s principal place of employment by more than 50 miles from his or her principal place of employment on the closing date of the Transactions.

Non-Solicitation and Board Recommendation

The Transaction Agreement provides that Smucker will not, and will not permit its subsidiaries, officers, employees, agents, advisors, directors or other representatives to:

•	solicit, initiate or encourage the submission of a Smucker Takeover Proposal (as defined in “—Covenants—Fees and Expenses”); or

•	participate in any discussions or negotiations or furnish to any person information with respect to or take any other actions to facilitate a Smucker Takeover Proposal.

However, prior to the vote of the Smucker shareholders to approve the issuance of Smucker common shares in connection with the Merger and approval of the Transactions, Smucker may furnish certain information pursuant to a confidentiality agreement or participate in negotiations if the failure to take such actions would be inconsistent with the fiduciary duties of the board of directors of Smucker to the shareholders of Smucker under applicable law, as determined in good faith after consulting with outside legal counsel, in response to a bona fide, written Smucker Takeover Proposal:

•

that is made by a person Smucker’s board of directors determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making a “Smucker Superior Proposal,” as defined below;

•

that the board of directors of Smucker determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to a Smucker Superior Proposal; and

•	that was not solicited by Smucker and that did not otherwise result from a breach of the non-solicitation covenant.

A “Smucker Superior Proposal” means any bona fide proposal made by a third party to acquire 50% or more of the equity securities or all or substantially all the assets of Smucker, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the board of directors of Smucker determines in its good-faith judgment after consulting with its independent financial advisor:

•

to be superior from a financial point of view to the holders of Smucker common shares than the Transactions, taking into account all the terms and conditions of such proposal and the Transaction Agreement (including any proposal by P&G to amend the terms of the Transactions) as well as any other factors deemed relevant by Smucker’s board of directors; and

•	is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The Transaction Agreement also provides that Smucker’s board of directors or any of its committees will not:

•

withdraw or modify in a manner adverse to P&G or Folgers, or publicly propose to withdraw or modify in a manner adverse to P&G or Folgers, the approval, recommendation or declaration of advisability by the board of directors of Smucker of the Transaction Agreement, the ancillary agreements or any of the Transactions, including the approval of the issuance of shares of Smucker common shares in connection with the Merger and approval of the Transactions;

•	approve, adopt or recommend any agreement relating to a Smucker Takeover Proposal; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Smucker Takeover Proposal.

Notwithstanding the foregoing, if, prior to the Smucker shareholder vote to approve the issuance of Smucker common shares in connection with the Merger and approve the Transactions, Smucker’s board of directors receives a Smucker Superior Proposal, and reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Smucker under applicable law, then on the fifth business day following written notice to P&G, Smucker’s board of directors may withdraw or modify its recommendation to the shareholders to approve the issuance of Smucker common shares in connection with the Merger and approve Transactions and, in connection therewith, recommend such Smucker Superior Proposal.

In all cases, the Transaction Agreement provides that Smucker must promptly advise P&G orally and in writing of any Smucker Takeover Proposal or any inquiry that with respect to or that could reasonably be expected to lead to any Smucker Takeover Proposal, and the identity of the person making any such Smucker Takeover Proposal or inquiry and the material terms of any such Smucker Takeover Proposal or inquiry.

Stock Exchange Listing

Smucker will use its commercially reasonable efforts to ensure that its shares issued in connection with the Merger are approved for listing on the NYSE prior to the closing date of the Transactions.

Indemnification

From and after the closing of the Transactions, P&G and Smucker have agreed to indemnify and hold harmless the other, as well as their respective directors, officers, employees and agents, from and against any and all losses arising out of or related to (1) breaches by the indemnifying party of its covenants in the Transaction

Agreement relating to confidentiality, cooperation in tax matters, access to certain information about the other party’s business and employee matters and (2) inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings.

Other Covenants and Agreements

The Transaction Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Transaction Agreement) relating to:

•	confidentiality and access by each party to certain information about their respective businesses;

•

notification by each party to the other of any notice of a consent that may be required in connection with the Transactions, any action commenced or threatened relating to the completion of the Transactions and any change that may have a material adverse effect;

•	cooperation with respect to any public announcements regarding the Transactions;

•	cooperation relating to the preparation and filing of required tax returns, determining tax liability or conducting an audit or other tax-related proceeding;

•	cooperation among the parties relating to the prompt preparation and filing of certain required filings with the SEC;

•	the execution and delivery of the Voting Agreement;

•	cooperation in amending any of the transaction documents to the extent reasonably requested by either party to enable its counsel to deliver the tax opinions contemplated by the Transaction Agreement;

•	updating by Smucker of the terms of the Intellectual Property Matters Agreement and the Transition Services Agreement; see “Additional Agreements;” and

•	notification by P&G to Smucker of the anticipated terms and timing of the exchange offer relating to the Distribution.

Conditions to the Merger

The respective obligations of Smucker, Merger Sub, P&G and Folgers to consummate the Transactions are subject to the satisfaction of the following additional conditions:

•	the Smucker shareholders will have approved the issuance of Smucker common shares in the Merger and authorized the Transactions at the special meeting;

•	no preliminary or permanent injunction or other order will have been issued that would make the completion of the Transactions unlawful;

•	the Smucker common shares to be issued in the Merger will have been authorized for listing on the NYSE, subject to notice of official issuance;

•

certain required filings with the SEC will have become effective under the Securities Act of 1933 and will not be the subject of any stop order or proceedings seeking a stop order, and (1) if the Distribution is effected in whole or in part as a split-off, the offer period in the exchange offer required by applicable securities laws will have expired or (2) if the Distribution is effected in whole or in part as a spin-off, the applicable notice periods required by applicable stock exchange rules or securities laws will have expired;

•	any waiting period under the HSR Act will have expired or been terminated; and

•	the Contribution and the Distribution will have occurred.

In addition, the obligation of Smucker to consummate the Transactions is subject to the satisfaction of the following additional conditions:

•	all covenants of P&G under the Transaction Agreement and the ancillary agreements to be performed on or before the closing of the Merger will have been performed by P&G in all material respects;

•	the representations and warranties of P&G with respect to the capital structure of Folgers will be true and correct in all but de minimis respects;

•

the representations and warranties of P&G, disregarding all qualifications relating to materiality or material adverse effect other than qualifications relating to Folgers’ material contracts, will be true and correct in all respects at and as of the closing date of the Merger (except for representations and warranties made as of a specified date, which will be true and correct only as of such specified date), with only such exceptions as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Coffee Business;

•	P&G will have delivered to Smucker an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied; and

•

Smucker will have received a written opinion, dated as of the closing date, from Weil, Gotshal & Manges LLP, its special tax counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

In addition, the obligation of P&G to consummate the Transactions is subject to the satisfaction of the following conditions:

•

all covenants of Smucker under the Transaction Agreement and the ancillary agreements to be performed on or before the closing of the Merger will have been performed by Smucker in all material respects;

•	the representations and warranties of Smucker with respect to its capital structure will be true and correct in all but de minimis respects;

•

the representations and warranties of Smucker, disregarding all qualifications relating to materiality or material adverse effect other than qualifications relating to Smucker’s material contracts, will be true and correct in all respects at and as of the closing date of the Merger (except for representations and warranties made as of a specified date, which will be true and correct only as of such specified date), with only such exceptions as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Smucker;

•	Smucker will have delivered to P&G an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied;

•

P&G will have received a written opinion, dated as of the closing date, from Cadwalader, Wickersham & Taft LLP, its special tax counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

•

P&G will have received a written opinion, dated as of the closing date, from Cadwalader, Wickersham & Taft LLP to the effect that (i) the Contribution, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of Folgers stock to P&G shareholders pursuant to section 355 of the Code, and (iii) the Merger should not cause section 355(e) of the Code to apply to the Distribution; and

•	if P&G elects to effect the Distribution by way of an exchange offer, at least 59% of the shares of Folgers common stock issued to P&G will be distributed to P&G shareholders in the exchange offer.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing date in the following manner:

•	by mutual written consent of P&G and Smucker;

•	by either P&G or Smucker if:

•	upon a vote at a duly held shareholders’ meeting the Smucker shareholders do not approve the issuance of Smucker common shares in the Merger and the authorization of the Transactions;

•

the closing date does not occur on or prior to March 31, 2009, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Transaction Agreement to perform or observe in all material respects the covenants and agreements of such party under the Transaction Agreement; or

•

any law makes the completion of the Transactions illegal or otherwise prohibited or any governmental authority takes any action restraining, enjoining or otherwise prohibiting any material component of the Transactions and such action becomes final and non-appealable;

•	by P&G if:

•

Smucker’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to P&G or Folgers or publicly proposes to withdraw or modify in a manner adverse to P&G or Folgers, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend to Smucker’s shareholders that they give the approval of the issuance of Smucker common shares in the Merger and authorize the Transactions, or approves or recommends, or proposes publicly to approve or recommend, any Smucker Takeover Proposal;

•	Smucker breaches its non-solicitation covenants;

•

Smucker or Merger Sub breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to Smucker of such breach; or

•	any of P&G’s conditions to its obligations to consummate the Transactions become incapable of fulfillment and are not waived by P&G;

•	by Smucker if:

•

P&G or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach; or

•	any of Smucker’s conditions “to its obligation to consummate the transactions become incapable of fulfillment and are not waived by Smucker.

Effect of Termination

In the event of termination by P&G or Smucker, written notice will be given to the other party and the Transaction Agreement and the ancillary agreements contemplated by the Transaction Agreement will be terminated. Each party will return documents received from the other party.

If the Transaction Agreement is terminated, it will become void and of no effect, except that the provisions related to the obligations to keep information confidential, termination fees and expenses, publicity, the general provisions and the termination section will survive the termination.

In addition, Smucker may be responsible to pay P&G certain fees as described under “—Covenants—Fees and Expenses.”

Indemnification and Survival

Except as provided in the Tax Matters Agreement, no representations and warranties, covenants and agreements of Smucker, Merger Sub, Folgers and P&G will survive the closing date, except covenants in the Transaction Agreement relating to confidentiality, cooperation in tax matters, access to certain information about the other party’s business and employee matters and representations and warranties relating to inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this prospectus. You are urged to read the Separation Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

The Separation Agreement provides for the separation of the Coffee Business from P&G. Among other things, the Separation Agreement specifies the assets of P&G and certain of its subsidiaries related to the Coffee Business to be transferred to, and liabilities of P&G and certain of its subsidiaries related to the Coffee Business to be assumed by, Folgers and its subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which P&G and Folgers will become separate and independent companies. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

Recapitalization

The Separation Agreement provides that Folgers will be recapitalized in connection with the Distribution. In partial consideration for the assets of the Coffee Business transferred from P&G to Folgers as further described below under “—Transfer of the Coffee Business and Assumption of Liabilities,” Folgers will:

•

issue additional shares of Folgers common stock to P&G, which P&G will dispose of, together with the shares of Folgers common stock issued to P&G at the time of Folgers’ incorporation, in the exchange offer (and, if P&G continues to hold shares of Folgers common stock after the completion of the exchange offer, in one additional pro rata distribution effected immediately after the exchange offer in a manner consistent with the separation’s intended qualification as a tax-free transaction); and

•	pay a cash dividend of an amount up to $350 million to P&G.

See “The Transactions—Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders” for further information and a description of the additional shares of Folgers common stock that could be issued in the Contribution under certain circumstances.

In connection with the Contribution and to fund the cash dividend, Folgers will enter into third-party borrowing arrangements for the Folgers Debt.

Transfer of the Coffee Business and Assumption of Liabilities

Subject to the terms and conditions contained in the Separation Agreement:

•

P&G or a subsidiary of P&G will transfer to Folgers or a subsidiary of Folgers certain assets associated with the Coffee Business, and Folgers or a subsidiary of Folgers will assume certain liabilities related to the Coffee Business;

•

P&G will cause Folgers (or any relevant subsidiaries of Folgers or P&G at such time) to transfer certain assets to P&G or one of P&G’s subsidiaries (i.e., certain assets which the parties have agreed are being excluded from the transfer of the Folgers business to Folgers as part of the separation), and P&G or one of its subsidiaries will assume certain liabilities (i.e., certain liabilities which the parties have agreed are being excluded from the transfer of the Folgers business to Folgers as part of the separation); and

•	following the Distribution, the parties will transfer any misallocated assets or liabilities to such other party as such party would have been entitled to under the Separation Agreement.

The assets to be transferred or assigned to Folgers or one of its subsidiaries include the following, to the extent that they are owned by P&G or its subsidiaries at the business transfer time:

•

all of the tangible personal property, inventory, real property, claims, governmental licenses and permits and contracts that are exclusively used in the Coffee Business, including items listed on specified schedules;

•	all of the equity interests of certain specified subsidiaries of P&G;

•	all of the books and records that exclusively relate to the Coffee Business;

•

all of the assets that are identified on a specified balance sheet of the Coffee Business and all assets acquired subsequent to the date of this balance sheet that are of a nature that they would have been included on that balance sheet had they been owned by P&G as of that date, and any assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated would have been included on that balance sheet, subject to certain adjustments;

•	all intellectual property exclusively related to the Coffee Business (including those listed on a specified schedule);

•	all assets located at the Winton Hill facility and Beckett Ridge Research Center which are specifically identified on a schedule; and

•	subject to certain exceptions including in respect of specifically enumerated excluded assets, any other assets held by P&G or its subsidiaries that are exclusively related to the Coffee Business.

The liabilities that would be assumed by Folgers or one of its subsidiaries include the following, to the extent that they are liabilities of P&G and its subsidiaries as of the business transfer time:

•

all of the liabilities that are identified on a specified balance sheet of the Coffee Business and all liabilities incurred subsequent to the date of this balance sheet that are of a nature that they would have been included on that balance sheet had they been incurred as of that date, subject to certain adjustments;

•	all liabilities of the Coffee Business related to product recalls and returns, coupon obligations and promotional activities and gift cards;

•	all liabilities of the Coffee Business related to litigation and non-compliance with laws;

•	all liabilities under third-party borrowing arrangements for the Folgers Debt;

•	all liabilities arising out of environmental conditions arising out of operations or otherwise existing at any facilities or past facilities of the Coffee Business; and

•

all liabilities, whether arising before, on or after the business transfer time to the extent that they arise from the operation of the Coffee Business at any time, any of the transferred assets, or any operations of the Coffee Business entities after the date that the Folgers business is transferred to Folgers, including specified employee benefit plan liabilities.

Folgers will not, however, assume or be responsible for any liabilities under contracts not specifically allocated to Folgers or any overhead costs or similar liabilities incurred in connection with the operation of P&G’s businesses other than the Coffee Business.

The assets to be transferred to Folgers and its subsidiaries, and the liabilities to be assumed by Folgers and its subsidiaries, will exclude certain specified assets and liabilities, such as, among other things, certain specified intellectual property, employee benefit plans and the right to certain recoveries under specified litigation matters.

Intercompany Arrangements and Guaranties

Except for certain agreements such as the Separation Agreement and the ancillary agreements relating to the Transactions, all contracts between Folgers and its subsidiaries, on the one hand, and P&G and its subsidiaries (other than Folgers and its subsidiaries), on the other hand, will be terminated. Folgers and P&G also will settle all intercompany accounts (except as otherwise agreed) effective as of the Contribution, such that as of the Contribution, there will be no outstanding intercompany accounts between P&G and Folgers. It is anticipated that at or prior to the Contribution, all guaranties, securities, bonds, letters of credit or similar arrangements entered into or issued by P&G on behalf of the Coffee Business will be terminated or replaced.

Consents and Delayed Transfers

The Separation Agreement provides that P&G and Folgers will use their commercially reasonable efforts to obtain any required third-party consents or governmental approvals required in connection with the Distribution; provided, that P&G will not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party or governmental authority to obtain any such consent or governmental approval, except to the extent that Folgers agrees to reimburse P&G for any such payments or accommodations. The transfer of any specific asset to either Folgers or P&G in connection with the separation will automatically be deferred until all legal impediments are removed or such consents have been obtained. The party retaining such asset will hold such asset for the benefit of the other (at such other party’s expense) until properly conveyed.

Inventory and Accounts Payable Adjustment

The Separation Agreement provides an adjustment mechanism by which the actual level of inventory and accounts payable being transferred to Folgers on the date of the Contribution will be calculated within 60 days following that date, and such amount will be compared against estimated inventory and accounts payable amounts of Folgers determined by the parties no later than 45 days prior to the closing date of the Merger. If the difference (whether positive or negative) between (1) the sum of (a) the actual inventory amount less (b) the actual accounts payable amount of Folgers on the business transfer date and (2) the sum of (y) the estimated inventory amount less (z) the estimated accounts payable amount of Folgers, in either case exceeds $6,000,000, then (i) any positive difference shall be paid by Folgers to P&G or (ii) the absolute value of any negative difference shall be paid by P&G to Folgers.

No Representations or Warranties

Under the Separation Agreement and the ancillary agreements relating to the Transactions, other than as expressly provided in that agreement, neither party will make any representations or warranties, express or implied, as to the value of any asset or liability, the existence of any security interest of any asset, the absence of defenses from counterclaims, or any implied warranties of merchantability and fitness for a particular purpose. Under the Separation Agreement, Folgers will take the assets and liabilities allocated to it “as is, where is,” and bear the economic risk relating to conveyance of, title to or the assumption of those assets and liabilities. See “The Transaction Agreement—Representations and Warranties” for a description of the representations and warranties related to the Coffee Business which are contained in the Transaction Agreement.

Distribution

Under the Separation Agreement, P&G may elect to effect the separation in the form of either (a) an exchange offer (and, if P&G continues to hold shares of Folgers common stock after the completion of this transaction, one additional pro rata distribution effected immediately following the completion of the exchange offer in a manner consistent with the separation’s intended qualification as a tax-free transaction) or (b) a one-step spin-off.

Mutual Releases and Indemnification

Without limiting the parties’ rights and obligations under the Separation Agreement and the ancillary agreements relating to the Transactions, both P&G and Folgers will release each other and specified related parties from any and all liabilities existing or arising from any acts or events occurring at or before the Contribution or any conditions existing or alleged to have existed on or before the Contribution.

In addition, under the Separation Agreement, Smucker, Folgers and its subsidiaries will, in general, be jointly and severally responsible to indemnify P&G and its subsidiaries against certain liabilities from claims relating to, arising out of or resulting from (whether prior to or following the Contribution):

•	Folgers’ liabilities and the liabilities of Folgers’ subsidiaries, including the failure to discharge or comply with any such liabilities; or

•

any breach by Folgers or any of its subsidiaries of the Separation Agreement or the Intellectual Property Matters Agreement (indemnification under ancillary agreements will be governed by such agreement).

Further, under the Separation Agreement, P&G will (and will cause its subsidiaries to) to indemnify Smucker and Folgers and its subsidiaries against certain liabilities from claims relating to, arising out of or resulting from (whether prior to or following the Contribution):

•	certain specified excluded liabilities, not to be assumed by Folgers or its subsidiaries, including the failure to discharge or comply with any of such excluded liabilities; or

•	any breach by P&G or any of its subsidiaries of the Separation Agreement or the Intellectual Property Matters Agreement (indemnification under ancillary agreements will be governed by such agreement).

Specifically excluded from recoverable losses pursuant to the indemnification provisions in the Separation Agreement are (i) attorney’s fees or other arbitration or litigation expenses related to a direct claim between the parties or (ii) punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in relation to a third-party claim. The Separation Agreement also includes provisions relating to the defense and settlement of third-party claims.

Covenants

Subject to specified exceptions, P&G agrees not to, and not to permit its respective subsidiaries to, for a period of two years after the effective time of the Merger, directly or indirectly, solicit or employ an employee of Folgers or their respective subsidiaries.

Subject to specified exceptions, Smucker and Folgers agrees not to, and not to permit their respective subsidiaries to, for a period of two years after the effective time of the Merger, directly or indirectly, solicit or employ any management-level employee of P&G or its subsidiaries with whom Smucker or its representatives came into contact with prior to the effective time of the Merger in connection with the Transactions.

Except as otherwise provided in the Transition Services Agreement, each party will provide access for a period of six years following the business transfer time to certain shared information in its possession or control. The Separation Agreement also addresses ownership of information, record retention, compensation for providing information and production of witnesses. The Separation Agreement also includes covenants relating to Folgers’ discontinuation of the use of names retained by P&G, the removal of tangible assets transferred to Folgers and P&G from facilities transferred to Folgers or retained by P&G, as applicable, and restrictions on the utilization of intellectual property in connection with certain restricted activities relating to the manufacture and sale of certain fruit-flavored products.

Dispute Resolution

Any dispute that arises out of or relates to the Separation Agreement or the ancillary agreements will be subject to a binding dispute resolution mechanism that involves consultation and negotiations between specified officers of the parties, followed by mediation, followed by arbitration.

Conditions to Contribution and Distribution

The completion of the Contribution and Distribution is conditional upon the fulfillment (or waiver by P&G) at or prior to the date of the Contribution and Distribution the conditions that

•

each of the parties to the Transaction Agreement shall have irrevocably confirmed to each other that each condition in Article VI of the Transaction Agreement (other than certain exceptions) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) shall be fulfilled at the effective time of the Merger, or (iii) has been waived by such party, as the case may be; and

•	Folgers has received the financing in connection with the Folgers Debt.

P&G’s exchange offer is subject to various conditions listed in this prospectus and will be completed on the closing date of the Transactions.

Termination

Prior to the effective time of the Merger, the Separation Agreement will terminate without further action at any time before the effective time of the Merger upon the termination of the Transaction Agreement. In the event of such a termination, neither party will have any further liability to the other party except as provided in the Transaction Agreement.

DEBT FINANCING

Folgers Debt

Effective June 4, 2008, Folgers, Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal entered into a commitment letter and fee letter (collectively, the “financing letters”) with respect to the provision of $350 million of financing as contemplated by the Transactions. The financing provided for in the commitment letter is subject to execution of loan documentation by March 31, 2009 and other customary conditions. Folgers has agreed to pay certain fees to Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal in connection with the commitment letter and has agreed to indemnify such parties against certain liabilities. The following is a summary of certain material terms and provisions of the financing letters.

The Credit Facility

The Folgers Debt credit facility will provide for a $350 million term loan. The Folgers Debt will mature one year and one day from the day the debt is incurred by Folgers. The term loan does not have required amortization, but is required to be prepaid by Folgers with net proceeds received by Folgers from certain asset sales, equity issuances or incurrence of additional debt, subject in each case to certain exceptions. In addition, the Folgers Debt will be required to be prepaid in full on the date 31 days after the day the debt is incurred by Folgers if the merger of Merger Sub with Folgers is not consummated on or before that date.

Guarantees; Security

Following the effectiveness of the Merger, the Folgers Debt will be fully and unconditionally guaranteed by Smucker, subject to the terms of the Separation Agreement. The Folgers Debt will be unsecured.

Interest Rates

The Folgers Debt will bear interest at rates equal to, at Folgers’ option, either

•	The higher of (i) a base rate determined by the administrative agent and (ii) the federal funds rate plus .50%; or

•

The LIBOR rate plus a margin which will be determined based on the ratio of Folgers’ total debt to EBITDA. The applicable margin ranges from 1.25% to 1.75%. Folgers can elect interest periods of one, two, three or six months.

In addition, Folgers will pay the lenders under the credit facility a duration fee on each of the 90th, 180th and 270th days after the debt is incurred equal to .25% of the aggregate principal amount of the outstanding term loan.

Covenants

The Folgers Debt facility will contain various negative covenants that will restrict Folgers and its subsidiaries in their activities (subject to exceptions) including, but not limited to, limitations on liens and other encumbrances, the incurrence of debt, limitations on investments and acquisitions, limitations on transactions with affiliates, and limitations on asset sales. The Folgers Debt facility will also require Folgers and its subsidiaries to comply with various affirmative covenants typical for transactions of this type. In addition, Folgers and its subsidiaries will be required to comply with a maximum leverage test. Upon Smucker becoming a guarantor of the Folgers Debt, Smucker and its subsidiaries will be required to comply with covenants substantially similar to those under the Folgers Debt facility. In addition, Smucker and its subsidiaries will be required to comply with the following financial performance tests: (i) a minimum interest coverage test and (ii) a maximum leverage test.

Events of Default

The Folgers Debt facility will contain various events of default, including, but not limited to, payment defaults, defaults under other material indebtedness agreements, breaches of representations and warranties, noncompliance with covenants, judgments in excess of certain amounts, failure of the guarantee, bankruptcy related events of default and change of control.

Smucker Special Dividend Financing

In connection with the Transactions, Smucker will distribute to each record holder of Smucker common shares as of [—], 2008 the Smucker Special Dividend to be paid on [—], 2008. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger. As of June 30, 2008, Smucker had approximately $180 million of borrowing capacity available under its currently existing credit facilities. Smucker expects to incur up to approximately $274 million of indebtedness to finance the payment of the Smucker Special Dividend by increasing the borrowing capacity under its existing credit facilities or entering into new credit facilities, or through a capital markets debt financing, or through some combination of these transactions.

ADDITIONAL AGREEMENTS

In connection with the Transactions, P&G, Folgers and Smucker will enter into additional agreements in order to aid in the transfer and transition of Folgers from P&G to Smucker. These agreements include a Transition Services Agreement, an Insurance Matters Agreement, an Intellectual Property Matters Agreement, a Building Lease Agreement and a Warehousing Agreement. Smucker and P&G will also enter into a Tax Matters Agreement. The descriptions below of the Transition Services Agreement, the Intellectual Property Matters Agreement and the Tax Matters Agreement are qualified in their entirety by reference to the respective agreements, which are incorporated by reference herein. See also “Where You Can Find More Information; Incorporation by Reference.”

Transition Services Agreement

In connection with the Separation Agreement, Folgers and P&G will enter into a Transition Services Agreement, effective as of the closing of the Transactions. In order to facilitate the transition of the Coffee Business to Folgers (which, after the Merger, will be a wholly owned subsidiary of Smucker), under this agreement P&G will provide Folgers, on a fee-for-services basis, with specified services for a limited time following the completion of the Transactions, including the following: supply network solutions (i.e., orders fulfillment, shipment and billing), purchasing, North America product supply operations (i.e., order management and distribution), global data management, information technology services, market development organization, decision support services and reporting, customer and consumer solutions, consumer relations, service provider professional sales (i.e., payment processing, maintenance and operation support for customer management system and data warehouse), certain limited financial services and accounting, and market measurements. In addition to the fees being paid by Folgers for provision of the services, Smucker will pay a one-time “start-up” fee of $18.4 million.

The Transition Services Agreement also addresses certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of each other’s facilities, technology, software and proprietary rights, and company data and access to P&G systems used to provide the services.

The initial term of this agreement will be for a period of six months after the completion of the Transactions, unless earlier terminated as provided in the agreement. Folgers will have the option of extending the services (or as provided therein, a portion thereof) for additional one month periods (up to a maximum of six additional months) by providing 60 days prior notice to P&G. Folgers will generally be able to terminate the agreement or any services provided for a particular functional service area by giving 60 days prior notice to P&G, provided that if Folgers retains services under certain functional areas, other services on which they are dependent must also be maintained. Folgers and P&G will be able to terminate the agreement for cause. In addition to terminating the agreement for cause, P&G will be able to terminate the agreement immediately upon written notice if Folgers fails to pay any undisputed charges for any services within 30 days after receiving written notice of the possibility of termination for non-payment.

Generally, P&G and Folgers agree to indemnify each other and each other’s related parties from third-party claims related to the provision of these services. Except for claims arising out of gross negligence or willful misconduct and indemnification of certain third party claims, the parties aggregate liability for breach of the Transition Services Agreement is limited to $6 million, and except for cases of willful misconduct, no party will be liable for punitive, consequential, special or similar damages.

Insurance Matters Agreement

The Insurance Matters Agreement will address coverage under P&G’s existing director and officer insurance policies for matters that arise prior to the completion of the Transactions. Following the Transactions, Folgers will be responsible for obtaining and maintaining insurance programs covering periods after the Transactions. Folgers will cease to be insured under the insurance policies maintained by P&G. Folgers will indemnify its directors and offers to the fullest extent permitted by law. Folgers directors and officers will retain all rights that they may have had immediately before the completion of the Transactions to the “non-indemnifiable claims” portion under the P&G directors and officers insurance policies, commonly referred to as the “Side A” coverage (i.e., coverage under the directors and officers insurance policies for non-indemnified claims, subject to the restrictions therein) for claims arising from events occurring prior to the completion of the Transactions. Folgers agrees to indemnify its directors and officers as provided in its organizational documents, and will not have access to “Side B” coverage (i.e., coverage under the directors and officers insurance policies providing reimbursement of payments that Folgers makes to indemnify its directors or officers) or “Side C” coverage (i.e., coverage under the directors and officers insurance policies providing reimbursement of losses incurred by Folgers arising from the acts of directors and officers in certain claims, such as securities claims).

Intellectual Property Matters Agreement

The Intellectual Property Matters Agreement will govern issues relating to intellectual property transferred to Folgers and intellectual property retained by P&G, including providing a license to Folgers of certain intellectual property retained by P&G.

Under the Intellectual Property Matters Agreement, P&G and its affiliates will grant to Folgers and its affiliates a non-exclusive, paid-up, worldwide license (with limited sublicense rights) in and to certain specified know-how and patents, solely for use in Folgers’ coffee field. This coffee field explicitly excludes, among other things, certain restricted activities relating to the manufacture and sale of certain fruit-flavored products. Subject to P&G’s termination rights this license will be irrevocable. The licenses granted to Folgers and its affiliates can only be sublicensed to (1) vendors, consultants, distributors, manufacturers and contractors making or distributing products or providing services in the coffee field for, to or on behalf of Folgers and (2) to customers of Folgers to the extent necessary for them to use the products or receive the services of Folgers.

Folgers, its affiliates and, as applicable, sublicensees will have the right to make improvements to the intellectual property licensed to it, but P&G will retain all rights, title and interest to the underlying intellectual property. Folgers will own all rights, title and interest to any improvements made solely by Folgers or its affiliates or sublicensees.

With certain specified exceptions, the parties will agree that, upon the request of Folgers within two years after the closing of the Transactions, the parties will negotiate in good faith to grant Folgers a non-exclusive and limited license to intellectual property that (1) constitutes know-how or a patent, (2) was necessary, as of the business transfer time, for the operation of Folgers’ business, and (3) was owned or controlled by P&G but not licensed to Folgers as part of the agreement or transferred to Folgers pursuant to the Separation Agreement.

In the event P&G no longer wishes to maintain certain patents not included in the intellectual property transferred to Folgers in the Separation Agreement, or to pursue continuations or foreign counterparts of the same, P&G is required to notify Folgers, and Folgers may elect to have P&G assign its rights, title and interest to that patent to Folgers. In the event of any such assignment, the assigned patents will become the sole property of Folgers, but will include a non-exclusive license back to P&G for its use.

In the event Folgers no longer wishes to maintain patents included in the intellectual property transferred to Folgers in the Separation Agreement, or to pursue continuations or foreign counterparts of the same, Folgers is required to notify P&G, and P&G may elect to have Folgers assign its rights, title and interest to that patent to P&G. In the event of any such assignment, the assigned patents will become the sole property of P&G, but will include a non-exclusive license back to Folgers for its use.

The parties will agree that, upon the request of P&G within two years after the closing of the Transactions, the parties will negotiate in good faith to grant P&G a non-exclusive and limited license to any intellectual property transferred to Folgers. If the parties have not agreed to a license within 90 days after P&G’s initial request, Folgers will have no further obligation to negotiate with P&G with respect to the intellectual property.

Both parties will agree to various restrictions relating to the preservation of the confidentiality of the other party’s know-how. The agreement will also provide that the parties may seek equitable remedies, including preliminary injunctive relief, in the event that a party breaches the agreement. The licenses granted under the intellectual property matters agreement will begin at the completion of the Transactions and will continue in perpetuity until the underlying intellectual property expires, is abandoned, or is otherwise found invalid or unenforceable or the licenses are otherwise earlier terminated.

Either party will have the right to terminate the licenses granted under the agreement as to any particular item of intellectual property if the other party is in breach of the agreement and the breach materially affects the scope or use of such intellectual property or materially jeopardizes the subsistence, validity or enforceability of such intellectual property. Folgers will have the right to terminate the licenses granted under the agreement as to any particular intellectual property to which it is licensed on 30 days written notice to P&G. In the event of a change of control of Folgers whereby an entity that competes with P&G in connection with any goods or services outside of the coffee field obtained control of Folgers, Folgers will agree to take all necessary steps to ensure that none of the intellectual property licensed or otherwise provided to Folgers under the agreement is utilized by or disclosed to any unit, division or subsidiary of such entity that competes with P&G in connection with goods or services outside the coffee field.

Building Lease

Folgers’ corporate headquarters is currently located on property owned by P&G in Cincinnati, Ohio. P&G and Smucker will enter into an agreement under which P&G will lease space in these buildings to Smucker for a period of two years, with an option to terminate the lease with respect to certain premises upon 90 days notice effective at any time on or after the expiration of the first year of the Lease, commencing upon the completion of the Transactions, at a rate of approximately $3,162,000 per year.

Warehousing Agreement

P&G currently owns a distribution facility in Lacombe, Louisiana that will be transferred to Folgers as part of the Contribution. Folgers and P&G will enter into a Warehousing Agreement under which Folgers will provide receipt, storage and shipment planning services at the Lacombe facility for certain of P&G’s snack products for a period of up to six months following the closing of the Transactions.

Tax Matters Agreement

The Tax Matters Agreement will govern P&G’s, Smucker’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-Distribution periods, including tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. P&G, Folgers and Smucker will enter into the Tax Matters Agreement effective as of the closing of the Transactions. P&G generally would be required under the Tax Matters Agreement to indemnify the Smucker Group for any taxes attributable to periods prior to the Distribution and, except as described below, taxes incurred in connection with the failure of the Transactions to qualify for tax-free treatment, and the Smucker Group would be required to indemnify P&G for any taxes attributable to Folgers’ operations for all periods following the Distribution.

Under the Tax Matters Agreement, the Smucker Group would be required to indemnify P&G against tax-related losses if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Smucker as part of a plan or series of related transactions that included the Distribution, except to the extent that the tax losses are attributable to P&G’s breach of certain representations and covenants in the Tax Matters Agreement. In addition, the Smucker Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or a similar provision of state or local law, including any impact of such failure on the Distribution’s qualification for tax-free treatment, except to the extent that such failure results from a breach by P&G of its representations and covenants in the agreements related to the Transactions or its representations made to tax counsel in connection with tax counsels’ rendering their tax opinions or a breach by Folgers, prior to the Distribution, of its representations and covenants in the agreements related to the Transactions. Finally, the Smucker Group generally would be required to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or a breach of representation or covenant by Smucker. If P&G recognizes gain on the Distribution attributable to its breach of the representations and covenants described in the Tax Matters Agreement, P&G generally would not be entitled to indemnification under the agreement.

The Tax Matters Agreement will require that the Smucker Group, for a two-year period following the date of the Distribution, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated as part of a plan pursuant to which a 50% or greater interest (by vote or value) in Smucker is acquired or could otherwise cause the Distribution to become taxable to P&G. Unless Smucker delivers certain unqualified opinions of tax counsel or rulings from the IRS reasonably acceptable to P&G, in each case, confirming that a proposed action would not cause the Transactions to become taxable, Smucker and Folgers are each prohibited during the two-year period following the date of the Distribution from:

•	issuing, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating;

•	discontinuing, selling, transferring or ceasing to maintain its active business; or

•	engaging in other actions or transactions that could jeopardize the reorganization status of the Distribution and certain related transactions.

If Smucker or Folgers takes any of the actions above and such actions result in tax-related losses to P&G, then the Smucker Group generally would be required to indemnify P&G for such losses.

OWNERSHIP OF SMUCKER COMMON SHARES

The following table sets forth, as of June 23, 2008 (unless otherwise noted), the beneficial ownership of Smucker’s common shares by:

•	each person or group known to Smucker to be the beneficial owner of more than 5% of Smucker’s outstanding common shares;

•	each Director and named executive officer of Smucker; and

•	all Directors and executive officers of Smucker as a group.

Unless otherwise noted, the shareholders listed in the table below have sole voting and investment powers with respect to the common shares beneficially owned by them. The address of each Director and executive officer is Strawberry Lane, Orrville, Ohio 44667. As of June 23, 2008, there were 54,767,534 common shares outstanding.

Name	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding Common Shares
Ariel Capital Management, LLC (5)	5,684,715	10.38%
Barclays Global Investors NA (6)	3,891,799	7.11%
Timothy P. Smucker	1,908,018	3.48%
Richard K. Smucker	2,391,340	4.36%
Mark R. Belgya	56,847	*
Vincent C. Byrd	173,634	0.32%
R. Douglas Cowan	17,061	*
Kathryn W. Dindo	25,573	*
Paul J. Dolan	5,245	*
Donald D. Hurrle, Sr.	53,405	*
Nancy Lopez Knight	2,438	*
Elizabeth Valk Long	32,069	*
Steven Oakland	67,297	0.11%
Gary A. Oatey	20,183	*
William H. Steinbrink	35,675	*
25 Directors and executive officers as a group (7)	4,128,000	7.46%

*	Less than 0.1%.
(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding stock options covering common shares, if any, exercisable by such owner within 60 days after June 23, 2008. The common share numbers include such options as follows: Timothy P. Smucker, 80,000; Richard K. Smucker, 80,000; Mark R. Belgya, 28,000; Vincent C. Byrd, 103,352; Donald D. Hurrle, Sr., 20,000; Steven Oakland, 37,000; and all Directors and executive officers as a group, 549,649.
(2)	Includes restricted shares as follows: Timothy P. Smucker, zero; Richard K. Smucker, zero; Mark R. Belgya, 18,025; Vincent C. Byrd, 32,020; Donald D. Hurrle, Sr., 17,930; Steven Oakland, 22,370; and all executive officers as a group, 222,675.
(3)	Beneficial ownership of the following shares included in the table is disclaimed by Timothy P. Smucker: 477,798 common shares held by trusts for the benefit of family members of which Timothy P. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Timothy P. Smucker is a trustee with shared investment power; and 137,090 common shares with respect to which Timothy P. Smucker disclaims voting or investment power.

Beneficial ownership of the following shares included in the table is disclaimed by Richard K. Smucker: 1,433,392 common shares held by trusts for the benefit of family members (including Timothy P. Smucker)

of which Richard K. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Richard K. Smucker is a trustee with shared investment power; and 90,417 common shares with respect to which Richard K. Smucker disclaims voting or investment power.

Beneficial ownership of 1,466 common shares included in the table is disclaimed by Kathryn W. Dindo.

The number of common shares beneficially owned by all Directors and executive officers as a group has been computed to eliminate duplication of beneficial ownership.

(4)	Includes shares held for the benefit of the individual named under the terms of Smucker’s Amended and Restated Nonemployee Director Stock Plan, Smucker’s Nonemployee Director Deferred Compensation Plan, and Smucker’s 2006 Equity Compensation Plan as follows: R. Douglas Cowan, 7,060; Kathryn W. Dindo, 16,607; Paul J. Dolan, 5,245; Nancy Lopez Knight, 2,438; Elizabeth Valk Long, 20,624; Gary A. Oatey, 9,683; and William H. Steinbrink, 22,898. The shares indicated are held in trust for the Directors named and are voted pursuant to their direction.
(5)	According to a Schedule 13G/A of Ariel Capital Management, LLC, 200 E. Randolph Drive, Chicago, IL 60601, filed on April 10, 2008, Ariel is a U.S. limited liability company organized under the laws of the State of Delaware. As of March 31, 2008, Ariel had sole voting power of 4,582,449 common shares and sole dispositive power of 5,684,715 common shares.
(6)	According to a Schedule 13G of Barclays Global Investors, NA, 45 Fremont St., San Francisco, CA 94105, filed on February 6, 2008, Barclays is a U.S. company organized under the laws of the State of California. As of December 31, 2007, Barclays and certain related parties described in the filing had sole voting power of 3,337,227 common shares and sole dispositive power of 3,891,799 common shares.
(7)	Because under Smucker’s articles of incorporation shareholders may be entitled on certain matters to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others, there may not be a correlation between the percent of outstanding common shares owned and the voting power represented by those shares. The total voting power of all the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership on common shares not held as of record in the name of individuals. Both the proposal relating to the approval of the issuance of Smucker common shares in the Merger and the authorization of the Transactions and the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger, to be voted upon at the Smucker special meeting of shareholders, are proposals on which the ten votes per share provisions of Smucker’s articles of incorporation will apply.

DESCRIPTION OF SMUCKER CAPITAL STOCK

The rights of Smucker shareholders are governed by Ohio law, Smucker’s amended articles of incorporation, which we refer to in this document as Smucker’s articles of incorporation, and Smucker’s amended regulations, which we refer to in this document as Smucker’s regulations. For information on how to obtain a copy of Smucker’s articles of incorporation and Smucker’s regulations, see “Where You Can Find More Information; Incorporation by Reference.”

The following is a summary of the terms and provisions of Smucker’s capital stock. This summary may not contain all the information that is important to you and is qualified in its entirety by reference to the complete text of Smucker’s articles of incorporation and Smucker’s regulations, which are incorporated by reference into this document, as well as applicable provisions of the Ohio Revised Code.

Smucker Common Shares

Smucker’s articles of incorporation permit the issuance of up to 150,000,000 Smucker common shares. This amount can be amended by Smucker’s board of directors without shareholder approval, to the extent permitted by Chapter 1701 of the Ohio Revised Code.

Voting Rights

Smucker’s articles of incorporation provide that, except as set forth below, each outstanding Smucker common share entitles the holder to one vote on each matter properly submitted to the shareholders for their approval, including any vote or consent for the election or removal of Smucker’s directors.

Notwithstanding the foregoing, holders of outstanding Smucker common shares who have held their Smucker common shares for at least four years without a change in beneficial ownership are entitled to ten votes on each of the following matters properly submitted to the shareholders, to the extent those matters are required to be submitted to the shareholders under Ohio law, Smucker’s articles of incorporation or Smucker’s regulations, stock exchange rules, or are otherwise submitted or presented to Smucker shareholders for their vote, consent, waiver or other action:

•

any matter that relates to or would result in the dissolution or liquidation of Smucker, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise;

•

the adoption of any amendment to Smucker’s articles of incorporation or Smucker’s regulations or the adoption of amended articles of incorporation, other than the adoption of any amendment or amended articles of incorporation that increases the number of votes to which holders of Smucker common shares are entitled or expands the matters to which the time-phase voting provisions of Smucker’s articles of incorporation apply;

•

any proposal or other action to be taken by the shareholders of Smucker, whether or not proposed by the shareholders of Smucker, and whether proposed by authority of the board of directors of Smucker or otherwise, relating to Smucker’s rights plan or any successor plan;

•	any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement;

•

adoption of any agreement or plan of or for the merger, consolidation or majority share acquisition of Smucker or any of its subsidiaries with or into any other person, whether domestic or foreign, corporate, or noncorporate or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of Smucker’s assets;

•

any matter submitted to Smucker’s shareholders pursuant to Article Fifth (interested shareholder provision) or Article Seventh (control share provision) of Smucker’s articles of incorporation, as they may be further amended, or any issuance of Smucker common shares for which shareholder approval is required by applicable stock exchange rules; and

•

any matter relating to the issuance of Smucker common shares, or the repurchase of Smucker common shares that Smucker’s board of directors determines is required or appropriate to be submitted to Smucker shareholders under Ohio law or applicable stock exchange rules.

Each Smucker common share issued upon the conversion of shares of Folgers common stock in the Merger will entitle the holder to ten votes on each of the matters listed above. Upon a change of beneficial ownership of that Smucker common share following the Merger, the new holder will be entitled to only one vote on the matters listed above until that holder has held that share for four years without a further change in beneficial ownership. With respect to all other matters, including the election of directors, all Smucker common shares issued upon the conversion of shares of Folgers common stock in the Merger will be entitled to one vote per share.

Dividend Rights

Subject to the rights of holders of preferred shares, if any, holders of Smucker common shares are entitled to receive dividends as, when and if dividends are declared by Smucker’s board of directors out of assets legally available for the payment of dividends.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Smucker, whether voluntary or involuntary, after payment of liabilities and obligations to creditors and holders of preferred shares, if any, Smucker’s remaining assets are distributed ratably among the holders of common shares.

Preemption Rights

Smucker shareholders will not have any preemptive rights to purchase or subscribe for shares of any class or any other security of Smucker.

Redemption Rights

The Smucker common shares are not subject to redemption by Smucker or by the holder of the Smucker common shares.

Conversion Rights

The Smucker common shares are not convertible into shares of any other class or any other security of Smucker.

Repurchase

Under Smucker’s articles of incorporation, Smucker, by action of the board of directors and without action by Smucker shareholders, may purchase its own common shares in accordance with Ohio law. The board of directors may authorize such purchases to be made in the open market or through a private or public sale and at such price as the board of directors determines.

Transferability and Trading Market

All Smucker common shares that will be distributed to Folgers shareholders in the Merger will be freely transferable and listed for trading on the NYSE under the symbol “SJM,” except for restrictions applicable to “affiliates” of Folgers and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Folgers may resell Smucker common shares received by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Folgers generally include executive officers, directors and significant shareholders of Folgers. The Transaction Agreement requires P&G to use commercially reasonable efforts to cause each of its directors and executive officers who P&G believes may be deemed to be affiliates of Folgers to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the Smucker common shares issued to them in the Merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 under the Securities Act of 1933 or is otherwise exempt from the registration requirements under the Securities Act of 1933.

This document does not cover any resales of the Smucker common shares to be received by Folgers shareholders in the Merger, and no person is authorized to make any use of this document in connection with any resale.

Liability to Further Calls or Assessments

The Smucker common shares, when issued, are duly and validly issued, fully paid and nonassessable.

Sinking Fund Provisions

The Smucker common shares have no sinking fund provisions.

Smucker Preferred Shares

Smucker’s articles of incorporation authorize 6,000,000 preferred shares. No preferred shares are currently issued and outstanding. Smucker’s board of directors has, however, established a series designated as Series A Junior Participating Preferred Shares, the number of shares of which is 1,500,000.

Smucker’s board of directors may establish and issue one or more series of preferred shares from time to time with such powers, preferences, rights, qualifications, limitations, and restrictions that are permitted by Smucker’s articles of incorporation, and as the board fixes by resolution, including:

•	dividend rights;

•	redemption rights and price;

•	sinking fund requirements;

•	voting rights;

•	conversion rights;

•	liquidation rights, preferences and price; and

•	restrictions on the issuance of shares of any class or series.

Holders of Smucker common shares will not have preemptive rights to participate in any issuance of preferred shares.

Smucker’s current board of directors believes that the preferred shares will provide flexibility for future financings and acquisitions for Smucker. Although there currently are no plans to issue preferred shares, it is contemplated that from time to time Smucker may consider transactions involving the issuance of preferred shares. Because Smucker’s articles of incorporation give Smucker’s board of directors flexibility in determining the terms of the preferred shares, the board of directors is able to issue preferred shares with terms suitable to existing market conditions at the time of issuance or to meet the needs of a particular transaction.

The ability of Smucker’s board of directors to issue preferred shares could enable them to render more difficult or discourage an attempt by another person or entity to obtain control of Smucker. The preferred shares could be issued by the board of directors in a public or private sale, merger, or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power, if the preferred shares were convertible into Smucker common shares, of a party attempting to obtain control of Smucker.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the merger, P&G shareholders who exchange their shares of P&G common stock for shares of Folgers common stock would become shareholders of Smucker. The rights of Smucker shareholders will be governed by the Smucker articles of incorporation and regulations. The Smucker articles of incorporation and regulations differ in certain respects from P&G amended articles of incorporation and P&G regulations.

The following is a summary of significant differences between P&G’s amended articles of incorporation (which we refer to in this document as P&G’s articles of incorporation) and P&G’s regulations (which we refer to in this document as P&G’s regulations), on the one hand, and the Smucker articles of incorporation and the Smucker regulations, on the other. This discussion is not intended to be complete and is qualified in its entirety by reference to P&G’s and Smucker’s constitutive documents, which you should read. Copies of these documents have been filed with the SEC. To find out where you can get copies of these documents, see “Where You Can Find More Information; Incorporation by Reference.”

Dividend Policies

Smucker. Smucker has no legal or contractual obligation to pay dividends. Historically, Smucker has distributed approximately 40% of its earnings to shareholders in the form of dividends. Smucker currently expects to continue this practice following the Transactions, except that in connection with the Transactions, Smucker intends to declare the Smucker Special Dividend to each record holder of Smucker common shares as of [—], 2008 to be paid on [—], 2008. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

P&G. P&G has no legal or contractual obligation to pay dividends. P&G has paid dividends without interruption since its incorporation in 1890 and has increased dividends each year for the past 52 years. Historically, P&G has distributed between 40% and 45% of its earnings to shareholders in the form of dividends. Nevertheless, as in the past, further dividends will be considered after reviewing dividend yields, profitability expectations and financing needs and will be declared at the discretion of P&G’s board of directors.

Voting Rights

Smucker. Under Ohio law, all of the Smucker common shares may be voted cumulatively in the election of directors if a shareholder of record wishing to exercise cumulative voting rights satisfies certain notice requirements. Under cumulative voting, the number of votes to which each Smucker shareholder otherwise would be entitled is multiplied by the number of directors to be elected, and the Smucker shareholder then may cast that aggregate number of votes all for one candidate, or may divide them out among the candidates as the shareholder deems appropriate.

Under Smucker’s articles of incorporation, except as set forth below, each outstanding Smucker common share entitles the holder to one vote on each matter properly submitted to Smucker shareholders for their approval, including any vote or consent for the election or removal of Smucker’s directors.

Notwithstanding the foregoing, each outstanding Smucker common share entitles the holder to ten votes on each of the following matters properly submitted to Smucker shareholders, to the extent those matters are required to be submitted to Smucker shareholders under the Ohio Revised Code, any provisions of Smucker’s articles of incorporation or regulations, or applicable stock exchange rules, or are otherwise submitted to Smucker shareholders for their approval (provided that the conditions described below are met):

•

any matter that relates to, or would result in, the dissolution or liquidation of Smucker, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise;

•

the adoption of any amendment to Smucker’s articles of incorporation or regulations or the adoption of amended articles of incorporation, other than the adoption of any amendment or any amended articles of incorporation that increases the number of votes to which holders of Smucker common shares are entitled or expands the matters to which this section applies;

•

any proposal or other action to be taken by Smucker shareholders, whether or not proposed by Smucker shareholders, and whether proposed by authority of the board of directors of Smucker or otherwise, relating to Smucker’s rights plan or any successor plan;

•	any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan or other similar plan, arrangement or agreement;

•

adoption of any agreement, or plan of or for the merger, consolidation or majority share acquisition of Smucker or any of its subsidiaries with or into any other person, whether domestic or foreign, corporate or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of Smucker’s assets;

•

any matter submitted to Smucker’s shareholders pursuant to Article Fifth (interested shareholder provision) or Article Seventh (control share provision) of Smucker’s articles of incorporation, as they may be further amended, or any issuance of shares of Smucker for which shareholders approval is required by applicable stock exchange rules; and

•

any matter relating to the issuance of Smucker shares, or the repurchase of Smucker shares that Smucker’s board of directors determines is required or appropriate to be submitted to Smucker shareholders under the Ohio Revised Code or applicable stock exchange rules.

Each Smucker common share issued in the Merger will entitle the holder to ten votes on each of the matters listed above. Upon a change of beneficial ownership of that share, the holder is entitled to only one vote on the matters listed above until that holder has held that share for four years without a further change in beneficial ownership. Under Smucker’s current articles of incorporation, no holder of Smucker common shares will be entitled to exercise ten votes on any of the matters listed above if there has been a change in beneficial ownership of that share during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker is approved, no holder of Smucker common shares will be entitled to exercise more than one vote on any matter submitted to a vote of the shareholders for a period of four years in respect of any common share for which there has been a change in beneficial ownership following the effective time of the consummation of the Merger. See “The Transactions—Amended Articles of Incorporation.” Furthermore, no holder of Smucker common shares will be entitled to exercise more than one vote on any matter listed above if the aggregate voting power that holder otherwise would be entitled to exercise (disregarding the voting power of any holder on August 20, 1985 or acquired by the holder in a transaction not involving a change in beneficial ownership as determined pursuant to Smucker’s articles of incorporation) would constitute one-fifth or more of the voting power of Smucker and Smucker common shareholders have not authorized the ownership of Smucker common shares by that holder as and to the extent contemplated by Article Seventh (control share provision) of Smucker’s articles of incorporation.

P&G. Under P&G’s articles of incorporation and regulations, each share of P&G common stock entitles the holder to one vote. Furthermore, P&G’s articles of incorporation eliminate the right of P&G shareholders to vote cumulatively in the election of directors.

Shareholder Meetings

Notice of Shareholder Proposals

Smucker. Smucker’s regulations provide that only business properly brought before annual or special meetings will be considered at the meeting. For annual meetings, the Smucker shareholder must have been a shareholder of record at the time notice was given for the annual meeting, been entitled to vote at the annual meeting and have given timely notice in writing to Smucker’s corporate secretary of the business the Smucker shareholder requests to be brought before the meeting. In general, notice of the Smucker shareholder’s request must have been received at Smucker’s principal executive offices not less than 60 calendar days before the first anniversary of the date on which Smucker first mailed its proxy materials for the prior year’s annual meeting. Only matters specified in the notice for special meetings or otherwise brought before special meetings by the presiding officer or at the direction of the majority of Smucker’s board of directors will be considered at special meetings.

P&G. Ohio law governs the business that will be considered at annual or special meetings of P&G shareholders. Only business properly brought before annual or special meetings by a shareholder of record of the company at the time notice was given for the meeting and entitled to vote at the meeting will be considered at the meeting.

Matters Relating to the Board of Directors

Number; Classification

Smucker. Under Smucker’s regulations, its board of directors is divided into three classes, with not fewer than three directors in each class. Smucker’s board of directors currently consists of ten directors, with three directors in the class whose term expires at Smucker’s 2008 annual meeting of shareholders, four directors in the class whose term expires at Smucker’s 2009 annual meeting of shareholders and three directors in the class whose term expires at Smucker’s 2010 annual meeting of shareholders. Smucker’s board members are elected by plurality voting, meaning that the director nominees receiving the greatest number of votes are elected.

P&G. At P&G’s 2005 annual meeting of shareholders, P&G shareholders approved a proposal that amended P&G’s regulations to provide for the annual election of directors. As a transition mechanism, this amendment provided that directors serving on the date of P&G’s 2005 annual meeting of shareholders, including those elected at P&G’s 2005 annual meeting to serve a three-year term, would serve the remainder of their elected terms. Starting with P&G’s 2006 annual meeting of shareholders, as the term of each remaining class expires, the directors in that class, along with those other directors whose terms have expired since P&G’s 2005 annual meeting of shareholders, have been elected annually. All directors of P&G will be elected annually starting with P&G’s 2008 annual meeting of shareholders, when the three-year term of those directors elected at P&G’s 2005 annual meeting of shareholders expires.

Removal of Directors

Smucker. The removal of Smucker directors is governed in accordance with Ohio law. Ohio law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors. However, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against that director’s removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. In the case of a publicly traded corporation whose directors are classified, such as Smucker, the shareholders may remove directors only for cause.

P&G. In contrast to Smucker, P&G’s regulations provide that a director may be removed from office by the affirmative vote of holders of at least 80% of the voting power of P&G, voting together as a single class; provided, however this provision may be amended by a majority vote of the outstanding shares. The removal of P&G directors is otherwise governed in accordance with Ohio law.

Anti-Takeover Matters

Control Share Acquisitions

Smucker. Smucker’s articles of incorporation provide for the opting out of Ohio’s control share acquisition law. Smucker has, however, adopted similar provisions in its articles of incorporation requiring that notice and informational filings and special shareholder meetings and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” In general a control share acquisition is the acquisition, directly or indirectly, by any person of Smucker shares that when added to all other Smucker shares in respect of which that person, directly or indirectly, may exercise or direct the exercise of voting power as provided in Smucker’s articles of incorporation, would entitle the person, immediately after the acquisition, directly or indirectly, to exercise or direct the exercise of the voting power in the election of Smucker directors of a number of the outstanding shares of Smucker (as distinguished from the number of votes to which the holder of the shares is entitled) within any of the following ranges:

•	one-fifth or more but less than one-third of outstanding shares;

•	one-third or more but less than a majority of outstanding shares; and

•	a majority or more of outstanding shares.

Assuming compliance with the notice and information filings, the proposed control share acquisition may be made only if both of the following occur:

•

Smucker shareholders who hold shares entitling them to vote in the election of directors authorize the acquisition at a special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of Smucker in the election of directors represented at the meeting in person or by proxy and a majority of the portion of the voting power excluding the voting power of interested shares represented at the meeting in person or by proxy; and

•	the acquisition is consummated, in accordance with the terms authorized, not later than 360 days following shareholder authorization of the control share acquisition.

In general, “interested shares” means Smucker shares of which any of the following persons may exercise or direct the exercise of the voting power of Smucker in the election of directors:

•	the acquiring person;

•	any officer elected by the board of directors, except shares beneficially owned by such officer for four years or more;

•	any employee who is also a director, except shares beneficially owned by such employee for four years or more;

•

any person that acquires shares of Smucker during the period beginning with the first public disclosure of the proposed control share acquisition and ending with the record date established for the special meeting, if either of the following applies:

•	the aggregate consideration paid by such person, and any persons acting in concert therewith, exceeds $250,000; or

•

the number of shares acquired by such person, and any persons acting in concert therewith, exceeds one-half of one percent (1/2%) of the outstanding shares of Smucker entitled to vote on the election of directors; and

•

any person who transfers shares after the record date for the special meeting, if accompanied by voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee or otherwise.

P&G. Under Section 1701.831 of the Ohio Revised Code, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable a person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. P&G’s ability to enter into control share acquisition and business combinations is governed in accordance with Ohio law.

Transactions with Interested Shareholders

Smucker. Smucker is subject to Chapter 1704 of the Ohio Revised Code, which generally prohibits certain business combinations and transactions with “interested shareholders” for a period of three years after the interested shareholder acquired ten percent or more of the voting power of the corporation in the election of directors, unless prior to the interested shareholder’s acquisition of ten percent or more of the corporation’s shares, the directors of the corporation approved the business combination or other transaction or the purchase of shares by the interested shareholder on the date the shareholder acquired ten percent or more of the corporation’s shares.

In general, subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that at least one of the following is satisfied:

•	prior to the date the interested shareholder acquired ten percent or more of the corporation’s shares, the board of directors approved the purchase of shares by the interested shareholder;

•

the transaction is approved, at a meeting held for that purpose, by the affirmative vote of the holders of shares of the corporation entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors, or of such different proportion as the articles of incorporation may provide, provided that the transaction is also approved by the affirmative vote of the holders of at least a majority of the disinterested shares; or

•	the transaction results in shareholders, other than the interested shareholder, receiving a fair price (as described in Chapter 1704) plus interest for their shares.

In addition, Smucker’s articles of incorporation provide that any business combination between Smucker and any person that beneficially owns more than 30% of Smucker shares entitled to vote in the election of directors (or at any time owned more than 30% of Smucker shares entitled to vote in the election of directors) must be approved by the affirmative vote of 85% of all Smucker shares entitled to vote in the election of directors. The 85% voting requirement is not applicable if:

•

the cash, or fair market value of other consideration, to be received per share by Smucker common shareholders in the business combination is at least an amount equal to the highest per share price paid by the other entity in acquiring any of its holdings of Smucker common shares plus the aggregate amount, if any, by which 5% per annum of the per share price exceeds the aggregate amount of all dividends paid in cash, in each case since the date on which the other entity acquired the 30% interest;

•

after the other entity has acquired a 30% interest and prior to the consummation of the business combination (1) the other entity has taken steps to ensure that Smucker’s board of directors included at all times representation by continuing directors proportionate to the shareholdings of the public holders of Smucker common shares not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position), (2) the other entity has not acquired any newly issued shares, directly or indirectly, from Smucker (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata share dividend or share split) and (3) the other entity has not acquired any additional outstanding Smucker common shares or securities convertible into Smucker common shares except as part of the transaction that resulted in the other entity’s acquiring its 30% interest;

•

the other entity has not (1) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Smucker or (2) made any major change in Smucker’s business or equity capital structure without in either case the approval of at least a majority of all the directors and at least two-thirds of the continuing directors, in either case prior to the consummation of the business combination; and

•

a proxy statement responsive to the requirements of the Securities Exchange Act of 1934 has been mailed to public shareholders of Smucker for the purpose of soliciting shareholder approval of the business combination and contained at the front, in a prominent place, any recommendations, as to the advisability (or inadvisability) of the business combination that the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination, from the point of view of the remaining public shareholders of Smucker (the investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by Smucker upon receipt of the opinion).

Continuing directors are directors elected by shareholders prior to the time when such entity acquired more than 5% of the shares entitled to vote in the election of directors, or a person recommended to succeed a continuing director or by a majority of continuing directors.

P&G. P&G’s amended articles of incorporation provide that any business combination with a holder of 5% or more of the voting power of P&G’s capital stock, must be authorized by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of P&G entitled to vote thereon, considered for these purposes as one class.

Rights Plans

Smucker. Smucker shareholders are subject to Smucker’s existing shareholders’ rights plan pursuant to an amended and restated rights agreement between Smucker and Computershare Investor Services, LLC, as rights agent, dated as of August 28, 2000 and amended as of October 9, 2001 and June 4, 2008. A summary of the material provisions of the rights plan is set forth below and is qualified by reference to the complete text of the rights plan, which has been filed with the SEC. The summary does not describe all of the terms of the rights plan. For more information on how to obtain a copy of the rights plan, see “Where You Can Find More Information; Incorporation by Reference.”

In connection with the shareholders’ rights plan, Smucker issued, as a dividend, one right for each outstanding Smucker common share. Under the shareholders’ rights plan, the rights generally will not become exercisable until the earlier of:

•

the close of business on the tenth calendar day following the first date of public announcement that a person or group (other than Smucker’s subsidiaries, employee benefit or stock ownership plans or specified Smucker family members and various trusts, foundations, partnerships or other entities), has acquired beneficial ownership of 10% or more of Smucker’s outstanding common shares; or

•

the close of business on the tenth business day (or a later date specified by Smucker’s directors) after a person or group (other than Smucker’s subsidiaries, employee benefit or stock ownership plans) begins a tender offer or exchange offer which, if completed, would result in that person or group having beneficial ownership of 10% or more of Smucker’s outstanding common shares.

After the rights become exercisable, all holders of rights, except the acquiring person, may exercise the rights upon payment of the purchase price, which is currently $90 per right, to purchase Smucker common shares (or other securities or assets of Smucker) with a market value of two times the purchase price. Thereafter, if Smucker is acquired in a merger or similar transaction, all holders of rights, except the acquiring person, may exercise the rights upon payment of the purchase price, to purchase shares of the acquiring corporation with a market value of two times the purchase price.

At any time before the later of the time that a person or group becomes an acquiring person and the time that the rights become exercisable, the Smucker directors may redeem the rights in whole, but not in part, at a price of $.01 per right. At any time after a person or group becomes an acquiring person, but before the person or group acquires 50% or more of the outstanding Smucker common shares, the Smucker directors may exchange each right (except for the rights held by the acquiring person) for one Smucker common share or an equivalent security. The rights will expire on May 14, 2009 if they have not been previously exercised, exchanged or redeemed.

Smucker’s rights plan is designed to protect the interests of the company and its shareholders against coercive takeover tactics. The plan may have the effect of deterring unsolicited takeover proposals.

P&G. P&G shareholders are not subject to a share rights agreement.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

Smucker. The Ohio Revised Code requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation’s assets and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called “parent-subsidiary” mergers), by two-thirds of the voting power of a corporation, unless the articles of incorporation specify a different proportion (but not less than a majority). Smucker’s articles of incorporation do not specify a voting power proportion different than that specified by Ohio law in connection with the approval of these transactions.

P&G. P&G’s articles of incorporation require the approval of a majority of the voting power before P&G may enter into certain transactions with “related persons,” which is defined to include any person, entity or group that directly or indirectly beneficially owns 5% or more of the outstanding shares entitled to vote, and any affiliates or associates of such person, entities or groups. P&G’s articles of incorporation further provide that a majority of the outstanding voting power is required to approve mergers, acquisitions, share purchases and certain other transactions.

Amendments to Constituent Documents

Smucker. Ohio law permits the adoption of amendments to articles of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or a lesser, but not less than a majority, or greater vote as specified in the articles of incorporation. Smucker’s articles of incorporation specify that amendments relating to transactions with interested persons require the affirmative vote of the holders of 85% of the Smucker common shares entitled to vote in the election of directors, except that the 85% vote will not be required for any amendment to that provision recommended to Smucker’s shareholders if the recommendation was approved by at least a majority of Smucker’s directors and at least two-thirds of Smucker’s continuing directors.

Ohio law permits adoption of amendments to regulations by an affirmative vote of the majority of shares entitled to vote or by written consent from holders of two-thirds of the shares entitled to vote or by written consent or vote of a greater or lesser proportion as provided in the articles of incorporation or regulations but not less than the majority of voting power. Smucker’s regulations may be amended by (1) its board of directors or (2) its shareholders by the affirmative vote of a majority of the voting power of Smucker at a meeting held for that purpose, or without a meeting by the affirmative written consent of two-thirds of the voting power of Smucker.

P&G. Amendments to provisions of P&G’s articles of incorporation generally require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of P&G entitled to vote thereon, considered for these purposes as one class. Amendments to P&G’s regulations are governed in accordance with Ohio law. In contrast to Smucker, P&G’s board of directors does not have the power to amend P&G’s regulations.

Limitation of Liability of Directors and Officers

Smucker. Ohio law provides that, with limited exceptions, a director may be held liable in damages for acts or omissions as a director only if it is proven by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

Smucker’s regulations provide that Smucker must indemnify any director, officer or employee to the full extent then permitted by law. Smucker’s regulations further provide that Smucker may enter into indemnification agreements with each of its directors to the extent permitted by law.

Ohio law provides that a corporation must indemnify a person for expenses reasonably incurred successfully defending (on the merits or otherwise) an action, suit or proceeding (including certain derivative suits) brought against the person as a director, officer, employee or agent of the corporation. Further, a corporation may indemnify such persons for liability in such actions, suits or proceedings if the person acted in good faith in a matter believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification may be made only if ordered by a court or authorized in a specific case upon the determination that the appropriate standard has been met by the majority of disinterested directors, an independent legal advisor or shareholders.

P&G. The liability of P&G directors is governed in accordance with Ohio law. P&G’s regulations provide for indemnification of P&G directors and officers in a manner consistent with Ohio law. P&G’s regulations provide indemnification for each director and officer against all costs, expenses (including attorneys’ fees), judgments and liabilities reasonably incurred in connection with any action in which such director or officer is involved by reason of being a director or officer of P&G. P&G will not provide indemnification if the director or officer is finally adjudged to have been derelict in the performance of his or her duties.

P&G will provide indemnification when the adjudication in such action is other than on the merits and also when a settlement or compromise is effected if a majority of disinterested directors determines that such director or officer has not been derelict in the performance of his or her duties and adopts a resolution to that effect and, in cases of settlement or compromise, approves the same. In cases of settlement or compromise, P&G will not reimburse any amounts which by the terms of the settlement or compromise are paid to P&G itself by the director or officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

P&G, Folgers and Smucker or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between P&G, Folgers and Smucker. See “Additional Agreements.”

LEGAL MATTERS

The validity of the shares of Folgers common stock offered hereby and certain legal matters with respect to the transaction are being passed upon for Folgers by Jones Day, legal counsel for P&G. The validity of the Smucker common shares with respect to the Transactions is being passed upon for Smucker by Calfee, Halter & Griswold LLP. Certain tax matters are being passed upon for P&G by Cadwalader, Wickersham & Taft LLP. Certain tax matters are being passed upon for Smucker by Weil, Gotshal & Manges LLP. Certain legal matters are being passed upon with respect to the exchange offer for the dealer manager by Davis Polk & Wardwell.

EXPERTS

The combined financial statements of The Folgers Coffee Company as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007, appearing in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which report expresses an unqualified audit opinion on the combined financial statements and includes an explanatory paragraph relating to the allocation of Parent Company costs), and are included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of June 30, 2007 and 2006 and for each of the three years in the periods ended June 30, 2007 and management’s report on the effectiveness of internal control over financial reporting as of June 30, 2007 incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and P&G’s Current Report on Form 8-K dated October 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express (1) an unqualified opinion on the consolidated financial statements and include an explanatory paragraph related to the adoption of SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans,” an amendment of FASB Statements No. 87, 88, 106 and 132(R)); (2) an unqualified opinion on management’s assessment regarding the effectiveness of internal controls over financial reporting; and (3) an unqualified opinion on the effectiveness of internal control over financial reporting), which reports are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The J. M. Smucker Company in The J. M. Smucker Company’s 2008 Annual Report to Shareholders and incorporated by reference in The J. M. Smucker Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 (including schedules appearing therein) and the effectiveness of The J. M. Smucker Company’s internal control over financial reporting as of April 30, 2008 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included and incorporated by reference therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Folgers has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act to register with the SEC the issuance of the shares of Folgers common stock to be delivered in this exchange offer to shareholders whose shares of P&G common stock are accepted for exchange. P&G will also file a Tender Offer Statement on Schedule TO with the SEC with respect to this exchange offer.

On August 7, 2008, Smucker filed an amended preliminary proxy statement that relates to the special meeting of Smucker shareholders to approve the issuance of Smucker common shares in connection with the Merger. In addition, Smucker has filed a registration statement on Form S-4 (Reg. No. 333-152451) to register the issuance of its common shares that will be issued in connection with the Merger. This prospectus constitutes P&G’s offer to exchange, in addition to being a prospectus of Folgers and Smucker.

This prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to P&G, Folgers and Smucker reference is made to the registration statements and exhibits.

Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other prospectus referred to within this prospectus or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this prospectus regarding an agreement or other document is qualified in all respects by such agreement or other document.

The SEC allows certain information to be “incorporated by reference” into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded or modified by information contained directly in this prospectus or in any document subsequently filed by P&G or Smucker that is also incorporated or deemed to be incorporated by reference. This prospectus incorporates by reference the documents set forth below that P&G or Smucker has filed with the SEC and any future filings by P&G or Smucker under section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted pursuant to this exchange offer (or the date that this exchange offer is terminated), except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this prospectus. These documents contain important information about P&G, Smucker and their respective business and financial condition:

P&G:

•

P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and P&G’s Current Report on Form 8-K filed on October 31, 2007 which retrospectively adjusts the consolidated financial statements for the year ended June 30, 2007 for changes to P&G’s segment reporting structure that were effective July 1, 2007;

•	P&G’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2007, December 31, 2007 and March 31, 2008;

•	P&G’s Definitive Proxy Statement filed on August 28, 2007; and

•

P&G’s Current Reports on Form 8-K filed on August 15, 2007, August 23, 2007, September 25, 2007, October 10, 2007, October 12, 2007, October 31, 2007, January 8, 2008, February 14, 2008, April 21, 2008 and June 13, 2008.

Smucker:

•	Smucker’s Annual Report on Form 10-K, for the fiscal year ended April 30, 2008; and

•	Smucker’s Current Reports on Form 8-K, filed June 5, 2008 and June 23, 2008.

You may read and copy all or any portion of this registration statement at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as P&G and Smucker, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about P&G at www.pg.com and about Smucker at www.smucker.com.

Documents incorporated by reference are available without charge, upon written or oral request to the information agent, [•], located at [•], at [•] (toll-free in the United States) or at [•] (elsewhere). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

If you request any incorporated documents, the information agent will mail them to you within one business day after receiving your request.

P&G, Smucker and Folgers have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that P&G and Smucker have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Procter & Gamble Company

and the Board of Directors of The Folgers Coffee Company:

We have audited the combined balance sheets of The Folgers Coffee Company (the “Company”) as of June 30, 2007 and 2006, and the related combined statements of income, equity and cash flow for each of the three years in the period ended June 30, 2007. As discussed in Note 2, the combined financial statements have been carved-out from The Procter & Gamble Company’s consolidated financial statements to present the historical financial position, results of operations, and cash flows of The Procter & Gamble Company’s coffee business. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the combined financial statements of the Company include allocations of certain general corporate overhead costs from The Procter & Gamble Company. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from The Procter & Gamble Company.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 20, 2008 (July 2, 2008 as to Note 14 and Note 18)

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF INCOME

Years ended June 30, 2007, 2006 and 2005

(Dollars in millions)

	Year Ended June 30, 2007	Year Ended June 30, 2006	Year Ended June 30, 2005
NET SALES	$1,643.8	$1,497.3	$1,446.6
Cost of products sold	1,025.5	951.4	813.8

GROSS MARGIN	618.3	545.9	632.8

Selling, general and administrative expense	241.7	288.4	270.2
Goodwill impairment	57.9	—	—

OPERATING INCOME	318.7	257.5	362.6

Interest expense	1.7	1.8	2.0

Non-operating expenses	—	—	—

EARNINGS BEFORE INCOME TAXES	317.0	255.7	360.6

Income taxes	134.3	94.9	134.1

NET INCOME	$182.7	$160.8	$226.5

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED BALANCE SHEETS

June 30, 2007 and 2006

(Dollars in millions)

	June 30, 2007	June 30, 2006
ASSETS
CURRENT ASSETS:
Restricted cash	$17.2	$10.9
Accounts receivable, net	95.4	88.1
Inventories
Material and supplies	50.3	49.2
Work in progress	14.2	13.8
Finished goods	59.3	55.6

Total inventories	123.8	118.6
Deferred income taxes	8.3	12.0
Prepaid and other current assets	11.0	11.7

Total current assets	255.7	241.3

PROPERTY, PLANT AND EQUIPMENT:
Buildings	93.1	85.9
Machinery and equipment	583.2	565.1
Land	4.3	4.3

	680.6	655.3
Accumulated depreciation	(347.8)	(327.2)

NET PROPERTY, PLANT AND EQUIPMENT	332.8	328.1
GOODWILL	4.2	62.1
OTHER NONCURRENT ASSETS	25.4	24.4

Total assets	$618.1	$655.9

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$39.0	$41.6
Accrued expenses and other liabilities	69.9	86.7
Debt due within one year	8.1	9.5

Total current liabilities	117.0	137.8
LONG-TERM DEBT	6.7	7.7
DEFERRED INCOME TAXES	40.6	38.8

Total liabilities	164.3	184.3

EQUITY:
Divisional equity	454.0	475.1
Accumulated other comprehensive income	(0.2)	(3.5)

Total equity	453.8	471.6

Total liabilities and equity	$618.1	$655.9

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF EQUITY

Years ended June 30, 2007, 2006 and 2005

(Dollars in millions)

	Divisional Equity Excluding Accumulated Other Comprehensive Income	Accumulated Other Comprehensive Income	Total Equity
BALANCE AT JUNE 30, 2004	$437.4	$1.6	$439.0
Cash distribution to P&G, net	(206.2)	—	(206.2)
Net income	226.5	—	226.5
Hedging activity	—	14.6	14.6

BALANCE AT JUNE 30, 2005	457.7	16.2	473.9
Cash distribution to P&G, net	(143.4)	—	(143.4)
Net income	160.8	—	160.8
Hedging activity	—	(19.7)	(19.7)

BALANCE AT JUNE 30, 2006	475.1	(3.5)	471.6
Cash distribution to P&G, net	(203.8)	—	(203.8)
Net income	182.7	—	182.7
Hedging activity	—	3.3	3.3

BALANCE AT JUNE 30, 2007	$454.0	$(0.2)	$453.8

Note:	Accumulated other comprehensive income is recorded net of tax of $0.1, $2.1 and $9.7 for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF CASH FLOW

Years ended June 30, 2007, 2006 and 2005

(Dollars in millions)

	Year Ended June 30, 2007	Year Ended June 30, 2006	Year Ended June 30, 2005
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$—	$—	$—

OPERATING ACTIVITIES:
Net income	182.7	160.8	226.5
Depreciation and amortization	31.5	42.0	30.7
Change in deferred income taxes	3.6	(5.9)	(3.2)
Change in accounts receivable	(7.3)	(7.9)	(23.9)
Change in inventories	(5.2)	11.9	(21.8)
Change in other assets	4.7	(17.8)	10.5
Changes in accounts payable	(2.6)	8.8	0.6
Changes in accrued liabilities	(16.8)	(9.2)	13.4
Goodwill impairment	57.9	—	—

TOTAL OPERATING ACTIVITIES	248.5	182.7	232.8

INVESTING ACTIVITIES:
Capital expenditures	(42.4)	(42.7)	(36.0)
Capital retirements	4.0	2.5	13.3
Change in restricted cash	(6.3)	0.9	(3.9)

TOTAL INVESTING ACTIVITIES	(44.7)	(39.3)	(26.6)

FINANCING ACTIVITIES:
Distributions to P&G, net	(203.8)	(143.4)	(206.2)

TOTAL FINANCING ACTIVITIES	(203.8)	(143.4)	(206.2)

CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$—	$—

SUPPLEMENTAL DISCLOSURE:
Assets acquired through non-cash capital leases	$7.8	$7.0	$24.3
Interest paid associated with capital leases	1.7	1.8	2.0
Taxes paid (considered remitted to P&G in the period recorded)	134.3	94.9	134.1

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Note 1. Nature of Operations

The Folgers Coffee Company (“Folgers”) is a wholly owned subsidiary of The Procter and Gamble Company (“P&G”). Folgers does not currently have any assets or liabilities and does not have any operations.

P&G intends to exit its coffee business by separating Folgers. At that time the coffee business will be transferred from P&G to Folgers. The structure P&G selects to effect the separation has not been determined. These financial statements were prepared in contemplation of the separation and transfer of the coffee business from P&G to Folgers.

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products, including roast and ground and single serve coffee products.

Note 2. Basis of Presentation

The Folgers combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G as if the transfer had occurred prior to the periods presented. Prior to the separation, P&G has not accounted for Folgers as, and Folgers was not operated as, a stand-alone public company for the periods presented. Folgers’ historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position, results of operations and cash flow would have been had Folgers been a stand-alone public company during the periods presented. As a result, historical financial information is not necessarily indicative of what Folgers’ results of operations, financial position and cash flow will be in the future.

Folgers’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Folgers business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Folgers business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable (see further discussion in Note 4). All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, by or to P&G in the period the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

The combined financial statements include Folgers and its subsidiaries. Intercompany transactions are eliminated.

Note 3. Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that Folgers may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, useful lives for property, plant and equipment and in-store equipment, future cash flow associated with goodwill and long-lived asset impairment testing, allocated pension/other post employment benefit costs, stock

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

compensation, deferred tax assets and liabilities, potential income tax assessments and contingencies. Actual results may differ from these estimates and assumptions.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded includes shipping and handling costs, which generally are included in the invoice price to the customer. Folgers’ policy is to recognize revenue when title to the product, ownership and risk of loss are transferred to the customer, which can either be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payments under these programs are included as accrued marketing and promotion expense in the accrued expenses and other liabilities line item in the combined balance sheets.

Costs of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the production of product, as well as production labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Selling, General and Administrative

Selling, general and administrative (SG&A) expense is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation expense on non-production assets and other miscellaneous operating items.

Research and development costs are expensed as incurred and were $13.7 in fiscal 2007, $16.6 in fiscal 2006 and $15.6 in fiscal 2005. Advertising costs, expensed as incurred, include television, print, radio, interactive, print media, Internet and in-store advertising expenses and were $87.5 in fiscal 2007, $77.0 in fiscal 2006 and $78.2 in fiscal 2005. Non-advertising related components of Folgers’ total marketing spending include (a) costs associated with consumer promotions, product sampling and sales aids, all of which are included in SG&A expense, and (b) coupons and customer trade funds, which are recorded as reductions to net sales.

Currency Translation

Financial positions and operating results of Canadian activities are measured using the local currency as the functional currency. The impact of foreign currency translation is not considered material.

Cash Flow Presentation

The statement of cash flow is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net income. The adjustments also remove cash flow

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

from investing and financing activities, which are presented separately from operating activities. Cash flow from hedging activities is included in the same category as the items being hedged.

Cash and Restricted Cash

As described in Note 4, Folgers has historically participated in P&G’s cash management system; accordingly all cash derived from or required for Folgers’ operations is applied to or against divisional equity. Amounts reflected in restricted cash in the balance sheet represent funds held on deposit at financial institutions within margin accounts held as collateral related to futures contracts for the purchase of green coffee beans.

Accounts Receivable

Receivables are recognized net of payment discounts, product return allowances and uncollectable allowances. The allowance for doubtful accounts was $0.5 and $0.5 as of June 30, 2007 and 2006, respectively.

Inventory

Inventory is stated at lower of cost or market. The carrying value of certain coffee bean inventory is determined based on the last in, first out (LIFO) method while all other inventory is valued using the first in, first out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15 year life), computer equipment and capitalized software (3 to 5 year lives) and manufacturing equipment (3 to 20 year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

In-Store Equipment

In-store equipment is primarily comprised of grinders, coffee brewers, racks and bins installed at retail customers as well as coffee brewers installed at locations maintained by commercial customers. Balances are recorded at historical cost and classified within other noncurrent assets net of accumulated amortization. Amortization expense is generally recognized over an estimated useful life of 3 years using the straight-line method. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill

Goodwill balances, resulting from business combinations accounted for under the purchase method, are allocated to reporting units expected to derive the benefits of the acquisition. Goodwill is not amortized, but is evaluated annually for impairment or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate internal projections of expected future cash flow and operating plans.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Stock Based Compensation

Prior to separation, certain employees of Folgers participate in P&G’s various share based incentive plans under which stock options awards may be granted to certain executives and management. See Note 10.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (derivatives) have been determined using market information. Changes in assumptions or estimation methods could affect the fair value estimates. However, Folgers does not believe any such changes would have a material impact on its financial condition, results of operations or cash flow. The fair values of derivative instruments are disclosed in Note 9.

Hedging Activity

Hedging activities consist primarily of financial instruments utilized for hedging the price volatility of certain unpriced raw material contracts including green coffee beans. See Note 9 for further information.

New Accounting Pronouncements and Policies

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the combined financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Folgers adopted FIN 48 as of July 1, 2007, and the impact of adoption was not material to the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measures,” which establishes a framework for measuring fair value and expands disclosures about fair value measurements. Pursuant to FASB Financial Staff Position 157-2, the FASB issued a partial deferral of the implementation of SFAS 157 as it relates to all non-financial assets and liabilities where fair value is not already the required measurement attribute by other accounting standards. The remainder of SFAS 157 will be effective for Folgers on July 1, 2008. Folgers does not expect SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS 115). SFAS 159 gives the option to carry most financial assets and liabilities at fair value, with changes recognized in earnings. SFAS 159 will be effective for Folgers in the fiscal year beginning July 1, 2008, although early adoption is permitted. Folgers is currently assessing the potential effect of SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS 141 (Revised), “Business Combinations” (SFAS 141R) and SFAS 160, “Noncontrolling Interests in Combined Financial Statements” (SFAS 160). SFAS 141R and SFAS 160 revise the method of accounting for a number of aspects of business combinations, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post acquisition exit activities of acquired businesses. SFAS 141R and SFAS 160 will be effective for Folgers on July 1, 2009.

Note 4. Related Party Transactions

These statements reflect allocated expenses associated with centralized P&G support functions including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. P&G also allocated costs to Folgers associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs attributed to Folgers employees participating in P&G sponsored plans. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria such as net sales that are believed to be reasonable estimates of costs attributable to Folgers. All such amounts have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. All P&G funding to Folgers since inception has been accounted for as capital contributions from P&G and all cash remittances from Folgers to P&G have been accounted for as distributions to P&G. Accordingly, no debt or related interest charges from P&G are reflected in these combined financial statements. For all periods presented, Folgers had significant net positive cash flow, which has been accounted for as distributions to P&G.

Note 5. Inventory

Inventories determined by the LIFO inventory method totaled $41.1 and $38.3 at June 30, 2007 and June 30, 2006, respectively. If the FIFO inventory method, which approximates replacement cost, had been used for these inventories, they would have been $52.0 and $49.8 higher at June 30, 2007 and June 30, 2006, respectively. LIFO liquidations did not have a material impact on cost of products sold in the fiscal years ended June 30, 2007, 2006 and 2005.

Note 6. Goodwill

	Fiscal 2007	Fiscal 2006
Retail, beginning of year	$4.2	$4.2
Impairment charges	—	—

End of year	4.2	4.2

Millstone, beginning of year	57.9	57.9
Impairment charges	(57.9)	—

End of year	—	57.9

Combined Folgers goodwill net, beginning of year	62.1	62.1
Impairment charges	(57.9)	—

End of year	$4.2	$62.1

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Folgers recognized a goodwill impairment charge of $57.9 during fiscal 2007 in its Millstone segment. In December 2006, Millstone’s contract with Safeway for Safeway Select private label packaged coffee was not renewed. Coffee shipments under this contract ended in July 2007. The loss of these sales combined with continued competitive pressures in the gourmet coffee market and on-going increased operating costs resulting from Hurricane Katrina resulted in expected negative cash flow for the Millstone segment for the foreseeable future. Therefore, Millstone’s goodwill was determined to be fully impaired.

In conjunction with the Millstone goodwill impairment, Folgers reviewed its remaining related assets. As a result, Folgers adjusted the remaining useful life of its store-set equipment installed at Safeway locations that it expected would not be recovered, resulting in $1.5 of accelerated amortization expense in fiscal 2007. Folgers also assessed the realizability of all other long-term Millstone dedicated assets (primarily store-set equipment and direct-store delivery trucks) and concluded that no other impairments existed as the estimated fair value of such items approximated carrying value.

There is no goodwill associated with the Commercial segment.

Note 7. Supplemental Financial Information

Selected components of accrued expenses and other liabilities are set forth below:

	Fiscal 2007	Fiscal 2006
Marketing and promotion	$25.0	$46.3
Tax contingencies	22.7	17.0
Compensation expenses	10.1	9.4
Other	12.1	14.0

	$69.9	$86.7

Note 8. Short-term and Long-term Debt

From time to time, Folgers enters into service and supply arrangements with certain vendors, pursuant to which vendors procure specialized machinery and equipment dedicated to satisfying minimum production levels which Folgers is obligated to purchase. Folgers accounts for such arrangements as capital leases in accordance with SFAS 13, “Accounting for Leases,” which requires the capitalization of related amounts in property, plant and equipment with an offsetting amount recorded as a liability. Folgers had total obligations of $14.8 ($8.1 due within one year; $6.7 long-term debt) and $17.2 ($9.5 due within one year; $7.7 long-term debt) as of June 30, 2007 and June 30, 2006, respectively.

Note 9. Risk Management Activities

Folgers is exposed to market risks, primarily related to commodity prices. To manage the volatility related to these exposures, Folgers enters into various financial transactions, some of which qualify for hedge accounting under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by Folgers’ policies covering acceptable counterparty exposure, instrument types and other hedging practices. Folgers does not hold or issue derivative financial instruments for speculative trading purposes.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

At inception, Folgers formally designates and documents qualifying instruments as hedges of underlying exposures. Folgers formally assesses, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in the purchase price of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the purchase price of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings.

Commodity Price Management

Certain raw materials utilized in Folgers’ products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. The primary hedging programs are for hedging the variability of coffee prices in purchase contracts. In addition, Folgers hedges the purchase of packaging materials and other commodities. To manage the volatility related to anticipated purchases of certain of these materials, Folgers uses futures and options with maturities generally less than one year and swap contracts with maturities up to two years. Some of these market instruments are designated as cash flow hedges of the variability of commodity prices in purchase contracts under SFAS 133. The effective portion of the changes in fair values for these instruments is reported in accumulated other comprehensive income and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. Any ineffective portion is charged immediately to earnings.

The accumulated hedging gains/losses held in accumulated other comprehensive income were losses of $0.2 and $3.5 as of June 30, 2007 and 2006, respectively. All of the June 30, 2007 balances will be charged to earnings as inventory is sold over the next 12 months.

The effective portion of Folgers’ commodity hedging activity which qualified for hedge accounting treatment reflected in cost of products sold was a net loss of $6.2 for fiscal 2007 and a gain of $8.1 for fiscal 2006 and $17.7 for fiscal 2005. The ineffective portions of all qualifying hedges were immaterial for all years.

Additionally, certain hedges of coffee prices do not meet the requirements of SFAS 133, as a result the change in values for these hedges is immediately charged to net income. The amounts charged to net income as a component of cost of goods sold for these non-qualifying hedges were $1.0 gain, $10.1 loss and $0.2 gain for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

Credit Risk

Credit risk arising from the inability of a counterparty to meet the terms of Folgers’ financial instrument contracts, generally is limited to the amounts, if any, by which the counterparty’s obligations exceed its obligations to the counterparty. Folgers has not incurred and does not expect to incur material credit losses on its risk management or other financial instruments.

Foreign Currency Management

Folgers’ operations and sales activities are primarily located in the United States, with some operations in Canada. Transactions are primarily denominated in U.S. dollars. All green coffee bean contracts are denominated in U.S. dollars.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Note 10. Stock-Based Compensation

Certain of Folgers’ employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vest after three years and have a 15-year life, while grants issued prior to July 1998 vest after one year and have a 10-year life. In addition to the grants made to key managers, a certain number of Folgers’ employees have been granted a small number of P&G stock options for which vesting terms and option periods are not substantially different. There are additionally other grants of small amounts of restricted stock and restricted stock units which are generally expensed at grant date.

Total stock-based compensation expense for stock option grants, restricted stock and restricted stock units was $3.6, $3.6 and $3.6 for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

In calculating the compensation expense for options granted, a Black-Scholes option-pricing model was utilized to estimate the fair value of each grant issued through December 31, 2004. Effective January 1, 2005, a binomial lattice-based model was utilized for the valuation of stock option grants. The utilization of the binomial lattice-based model did not have a significant impact on the valuation of stock options as compared to the Black-Scholes model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	Fiscal 2007	Fiscal 2006	Fiscal 2005
Interest rate	4.3%–4.8%	4.5%-4.7%	3.2%-4.5%
Weighted average interest rate	4.5%	4.6%	4.4%
Dividend yield	1.9%	1.9%	1.9%
Expected volatility	16%-20%	15%-20%	15%-20%
Weighted average volatility	19%	19%	20%
Expected life in years	9	9	9

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G common stock and implied volatilities of call options on P&G common stock. Folgers uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

The following table summarizes stock option activity under the P&G plans as it relates to employees of Folgers:

	Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value
	Options and intrinsic value in thousands
Balance, June 30, 2004	1,827	$40.33
Granted	225	53.77
Exercised	(89)	29.84
Transfers In/(Out)	5	40.26

Balance, June 30, 2005	1,968	42.53	8.3	$20,340

Granted	222	59.75
Exercised	(104)	32.90
Transfers In/(Out)	(300)	42.43

Balance, June 30, 2006	1,786	45.30	7.6	$19,342

Granted	208	63.07
Exercised	(116)	37.45
Transfers In/(Out)	(390)	46.46

Balance, June 30, 2007	1,488	48.35	7.1	$19,470

Exercisable, June 30, 2005	1,107	37.04	8.2	$17,400
Exercisable, June 30, 2006	1,070	39.44	7.1	$17,301
Exercisable, June 30, 2007	934	42.12	6.2	$17,819

The weighted average grant-date fair value of options granted was $17.34, $16.32 and $14.46 per share in fiscal 2007, fiscal 2006 and fiscal 2005, respectively. The total intrinsic value of options exercised was $2.9, $2.6 and $2.2 in fiscal 2007, fiscal 2006 and fiscal 2005, respectively. The total grant-date fair value of options that vested during fiscal 2007, fiscal 2006 and fiscal 2005 was $4.3, $4.6 and $4.6, respectively.

At June 30, 2007, there was $3.7 of compensation cost that has not yet been recognized related to non-vested stock options. That cost is expected to be recognized over a remaining weighted average period of 1.9 years under the ongoing P&G plan. However, at the time of Folgers’ separation from P&G, these costs will be accelerated and recognized by P&G.

Note 11. Post-retirement Benefits

Certain employees of Folgers participate in P&G’s defined contribution and post-retirement medical plans. These plans are accounted for by Folgers as multi-employer plans which require Folgers to expense its annual contributions.

P&G has defined contribution plans which cover the majority of its U.S. employees, including the employees of Folgers. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in fiscal 2007, 2006 and 2005. Pension expenses allocated to Folgers were $11.0 in fiscal 2007, $11.0 in fiscal 2006 and $11.4 in fiscal 2005.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

P&G also provides certain other retiree benefits, primarily health care and life insurance, for the majority of the U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. Retiree benefits expenses allocated to Folgers were $2.3 in fiscal 2007, $3.1 in fiscal 2006 and $2.3 in fiscal 2005.

Note 12. Income Taxes

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The income tax provision consisted of the following:

Years ended June 30	Fiscal 2007	Fiscal 2006	Fiscal 2005
CURRENT TAX EXPENSE
U.S. federal	$123.3	$92.1	$127.2
U.S. state and local	10.1	9.6	12.0

	133.4	101.7	139.2
DEFERRED TAX EXPENSE
U.S. federal	0.8	(6.7)	(5.0)
U.S. state and local	0.1	(0.1)	(0.1)

	0.9	(6.8)	(5.1)

TOTAL TAX EXPENSE	$134.3	$94.9	$134.1

Current tax expense is considered paid as incurred.

A reconciliation of the U.S. federal statutory income tax rate to Folgers’ actual income tax rate is provided below:

Years ended June 30	Fiscal 2007	Fiscal 2006	Fiscal 2005
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	2.1%	2.4%	2.1%
Tax impact of book goodwill write-off	5.7%	—	—
Other	(0.4)%	(0.3)%	0.1%

EFFECTIVE INCOME TAX RATE	42.4%	37.1%	37.2%

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Deferred income tax assets and liabilities were comprised of the following:

As of June 30	2007	2006
DEFERRED TAX ASSETS
Federal benefit of state taxes	$7.9	$5.9
Inventory	4.4	4.3
Accrued compensation and benefits	2.5	2.4
Accrued marketing and promotion expense	2.3	3.2
Goodwill and other intangible assets	1.2	—
Loss on financial transactions	—	2.7
Other	0.3	0.3

	18.6	18.8

DEFERRED TAX LIABILITIES
Fixed assets	$49.8	$44.0
Goodwill and other intangible assets	—	0.7
Gain on financial transactions	0.6	—
Other	0.5	0.9

	50.9	45.6

NET DEFERRED TAX LIABILITIES	$32.3	$26.8

Note 13. Commitments and Contingencies

Purchase Commitments

Folgers has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are $1.3 for fiscal 2008. There are no commitments under take-or-pay obligations after fiscal 2008. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Due to the proprietary nature of many of Folgers’ materials and processes, certain supply contracts contain penalty provisions for early termination. Folgers does not expect to incur penalty provisions for early termination that would materially affect its financial condition, cash flow or results of operations.

Operating Leases

Folgers leases certain property and equipment for varying periods. Operating lease expense was $1.4, $1.3 and $1.2 in fiscal 2007, 2006 and 2005, respectively. Future minimum rental commitments under non-cancelable operating leases are as follows: fiscal 2008-$1.1, fiscal 2009-$0.4, fiscal 2010-$0.1, and $0.2 thereafter.

Guarantees

Folgers has not issued any financial guarantees on behalf of suppliers or customers.

Unionized Employees

Folgers has two unionized groups within its workforce, the UAW Local 1805 in New Orleans and the Local Lodge No. 778 of the International Association of Machinists & Aerospace Workers in Kansas City. These unions represent approximately 45% of the Folgers workforce.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Litigation

Folgers is subject to various lawsuits and claims with respect to matters such as governmental regulations, income taxes and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect Folgers’ financial position, cash flow or results of operations.

Folgers is also subject to contingencies pursuant to environmental laws and regulations that in the future may require Folgers to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, Folgers does not believe the ultimate resolution of environmental remediation will have a material adverse effect on its financial position, cash flow or results of operations.

Note 14. Separation of the Coffee Business

P&G and Folgers intend to enter into several agreements to effect the separation and transfer of the coffee business from P&G and to govern their relationship following the planned separation. Among these agreements will be a transition services agreement under which P&G will provide certain services to Folgers for a limited period of time after the separation, and a tax matters agreement that will govern P&G’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-separation periods. Under the tax matters agreement, unless Folgers receives the unqualified tax opinion described in the tax matters agreement, Folgers generally will be prohibited for a period of two years following the separation from taking certain strategic or capital raising actions, including, issuing, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock; amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock; merging or consolidating with another entity, or liquidating or partially liquidating; discontinuing, selling, transferring or ceasing to maintain its active business; pre-paying, paying down, redeeming, retiring, repurchasing or otherwise acquiring any of its debt securities; or engaging in other actions or transactions that could jeopardize the reorganization status of the separation and certain related transactions. Under the tax matters agreement, Folgers generally will be liable for, and will be required to indemnify P&G and its affiliates against, any tax liabilities resulting from or related to the failure of the separation, together with certain related transactions, to qualify for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code, to the extent attributable to certain actions taken by or in respect of Folgers or any of its affiliates. Folgers intends to comply with the tax matters agreement. Folgers estimates that it is unlikely to have sufficient funds to satisfy its indemnification obligation to P&G under the tax matters agreement in the event of a taxable separation that is attributable to actions taken by Folgers or its affiliates.

See Note 18 regarding events that materially affect these intended agreements between P&G and Folgers.

Note 15. Hurricane Katrina

Folgers produces most of its Retail and Millstone products at its facilities in New Orleans, Louisiana, which was adversely affected for about two months in fiscal 2006 by the impact of Hurricane Katrina in August 2005, resulting in a substantial decline in Folgers’ net sales for the first half of fiscal 2006 compared to the first half of fiscal 2005. Folgers’ production capacity was restored at the New Orleans facilities in November 2005 and full shipments to customers resumed in December 2005. In addition, Folgers incurred certain one-time expenses in fiscal 2006, which were proportionally allocated between the Retail and Millstone segments, to make repairs to and restart its New Orleans production facilities.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) and recorded insurance receipts aggregating $32.8 in fiscal 2007 and $33.2 in fiscal 2006. The insurance receipts were recorded by Folgers within SG&A expense and were proportionally allocated between the Retail and Millstone segments. Although the Commercial segment has minor operations in New Orleans, its primary facilities are located in Kansas City; therefore the Commercial segment was not allocated any of the insurance receipts.

Note 16. Segment Information

Folgers has three reportable segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast and Folgers Coffee House Series, single serve coffee products, such as Folgers Instant and Folgers Singles, and gourmet roast and ground coffee products, such as Folgers Gourmet Selections. The Commercial segment includes packaged, roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. The Millstone segment includes Millstone branded coffee, which is distributed primarily through a direct store delivery system to nearly 8,000 retail outlets.

Folgers’ top ten customers collectively represented 61%, 61% and 57% of total net sales in fiscal 2007, fiscal 2006 and fiscal 2005 respectively. Wal-Mart Stores Inc. and its affiliates, Retail’s largest customer, accounted for 29%, 28%, and 32% of total net sales in fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

Folgers had net sales in the United States of $1,600.7, $1,456.4 and $1,413.5 in fiscal 2007, fiscal 2006 and fiscal 2005, respectively. Total long-lived tangible assets in the United States totaled $358.2 and $352.5 as of June 30, 2007 and 2006, respectively.

			Operating Income	Earnings Before Income Taxes	Net Income	Depreciation & Amortization	Capital Expenditures	Total Assets (as of June 30)
Segment Results		Net Sales
Retail	2007	$1,368.5	$359.4	$357.9	$206.3	$28.2	$37.9	$514.4
	2006	1,203.6	231.5	230.0	144.6	36.9	37.6	486.8
	2005	1,155.2	314.4	312.8	196.5	27.1	31.8	497.7

Commercial	2007	113.7	13.6	13.5	7.8	2.1	2.9	53.3
	2006	115.5	20.9	20.8	13.1	3.2	3.2	52.0
	2005	105.4	17.7	17.5	11.0	2.1	2.5	48.0

Millstone	2007	161.6	(54.3)	(54.4)	(31.4)	1.2	1.6	50.4
	2006	178.2	5.1	4.9	3.1	1.9	1.9	117.1
	2005	186.0	30.5	30.3	19.0	1.5	1.7	121.7

Total	2007	1,643.8	318.7	317.0	182.7	31.5	42.4	618.1
	2006	1,497.3	257.5	255.7	160.8	42.0	42.7	655.9
	2005	1,446.6	362.6	360.6	226.5	30.7	36.0	667.4

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Note 17. Quarterly Financial Data (Unaudited)

		Sept 30	Dec 31	Mar 31	June 30	Total
Net Sales	Fiscal 2007	$360.6	$499.9	$386.2	$397.1	$1,643.8
	Fiscal 2006	253.9	487.6	415.9	339.9	1,497.3

Gross Margin	Fiscal 2007	131.8	188.2	138.8	159.5	618.3
	Fiscal 2006	104.8	155.4	185.9	99.8	545.9

Operating Income	Fiscal 2007	56.3	56.8	109.3	96.3	318.7
	Fiscal 2006	20.4	76.7	132.5	27.9	257.5

Net Income	Fiscal 2007	35.4	29.2	62.6	55.5	182.7
	Fiscal 2006	12.6	48.0	83.0	17.2	160.8

Folgers recognized a goodwill impairment charge of $57.9 during the quarter ended December 31, 2006 related to the Millstone segment. P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) related to Hurricane Katrina. P&G recorded, within SG&A, insurance receipts associated with this claim aggregating $32.8 in the quarter ended March 31, 2007 and $33.2 in the quarter ended March 31, 2006.

Note 18. Subsequent Events

On June 4, 2008, The J.M. Smucker Company (“Smucker”) and P&G announced that they entered into a transaction agreement which provides for a business combination involving Smucker and Folgers. In the transaction, P&G expects to contribute certain of the assets and liabilities of its coffee business to Folgers. On the closing date of the transaction, after the contribution described in the preceding sentence, P&G would distribute all of the outstanding shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G would distribute any remaining shares of Folgers common stock as a pro rata dividend to P&G shareholders.

Immediately after the completion of the exchange offer and delivery by P&G of any remaining shares of Folgers common stock to a distribution agent for distribution to P&G shareholders in a pro rata dividend as described above, a wholly owned subsidiary of Smucker would merge with and into Folgers, with Folgers surviving as a wholly-owned subsidiary of Smucker. In connection with this merger, the shares of Folgers common stock would automatically convert into the right to receive Smucker common shares on a one-for-one basis. The merger is not expected to be a taxable event to Folgers, P&G, or Smucker.

Also on June 4, 2008, Folgers, Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal entered into a commitment letter and fee letter with respect to the provision of $350 of financing as contemplated by the transaction, and subject to execution of loan documentation by March 31, 2009.

As a result of the transaction agreement, the transitional services agreement and tax matters agreement referred to in Note 14 to these financial statements will not now be executed. A new transitional services agreement and tax matters agreement would be entered into between Smucker, Folgers and P&G. These agreements would be effective upon the consummation of the Transactions.

After the merger, Smucker plans to continue to use the name “The J.M. Smucker Company,” and operate the coffee business under the brand names currently utilized in the operation of the coffee business.

THE FOLGERS COFFEE COMPANY

CONDENSED COMBINED STATEMENTS OF INCOME

Nine months ended March 31, 2008 and 2007

(Unaudited)

(Dollars in millions)

	Nine months ended March 31, 2008	Nine months ended March 31, 2007
NET SALES	$1,374.3	$1,246.7
COSTS AND EXPENSES:
Cost of product sold	920.5	787.9

GROSS MARGIN:	453.8	458.8

Selling, general and administrative expense	169.6	178.5
Goodwill impairment	—	57.9

OPERATING INCOME:	284.2	222.4
Interest expense	0.7	1.3
Non-operating expenses	—	—

EARNINGS BEFORE INCOME TAXES	283.5	221.1
Income taxes	103.4	93.9

NET INCOME	$180.1	$127.2

See notes to unaudited condensed combined financial statements.

THE FOLGERS COFFEE COMPANY

CONDENSED COMBINED BALANCE SHEETS

March 31, 2008 and June 30, 2007

(Unaudited)

(Dollars in millions)

	March 31, 2008	June 30, 2007
ASSETS
CURRENT ASSETS:
Restricted cash	$15.8	$17.2
Accounts receivable, net	115.9	95.4
Inventories
Material and supplies	80.3	50.3
Work in progress	22.1	14.2
Finished goods	65.0	59.3

Total inventories	167.4	123.8
Deferred income taxes	6.6	8.3
Prepaid and other current assets	7.0	11.0

Total current assets	312.7	255.7
PROPERTY, PLANT AND EQUIPMENT:
Buildings	93.4	93.1
Machinery and equipment	589.2	583.2
Land	4.3	4.3

	686.9	680.6
Accumulated depreciation	(375.5)	(347.8)

NET PROPERTY, PLANT AND EQUIPMENT	311.4	332.8
GOODWILL	4.2	4.2
OTHER NONCURRENT ASSETS	22.6	25.4

Total assets	$650.9	$618.1

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$44.7	$39.0
Accrued expenses and other liabilities	85.8	69.9
Debt due within one year	0.8	8.1

Total current liabilities	131.3	117.0
LONG-TERM DEBT	6.7	6.7
DEFERRED INCOME TAXES	44.7	40.6
TAX CONTINGENCIES	27.3	—

Total liabilities	210.0	164.3

EQUITY:
Divisional equity	437.0	454.0
Accumulated other comprehensive income	3.9	(0.2)

Total equity	440.9	453.8

Total liabilities and equity	$650.9	$618.1

See notes to unaudited condensed combined financial statements.

THE FOLGERS COFFEE COMPANY

CONDENSED COMBINED STATEMENTS OF CASH FLOW

Nine months ended March 31, 2008 and 2007

(Unaudited)

(Dollars in millions)

	Nine months ended March 31, 2008	Nine months ended March 31, 2007
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$—	$—
OPERATING ACTIVITIES:
Net earnings	180.1	127.2
Depreciation and amortization	23.6	23.3
Change in deferred income taxes	3.4	1.3
Change in accounts receivable	(20.5)	(19.3)
Change in inventories	(43.6)	(20.9)
Change in other assets	13.3	8.4
Change in accounts payable	5.7	(6.3)
Change in accrued liabilities	15.9	25.7
Change in tax contingencies	27.3	—
Goodwill impairment	—	57.9

TOTAL OPERATING ACTIVITIES	205.2	197.3

INVESTING ACTIVITIES:
Capital expenditures	(13.6)	(35.7)
Capital retirements	4.1	1.6
Change in restricted cash	1.4	(4.4)

TOTAL INVESTING ACTIVITIES	(8.1)	(38.5)

FINANCING ACTIVITIES:
Distributions to P&G, net	(197.1)	(158.8)

TOTAL FINANCING ACTIVITIES	(197.1)	(158.8)

CHANGE IN CASH AND CASH EQUIVALENTS	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURE:
Assets acquired through non-cash capital leases	$0.6	$7.8
Interest paid associated with capital leases	0.7	1.3
Taxes paid (considered remitted to P&G in the period recorded)	103.4	93.9

See notes to unaudited condensed combined financial statements.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 1. Basis of Presentation

The Folgers Coffee Company (“Folgers”) is a wholly owned subsidiary of The Procter & Gamble Company (“P&G”).

These unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited condensed combined financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flow for the interim periods reported. However, such financial statements may not be fully representative of annual results.

These unaudited condensed combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G as if the transfer had occurred prior to the periods presented. Prior to this separation, P&G has not accounted for Folgers as, and Folgers was not operated as, a stand-alone company for the periods presented. Folgers’ unaudited historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The unaudited condensed combined financial statements do not fully reflect what Folgers’ financial position, results of operations and cash flow would have been had Folgers been a standalone company during the periods presented. As a result, historical financial information is not necessarily indicative of what Folgers’ results of operations, financial position and cash flow will be in the future.

Folgers’ unaudited historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Folgers business. Folgers’ unaudited historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Folgers business. In addition, certain expenses reflected in the unaudited condensed combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable. All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, by or to P&G in the period the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

On June 4, 2008, The J.M. Smucker Company (“Smucker”) and P&G announced that they entered into a transaction agreement which provides for a business combination involving Smucker and Folgers. In the transaction, P&G plans to contribute certain of the assets and liabilities of its coffee business to Folgers. On the closing date of the transaction, after the contribution described in the preceding sentence, P&G will distribute all of the outstanding shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute any remaining shares of Folgers common stock as a pro rata dividend to P&G shareholders.

Immediately after the completion of the exchange offer and delivery by P&G of any remaining shares of Folgers common stock to a distribution agent for distribution to P&G shareholders in a pro rata dividend as described above, a wholly owned subsidiary of Smucker would merge with and into Folgers, with Folgers surviving as a wholly-owned subsidiary of Smucker. In connection with this merger, the shares of Folgers common stock would automatically convert into the right to receive Smucker common shares on a one-for-one basis. The merger is not expected to be a taxable event to Folgers, P&G, or Smucker.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 2. New Accounting Pronouncements and Policies

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for Folgers beginning July 1, 2009. Folgers is currently evaluating the provisions of SFAS 161 to determine the impact on its combined financial statements.

On July 1, 2007, Folgers adopted Financial Accounting Standards Board (“FASB”) Financial Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes”. FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for a position in accordance with FIN 48 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

Folgers did not have a cumulative effect adjustment to beginning retained earnings as a result of the adoption of FIN 48. Folgers historically classified unrecognized tax benefits in accrued expenses and other liabilities. As a result of the adoption of FIN 48, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to tax contingencies.

The total amount of unrecognized tax benefits at July 1, 2007 is $19.1, excluding any related accruals for interest and penalties. Included in the total unrecognized tax benefits is $12.4 that, if recognized, would impact the effective tax rate in future periods. Folgers recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties as of July 1, 2007 were $3.6 and zero, respectively. The amount of unrecognized tax benefits and related interests and penalties that are expected to be paid in the next 12 months are not material.

Folgers files income tax returns in multiple federal, state and local US jurisdictions. Folgers and all subsidiaries participate in the consolidated filings of P&G for Federal and most state jurisdictions. Folgers is subject to examination by the taxing authorities in these jurisdictions, with open tax years generally ranging from 2001 and forward. It is possible that the amount of unrecognized benefit with respect to certain future uncertain tax positions will significantly increase or decrease within the next 12 months. At this time, Folgers is not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

In connection with the contemplated transaction in which Folgers will be acquired by Smucker, Smucker, Folgers and P&G will enter into a tax matters agreement that will govern P&G’s, Smucker’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-separation periods, including but not limited to, tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. P&G generally will be required under the tax matters agreement to indemnify Smucker and certain of its affiliates for any taxes attributable to periods prior to the distribution of shares of Folgers common stock held by P&G.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Note 3. Stock Based Compensation

Total stock-based compensation expense for stock option grants, restricted stock and restricted stock units was $2.8 in the first nine months of fiscal 2008 and $2.8 in the first nine months of fiscal 2007.

Note 4. Supplemental Financial Information

Selected components of accrued expenses and other liabilities as set forth below:

	March 31, 2008	June 30, 2007
Marketing and promotion	$68.7	$25.0
Tax contingencies	—	22.7
Compensation expenses	11.6	10.1
Other	5.5	12.1

	$85.8	$69.9

Note 5. Income Taxes

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The income tax provision consisted of the following:

Nine Months Ended March 31	2008	2007
CURRENT TAX EXPENSE
U.S. federal	$89.4	$85.4
U.S. state and local	10.0	7.7

	99.4	93.1
DEFERRED TAX EXPENSE
U.S. federal	3.8	.7
U.S. state and local	.2	.1

	4.0	.8

TOTAL TAX EXPENSE	$103.4	$93.9

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

The total company effective tax rate of 36.5% differs from the U.S. statutory rate of 35% primarily due to the impact of state and local taxes and tax reserve adjustments. Current tax expense is considered paid as incurred.

Deferred income tax assets and liabilities were comprised of the following:

	March 31, 2008	June 30, 2007
DEFERRED TAX ASSETS
Federal benefit of state taxes	$9.5	$7.9
Inventory	4.3	4.4
Accrued compensation and benefits	2.5	2.5
Accrued marketing and promotion expense	2.3	3.3
Goodwill and other intangible assets	1.1	1.2
Loss on financial transactions	—	—
Other	0.3	0.3

	20.0	18.6

DEFERRED TAX LIABILITIES
Fixed assets	$55.3	$49.8
Goodwill and other intangible assets	—	—
Gain on financial transactions	2.3	0.6
Other	0.5	0.5

	58.1	50.9

NET DEFERRED TAX LIABILITIES	$38.1	$32.3

Note 6. Hurricane Katrina

P&G recorded a final Hurricane Katrina insurance claim for $27.3 in the first nine months of fiscal 2008. All filed claims relating to Hurricane Katrina have been closed and no further claims are expected to be filed by P&G or Folgers.

Note 7. Litigation

A class action lawsuit has been initiated in California on behalf of Millstone route drivers alleging violation of certain California wage and hour laws. In Folgers’ opinion, this class action is not reasonably possible of having a material adverse effect on Folgers’ combined financial position, results of operations or cash flow.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 8. Segments

Folgers has three reportable segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast and Folgers Coffee House Series, single serve coffee products, such as Folgers Instant and Folgers Singles, and premium or gourmet roast and ground coffee products, such as Folgers Gourmet Selections and Dunkin’ Donuts® licensed retail packaged coffee products, which Folgers distributes through retail outlets via an exclusive licensing agreement. The Commercial segment includes packaged roast and gourmet coffee products sold to foodservice, office coffee, convenience stores and quick service and casual dining restaurants. The Millstone segment includes Millstone branded coffee, which is distributed primarily through a direct store delivery system to nearly 8,000 retail outlets as well as smaller label brands made exclusively for certain retailers.

	Nine Months Ended March 31,							As of March 31,
		Net Sales	Operating Income	Earnings Before Income Taxes	Net Income	Depreciation & Amortization	Capital Expenditures	Total Assets
Retail	2008	$1,201.0	$267.5	$266.9	$169.6	$21.5	$12.5	$558.5
	2007	1,036.4	266.7	265.6	152.7	20.9	32.0	533.9
Commercial	2008	88.2	13.0	12.9	8.2	1.5	0.8	52.2
	2007	88.4	11.4	11.4	6.6	1.6	2.4	54.9
Millstone	2008	85.1	3.7	3.7	2.3	0.6	0.3	40.2
	2007	121.9	(55.7)	(55.9)	(32.1)	0.8	1.3	58.1
Total	2008	1,374.3	284.2	283.5	180.1	23.6	13.6	650.9
	2007	1,246.7	222.4	221.1	127.2	23.3	35.7	646.9

Note 9. Quarterly Financial Data

		September 30	December 31	March 31	Total
Net Sales	Fiscal 2008	$401.0	$535.7	$437.6	$1,374.3
	Fiscal 2007	360.6	499.9	386.2	1,246.7

Gross Margin	Fiscal 2008	138.2	179.4	136.2	453.8
	Fiscal 2007	131.8	188.2	138.8	458.8

Operating Income	Fiscal 2008	101.6	111.2	71.4	284.2
	Fiscal 2007	56.3	56.8	109.3	222.4

Net Income	Fiscal 2008	64.3	70.5	45.3	180.1
	Fiscal 2007	35.4	29.2	62.6	127.2

Folgers recognized a goodwill impairment charge of $57.9 during the quarter ended December 31, 2006 related to the Millstone segment. P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) related to Hurricane Katrina. P&G recorded, within SG&A, insurance receipts associated with this claim aggregating $27.3 million in the quarter ended September 30, 2007 and $32.8 in the quarter ended March 31, 2007.

You must return an original executed copy or a signed facsimile of the letter of transmittal. The letter of transmittal and certificates evidencing shares of P&G common stock and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

The exchange agent for the exchange offer is:

Wells Fargo & Co.

By mail:	By overnight courier:
[•]	[•]

You may transmit notices of withdrawal to the exchange offer by facsimile at [•] and confirm the receipt of such facsimile transmission at [•].

Questions or requests for assistance may be directed to the information agent or the dealer manager at their respective addresses and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the exchange offer.

The information agent for the exchange offer is:

[•]

The dealer manager for the exchange offer is:

MORGAN STANLEY

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

In general, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties unless there is proof by clear and convincing evidence that the director (1) has not acted in good faith, (2) has not acted in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or (3) has not acted with the care that an ordinarily prudent person in a like position would use under similar circumstances. Monetary damages for any act taken or omission made as a director are generally awarded only if it is proved by clear and convincing evidence that the director undertook such act or omission either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Under Ohio law, a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit, or proceeding. A corporation may indemnify such persons in actions, suits, and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.

Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

Under Ohio law, a corporation may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney’s fees, incurred by a director in defending any action, suit, or proceeding to be paid by the corporation as they are incurred if the director agrees (i) to repay such amounts in the event that it is proved by clear and convincing evidence that the director’s action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) to reasonably cooperate with the corporation concerning the action, suit, or proceeding.

The registrant’s regulations require the registrant to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) because that person is or was a director, officer, or employee of the registrant or was serving, at the request of the registrant, as a director, trustee, officer, or employee of another entity. The registrant also has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its directors and officers.

Following the merger, the indemnification arrangements discussed above will remain unchanged. In addition, the registrant may enter into indemnification agreements with each of its directors and officers that indemnify its directors and officers to the maximum extent permitted by law.

For the undertaking with respect to indemnification, see Item 22 herein.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
*2.1	Transaction Agreement, dated as of June 4, 2008 by and among The Procter & Gamble Company, Folgers, The J. M. Smucker Company and Moon Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to The J. M. Smucker Company’s Current Report on Form 8-K filed on June 5, 2008).

*2.2	Separation Agreement, dated as of June 4, 2008 by and among The Procter & Gamble Company, Folgers and The J. M. Smucker Company (incorporated by reference to Exhibit 2.2 to The J. M. Smucker Company’s Current Report on Form 8-K filed on June 5, 2008).

*4.1	Amended and Restated Rights Agreement, dated as of August 28, 2000, by and between The J. M. Smucker Company and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank (incorporated by reference to Amendment No. 1 to Registration Statement on Form 8-A filed by The J. M. Smucker Company on August 28, 2000), as amended by Amendment No. 1 thereto, dated as of October 9, 2001 (incorporated by reference to Amendment No. 2 to Registration Statement on Form 8-A filed by The J. M. Smucker Company on October 22, 2001), and by Amendment No. 2 thereto, dated as of June 4, 2008 (incorporated by reference to Amendment No. 3 to Registration Statement on Form 8-A filed by The J. M. Smucker Company on June 5, 2008).

5.1	Form of Opinion of Calfee, Halter & Griswold LLP as to the shares to be issued by The J. M. Smucker Company.

8.1	Form of Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.

8.2	Form of Opinion of Cadwalader, Wickersham & Taft LLP as to certain tax matters.

++†10.1	Form of Transition Services Agreement between The Procter & Gamble Company and The J. M. Smucker Company.

++10.2	Form of Tax Matters Agreement between The Procter & Gamble Company, The Folgers Coffee Company, and The J. M. Smucker Company.

†10.3	Form of Intellectual Property Matters Agreement between The Procter & Gamble Company and The Folgers Coffee Company.

23.1	Consent of Deloitte & Touche LLP (relating to The Folgers Coffee Company).

23.2	Consent of Deloitte & Touche LLP (relating to The Procter & Gamble Company).

23.3	Consent of Ernst & Young LLP (relating to The J. M. Smucker Company).

23.4	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

23.5	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

23.6	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.2).

++24.1	Power of Attorney (included on the signature page to this Registration Statement).

*99.1	Voting Agreement dated as of June 4, 2008 by and among certain shareholders of The J. M. Smucker Company as set forth on the signature pages thereto and The Procter & Gamble Company (incorporated by reference to Exhibit 99.1 to The J. M. Smucker Company’s Current Report on Form 8-K filed on June 5, 2008).

+99.2	Form of Letter of Transmittal.

+99.3	Form of Notice of Guaranteed Delivery.

+99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

+99.5	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

+99.6	Form of Notice of Withdrawal.

*	Incorporated by reference
+	To be filed by amendment
++	Previously filed
†	Contains a list briefly identifying the contents of all omitted schedules. The registrant undertakes to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

(b)	Financial Statement Schedules.

The required financial statement schedule information is included in the registrant’s Form 10-K for the fiscal year ended April 30, 2008 and is incorporated by reference herein.

(c)	Reports, Opinions and Appraisals.

None.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)    that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orrville, State of Ohio, on this 7th day of August, 2008.

The J. M. Smucker Company

By:	/s/ Richard K. Smucker

Name: Richard K. Smucker
Title: President and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Timothy P. Smucker	Chairman, Co-Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2008

/s/ Richard K. Smucker Richard K. Smucker	President, Co-Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2008

* Mark R. Belgya	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 7, 2008

* John W. Denman	Vice President and Controller (Principal Accounting Officer)	August 7, 2008

* Vincent C. Byrd	Director	August 7, 2008

* R. Douglas Cowan	Director	August 7, 2008

* Kathryn W. Dindo	Director	August 7, 2008

* Paul J. Dolan	Director	August 7, 2008

* Elizabeth Valk Long	Director	August 7, 2008

* Nancy Lopez Knight	Director	August 7, 2008

* Gary A. Oatey	Director	August 7, 2008

* William H. Steinbrink	Director	August 7, 2008

*By:	/s/ Richard K. Smucker
Richard K. Smucker
As: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
*2.1	Transaction Agreement, dated as of June 4, 2008 by and among The Procter & Gamble Company, Folgers, The J. M. Smucker Company and Moon Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to The J. M. Smucker Company’s Current Report on Form 8-K filed on June 5, 2008).

*2.2	Separation Agreement, dated as of June 4, 2008 by and among The Procter & Gamble Company, Folgers and The J. M. Smucker Company (incorporated by reference to Exhibit 2.2 to The J. M. Smucker Company’s Current Report on Form 8-K filed on June 5, 2008).

*4.1	Amended and Restated Rights Agreement, dated as of August 28, 2000, by and between The J. M. Smucker Company and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank (incorporated by reference to Amendment No. 1 to Registration Statement on Form 8-A filed by The J. M. Smucker Company on August 28, 2000), as amended by Amendment No. 1 thereto, dated as of October 9, 2001 (incorporated by reference to Amendment No. 2 to Registration Statement on Form 8-A filed by The J. M. Smucker Company on October 22, 2001), and by Amendment No. 2 thereto, dated as of June 4, 2008 (incorporated by reference to Amendment No. 3 to Registration Statement on Form 8-A filed by The J. M. Smucker Company on June 5, 2008).

5.1	Form of Opinion of Calfee, Halter & Griswold LLP as to the shares to be issued by The J. M. Smucker Company.

8.1	Form of Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.

8.2	Form of Opinion of Cadwalader, Wickersham & Taft LLP as to certain tax matters.

++†10.1	Form of Transition Services Agreement between The Procter & Gamble Company and The J. M. Smucker Company.

++10.2	Form of Tax Matters Agreement between The Procter & Gamble Company, The Folgers Coffee Company, and The J. M. Smucker Company.

†10.3	Form of Intellectual Property Matters Agreement between The Procter & Gamble Company and The Folgers Coffee Company.

23.1	Consent of Deloitte & Touche LLP (relating to The Folgers Coffee Company).

23.2	Consent of Deloitte & Touche LLP (relating to The Procter & Gamble Company).

23.3	Consent of Ernst & Young LLP (relating to The J. M. Smucker Company).

23.4	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

23.5	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

23.6	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.2).

++24.1	Power of Attorney (included on the signature page to this Registration Statement).

*99.1	Voting Agreement dated as of June 4, 2008 by and among certain shareholders of The J. M. Smucker Company as set forth on the signature pages thereto and The Procter & Gamble Company (incorporated by reference to Exhibit 99.1 to The J. M. Smucker Company’s Current Report on Form 8-K filed on June 5, 2008).

+99.2	Form of Letter of Transmittal.

+99.3	Form of Notice of Guaranteed Delivery.

+99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

+99.5	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

+99.6	Form of Notice of Withdrawal.

*	Incorporated by reference
+	To be filed by amendment
++	Previously filed
†	Contains a list briefly identifying the contents of all omitted schedules. The registrant undertakes to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.